   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1997
                                                    REGISTRATION NO. 333-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM S-4

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                            CUC INTERNATIONAL INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                      8699                  06-0918165
(STATE OR OTHER JURISDICTION  (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
      OF INCORPORATION         CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
      OR ORGANIZATION)
                               707 SUMMER STREET
                          STAMFORD, CONNECTICUT 06901
                                 (203) 324-9261

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                             ---------------------

                 COSMO CORIGLIANO               AMY N. LIPTON, ESQ.
            SENIOR VICE PRESIDENT AND        SENIOR VICE PRESIDENT AND
              CHIEF FINANCIAL OFFICER             GENERAL COUNSEL
              CUC INTERNATIONAL INC.          CUC INTERNATIONAL INC.
                 707 SUMMER STREET               707 SUMMER STREET
           STAMFORD, CONNECTICUT 06901      STAMFORD, CONNECTICUT 06901
                  (203) 324-9261                  (203) 324-9261
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                            OF AGENT FOR SERVICE)

                             ---------------------

                               WITH COPIES TO:

     PATRICIA A. VLAHAKIS, ESQ.                    DAVID FOX, ESQ.
  WACHTELL, LIPTON, ROSEN, & KATZ      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
         51 WEST 52ND STREET                       919 THIRD AVENUE
       NEW YORK, NY 10019-6150                    NEW YORK, NY 10022
           (212) 403-1000                           (212) 735-3000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement and the effective time of the merger (the "Merger") of HFS Incorporated, a Delaware corporation ("HFS"), with and into CUC International Inc., a Delaware corporation ("CUC"), as described in the Agreement and Plan of Merger between CUC and HFS, dated May 27, 1997 (the "Merger Agreement") attached as Appendix A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ---------------------

                       CALCULATION OF REGISTRATION FEE
===============================================================================

        TITLE OF EACH                        PROPOSED MAXIMUM  PROPOSED MAXIMUM      AMOUNT OF
     CLASS OF SECURITIES       AMOUNT TO BE   OFFERING PRICE  AGGREGATE OFFERING   REGISTRATION
       TO BE REGISTERED       REGISTERED(1)    PER SHARE(2)         PRICE             FEE(3)
------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE   504,493,633        $24.72       $12,471,082,608      $3,779,116

===============================================================================
(1) Based upon an estimate of the maximum number of shares of common stock, $.01 par value, of HFS (the "HFS Common Stock") which will each be exchanged for 2.4031 shares of common stock, $.01 par value, of CUC
       (the "CUC Common Stock") pursuant to the Merger described herein.

(2) Calculated in accordance with Rule 457(f)(l) under the Securities Act of 1933, as amended (the "Securities Act") based on the aggregate market value on August 26, 1997 of the shares of HFS Common Stock expected to be canceled in connection with the Merger and computed by dividing (i) the product of (A) the average of the high and low prices of HFS Common Stock as reported on The New York Stock Exchange, Inc. ("NYSE") on August 26, 1997 ($59.41) and (B) 209,934,515, representing the maximum number of shares of HFS common stock expected to be cancelled in connection with the Merger, by (ii) 504,493,633, representing the maximum number of shares of CUC Common Stock to be issued in connection with the Merger.

(3) The registration fee of $3,779,116 was calculated pursuant to Rule 457(f) under the Securities Act, as follows: 1/33 of 1% of the proposed maximum aggregate offering price. A fee of $1,913,256.00 was paid on June 27, 1997 pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing of preliminary proxy materials by CUC and HFS. Pursuant to Rule 457(b) under the Securities Act, the registration fee payable herewith has been reduced by $1,913,256.00, the amount previously paid upon filing of such preliminary proxy materials. Accordingly, an additional fee of $1,865,860 is required to be and has been paid with the initial filing of this Registration Statement.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

[CUC LOGO]                                                           [HFS LOGO]

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   The Boards of Directors of CUC International Inc. and HFS Incorporated have agreed on a "merger of equals" designed to create one of the world's premier consumer services companies. The combined company will be named Cendant Corporation.

   If the merger is completed, HFS stockholders will receive 2.4031 shares of CUC common stock for each share of HFS common stock that they own. CUC stockholders will continue to own their existing shares after the merger. We estimate that the shares of CUC common stock to be issued to HFS stockholders will represent approximately 50% of the outstanding stock of CUC after the merger. The shares of CUC common stock held by CUC stockholders prior to the merger will represent approximately 50% of the outstanding stock of CUC after the merger.

   The merger cannot be completed unless the stockholders of both companies approve it. We have each scheduled special meetings for our stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

   Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, the effect in most cases will be a vote against the merger.

   The dates, times and places of the meetings are as follows:

   FOR CUC STOCKHOLDERS:
    Wednesday, October 1, 1997, 10:00 a.m.
    Hyatt Regency Greenwich
    1800 East Putnam Avenue
    Old Greenwich, Connecticut

   FOR HFS STOCKHOLDERS:
    Wednesday, October 1, 1997, 10:00 a.m.
    HFS Incorporated
    6 Sylvan Way
    Parsippany, New Jersey

   This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this document carefully.


/s/ Walter A. Forbes                       /s/ Henry R. Silverman
Walter A. Forbes                           Henry R. Silverman
Chairman and Chief Executive Officer       Chairman and Chief Executive Officer
CUC International Inc.                     HFS Incorporated

-------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE CUC COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------

   This Joint Proxy Statement/Prospectus dated August 28, 1997, was first mailed to stockholders on or about August 29, 1997.

                                  [CUC LOGO]

                              707 SUMMER STREET
                         STAMFORD, CONNECTICUT 06901

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF CUC INTERNATIONAL INC.:

   A Special Meeting of Stockholders (the "CUC Special Meeting") of CUC International Inc. ("CUC") will be held at 10:00 a.m., local time, on Wednesday, October 1, 1997, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut for the following purposes:

   (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 27, 1997, between CUC and HFS Incorporated ("HFS"), pursuant to which HFS will be merged with and into CUC, with CUC continuing as the surviving corporation in the merger (the "Merger") and changing its name to Cendant Corporation. Approval of the Merger Agreement by CUC stockholders will also constitute approval of the transactions contemplated thereby, including, among others, the Merger, the issuance of shares of CUC common stock to HFS stockholders pursuant to the Merger Agreement (the "Share Issuance") and the amendment and restatement of CUC's Amended and Restated Certificate of Incorporation at the time of the Merger, including the change of CUC's name to Cendant Corporation (the "Certificate Amendment"). The Merger, the Share Issuance, the Certificate Amendment and the Merger Agreement are more fully described in the accompanying Joint Proxy Statement/Prospectus. Copies of the Merger Agreement and the CUC Amended and Restated Certificate of Incorporation (as proposed to be amended by the Certificate Amendment) are attached as Appendices A and B, respectively, to the accompanying Joint Proxy Statement/Prospectus.

   (2) To consider and vote upon a proposal to approve a new stock option and restricted stock plan (the "New Stock Plan") for the directors, officers and key employees of CUC, which plan will become effective only upon consummation of the Merger. The terms of the New Stock Plan are set forth in Appendix E to the accompanying Joint Proxy Statement/Prospectus. Adoption of the New Stock Plan is conditioned upon its approval by each of the CUC stockholders and the HFS stockholders.

   (3) To transact such other business as may properly come before the CUC Special Meeting or any adjournment or postponement thereof.

   Only stockholders of record at the close of business on August 18, 1997, the record date set for the CUC Special Meeting, are entitled to notice of, and to vote at, the CUC Special Meeting or any adjournment or postponement thereof. CUC stockholders will not be entitled to dissenters' appraisal rights in connection with the Merger or the other matters to be considered at the CUC Special Meeting.

   YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE NEW STOCK PLAN, HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF CUC AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE NEW STOCK PLAN AT THE CUC SPECIAL MEETING.

                                        By Order of the Board of Directors,

                                        /s/ Robert T. Tucker
                                        Robert T. Tucker
                                        Secretary


Stamford, Connecticut
August 28, 1997

 YOU ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN
  THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IN
   THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS
    AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE CUC SPECIAL MEETING.

                                  [HFS LOGO]

                                 6 SYLVAN WAY
                         PARSIPPANY, NEW JERSEY 07054

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF HFS INCORPORATED:

   A Special Meeting of Stockholders (the "HFS Special Meeting") of HFS Incorporated ("HFS") will be held at 10:00 a.m., local time, on Wednesday, October 1, 1997, at the offices of HFS, 6 Sylvan Way, Parsippany, New Jersey 07054, for the following purposes:

   (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 27, 1997, between HFS and CUC International Inc. ("CUC"), pursuant to which HFS will be merged with and into CUC, with CUC continuing as the surviving corporation in the merger (the "Merger") and changing its name to Cendant Corporation. Approval of the Merger Agreement by HFS stockholders will also constitute approval of the transactions contemplated thereby, including the Merger. The Merger and the Merger Agreement are more fully described in the accompanying Joint Proxy Statement/ Prospectus, and a copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

   (2) To consider and vote upon a proposal to approve a new stock option and restricted stock plan (the "New Stock Plan") for the directors, officers and key employees of CUC, which plan will become effective only upon consummation of the Merger. The terms of the New Stock Plan are set forth in Appendix E to the accompanying Joint Proxy Statement/Prospectus. Adoption of the New Stock Plan is conditioned upon its approval by each of the CUC stockholders and the HFS stockholders.

   (3) To transact such other business as may properly come before the HFS Special Meeting or any adjournment or postponement thereof.

   Only stockholders of record at the close of business on August 18, 1997, the record date set for the HFS Special Meeting, are entitled to notice of, and to vote at, the HFS Special Meeting or any adjournment or postponement thereof. HFS stockholders will not be entitled to dissenters' appraisal rights in connection with the Merger or the other matters to be considered at the HFS Special Meeting.

   YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE NEW STOCK PLAN, HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF HFS AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE NEW STOCK PLAN AT THE HFS SPECIAL MEETING.

                                        By Order of the Board of Directors,

                                        /s/ Jeanne M. Murphy
                                        Jeanne M. Murphy
                                        Secretary

Parsippany, New Jersey
August 28, 1997

 YOU ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN
  THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IN
   THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS
    AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE HFS SPECIAL MEETING.

                              TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER ..........................................    1
SUMMARY .........................................................................    2
THE PROPOSED MERGER .............................................................   16
 Background of the Merger .......................................................   16
 CUC's Rationale for the Merger; Recommendation of the CUC Board of Directors ...   18
 Opinion of CUC's Financial Advisor .............................................   20
 HFS's Rationale for the Merger; Recommendation of the HFS Board of Directors ...   23
 Opinion of HFS's Financial Advisor .............................................   26
 Federal Income Tax Consequences of the Merger ..................................   31
 Fiscal Year ....................................................................   33
 Accounting Treatment ...........................................................   33
 HSR Act and Other Regulatory Approvals .........................................   33
 No Appraisal Rights ............................................................   34
 Cautionary Statement Concerning Forward-Looking Statements .....................   34
 Restrictions on Resales by Affiliates ..........................................   35
 Management's Discussion and Analysis of Unaudited Historical Combining Financial
  Condition and Results of Operations ...........................................   35
INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTERESTS ..............   37
 Employment Agreement of CUC Chairman and Chief Executive Officer ...............   37
 Employment Agreement of HFS Chairman and Chief Executive Officer ...............   38
 Agreements with Other Executive Officers .......................................   39
 Certain Other Benefits .........................................................   42
 Indemnification and Insurance ..................................................   43
DIRECTORS AND MANAGEMENT OF CUC FOLLOWING THE MERGER ............................   43
 General ........................................................................   43
 Directors ......................................................................   43
 Board Composition and Committees ...............................................   46
 Senior Executives of CUC Following the Merger ..................................   47
DIRECTORS AND EXECUTIVE OFFICERS; EXECUTIVE COMPENSATION; STOCK OWNERSHIP OF
 DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS .......................   48
THE NEW STOCK PLAN ..............................................................   48
 Description of the New Stock Plan ..............................................   48
 Federal Income Tax Considerations ..............................................   50
INFORMATION CONCERNING THE HFS SPECIAL MEETING ..................................   52
 Purpose, Time and Place ........................................................   52
 Record Date; Quorum; Vote Required .............................................   53
 Proxies ........................................................................   53
 Appraisal Rights ...............................................................   54
INFORMATION CONCERNING THE CUC SPECIAL MEETING ..................................   55
 Purpose, Time and Place ........................................................   55
 Record Date; Quorum; Vote Required .............................................   55
 Proxies ........................................................................   56
 Appraisal Rights ...............................................................   56
THE MERGER AGREEMENT ............................................................   57
 General ........................................................................   57

                                       i

 Closing; Effective Time ........................................................   57
 Amendments to CUC Certificate ..................................................   57
 Amendments to CUC By-Laws ......................................................   57
 Consideration to be Received in the Merger .....................................   57
 Exchange of Shares .............................................................   58
 Representations and Warranties .................................................   58
 Conduct of Business ............................................................   59
 No Solicitation ................................................................   60
 HFS Stock Options and HFS Stock Plans ..........................................   61
 Company Officers; Employment Contracts; New Stock Plan .........................   62
 HFS Convertible Notes ..........................................................   63
 Transition Planning ............................................................   63
 Conditions to the Consummation of the Merger ...................................   63
 Termination ....................................................................   65
 Termination Fees ...............................................................   66
 Expenses .......................................................................   66
 Amendment and Waiver ...........................................................   66
COMPARISON OF RIGHTS OF STOCKHOLDERS OF CUC AND HFS .............................   67
 Authorized Capital .............................................................   67
 Board of Directors .............................................................   67
 Committees of the Board of Directors ...........................................   68
 Newly Created Directorships and Vacancies ......................................   68
 Removal of Directors ...........................................................   69
 Officers .......................................................................   69
 Special Meetings of Stockholders ...............................................   69
 Quorum at Stockholder Meetings .................................................   69
 Stockholder Action by Written Consent ..........................................   70
 Advance Notice of Stockholder-Proposed Business at Annual Meetings .............   70
 Amendment of Governing Documents ...............................................   71
 Fair Price Provisions ..........................................................   71
 Disqualified Stockholders ......................................................   72
DESCRIPTION OF CAPITAL STOCK OF CUC FOLLOWING THE MERGER ........................   72
 Authorized Capital Stock .......................................................   72
 CUC Common Stock ...............................................................   72
 CUC Preferred Stock ............................................................   73
 Stock Exchange Listing; Delisting and Deregistration of HFS Common Stock .......   73
EXPERTS .........................................................................   73
LEGAL MATTERS ...................................................................   74
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS ......................................   75
WHERE YOU CAN FIND MORE INFORMATION .............................................   75
INDEX TO PRO FORMA FINANCIAL STATEMENTS .........................................  F-1
Appendix A: Agreement and Plan of Merger, dated as of May 27, 1997, between CUC
            International Inc. and HFS Incorporated .............................  A-i
Appendix B: Form of Amended and Restated Certificate of Incorporation ...........  B-1
Appendix C: Form of Amended and Restated By-Laws ................................  C-1
Appendix D: Plan for Corporate Governance Following the Effective Time ..........  D-1
Appendix E: Form of New Stock Plan ..............................................  E-1
Appendix F: Opinion of Goldman, Sachs & Co. .....................................F-F-1
Appendix G: Opinion of Bear, Stearns & Co. Inc. .................................  G-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHY IS HFS MERGING WITH CUC?

A: The Boards of CUC and HFS believe that the merger will create a preeminent worldwide consumer and business services company that will result in significant benefits to the two companies' stockholders, customers and employees. By combining HFS's brands and consumer reach of more than 100 million customers annually who use its travel and real estate services with CUC's direct marketing expertise, club membership system and approximately 69 million members worldwide, the combined company will be one of the foremost consumer and business services companies in the world with new growth opportunities not available to either company on its own.

Q:    WHAT WILL HFS STOCKHOLDERS RECEIVE FOR THEIR HFS SHARES?

A: HFS stockholders will receive 2.4031 shares of CUC common stock in exchange for each of their shares of HFS common stock. This exchange ratio will not change, even if the market price of the CUC common stock or the HFS common stock increases or decreases between now and the date that the merger is completed.
      CUC will not issue fractional shares in the merger. As a result, the total number of CUC common shares that you will receive in the merger will be rounded down to the nearest whole number, and you will receive a cash payment for the value of the remaining fraction of a CUC common share that you would otherwise receive.

Q:    WILL CUC STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. CUC stockholders will continue to hold the CUC shares they currently own. After the merger, these shares will represent an ownership interest in the combined businesses of CUC and HFS.

Q:    WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the October 1, 1997 CUC stockholder meeting (if you are a CUC stockholder) or at the October 1, 1997 HFS stockholder meeting (if you are an HFS stockholder).

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger in the Fall of 1997. However, it is possible that delays in obtaining regulatory approvals could require us to complete the merger at a later time.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Your broker will not be able to vote your shares without instructions from you.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the applicable stockholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the appropriate Corporate Secretary (to CUC at the address on page 2, if you are a CUC stockholder, or to HFS at the address on page 2, if you are an HFS stockholder). Third, you can attend your stockholder meeting and vote in person. However, your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:    SHOULD HFS OR CUC STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. If you are an HFS stockholder, after the merger is completed you will receive written instructions for exchanging your HFS common shares for CUC common shares (and your cash payment in lieu of any fractional CUC common share). If you are a CUC stockholder, you should retain your certificates as the company's name change will not require surrender of CUC stock certificates at any time.

                                   SUMMARY

   This summary highlights selected information from this document, and may not contain all of the information that is important to you. To better understand the merger, and for a more complete understanding of the legal terms of the merger, you should read this entire document carefully, as well as those additional documents to which we refer you. See "WHERE YOU CAN FIND MORE INFORMATION" (Page 75).

THE COMPANIES

CUC INTERNATIONAL INC.

707 Summer Street
Stamford, Connecticut 06901
Tel.: (203) 324-9261

   CUC is a leading technology-driven, membership-based consumer services company, providing approximately 69 million members with access to a variety of goods and services worldwide. These memberships include such components as shopping, travel, auto, dining, home improvement, lifestyle, vacation exchange, credit card and checking account enhancement packages, financial products and discount programs. CUC also administers insurance package programs which are generally combined with discount shopping and travel for credit union members, distributes welcoming packages which provide new homeowners with discounts for local merchants, and provides travelers with value-added tax refunds. CUC's membership activities are conducted principally through its Comp-U-Card division and CUC's wholly-owned subsidiaries, FISI*Madison Financial Corporation, Benefit Consultants, Inc., Interval International Inc., Entertainment Publications, Inc. and SafeCard Services, Inc. CUC also offers consumer software in various multimedia forms through its CUC Software division. During fiscal 1997, CUC acquired Davidson & Associates, Inc., Sierra On-Line, Inc. and Knowledge Adventure, Inc. These companies develop, publish, manufacture and distribute educational, entertainment and personal productivity interactive multimedia products for home and school use.

HFS INCORPORATED

6 Sylvan Way
Parsippany, New Jersey 07054
Tel.: (201) 428-9700

   HFS is one of the foremost global services providers. HFS provides services to consumers through intermediaries in the travel and real estate industries. In the travel industry, HFS, through its subsidiaries, franchises hotels primarily in the mid-priced and economy markets. It is the world's largest hotel franchisor, operating the Days Inn(Registered Trademark), Ramada(Registered Trademark) (in the United States), Howard Johnson(Registered Trademark), Super 8(Registered Trademark), Travelodge(Registered Trademark) (in North America), Villager Lodge(Registered Trademark), Knights Inn(Registered Trademark) and Wingate Inn(Registered Trademark) franchise systems. Additionally, HFS owns the Avis worldwide vehicle rental system, which is operated through its franchisees and is the second-largest car rental system in the world (based on total revenues and volume of rental transactions). HFS currently owns 100% of the capital stock of, and operates a subsidiary which is, the world's largest Avis franchisee, but HFS intends to dilute its interest in this subsidiary to approximately 25% as a result of an initial public offering of this subsidiary's capital stock in the Fall of 1997. HFS also owns Resort Condominiums International, Inc., a leading timeshare exchange organization. As a result of its April 1997 merger with PHH Corporation, HFS now operates the second largest provider in North America of comprehensive vehicle management services and the market leader in the United Kingdom among the four nationwide providers of fuel card services and the six nationwide providers of vehicle management services.

   In the residential real estate industry, HFS, through its subsidiaries, franchises real estate brokerage offices and is the world's largest real estate brokerage franchisor. Additionally, HFS is the largest provider of corporate relocation services in the United States, offering relocation clients a variety of services in connection with the transfer of a client's employees. Through PHH Mortgage Services Corporation, HFS originates, sells and services residential mortgage loans in the United States, marketing such services to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and other mortgage banks.

   As a franchisor of hotels, residential real estate brokerage offices and car rental operations, HFS licenses the owners and operators of independent businesses to use HFS's brand names. HFS does not own or operate hotels or real estate brokerage offices. Instead, HFS provides its franchisee customers with services designed to increase their revenue and profitability.

RATIONALE FOR THE MERGER (SEE PAGES 18 AND 23)

   The Boards of Directors of CUC and HFS considered a number of factors in their respective deliberations concerning the Merger.

   The CUC and HFS Boards of Directors believe that the merger offers significant benefits not available to either company on its own. By combining HFS's brands and consumer reach of more than 100 million customers with CUC's direct marketing expertise, club membership system and approximately 69 million members worldwide, the combined company will be one of the foremost consumer and business services companies in the world with new growth opportunities.

   While each company has an inherently strong growth base, we expect the combination to provide enhanced growth opportunities. Examples of potential growth opportunities include: direct marketing of CUC's membership programs, such as Travelers Advantage(Registered Trademark), Shoppers Advantage(Registered Trademark), Entertainment(Registered Trademark) discount books and new NetMarket(Registered Trademark) interactive products, to HFS customers; linking HFS's relocation services with CUC's "New Mover" services, such as Welcome Wagon(Registered Trademark) and Getting to Know You(Registered Trademark), which provide coupons and other benefits from local merchants to new residents; combining HFS's one million annual home buyers and sellers with CUC's CompleteHome(Registered Trademark) Service, which provides home improvement, repair and upkeep information, a referral data base of contractors and other services for home owners; building on vehicle leasing opportunities through a combination of CUC's Wright Express unit, a provider of information and financial management services to motor vehicle fleets, and HFS's PHH fleet management service; and combining HFS brand names with CUC's on-line transactions capability.

   The CUC and HFS Boards of Directors also believe that the merger may result in certain beneficial synergies between HFS's Preferred Alliance products and services and CUC's marketing infrastructure and between CUC's capability for on-line transactions and HFS's brand names.

   Among the potentially negative factors relating to the merger which were considered by the CUC and HFS Boards of Directors are the possibility that the operations of CUC and HFS will not be integrated successfully or in a timely manner, the possibility that certain anticipated cross-marketing benefits and technological efficiencies between the two companies will not be fully recognized and the possibility that the market's perception of the combined company may not be as favorable as currently anticipated. Our Boards believe that the benefits of the merger significantly outweigh any potential negative considerations and that the strong management team drawn from both companies will work quickly to realize the potential growth opportunities offered by the merger.

RECOMMENDATIONS TO STOCKHOLDERS (SEE PAGES 18 AND 23)

   CUC. CUC's Board of Directors has unanimously approved the merger and the merger agreement. The CUC Board recommends that CUC stockholders vote FOR the proposal to approve the merger agreement, pursuant to which HFS will merge with and into CUC and CUC will issue shares of its common stock to HFS stockholders, and FOR the proposal to approve the new stock option and restricted stock plan for the directors, officers and key employees of the combined company following consummation of the merger.

   HFS. HFS's Board of Directors has unanimously approved the merger (with one director abstaining because of his affiliation with Bear Stearns, HFS's financial advisor). The HFS Board recommends that

HFS stockholders vote FOR the proposal to approve the merger agreement, pursuant to which HFS will merge with and into CUC, and FOR the proposal to approve the new stock option and restricted stock plan for the directors, officers and key employees of the combined company following consummation of the merger.

FINANCIAL HIGHLIGHTS OF CUC INTERNATIONAL INC.

   The following table presents financial highlights after giving effect to the merger of CUC with HFS (accounted for as a pooling of interests). The income statement highlights for the years ended December 31, 1995 and 1996 combine the historical operating results of CUC for the years ended January 31, 1996 and 1997 with the historical and pro forma operating results of HFS for the years ended December 31, 1995 and 1996. The balance sheet highlights at March 31, 1997 combine the historical balance sheet items of CUC at April 30, 1997 with the pro forma balance sheet items of HFS at March 31, 1997.The following financial highlights should be read in conjunction with the Pro Forma financial statements and the historical financial statements of CUC and HFS included in and incorporated by reference into this Joint Proxy Statement/Prospectus (see "--Unaudited Pro Forma Combined and Historical Combined Financial Data" on page 11 of this Joint Proxy Statement/Prospectus).

                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                   YEAR ENDED DECEMBER 31,
                                        -------------------------------------------
                                             1995         1996           1996
                                        ------------ ------------ -----------------
                                                HISTORICAL             PRO FORMA
                                                 COMBINED              COMBINED
                                        ------------------------- -----------------
INCOME STATEMENTS HIGHLIGHTS
Net revenues.........................     $2,992,122   $3,787,827     $ 4,350,593
Net income...........................        302,825(1)   421,340(2)      471,158(2)
Net income per share (fully
 diluted)............................           0.41(1)      0.53(2)         0.57(2)

                                                                  AT MARCH 31, 1997
                                                                  -----------------
                                                                        PRO FORMA
                                                                        COMBINED
                                                                  -----------------
BALANCE SHEET HIGHLIGHTS
Cash and marketable securities(3) ...                                 $ 1,260,805
Working capital......................                                   1,376,607
Total assets.........................                                  13,859,823
Long-term debt.......................                                   1,544,728
Shareholders' equity.................                                   4,213,557
Assets under management and mortgage
 programs ...........................                                   5,628,978
Debt under management and mortgage
 programs............................                                   4,952,815

------------
(1) Includes after-tax costs related to the abandonment of certain Ideon Group, Inc. (Ideon) development efforts and the restructuring of CUC's SafeCard division and CUC's corporate infrastructure of $62.1 million, or $.09 per share.

(2) Includes after-tax costs incurred primarily in conjunction with CUC's acquisitions of Davidson & Associates, Inc. (Davidson), Sierra On-Line, Inc. (Sierra) and Ideon of $118.7 million or $.15 and $.14 per share for the Historical Combined companies and Pro Forma Combined companies, respectively.

(3) Excludes $89.8 million of cash restricted for employee benefit related liabilities which were required to be funded prior to the HFS merger with PHH Corporation (PHH).

THE MERGER (SEE PAGE 16)

   The merger agreement, which is a legal document that governs the merger, is attached as Appendix A to this Joint Proxy Statement/Prospectus. We encourage you to read the merger agreement in its entirety and to consider it carefully.

CONDITIONS TO THE MERGER (SEE PAGE 63)

   The completion of the merger depends upon the satisfaction of a number of conditions, including:

   o HFS stockholders' approval of the merger agreement and the new stock plan;
   o CUC stockholders' approval of the merger agreement and the new stock plan;
   o  the continued accuracy of each party's representations and warranties;
   o the performance by each party of its obligations under the merger agreement;
   o  clearance under domestic and foreign antitrust laws;

   o  receipt of other required regulatory approvals;
   o receipt of letters from HFS's and CUC's accountants as to the appropriateness of accounting for the merger as a pooling of interests; and
   o  receipt of legal opinions as to the tax-free nature of the merger.

   Some of the conditions to the merger may be waived by the appropriate party. Conditions that cannot be waived include the required approvals of the merger agreement by the CUC and HFS stockholders and clearance under certain antitrust laws.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 65)

   CUC and HFS can agree to terminate the merger agreement without completing the merger, and either of CUC or HFS can terminate the merger agreement under various circumstances, including if (i) the merger is not completed by December 31, 1997 (which date may be extended under specified circumstances for 30 days); for instance, because the conditions summarized above have not been met by such date, (ii) the required approvals of the CUC and HFS stockholders have not been received or (iii) a court or other governmental authority prohibits the merger.

TERMINATION FEES (SEE PAGE 66)

   Each company has agreed to pay the other party a $300 million termination fee if such company terminates the merger agreement (i) because, prior to the receipt of such company's stockholders' approval, such company determines that it is necessary to terminate the merger agreement in order to act in a manner consistent with its fiduciary duties solely in order to concurrently enter into an acquisition agreement with respect to an alternative proposal deemed to be superior to the merger or (ii) because a qualifying takeover proposal is made and the merger is not consummated by December 31, 1997 or such company's stockholders failed to approve the merger and within 18 months of such termination such company enters into any agreement relating to, or any transaction is consummated which results in, the acquisition of a business which constitutes 50% or more of the net revenues, net income or assets of such company and its subsidiaries, taken as a whole, or 25% or more of its equity securities.

INTERESTS OF CERTAIN PERSONS; CONFLICTS OF INTEREST (SEE PAGE 37)

   The officers and directors of CUC and HFS may have interests in the merger that are different from, or in addition to, the interests of stockholders generally. For example, the combined company intends to amend and restate employment agreements with certain senior executives of CUC and HFS, including Henry R. Silverman, Chairman and Chief Executive Officer of HFS, and Walter A. Forbes, Chairman and Chief Executive Officer of CUC, effective as of the date that the merger is consummated.

   Under his amended employment agreement, for a minimum of five years following the effective time of the merger, Mr. Silverman will continue to earn an annual base salary of not less than $1,500,000 and an annual bonus not to exceed 150% of his annual base salary. Under his employment agreement (prior to its amendment), Mr. Silverman was entitled to receive (over the three-year period ending July 1, 2000) a total of 6 million options to purchase HFS's common stock; in the event of a change in control, Mr. Silverman would have been entitled to receive a lump sum payment (in cash or stock) equal to the value of any of these options which would not yet have been granted. However, in consideration for Mr. Silverman's waiving his rights to this lump payment in connection with the merger, upon consummation of the merger he will receive exercisable options to purchase approximately 14,418,600 shares of CUC's common stock (representing the equitably adjusted number of HFS options to which he would have been entitled under his employment agreement, prior to its amendment) at an exercise price equal to the fair market value of CUC's common stock on the date of grant. In the event CUC breaches Mr. Silverman's amended employment agreement or if his employment is terminated by CUC other than for death, disability or "cause," Mr. Silverman will be entitled, among other things, to a lump sum cash payment equal to (i) the lesser of (a) 150% of his annual base salary or (b) the sum of his annual base salary plus 0.75% of "EBITDA" (as such term is defined in Mr. Silverman's amended employment agreement) for the

12 months preceding the date of termination, times (ii) the number of years and partial years remaining in Mr. Silverman's period of employment under the agreement. However, if (i) Mr. Silverman does not serve as Chairman of the Board and the Executive Committee from and after January 1, 2000 through December 31, 2001 for any reason other than death, disability or resignation,
(ii) prior to January 1, 2002, Mr. Silverman's employment is terminated by CUC other than for "cause" or (iii) prior to January 1, 2002, CUC breaches Mr. Silverman's amended employment agreement, then, in each case, in lieu of the cash payment described in the preceding sentence, Mr. Silverman will be entitled to receive $25,000,000 in cash and options to acquire CUC's common stock with a Black-Scholes value of $12,500,000.

   Under his amended and restated employment agreement, for a minimum of five years following the effective time of the merger, Mr. Forbes will be paid an annual base salary of not less than $1,250,000 and an annual bonus not to exceed 100% of his annual base salary. Under his new agreement, upon consummation of the merger, Mr. Forbes will also receive a grant of stock options with respect to 4 million shares of CUC's common stock, which shares will vest in equal installments on each of the first three anniversaries of the merger, at an exercise price equal to the fair market value of CUC's common stock on the date of grant. In the event (i) Mr. Forbes does not serve as Chief Executive Officer of CUC from and after January 1, 2000 through December 31, 2001 for any reason other than death, disability, retirement or resignation, (ii) prior to January 1, 2002 Mr. Forbes' employment is terminated (other than for death, disability or "cause") or (iii) prior to January 1, 2002, CUC breaches Mr. Forbes agreement, Mr. Forbes will be entitled to receive, among other things, $25,000,000 in cash and options to acquire CUC's common stock with a Black-Scholes value of $12,500,000. Upon any termination of Mr. Forbes' employment other than for "cause", he will be entitled to receive a cash retirement benefit of $10,000,000 and all unpaid base salary and incentive compensation awards on a pro rata basis for the year of termination.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER (SEE PAGE 43)

   Upon completion of the merger, the Board of Directors of the combined company will consist of 30 members, half selected by CUC and half selected by HFS.

   Mr. Silverman will serve as President and Chief Executive Officer of the combined company, and Mr. Forbes will serve as Chairman of the Board of Directors of the combined company. On January 1, 2000, Mr. Forbes will become President and Chief Executive Officer of the combined company and Mr. Silverman will become Chairman of the Board of Directors of the combined company. The remainder of the senior management team of the combined company will be made up of individuals who currently hold senior executive positions at CUC or HFS.

REGULATORY APPROVALS (SEE PAGE 33)

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits CUC and HFS from completing the merger until we furnish certain information to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission (FTC), and a required waiting period has expired or been terminated. On June 12, 1997, CUC and HFS submitted the required filings to the Antitrust Division and the FTC. On July 11, 1997, the FTC issued a Request for Additional Documents and Other Additional Information (second request) with respect to the merger, relating primarily to the companies' timeshare exchange businesses. The second request extends the time period for the FTC to review the merger for 20 days following substantial compliance by both HFS and CUC with the second request.

   HFS and CUC are engaged in discussions with the FTC concerning the potential divestiture of Interval International Inc., CUC's timeshare exchange business. It is expected that any such required divestiture would not have a material financial impact on the combined company.

   In addition, CUC or HFS may be required to either notify or obtain the consent of (i) certain state regulatory authorities and federal secondary market agencies in connection with various licenses and authorizations to act as a mortgage lender and servicer; (ii) certain insurance regulatory authorities, including the New York State Department of Insurance and the Colorado Division of Insurance, for the acquisition of control of certain insurance company subsidiaries of HFS; (iii) certain regulatory authorities in other countries where HFS and/or CUC conduct business pursuant to certain foreign antitrust and investment laws and regulations governing the conduct of business in such countries; and (iv) the New Jersey Casino Control Commission and the Mississippi Gaming Commission in connection with the activities of certain HFS subsidiaries providing credit verification and marketing services to casinos in those two states.

STOCKHOLDER MEETINGS AND APPROVALS (SEE PAGES 52 AND 55)

   CUC. The special meeting of CUC stockholders called in connection with the merger will be held at 10:00 a.m. on Wednesday, October 1, 1997, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut. The record date for determining the holders of CUC common stock that are entitled to vote at CUC's special meeting is the close of business on Monday, August 18, 1997. At CUC's special meeting, stockholders will be asked to consider and vote upon proposals to approve the merger agreement and the new stock option and restricted stock plan for the directors, officers and key employees of the combined company following consummation of the merger.

   HFS. The special meeting of HFS stockholders called in connection with the merger will be held at 10:00 a.m. on Wednesday, October 1, 1997, at the offices of HFS, 6 Sylvan Way, Parsippany, New Jersey 07054. The record date for determining the holders of HFS common stock that are entitled to vote at HFS's special meeting is the close of business on Monday, August 18, 1997. At HFS's special meeting, stockholders will be asked to consider and vote upon a proposal to approve the merger agreement and the new stock option and restricted stock plan for the directors, officers and key employees of the combined company following consummation of the merger.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 20 AND 26)

   In deciding to approve the merger, among the factors that CUC's Board of Directors considered was the opinion of its financial advisor, Goldman, Sachs & Co., that the exchange ratio of 2.4031 CUC common shares for each HFS common share was fair to CUC. The full text of Goldman Sachs' written opinion, dated May 27, 1997, describes the basis and assumptions on which it rendered its opinion and is attached as Appendix F to this Joint Proxy Statement/Prospectus. We encourage you to read this opinion in its entirety and to consider it carefully.

   Similarly, in deciding to approve the merger, one of the factors that HFS's Board of Directors considered was the written opinion, dated May 27, 1997, of its financial advisor, Bear, Stearns & Co. Inc., that as of such date the exchange ratio was fair, from a financial point of view, to the holders of HFS common stock. The full text of Bear Stearns' opinion describes the basis on which it rendered its opinion and is attached as Appendix G to this Joint Proxy Statement/Prospectus. We encourage you to read Bear Stearns' opinion in its entirety and to consider it carefully.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 31)

   We have structured the merger so that none of CUC, HFS, CUC stockholders or HFS stockholders will recognize any gain or loss for federal income tax purposes in the merger (except for taxes payable because of cash received instead of fractional shares of CUC common stock by HFS stockholders). We have conditioned the merger on our receipt of legal opinions that this is the case.

NO APPRAISAL RIGHTS (SEE PAGE 34)

   Neither HFS stockholders nor CUC stockholders are entitled to dissenters' appraisal rights in connection with the merger.

FISCAL YEAR (SEE PAGE 33)

   CUC's fiscal year currently ends on January 31. Upon consummation of the merger, CUC intends to change its fiscal year to that ending on December 31. Accordingly, pro forma information includes CUC's fiscal years ended January 31, 1997, 1996 and 1995 and HFS's fiscal years ended December 31, 1996, 1995 and 1994, which years are referred to as the fiscal years ended December 31, 1996, 1995 and 1994 in this Joint Proxy Statement/Prospectus.

ACCOUNTING TREATMENT (SEE PAGE 33)

   We expect the merger to qualify as a pooling of interests, which means that for accounting and financial reporting purposes, we will treat CUC and HFS as if they had always been combined.

MARKETS AND MARKET PRICES (SEE PAGE 14)

   The common stock of both CUC and HFS is currently listed on the New York Stock Exchange (NYSE). The CUC common stock that will be issued in the merger will be listed on the NYSE.

   On May 27, 1997, the last trading date prior to the public announcement of the proposed merger, the CUC common stock closed at $25.00 on the NYSE, and the HFS common stock closed at $59.00 on the NYSE. On August 26, 1997, the CUC common stock closed at $24.75 on the NYSE and the HFS common stock closed at $58.94 on the NYSE.

AMENDMENTS TO CUC'S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS (SEE PAGE 57)

   The merger agreement provides that, as part of the merger, CUC will amend and restate its certificate of incorporation and by-laws to, among other things:

   o  change its name to Cendant Corporation.

   o increase its authorized capital stock from 601,000,000 shares to 2,010,000,000 shares, of which 10,000,000 are shares of preferred stock;

   o  increase its number of directors from 15 to 30;

   o implement certain governance arrangements consistent with a "merger of equals," such as provisions for the composition of the combined company's board of directors and management succession; and

   o require a supermajority vote of the directors to adopt certain amendments to the by-laws.

   CUC's proposed form of Amended and Restated Certificate of Incorporation is attached as Appendix B and its proposed form of Amended and Restated By-Laws is attached as Appendix C to this Joint Proxy Statement/Prospectus.

   A vote by CUC's stockholders to approve and adopt the merger agreement is a vote to approve the proposed Amended and Restated Certificate of Incorporation. CUC's Board of Directors has the power to adopt the proposed Amended and Restated By-Laws.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS (SEE PAGE 34)

   CUC and HFS have each made forward-looking statements in this document (and in documents that are incorporated by reference in this Joint Proxy Statement/Prospectus) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of CUC and HFS. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents which we incorporate herein by reference, could affect the future financial results of CUC and HFS and could cause those results to differ materially from those expressed in this document. Among others, these factors include operating, legal and regulatory risks, as well as economic, consumer and competitive forces affecting our businesses.

                           SELECTED FINANCIAL DATA

   The information below sets forth selected historical, pro forma combined and historical combined financial data. The results of operations for interim periods are not necessarily indicative of the results for a full year. The financial data should be read in conjunction with the (i) pro forma financial statements; (ii) historical consolidated financial statements and related notes thereto of CUC; and (iii) historical consolidated financial statements and related notes thereto of HFS included elsewhere in or incorporated by reference into this Joint Proxy Statement/Prospectus (see "INDEX TO PRO FORMA FINANCIAL STATEMENTS").

HISTORICAL FINANCIAL DATA

   The historical selected financial data of CUC and HFS as of and for each of the years in the five year periods ended January 31, 1997 and December 31, 1996, respectively, set forth below, have been derived from audited financial statements. The historical selected financial data of CUC and HFS as of and for the three-month periods ended April 30, 1996 and 1997 and March 31, 1996 and 1997, respectively, set forth below, have been derived from unaudited financial statements. The historical financial results of HFS have been presented to include the results of PHH for all periods presented as a result of the merger with PHH on April 30, 1997.

                            CUC INTERNATIONAL INC.
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                        THREE MONTHS
                                                        YEAR ENDED JANUARY 31,                         ENDED APRIL 30,
                                  ---------------------------------------------------------------- ---------------------
                                       1993         1994         1995         1996         1997        1996       1997
                                  ------------ ------------ ------------ ------------ ------------ ---------- ----------

INCOME STATEMENT DATA (1)
Total revenues....................  $1,043,311   $1,278,664  $1,554,611    $1,935,232   $2,347,655    $515,479  $624,671
Income from continuing operations
 before income taxes..............     117,434      198,319     256,931(5)    235,312(3)   276,241(2)   84,124   114,034
Income from continuing
 operations.......................      80,239      124,705     162,057(5)    144,975(3)   164,099(2)   52,121    70,473
Income per share from continuing
 operations (4)...................  $      .24   $      .34  $      .43(5) $      .37(3)$      .41(2) $    .13  $    .17
Cash dividends per share (4,8) ...  $      .01   $      .01  $      .01    $      .01   $      .01          --        --
Weighted average number of common
 and dilutive common equivalent
 shares outstanding (4)...........     340,712      365,915     379,261       392,208      405,073     396,665   434,006

                                                  AT JANUARY 31,
                       ------------------------------------------------------------------
                                                                                            AT APRIL 30,
                            1993         1994         1995          1996          1997          1997
                       ------------ ------------ ------------ -------------- ------------ --------------
BALANCE SHEET DATA (1)
Total assets (6).......  $1,032,269   $1,199,805   $1,772,122    $2,068,196    $2,473,372    $3,100,686
Long-term debt (7) ....      67,386       46,411       72,552        44,280        30,505       573,675
Shareholders' equity ..     389,461      558,181      826,083     1,002,523(9)  1,255,090     1,382,325
Working capital (6) ...     147,475      298,230      523,996       759,271       948,699     1,557,156

------------
(1) Includes acquisitions accounted for in accordance with the pooling-of-interests method of accounting and the purchase method of accounting.

(2) Includes provisions for costs incurred principally in connection with the acquisitions of Davidson, Sierra and Ideon. The charges aggregated $179.9 million ($118.7 million or $.29 per share after-tax effect). Such costs in connection with CUC's acquisitions of Davidson and Sierra are non-recurring and are comprised primarily of transaction costs, other professional fees and integration costs. Such costs associated with CUC's acquisition of Ideon are non-recurring and include integration and transaction costs as well as a provision relating to certain litigation matters. On June 13, 1997, CUC entered into an agreement which provides for the settlement of certain Ideon litigation matters. Such agreement calls for the payment of $70.5 million over a six-year period which was provided for during the year ended January 31, 1997.

(3) Includes provision for costs related to the abandonment of certain Ideon development efforts and the restructuring of CUC's SafeCard division and CUC's corporate infrastructure. The charges aggregated $97.0 million ($62.1 million or $.16 per share after-tax effect).

(4) Adjusted to give retroactive effect to the three-for-two stock split effective October 21, 1996 for shareholders of record on October 7, 1996.

(5) Includes net gain of $9.8 million ($6.2 million or $.02 per share after-tax effect) related to the sale of The ImagiNation Network, Inc. offset by costs related to Ideon's products abandoned and restructuring.

(6) All periods presented reflect CUC's reclassifications of deferred membership acquisition costs (previously classified as an offset to deferred membership income) and membership solicitations in process (previously classified as a current assets) to non-current assets.

(7) Includes current portion of long-term debt of $3.4 million, $6.3 million, $9.0 million, $1.4 million, $2.0 million and $2.3 million at January 31, 1993, 1994, 1995, 1996 and 1997, and April 30, 1997,
       respectively. Excludes $23.2 million, $5.5 million, $11.8 million, $15.4 million and $31.4 million of amounts due under revolving credit facilities at January 31, 1993, 1994, 1995, 1996, and 1997, respectively, and $6.0 million due at January 31, 1993 under a note payable issued in connection with the acquisition of Sally Foster Gift Wrap, L.P.

(8) Represents cash dividends paid to Ideon common shareholders. No cash dividends have been paid or declared with respect to CUC's common stock during the five years ended January 31, 1997. However, an insignificant amount of cash dividends were paid in respect of North American Outdoor Group, Inc. common stock for the fiscal years ended January 31, 1994 and 1993.

(9) Effective January 1, 1995, Ideon changed its fiscal year end from October 31 to December 31. Such Ideon transition period has been excluded from the accompanying consolidated statements of income. Ideon's revenues and net loss for the Ideon transition period were $34.7 million and $(49.9) million, respectively. The net loss for the Ideon transition period was principally the result of a $65.5 million one-time, non-cash, pre-tax charge recorded in connection with a change in amortization periods for deferred membership acquisition costs.

                               HFS INCORPORATED
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        THREE MONTHS          SIX MONTHS
                                        YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,       ENDED JUNE 30,
                            -------------------------------------------------------  ------------------- ---------------------
                                1992     1993       1994        1995        1996        1996     1997       1996       1997
                            ---------- --------  ---------  -----------  ----------  --------- --------- ---------  -----------

INCOME STATEMENT DATA
 (1)(2)
Net revenues ...............  $792,160 $857,762   $892,120   $1,056,890  $1,440,172   $278,956  $525,885  $623,044  $1,099,597
Income (loss) before
 extraordinary loss(3)  ....    74,541   97,349    122,533      157,850     257,241(4)  43,678    91,104   103,617     (15,344)(5)
Income (loss) before
 extraordinary loss per
 share (fully
 diluted)(3)(5).............      0.64     0.75       0.95         1.12        1.58(4)    0.30      0.52      0.68       (0.10)(5)
Cash dividends declared per
 share(6)...................      0.18     0.18       0.18         0.17        0.16       0.04      0.04        --          --




                                                       AT DECEMBER 31,
                                   ---------------------------------------------------------    AT MARCH 31, AT JUNE 30,
                                       1992       1993       1994       1995         1996           1997        1997
                                   ---------- ---------- ---------- ----------   -----------    ------------ -----------
BALANCE SHEET DATA (1)(2)
Total assets ...................... $4,994,954 $5,499,027 $5,664,920 $6,928,813   $10,866,000    $10,738,237 $10,745,616
Long-term debt ....................    236,088    347,712    347,416    300,778       748,421        978,749   1,173,967
Assets under management and
 mortgage programs.................  3,805,748  4,058,764  4,115,360  4,955,609     5,729,234      5,628,978   5,315,833
Debt under management and mortgage
 programs..........................  3,273,080  3,629,701  3,791,562  4,427,872     5,089,943      4,952,815   4,776,153

------------
(1) The merger of HFS with PHH has been accounted for as a pooling of interests and, accordingly, the historical financial statements of HFS have been restated to include the results of PHH for all periods presented.

(2) On January 31, 1992, HFS purchased substantially all of the assets comprising the franchise system of Days Inns of America, Inc. and certain of its subsidiaries (Days Inn). On April 29, 1993, HFS purchased the outstanding stock of the company which owns the Super 8 Motel franchise system (Super 8). On May 11, 1995, HFS acquired by merger Central Credit Inc. (CCI), a gambling patron credit information business. On August 1, 1995, a majority owned subsidiary of HFS acquired the CENTURY 21 real estate brokerage franchise system (Century
       21). On January 23, 1996, HFS purchased the assets comprising the Travelodge hotel franchise system in North America (Travelodge). On February 12, 1996, HFS purchased substantially all the assets comprising the Electronic Realty Associates real estate brokerage franchise system (ERA). During the second quarter of 1996, HFS purchased the six previously non-owned CENTURY 21 U.S. regions (the Century 21 NORS). On May 31, 1996, HFS acquired by merger Coldwell Banker Corporation (Coldwell Banker). Consolidated results of HFS include the operating results of the aforementioned acquisitions since the respective dates of acquisition.

(3) Excludes extraordinary losses, net of tax of $1.6 million or $.01 per share and $12.8 million or $.10 per share for the years ended December 31, 1992 and 1993, respectively, related to the early extinguishment of debt.

(4) Includes a pre-tax restructuring charge of $7.0 million (approximately $4.3 million, net of tax or $0.03 per share) related primarily to the contribution of owned Coldwell Banker brokerage offices to an independent trust.

(5) Includes a one-time pre-tax merger and restructuring charge of $303 million ($227 million, after tax) during the second quarter of 1997 in connection with the merger of HFS with PHH for merger-related costs, including severance, facility and system consolidations and terminations, costs associated with exiting certain activities and merger-related professional fees. Excluding such charge, net income was $211.7 million or $1.21 per share for the six months ended June 30, 1997.

(6) Reflects two-for-one stock splits declared February 1994 and November 1995, respectively.

(7) Represents cash dividends paid to PHH common stockholders prior to its merger with HFS. HFS has not declared or paid any cash dividends on its common stock since its inception.

RECENT EVENTS

   HFS. On August 12, 1997, HFS agreed to make an investment in NRT Incorporated (NRT), a newly formed corporation created to acquire residential real estate brokerage firms. HFS has agreed to invest $157 million and, under certain conditions, to invest up to approximately an additional $100 million, in senior and convertible preferred stock of NRT and may also purchase approximately $400 million of certain assets of real estate brokerage firms acquired by NRT. NRT has agreed to acquire the assets of National Realty Trust (Trust), an independent trust to which HFS contributed the owned brokerage business of Coldwell Banker in connection with the Company's acquisition of Coldwell Banker on May 31, 1996. HFS's investment in NRT is subject to the Trust acquisition. The acquisition of the Trust is subject to customary closing conditions (including antitrust clearances) and is expected to close by the end of August 1997. There can be no assurances that any such transaction will be consummated.

   CUC. On August 14, 1997 CUC announced that it had entered into an agreement to acquire Hebdo Mag International Inc. (Hebdo), a leading international publisher and distributor of classified advertising information. Privately-held Hebdo will be acquired in exchange for approximately 17 million shares of CUC Common Stock valued at approximately $440 million. The transaction is subject to customary closing conditions and is expected to close in the fall of 1997 and is expected to be accounted for as a pooling of interests.

UNAUDITED PRO FORMA COMBINED AND HISTORICAL COMBINED FINANCIAL DATA (SEE "INDEX TO PRO FORMA FINANCIAL STATEMENTS")

   The following table presents: (i) pro forma combined financial data for the year ended December 31, 1996 and; (ii) historical combined financial data as of March 31, 1997, and for the years ended December 31, 1994, 1995 and 1996, and the three-month periods ended March 31, 1996 and 1997. The pro forma combined financial data reflects the combining of the historical results of CUC and HFS, giving effect to acquisitions by HFS, which were accounted for under the purchase method, made prior to the merger. The historical combined financial data reflects the combining of the historical results of CUC and HFS. The historical financial results of HFS have been presented to include the results of PHH for all periods presented as a result of the merger of HFS with PHH on April 30, 1997, which was accounted for as a pooling of interests. The combination of CUC and HFS will be accounted for as a pooling of interests. The statements of income data for the years ended December 31, 1994, 1995 and 1996 and three months ended March 31, 1996 and 1997 include the historical operating results of CUC for the twelve months ended January 31, 1995, 1996 and 1997 and three months ended April 30, 1996 and 1997, respectively. The balance sheet data at March 31, 1997 reflect the historical financial position of CUC as of April 30, 1997.

                             CUC INTERNATIONAL INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               FOR THE YEAR ENDED
                                               DECEMBER 31, 1996
                                              ------------------
PRO FORMA COMBINED
STATEMENTS OF INCOME DATA
Net revenues............................           $4,350,593
Net income .............................              471,158
Net income per share (fully
 diluted)(2)............................                 0.57
Cash dividends declared per share(3)  ..                 0.04

                                                                                FOR THE THREE MONTHS
                                          FOR THE YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                      -------------------------------------- -------------------------
                                           1994         1995         1996        1996         1997
                                      ------------ ------------ ------------ ---------- --------------
HISTORICAL COMBINED
STATEMENTS OF INCOME DATA
Net revenues .........................  $2,446,731   $2,992,122   $3,787,827   $794,435   $ 1,150,556
Net income ...........................     286,590      302,825(1)   421,340(2)  95,799       161,577
Net income per share
 (fully diluted) .....................        0.41         0.41(1)      0.53(2)    0.13          0.19
Cash dividends declared per share(3)          0.04         0.04         0.04       0.01          0.01

PRO FORMA COMBINED                                                                        AT MARCH 31,
BALANCE SHEET DATA                                                                            1997
                                                                                        --------------
Total assets ...........................................................................  $13,859,823
Long-term debt .........................................................................    1,544,728
Assets under management and
 mortgage programs......................................................................    5,628,978
Debt under management and
 mortgage programs......................................................................    4,952,815
Book value per share ...................................................................         5.28

------------

(1) Includes after-tax costs related to the abandonment of certain Ideon development efforts and the restructuring of CUC's SafeCard division and CUC's corporate infrastructure of $62.1 million, or $.09 per share of CUC's common stock.

(2) Includes after-tax costs incurred primarily in conjunction with the acquisition of Davidson, Sierra and Ideon of $118.7 million or $.14 and $.15 per share for the Pro Forma Combined companies and Historical Combined companies, respectively.

(3) Represents cash dividends paid to Ideon and PHH common shareholders prior to the Ideon acquisition and the merger with PHH by CUC and HFS, respectively, which were accounted for as poolings of interests. Neither CUC nor HFS has declared or paid any cash dividends on its common stock other than a special dividend paid by CUC in connection with a recapitalization of CUC effected in fiscal 1990.

                          COMPARATIVE PER SHARE DATA

   The following table sets forth book value, net income and cash dividends declared, per fully diluted common share of CUC and HFS on a historical, pro forma combined, historical combined and HFS equivalent basis. Upon consummation of the merger, each share of HFS common stock, shall be converted into the right to receive 2.4031 shares of CUC's common stock. The HFS Per Share Equivalent Data represents the corresponding pro forma combined and historical combined per share data multiplied by the exchange ratio of 2.4031.

   The pro forma combined per share data is derived from the "Unaudited Pro Forma Combining Financial Statements" included elsewhere in this Joint Proxy Statement/Prospectus and gives effect to the business combinations and pro forma transactions of HFS prior to the merger as if they occurred on January 1, 1996 with CUC, accounted for as a pooling of interests (see "UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS--Section A" and "UNAUDITED PRO FORMA FINANCIAL STATEMENTS--Section B").

   The historical combined data is derived from the "Unaudited Historical Combining Financial Statements" included elsewhere in this Joint Proxy Statement/Prospectus and gives effect to the business combination of historical HFS (excluding any pro forma effects of transactions of HFS prior to the Merger) with historical CUC, accounted for as a pooling of interests (see "UNAUDITED HISTORICAL COMBINING FINANCIAL STATEMENTS--Section C").

   The pro forma comparative per share data does not purport to represent what the financial position or results of operations of CUC would actually have been had the transactions identified above occurred at the beginning of the relevant periods or to project CUC's financial position or results of operations for any future date or period. This data should be read in conjunction with the pro forma financial statements and the separate financial statements and notes thereto of CUC and HFS, included elsewhere in, or incorporated by reference into, this Joint Proxy Statement/Prospectus.

                                                AT
                                   --------------------------
                                     DECEMBER 31,   MARCH 31,
                                         1996         1997
                                   -------------- -----------
BOOK VALUE PER SHARE
 Pro Forma Combined ...............     $ 5.28       $ 5.28
 Pro Forma Combined--HFS
  Equivalent ......................      12.69        12.68
 Historical Combined...............       5.57         5.56
 Historical Combined--HFS
  Equivalent.......................      13.38        13.36
 Historical:
  CUC..............................       3.12         3.38
  HFS..............................      19.87        19.52

                                                                    FOR THE THREE
                                          FOR THE YEAR ENDED        MONTHS ENDED
                                             DECEMBER 31,             MARCH 31,
                                    ----------------------------- ---------------
                                      1994      1995       1996     1996    1997
                                    ------- ---------- ---------- ------- -------
NET INCOME PER SHARE
 Pro Forma Combined.................                      $0.57(2)
 Pro Forma Combined--HFS
  Equivalent........................                       1.37
 Historical Combined ...............  $0.41    $0.41(1)    0.53(2)  $0.13   $0.19
 Historical Combined--HFS
  Equivalent........................   0.99     0.99       1.27      0.31    0.46
 Historical:
  CUC...............................   0.43     0.37(1)    0.40(2)   0.13    0.17
  HFS...............................   0.95     1.12       1.58      0.30    0.52
CASH DIVIDENDS DECLARED PER
 SHARE(3)
 Pro Forma Combined.................                      $0.04
 Pro Forma Combined--HFS
  Equivalent........................                       0.04
 Historical Combined................  $0.04    $0.04       0.04             $0.01
 Historical Combined--HFS
  Equivalent........................   0.10     0.10       0.10              0.02
 Historical:
  CUC...............................   0.01     0.01       0.01
  HFS...............................   0.18     0.17       0.16              0.04

------------
(1) Includes provisions for costs related to the abandonment of certain Ideon development efforts and the restructuring of CUC's SafeCard division and CUC's corporate infrastructure of $97.0 million ($62.1 million after-tax). The after-tax impact on Historical Combined and Historical CUC was to reduce net income per share is $.09 and $.16, respectively.

(2) Includes provisions for costs incurred principally in connection with the acquisitions of Davidson, Sierra and Ideon of $179.9 million ($118.7 million after-tax). The after-tax impact on Pro Forma Combined, Historical Combined and Historical CUC was to reduce net income per share by $.14, $.15 and $.29, respectively.

(3) Represents cash dividends paid to Ideon and PHH common shareholders prior to the Ideon acquisition and the merger with PHH by CUC and HFS, respectively, which were accounted for as pooling of interests. Neither CUC nor HFS has declared or paid any cash dividends on its common stock other than a special dividend paid by CUC in connection with a recapitalization of CUC effected in fiscal 1990.

                     COMPARATIVE MARKET PRICE INFORMATION

   CUC. Shares of CUC's common stock are listed for trading on the NYSE under the symbol "CU." The following table sets forth, for CUC's fiscal quarters commencing in fiscal 1996 through July 30, 1997, the last reported high and low closing prices of CUC's common stock as reported on the NYSE Composite Transactions for all periods presented, based on published financial sources. CUC has paid no cash dividends in respect of CUC's common stock during the periods presented. The market price for CUC's common stock on May 27, 1997, the last trading day preceding the public announcement of the proposed merger, and as of the most recent practicable date, is set forth below in "--Equivalent Per Share Data."

                                           PRICE PER
                                             SHARE
                                             OF CUC
                                          COMMON STOCK
                                         ---------------
                                          HIGH      LOW
                                         ------    -----
Fiscal 1996 (ended January 31, 1996)
 First Quarter........................... $18-1/8  $15-3/8
 Second Quarter..........................  20-3/4   16-3/8
 Third Quarter...........................  24-1/4   19-7/8
 Fourth Quarter..........................  25-3/8   20

Fiscal 1997 (ended January 31, 1997)
 First Quarter...........................  26-1/8   18-5/8
 Second Quarter..........................  26-1/4   21-1/4
 Third Quarter...........................  27-3/8   21-7/8
 Fourth Quarter..........................  26-7/8   22-1/2

Fiscal 1998 (ending January 31, 1998)
 First Quarter...........................  26-1/8   20
 Second Quarter..........................  26-3/4   22
 Third Quarter (through August 26, 1997).  26-3/4   24-3/16

   The share prices set forth above have been adjusted to give retroactive effect to the three-for-two stock split effected on October 21, 1996 for holders of record of CUC's common stock on October 7, 1996. CUC has not paid any dividends in respect of CUC's common stock since its inception, other than the payment of a special dividend per share of CUC's common stock comprised of (i) $.66 in cash and (ii) $.92 face amount ($.41 original issue discount amount) of CUC's Zero Coupon Convertible Notes, which were due in 1996, in connection with a recapitalization of CUC effected in fiscal 1990.

   HFS. Shares of HFS's common stock are listed for trading on the NYSE under the symbol "HFS." The following table sets forth, for HFS's fiscal quarters commencing in fiscal 1995 through July 30, 1997, the last reported high and low closing prices of HFS's common stock as reported on the NYSE Composite Transactions for all periods presented, based on published financial sources. HFS has neither declared nor paid cash dividends in respect of HFS's common stock since its inception. The market price information for HFS's common stock on May 27, 1997, the last trading day preceding the public announcement of the proposed merger, and as of the most recent practicable date, is set forth below in "--Equivalent Per Share Data."

                                           PRICE PER
                                             SHARE
                                             OF HFS
                                          COMMON STOCK
                                         ---------------
                                          HIGH      LOW
                                         ------    -----
Fiscal 1995 (ended December 31, 1995)
 First Quarter........................... $16-11/16 $12-1/2
 Second Quarter..........................  17-9/16   13-13/16
 Third Quarter...........................  27        17
 Fourth Quarter..........................  41-1/8    25-5/16

Fiscal 1996 (ended December 31, 1996)
 First Quarter...........................  51-1/2    36-1/2
 Second Quarter..........................  72-1/2    45-1/2
 Third Quarter...........................  72        49-1/8
 Fourth Quarter..........................  79-7/8    55-3/4

Fiscal 1997 (ending December 31, 1997)
 First Quarter...........................  73-3/8    57-3/4
 Second Quarter .........................  62-3/8    51-5/8
 Third Quarter (through August 26, 1997)   64        56-3/16

   The share prices set forth have been adjusted to give retroactive effect to the two-for-one stock split effected on February 14, 1996 for shareholders of record of HFS on January 30, 1996. HFS has not paid any dividends with respect to HFS's common stock and expects to retain its earnings for the development and expansion of its business and the repayment of indebtedness. HFS does not anticipate paying dividends on HFS's common stock in the foreseeable future.

   Equivalent Per Share Data. The information presented in the table below represents closing sale prices reported on the NYSE Composite Transactions for shares of both CUC's common stock and HFS's common stock, on May 27, 1997, the last trading day immediately preceding the public announcement of the proposed merger, and on August 26, 1997, the last practicable day for which closing sale prices were available at the time of the mailing of this Joint Proxy Statement/Prospectus, as well as the "equivalent per share price" of shares of HFS's common stock on such dates. The "equivalent per share price" of shares of HFS's common stock represents the closing sale price per share reported on the NYSE Composite Transactions for shares of CUC's common stock at such specified date, multiplied by the exchange ratio of 2.4031.

                       CUC            HFS             HFS
                   COMMON STOCK   COMMON STOCK    EQUIVALENT
                      PRICE          PRICE      PER SHARE PRICE
                 -------------- -------------- ---------------
May 27, 1997 ....    $25            $59             $60-1/16
August 26, 1997..    $24-3/4        $58-15/16       $59-1/2

   Following the consummation of the Merger, shares of HFS's common stock will cease to be traded on the NYSE. At that time, shares of CUC's common stock will be traded on the NYSE under the name "Cendant Corporation" (with a symbol to be determined by HFS and CUC).

                             THE PROPOSED MERGER

   We are furnishing this Joint Proxy Statement/Prospectus to holders of shares of common stock, par value $.01 per share, of CUC ("CUC Common Stock") and holders of shares of common stock, par value $.01 per share, of HFS ("HFS Common Stock") in connection with the solicitation of proxies by the respective Boards of Directors of CUC and HFS for use at their respective special meetings of stockholders, and at any adjournments or postponements thereof. At separate special meetings, the stockholders of CUC and HFS will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 27, 1997, between CUC and HFS (the "Merger Agreement") and the transactions contemplated thereby and a new stock option and restricted stock plan (the "New Stock Plan") which, if approved, will only become effective at the effective time (the "Effective Time") of the Merger (as defined below).

   The Merger Agreement provides, among other things, for a "merger of equals" transaction involving the merger of HFS with and into CUC (the "Merger"), with CUC surviving the Merger and changing its name to Cendant Corporation. In the Merger, each share of HFS Common Stock issued and outstanding immediately before the Effective Time (excluding those held in the treasury of HFS and those owned by CUC), without any action on the part of the holder thereof, will be converted into the right to receive 2.4031 shares of CUC Common Stock (the "Exchange Ratio").

   References in this Joint Proxy Statement/Prospectus to "CUC" (including references to "CUC Common Stock" and the "CUC Board") for the period following the Effective Time shall refer to Cendant Corporation, the combined company following consummation of the Merger.

BACKGROUND OF THE MERGER

   In January 1997, Henry R. Silverman, Chairman and Chief Executive Officer of HFS, and Walter A. Forbes, Chairman and Chief Executive Officer of CUC, held brief preliminary discussions regarding strategic opportunities to leverage each company's strengths. The two companies had already entered into one strategic arrangement (which still exists today) in March 1995 whereby the telephone reservations centers operated by HFS's hotel division would refer callers who expressed interest in CUC's membership programs to CUC. In the preliminary discussions in 1997, a combination of the two companies was mentioned as one possible strategic alternative. By early February 1997, Messrs. Silverman and Forbes had terminated these discussions believing that the time and circumstances were not appropriate to effectuate such a strategic transaction.

   In April 1997, Mr. Forbes contacted Mr. Silverman and suggested they meet to review their earlier discussions concerning strategic opportunities, including a possible combination of HFS and CUC. Accordingly, in mid-April Mr. Silverman and Michael P. Monaco, Vice Chairman and Chief Financial Officer of HFS, met with Mr. Forbes and E. Kirk Shelton, President and Chief Operating Officer of CUC, to discuss a possible combination of the companies. Messrs Silverman and Forbes shared similar views regarding the potential benefits of such a business combination which would combine the consumer product and service content and direct marketing expertise of CUC with the consumer access of HFS. Each agreed that the "merger of equals" structure might represent a desirable approach to achieve the strategic business combination. Messrs Silverman and Forbes agreed to consider the potential benefits and risks associated with a business combination and to consult with certain key executives and advisors of their respective companies in order to evaluate the potential and desirability of a business combination.

   In early May 1997, Messrs Silverman and Forbes met again to discuss preliminarily the potential "merger of equals" between HFS and CUC. In subsequent discussions, they discussed certain key structural terms of the business combination, including, among others, the structure of the combined company's board of directors and certain senior management roles. They also agreed to present preliminarily the proposed business combination to their respective boards of directors, instruct their senior management teams and their advisors to continue their work analyzing the proposed combination and exchange drafts of a merger agreement and related documents.

   On May 2, 1997, HFS engaged Bear, Stearns & Co. Inc. ("Bear Stearns") as its financial advisor to advise HFS with respect to a potential transaction involving HFS and CUC.

   On May 9, 1997, CUC and HFS entered into a confidentiality agreement (the "Confidentiality Agreement"), pursuant to which they agreed to exchange non-public information, subject to certain customary terms and conditions.

   On May 12, 1997, HFS's senior management and representatives of Bear Stearns discussed with the HFS Board of Directors (the "HFS Board") an overview of the business of CUC, the terms and conditions of the proposed merger with CUC, the strategic rationale for the business combination, other strategic alternatives and a summary of precedent "merger of equals" transactions. HFS's legal counsel also reviewed certain legal matters with the HFS Board. During the meeting, the HFS Board considered in detail the benefits and risks of the proposed transaction for HFS and its stockholders. Following such discussions, the HFS Board authorized senior management to continue to pursue the proposed merger.

   On May 12, 1997, HFS engaged Merrill Lynch & Co. ("Merrill Lynch") to provide HFS with financial advisory services in presenting the Merger to the HFS stockholders and in discussing the Merger with various credit rating agencies. HFS agreed to pay Merrill Lynch a cash fee of $500,000 for its services, which fee was paid upon execution of the Merger Agreement. HFS also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred pursuant to its engagement.

   On May 13, 1997, CUC engaged Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor to advise CUC with respect to a potential transaction involving HFS and CUC.

   At a meeting of the CUC Board of Directors (the "CUC Board") on May 15, 1997, CUC's senior management and representatives of Goldman Sachs discussed with the directors the business of HFS, the strategic rationale for the proposed merger and the proposed principal terms and conditions of the transaction. CUC's legal counsel also reviewed certain legal matters with the CUC Board, including a further review of the principal terms of the proposed transaction, and discussed the fiduciary duties of the CUC directors and other relevant aspects of applicable law. The CUC Board directed CUC's management, legal counsel and financial advisors to pursue further a "merger of equals."

   On May 15, 1997, HFS provided CUC with a draft merger agreement.

   On May 16, 1997, members of the senior management of both companies, together with their respective advisors, held a meeting to discuss the CUC and HFS businesses and to afford each company an opportunity for due diligence with respect to the other company. Following this meeting and continuing through May 27, 1997, the senior management, legal counsel and financial advisors of each of CUC and HFS continued their discussions and due diligence with respect to the other company.

   On May 18, 1997, representatives of HFS and CUC began negotiating the terms of a merger agreement and discussed the tax and accounting treatment of the proposed merger, certain regulatory matters and the treatment of employee benefit plans and employment agreements with certain key employees.

   On May 20, 1997, the CUC Board held a meeting to review further the terms of, and documents relating to, the proposed merger. Mr. Silverman addressed the CUC Board concerning HFS and his view of the transaction. After discussions with CUC's management, legal counsel and financial advisors concerning the terms of the proposed merger agreement (including the structure of the transaction as a "merger of equals" and related governance matters), the business and prospects of HFS and the potential combination of HFS and CUC, and the CUC Board's fiduciary duties, the CUC Board directed CUC's management, legal counsel and financial advisors to continue to pursue the proposed transaction.

   On May 22, 1997, at a meeting held telephonically, HFS's senior management and advisors updated the HFS Board on the status of the due diligence review of, and the negotiations with, CUC and discussed the terms of the proposed merger.

   On May 26, 1997, the HFS and CUC management teams and their respective legal counsel and financial advisors continued to discuss various issues relating to the proposed merger.

   On May 27, 1997, the HFS Board met to review the proposed merger and the terms of the proposed merger agreement. At the meeting, Bear Stearns reviewed the financial terms of the proposed merger agreement with CUC, including the Exchange Ratio, and discussed the results of its review of CUC's business. HFS's legal advisors reviewed the terms and conditions of the proposed merger agreement (including the plan for corporate governance following consummation of the transaction) and relevant aspects of applicable law. Mr. Forbes addressed the HFS Board at the meeting concerning CUC and his view of the transaction. The HFS Board also received the written opinion of Bear Stearns that, as of that date, the Exchange Ratio was fair, from a financial point of view, to the holders of HFS Common Stock. After considering the presentations at the meeting and Bear Stearns' written opinion, the HFS Board determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to and in the best interests of HFS and its stockholders and unanimously approved (with one director abstaining because of his affiliation with Bear Stearns, HFS's financial advisor) the Merger and the Merger Agreement. The HFS Board further resolved to recommend that HFS stockholders vote in favor of approving and adopting the Merger Agreement.

   On May 27, 1997, the CUC Board met to review the proposed transaction in detail. At the meeting, Goldman Sachs reviewed the financial terms of the proposed merger agreement with HFS, including the Exchange Ratio, and updated the CUC directors on recent results of HFS. CUC's legal advisors further reviewed certain legal matters, including a detailed review of the terms and conditions of the proposed merger agreement (including the plan for corporate governance following consummation of the transaction) and discussed the fiduciary duties of the CUC directors and other relevant aspects of applicable law. Following the presentations, the CUC Board received the opinion of Goldman Sachs that, as of that date, the Exchange Ratio was fair to CUC. After considering the reports of CUC's senior management, legal counsel and financial advisors, and after receiving and considering the opinion of Goldman Sachs, the CUC Board unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to and in the best interests of CUC and its stockholders and unanimously adopted the Merger Agreement. The CUC Board also resolved unanimously to recommend that the CUC stockholders vote in favor of approving and adopting the Merger Agreement.

   During the afternoon of May 27, 1997, following the approval of the Merger Agreement by their respective Boards of Directors and completion of final negotiations, HFS and CUC executed the Merger Agreement, and then they announced publicly the transaction.

CUC'S RATIONALE FOR THE MERGER; RECOMMENDATION OF THE CUC BOARD OF DIRECTORS

   The CUC Board believes that the Merger will create a preeminent worldwide consumer and business services company that will result in significant benefits to its stockholders, customers and employees that might not otherwise be available. The combined company, with the complementary strengths of each of CUC and HFS, will be better positioned, in the view of the CUC Board, to capitalize on growth opportunities both domestically and internationally.

   In approving the Merger, the CUC Board took into account a number of factors, including the following potential benefits:

     (i) The Merger will combine two innovative and financially strong companies which have complementary strengths. HFS is a leading global services company with a base of approximately 100 million consumers, operating through well-known brands such as Avis, Days Inn, Resort Condominiums International, Ramada, Coldwell Banker and CENTURY 21. CUC, with approximately 69 million members worldwide, is a leading member services and direct marketing organization offering value and convenience to consumers in shopping, travel, dining, local merchant discounts, auto and home buying and other services.

     (ii) The CUC Board believes that cross-marketing opportunities between CUC and HFS will further revenue and profit growth. Cross-marketing opportunities include:

     o direct marketing of CUC's core of more than 20 individual and discount membership programs, such as Travelers Advantage, Shoppers Advantage, and Entertainment discount coupon books, and its innovative new NetMarket interactive product, to the 100 million-strong consumer base of HFS's travel and real estate services;

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
     o combining HFS's Preferred Alliance products and services with CUC's marketing infrastructure;

     o linking HFS's one million annual home buyers and sellers, served by the Coldwell Banker, CENTURY 21 and ERA franchise systems, with CUC's CompleteHome Service, which provides home improvement, repair and upkeep information, a referral database of more than 8,000 contractors and tradesmen and other services for homeowners;

     o building on vehicle leasing opportunities through a combination of CUC's Wright Express unit, a provider of information and financial management services to motor vehicle fleets throughout the United States, and HFS's PHH fleet management service;

     o combining HFS's industry-leading corporate relocation service, which relocates 100,000 employees and their families a year, with CUC's "New Mover" services, such as Welcome Wagon, Getting to Know You and Entertainment, which provide coupons and offers from local merchants to new residents;

     o combining CUC's capability for on-line transactions with HFS's name brands; and

     o accelerating worldwide growth opportunities by combining HFS's international products and services with CUC's marketing infrastructure and more than two million international members.

     (iii) The combined company would have had combined revenues in excess of $4.3 billion and net income of nearly $600 million (before one-time charges related to transaction and restructuring costs and certain litigation matters related principally to the completion of the Sierra, Davidson and Ideon acquisitions) based on pro forma performance in calendar 1996 and a market capitalization of approximately $22 billion, based on the closing prices of CUC Common Stock and HFS Common Stock on May 26, 1997. CUC believes that the financial strength of the combined entity will permit continued expansion.

     (iv) A strong management team drawn from both companies will work quickly to integrate the two companies and to realize growth opportunities. Following the Merger, Mr. Silverman, currently Chairman and Chief Executive Officer of HFS, will serve as President and Chief Executive Officer of the combined company, and Mr. Forbes, currently Chairman and Chief Executive Officer of CUC, will be Chairman of the Board of Directors of the combined company. On January 1, 2000, Mr. Forbes will become President and Chief Executive Officer of the combined company and Mr. Silverman will become Chairman of the Board of Directors of the combined company. The remaining senior management of the combined company upon consummation of the Merger will include key CUC and HFS executives.

   The CUC Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

     (i) the inherent challenges to combining the businesses of two major corporations of this size and the attendant risk that management resources may be diverted from other strategic opportunities and from operational matters for an extended period of time;

     (ii) the development and implementation of state-of-the art technological applications to more effectively manage customer data and exploit potential cross-marketing opportunities between CUC and HFS may be more expensive or require more time than currently anticipated;

     (iii) CUC's membership delivery system may not provide to the extent anticipated the cross-marketing opportunities with HFS's brands and existing consumer base;

     (iv) the market's perception of the combined company may not be as favorable as currently anticipated; and

     (v) in the event of certain terminations of the Merger Agreement, CUC must pay to HFS a fee of $300 million (the "Termination Fee") (See "THE MERGER AGREEMENT--Termination"; -- "Termination Fees").

   In the CUC Board's view, these considerations were not sufficient, either individually or collectively, to outweigh the benefits of the proposed combination of the businesses of CUC and HFS.

   At special meetings of the CUC Board held on May 15, 20 and 27, 1997, the CUC Board discussed and reviewed the terms of the Merger Agreement with members of CUC's management and its legal counsel and financial advisors. The CUC Board discussed with CUC's management and representatives of Goldman Sachs the business and prospects of CUC and the potential combination of CUC and HFS. At the meeting on May 27, 1997, the CUC Board unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to, and in the best interests of, CUC and its stockholders. ACCORDINGLY, THE CUC BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE HOLDERS OF CUC COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

   In reaching its conclusions, the CUC Board also considered, among other things, (i) information concerning the financial performance and condition, business operations, earnings and prospects of each company, and CUC's projected future financial performance as a separate entity and on a combined basis; (ii) current industry, economic and market conditions and trends;
(iii) the importance of significant scale and scope and financial resources to a company's ability to compete effectively as a global consumer and business services company; (iv) the Merger's structure as a "merger of equals"; (v) the possibility that achieving growth synergies as a result of consummating the Merger at this time might not be available to the same degree to either company on its own; (vi) the terms of the Merger Agreement, including the corporate governance plan (set forth in Appendix D to this Joint Proxy Statement/Prospectus) and employment agreements which are provided for in the Merger Agreement in order to make appropriate provisions for the ongoing management of the combined company; (vii) the current and historical market prices of the common stock of each company; (viii) the opinion of its financial advisor described below as to the fairness of the Exchange Ratio (which was determined through arm's-length negotiations between the companies); (ix) the challenges of combining the businesses of two major corporations of this size and the attendant risk of diverting management resources from other strategic opportunities and from operational matters for an extended period of time; (x) the impact of the Merger on the customers and employees of each company; and (xi) the expected tax and accounting treatment of the Merger. In reaching its decision to approve the Merger and to recommend the matters submitted for approval in connection with the Merger to the stockholders, the CUC Board did not assign any relative or specific weights to the various factors considered and individual directors may have given differing weights to different factors. For a discussion of the interests of the executive officers and directors of CUC in the Merger, see "INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST."

OPINION OF CUC'S FINANCIAL ADVISOR

   On May 27, 1997, Goldman Sachs delivered its written opinion to the CUC Board that as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to CUC. The Merger Agreement does not require, and the CUC Board does not currently expect to request, an update by Goldman Sachs of its opinion. CUC is not aware of any material adverse changes in the business, operations or financial condition of either it or HFS which would in its judgment cause Goldman Sachs to alter its fairness determination.

   THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED MAY 27, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX F TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF CUC ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

   In connection with its opinion, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) the Joint Proxy Statement/Prospectus of HFS dated March 27, 1997 with respect to the acquisition of PHH; (iii) Annual Reports to Stockholders and Annual Reports on Form 10-K of CUC and HFS for the five years ended January 31, 1997 and December 31, 1996, respectively; (iv) certain interim reports of CUC and HFS to their respective stockholders and Quarterly Reports on Form 10-Q of CUC and HFS; (v) certain other communications from CUC and HFS to their respective stockholders; and
(vi)

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
certain internal financial analyses and forecasts for CUC and HFS prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of CUC and HFS regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition and future prospects of their respective companies and of the combined operations of CUC and HFS. In addition, Goldman Sachs reviewed the reported price and trading activity for the CUC Common Stock and the HFS Common Stock, compared certain financial and stock market information for CUC and HFS with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses as it considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed with CUC's consent that the financial forecasts provided by the respective managements of CUC and HFS, including the synergies expected to be derived from the business combination, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of CUC and HFS. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of CUC or HFS or any of their subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs also has assumed that the transaction contemplated by the Merger Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. Goldman Sachs' advisory services and its opinion have been provided for the information and assistance of the CUC Board in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of CUC Common Stock should vote on the proposed transaction. Although Goldman Sachs evaluated the fairness of the Exchange Ratio to CUC, the Exchange Ratio itself was determined by CUC and HFS through arm's-length negotiations. In addition, CUC did not provide specific instructions to, or place any limitations upon, Goldman Sachs with respect to the procedures to be followed or factors to be considered by Goldman Sachs in performing its analyses or rendering its fairness opinion.

   The Goldman Sachs opinion is necessarily based on economic, market and other conditions, and the information made available to Goldman Sachs, as of May 27, 1997, the date of such opinion. Goldman Sachs has not been requested by CUC to update such opinion based on information since such date.

   The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the CUC Board on May 27, 1997.

     (i) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to CUC and HFS to corresponding financial information, ratios and public market multiples for three publicly traded corporations: Service Corporation International, Republic Industries Inc. and First Data Corporation (the "Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples for CUC and HFS were calculated using a price of $25.13 per share of CUC Common Stock and $57.00 per share of HFS Common Stock, the closing prices of such shares on May 23, 1997, and the multiples of the Selected Companies were calculated using closing market prices for such companies on May 23, 1997. Except as set forth below, the multiples and ratios for CUC and HFS were based on their respective managements' estimates and the multiples and ratios for each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered the ratios of market price to estimated calendar year 1997 and 1998 earnings (based on Institutional Broker Estimate System ("IBES") earnings estimates as of May 23, 1997), which ratios for the Selected Companies ranged from a low of 25.1x to a high of 35.2x for 1997 and from a low of 21.1x to a high of 22.6x for 1998, compared to 28.3x and 22.9x, respectively, for CUC, and 21.4x and 16.5x, respectively, for HFS. The estimated five-year earnings per share ("EPS") compounded annual growth rate (based on IBES estimates as of May 23, 1997) for the Selected Companies ranged from a low of 20.0% to a high of 40.0%, compared to 25.0% for CUC and 30.0% for HFS; the estimated calendar year 1997 and 1998 price/earnings ratio to five-year EPS compounded annual growth rate for the Selected Companies ranged from a low of 0.9x to a high of 1.3x for estimated calendar year 1997, and from a low of 0.6x to a high of 1.1x for estimated calendar year 1998, compared to 1.1x and 0.9x, respectively, for CUC and 0.7x and 0.6x, respectively, for HFS. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

     (ii) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and net income) for CUC and HFS (based on their respective managements' estimates) and the pro forma combined entity resulting from the Merger (such historical and estimated information compares CUC's fiscal year ending in January with HFS's fiscal year ending the previous December and such historical information for HFS has been adjusted to reflect acquisitions). The analysis indicated that (a) the CUC stockholders would own 49.9% of the outstanding common equity of the combined entity assuming the Exchange Ratio, which is 2.4031, and that there are 433.5 million shares of CUC Common Stock outstanding and 180.9 million shares of HFS Common Stock outstanding; (b) in 1995, CUC would have contributed 51.7% to sales, 37.5% to EBITDA, 41.3% to EBIT and 46.8% to net income of the combined entity; (c) in 1996, CUC would have contributed 53.9% to sales, 40.8% to EBITDA, 44.0% to EBIT and 47.8% to net income of the combined entity; (d) in estimated year 1997, CUC would contribute 54.9% to sales, 39.3% to EBITDA, 40.8% to EBIT and 44.9% to net income of the combined entity; and (e) in estimated year 1998, CUC would contribute 56.5% to sales, 39.4% to EBITDA, 40.6% to EBIT and 43.4% to net income.

     (iii) Exchange Ratio Analysis. Goldman Sachs calculated the average of the quotients of the closing prices per share of HFS Common Stock and the closing prices per share of CUC Common Stock for the one year, six months, two months, 20 days, 10 days, five days and one day ended May 23, 1997 (the "Average Exchange Ratios"). Such analyses indicated that for such periods the Average Exchange Ratios were 2.63, 2.58, 2.53, 2.49, 2.40,
    2.37 and 2.27, respectively, compared to the proposed Exchange Ratio of 2.4031.

     (iv) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger (such analyses compared CUC's fiscal year ending on January 31 with HFS's fiscal year ending on the previous December 31, and such historical information for HFS had been adjusted to reflect acquisitions). Using the actual earnings for CUC for the fiscal year ended January 31, 1997 and the 1996 earnings of HFS adjusted to reflect recent acquisitions, and earnings estimates for CUC and HFS prepared by their respective managements for CUC's fiscal years ending in January of 1998 and 1999 and HFS's fiscal years ending in December 1997 and 1998, Goldman Sachs compared the EPS of CUC Common Stock on a stand-alone basis, to the EPS of the common stock of the combined companies on a pro forma basis. These comparisons were based on the following assumptions: (a) an exchange ratio of 2.4031, (b) no synergies and (c) the Merger being accounted for as a pooling of interests under generally accepted accounting principles. The analyses indicated that the proposed transaction would have been and would be accretive to CUC's stockholders on an EPS basis for the 1997, 1998 and 1999 fiscal years.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs did not attribute any particular weight to any analysis or factor considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to CUC or HFS or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the CUC Board as to the fairness of the Exchange Ratio pursuant to the Merger Agreement to CUC and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, future results may be materially different from those forecast. As described above, Goldman Sachs' opinion to the CUC Board was one of many factors taken into consideration by the CUC Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified in its entirety by reference to the written opinion of Goldman Sachs set forth in Appendix F to this Joint Proxy Statement/Prospectus.

   Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. CUC selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with CUC, having provided certain investment banking services to it from time to time, including having acted as its financial advisor in connection with various acquisitions in 1996 for which it received aggregate fees of $2.75 million, having acted as lead managing underwriter in the public offerings of CUC Common Stock in 1996 for which it received aggregate fees of $5.0 million and as private placement agent in the private placement of convertible subordinated notes in 1997, for which it received $6.1 million. Goldman Sachs has also provided certain investment banking services to HFS from time to time, including having acted as co-managing underwriter in the public offerings of HFS Common Stock in 1995 and 1996 and of convertible senior notes in 1996, for which it received aggregate fees of $3.6 million. In addition, Goldman Sachs acted as the financial advisor to PHH in connection with the acquisition of PHH by HFS in 1997, for which it received $5.4 million. Goldman Sachs provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, Goldman Sachs has accumulated a short position of 242,211 shares of CUC Common Stock, a long position of $911,000 of CUC's 3% Convertible Subordinated Notes due 2002, a long position of 24,821 shares of HFS Common Stock and a short position of $120,000 of HFS's 4-3/4% Convertible Senior Notes due 2003.

   Pursuant to a letter agreement dated May 13, 1997 (the "Goldman Sachs Engagement Letter"), CUC engaged Goldman Sachs to act as its financial advisor in connection with the possible merger or other combination of CUC with HFS (the "Combination"). Pursuant to the terms of the Goldman Sachs Engagement Letter, CUC has agreed to pay Goldman Sachs an advisory fee whereby (a) $250,000 was payable on May 22, 1997 so long as CUC was actively continuing to consider the Combination at such time and (b) an additional $250,000 was payable on June 7, 1997 so long as CUC was actively continuing to consider the Combination at such time. Pursuant to the terms of the Goldman Sachs Engagement Letter, CUC has also agreed to pay Goldman Sachs a fee of $15 million (minus the amount of any previously paid advisory fees) upon the consummation of the Merger. In the event the Merger is not consummated and HFS pays to CUC the Termination Fee, CUC has agreed, in turn, to pay Goldman Sachs a fee of $10 million, but if the Merger is not consummated and CUC does not receive the Termination Fee, then Goldman Sachs will not be entitled to any additional compensation. CUC has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, plus any sales, use or similar taxes arising in connection with the Merger, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

HFS'S RATIONALE FOR THE MERGER; RECOMMENDATION OF THE HFS BOARD OF DIRECTORS

   In reaching its decision to approve the Merger Agreement and to recommend that HFS's stockholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, the HFS Board considered various factors, including the following potential benefits:

     (i) the combination of the businesses, operations, financial strengths, earnings and prospects of each of HFS and CUC will likely create a combined company with greater financial stability, purchasing power, marketing infrastructure and other advantages associated with greater scale;

     (ii) the extraordinary potential for revenue and profit growth through cross-market opportunities resulting from the combination of HFS's brands and consumer base of more than 100 million customers annually with CUC's direct marketing expertise, club membership delivery system, and approximately 69 million members worldwide, such as:

     o linking HFS's one million annual home buyers and sellers, served by the Coldwell Banker, CENTURY 21 and ERA franchise systems, with CUC's CompleteHome Service, which provides home improvement, repair and upkeep information, a referral database of more than 8,000 contractors and tradesmen and other services for homeowners. CUC's direct marketing capability can dramatically increase the combined company's ability to assist these consumers in the numerous purchasing decisions typically made by new home buyers, such as health care providers, dry cleaners, house painting, hardware, repair services, and others;

     o combining HFS's industry-leading corporate relocation service, which relocates approximately 100,000 employees and their families a year, with CUC's "New Mover" services, such as Welcome Wagon, Getting to Know You and Entertainment, which provide coupons and offers from local merchants to new residents;

     o accelerating worldwide growth opportunities by combining HFS's international products and services with CUC's marketing infrastructure and more than two million international members;

     o increasing the participation of franchisees in HFS's established preferred alliance programs with CUC's product offerings and direct marketing expertise;

     o combining HFS's Preferred Alliance products and services with CUC's marketing infrastructure and core competencies to sell to both companies' consumer bases at a lower cost (through higher discounts or greater vendor rebates);

     o combining information obtained from customers through different transactions (i.e., hotel reservations, mortgage applications and membership applications) and managing data through scoring and sorting methods in order to better target consumers;

     o  combining CUC's capability for on-line transactions with HFS's brands;
        and

     o creating increased vehicle leasing opportunities by combining CUC's Wright Express unit with HFS's PHH fleet management service;

     (iii) the breadth of the merged company's operations, strong balance sheet, liquidity and significant ongoing cash flow should allow for continued growth through strategic acquisitions, and the proven track record of the combined company's management in successfully acquiring and integrating companies of all sizes in various industries will enable successful integration of the operations of both companies;

     (iv) the similarities in HFS's and CUC's business models and philosophies of creating a premier consumer and business services company, not owning substantial amounts of fixed assets or significant inventory and deriving revenues primarily from "annuity-like" sources including royalty fees and membership fees, and growing strategically through acquisitions;

     (v) the detailed financial analyses and presentation of Bear Stearns to the HFS Board in connection with the HFS Board's consideration of the Merger Agreement, and the opinion, dated May 27, 1997, of Bear Stearns (the "Bear Stearns Opinion") that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of HFS Common Stock;

     (vi) the terms and conditions of the Merger Agreement, including the fact that the fixed Exchange Ratio provides certainty about the number of shares of CUC Common Stock that will be issued in the Merger and that the transaction was structured as a stock-for-stock "merger of equals" providing for a balanced treatment of HFS and CUC and their stockholders, reciprocal representations and warranties, conditions to closing and termination rights;

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
     (vii) the corporate governance plan for the combined company specified as an Exhibit to the Merger Agreement (and set forth in Appendix D to this Joint Proxy Statement/Prospectus) and the employment agreements of Messrs. Silverman and Forbes and certain other executive officers of CUC and HFS (as described under "INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTERESTS") which provide a prudent plan for managing the integration of HFS and CUC;

     (viii) the expected treatment of the Merger as a tax-free
    "reorganization" under the Internal Revenue Code of 1986, as amended (the "Code"); and

     (ix) the expected treatment of the Merger as a pooling of interests for financial reporting and accounting purposes, thereby not recording goodwill and the related amortization under the purchase method of accounting.

   The HFS Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

     (i) the inherent challenges to combining the businesses of two major corporations of this size and the attendant risk that management resources may be diverted from other strategic opportunities and from operational matters for an extended period of time;

     (ii) the development and implementation of state-of-the-art technological applications to more effectively manage customer data and exploit potential cross-marketing opportunities between HFS and CUC may be more expensive or require more time than currently anticipated;

     (iii) CUC's membership delivery system may not provide to the extent anticipated the cross-marketing opportunities with HFS's brands and existing consumer base;

     (iv) CUC's software business differs in nature from HFS's core businesses and is potentially susceptible to different business risks;

     (v) compilation of a comprehensive HFS customer database for cross-marketing use by CUC may take longer than expected or result in additional, unanticipated expenses;

     (vi) the market's perception of the combined company may not be as favorable as currently anticipated; and

     (vii) in the event of certain terminations of the Merger Agreement, HFS must pay to CUC the Termination Fee ($300 million) (See "THE MERGER AGREEMENT--Termination"; -- "Termination Fees").

   In the HFS Board's view, these considerations were not sufficient, either individually or collectively, to outweigh the benefits of the proposed combination of the businesses of HFS and CUC.

   At special meetings of the HFS Board on May 12 and 27, 1997, as well as in a telephonic conference on May 22, 1997, the HFS Board received presentations concerning and reviewed the terms of the Merger Agreement and the Merger with members of HFS's management and its legal counsel and financial advisors. The HFS Board also received presentations from HFS's management and representatives of Bear Stearns concerning the business and prospects of HFS and the potential combination of HFS and CUC. At the meeting on May 27, 1997, the HFS Board unanimously determined (with one director abstaining because of his affiliation with Bear Stearns, HFS's financial advisor) that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to and in the best interests of HFS and its stockholders. ACCORDINGLY, THE HFS BOARD HAS UNANIMOUSLY (WITH ONE DIRECTOR ABSTAINING) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE HOLDERS OF HFS COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

   In addition, in reaching its conclusions, the HFS Board considered, among other things, (i) information concerning the financial performance and condition, business operations, earnings and prospects of each company, and HFS's projected future financial performance as a separate entity and on a combined basis; (ii) current industry, economic and market conditions and trends; (iii) the importance of significant scale and scope and financial resources to a company's ability to compete effectively as a global consumer and business services company;
(iv) the current and historical market prices of the common stock of each company; (v) the challenges of combining the businesses of two major corporations of this size and the attendant risk of diverting management resources from other strategic opportunities and from operational matters for an extended period of time; and (vi) the impact of the Merger on the customers and employees of each company.

   In view of the wide variety of factors considered in connection with its evaluation of the Merger, the HFS Board did not quantify or assign any relative weights to the factors considered in reaching its determination, although its individual members may have given different weights to different factors. For a discussion of the interests of the executive officers and directors of HFS in the Merger, see "INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTERESTS."

OPINION OF HFS'S FINANCIAL ADVISOR

   At the May 27, 1997 meeting of the HFS Board, Bear Stearns delivered the Bear Stearns Opinion to the effect that, as of the date thereof, and subject to the assumptions and qualifications set forth therein, the Exchange Ratio was fair, from a financial point of view, to the holders of HFS Common Stock. The Merger Agreement does not require, and the HFS Board does not currently expect to request, an update by Bear Stearns of its opinion. HFS is not aware of any material adverse changes in the business, operations or financial condition of either it or CUC which would in its judgment cause Bear Stearns to alter its fairness determination.

   A COPY OF THE BEAR STEARNS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX G TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HFS STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.

   The Bear Stearns Opinion is intended for the benefit and use of the HFS Board, and does not address the merits of the underlying decision by HFS to engage in the Merger and does not constitute a recommendation to any holder of HFS Common Stock as to how such holder should vote on the proposed Merger. In arriving at its opinion, Bear Stearns did not perform any independent evaluations or appraisals of the assets or liabilities of HFS or CUC or their respective subsidiaries, nor was Bear Stearns furnished with any such evaluations or appraisals. In rendering its opinion, Bear Stearns analyzed the Merger as a strategic business combination not involving a sale of control of HFS, and Bear Stearns did not solicit, and was not requested to solicit by HFS or the HFS Board, any third-party acquisition interests in HFS. In addition, Bear Stearns did not express any opinion as to the price or range of prices at which CUC Common Stock may trade subsequent to the consummation of the Merger. The Bear Stearns Opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of the Bear Stearns Opinion. Bear Stearns has not been requested by HFS to update such opinion based on information since such date. Although Bear Stearns evaluated the fairness of the Exchange Ratio to holders of HFS Common Stock, the Exchange Ratio itself was determined by HFS and CUC through arm's-length negotiations. In addition, HFS did not provide specific instructions to, or place any limitations upon, Bear Stearns with respect to the procedures to be followed or factors to be considered by Bear Stearns in performing its analyses or rendering the Bear Stearns Opinion.

   In the course of performing its review and analyses for rendering its opinion, Bear Stearns: (i) reviewed the Merger Agreement; (ii) reviewed each of HFS's and CUC's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1996 and January 31, 1997, respectively, and HFS's Quarterly Report on Form 10-Q for the period ended March 31, 1997; (iii) reviewed certain operating and financial information provided to it by the senior managements of HFS and CUC relating to HFS's and CUC's respective businesses and prospects, including income statement projections of each company for the fiscal years ending December 31, 1997 and 1998 for HFS and for the fiscal years ending January 31, 1998 and 1999 for CUC (collectively, the "Two-Year Projections") and certain other forward-looking information; (iv) reviewed certain estimates of cost savings, revenue synergies and other combination benefits (collectively, the "Projected Benefits") expected to result from the Merger, jointly prepared and provided to Bear Stearns by the senior managements of HFS and CUC; (v) met separately and/or jointly with certain members of the senior managements of HFS and CUC to discuss: (a) each company's operations, historical financial statements, future prospects and financial condition, (b) their views of the strategic, business, operational and financial rationale for, and expected strategic benefits and other implications of, the Merger, and (c) the Two-Year Projections and the Projected Benefits; (vi) reviewed the historical stock prices, trading activity and valuation parameters of HFS Common Stock and CUC Common Stock;
(vii) reviewed and analyzed the pro forma financial impact of the Merger on HFS and CUC; (viii) reviewed the terms, to the extent publicly available, of recent "mergers of equals" transactions which Bear Stearns deemed generally comparable to the Merger or otherwise relevant to its inquiry; and (ix) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

   In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it or discussed with it by HFS and CUC. In that regard and with respect to financial and operating forecasts, including without limitation, the Two-Year Projections and Projected Benefits, Bear Stearns assumed with the consent of the HFS Board that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements of HFS and CUC as to the anticipated future performance of their respective companies and as to the anticipated savings achievable within the time frames forecast therein and that such financial and operating forecasts, including without limitation the Two-Year Projections and the Projected Benefits, would be realized in the amounts and at the time periods contemplated thereby. Bear Stearns expressed no view as to such financial information and forecasts, the Two-Year Projections or the Projected Benefits or the assumptions on which they were based. Bear Stearns also assumed, with the consent of the HFS Board, that the Merger would (i) qualify as a tax-free "reorganization" under the provisions of Section 368(a) of the Code and (ii) be accounted for as a pooling of interests under generally accepted accounting principles.

   For purposes of rendering its opinion, Bear Stearns assumed, in all respects material to its analysis, that the representations and warranties of each party in the Merger Agreement and all related documents and instruments (collectively, the "Documents") contained therein were true and correct, that each party to the Documents would perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. Bear Stearns assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the Merger.

 Material Valuation Summary

   The following is a summary of the material valuation, financial and comparative analyses performed by Bear Stearns in arriving at the Bear Stearns Opinion. In all of the analyses described below, references to pro forma 1997 and 1998 financial information for CUC refers to the combination of financial information for HFS for the fiscal years ending December 31, 1997 and 1998 with the financial information for CUC for the fiscal years ending January 31, 1998 and 1999, respectively.

     (i) Relative Contribution Analysis. Bear Stearns calculated the relative contribution by each of HFS and CUC to CUC following the Merger on a pro forma combined basis with respect to, among other things, equity market capitalization, enterprise value (i.e. equity market capitalization plus net debt), revenues, EBITDA, EBIT and net income. In this relative contribution analysis, Bear Stearns did not take into account any Projected Benefits of the Merger. The results of this analysis indicated that HFS would contribute 48.2% of CUCs fully diluted equity market capitalization (assuming conversion of each of HFS and CUC's in-the-money convertible securities) based on closing prices for HFS Common Stock and CUC Common Stock as of May 23, 1997.

     In addition, this analysis indicated that HFS would contribute 46.1% in 1996 to CUC's revenues and a projected 44.9% and 43.8% in 1997 and 1998, respectively, to CUC's revenues, based on the Two-Year Projections. In addition, the Bear Stearns analysis indicated that HFS would contribute

    52.2% of CUC's net income in 1996 (excluding unusual and non-recurring items) and a projected 55.3% and 56.9% in 1997 and 1998, respectively, based on the Two-Year Projections. Bear Stearns noted, however, that the aforementioned relative net income contribution analysis did not reflect the different price/earnings ("P/E") ratios that the stock market historically had ascribed to HFS and CUC. By way of comparison, Bear Stearns observed that the Exchange Ratio would result in the shareholders of HFS receiving a 49.7% collective fully diluted ownership position in CUC (assuming the conversion of all "in-the-money" convertible securities for both HFS and CUC and assuming for analytical purposes that the proceeds from the hypothetical exercise of stock options are used to repurchase shares). Bear Stearns also noted that the Exchange Ratio would result in the shareholders of HFS receiving a 50.6% collective fully diluted ownership position in CUC based on the conversion of all "in-the-money" convertible securities for both companies and assuming for analytical purposes that the proceeds from the hypothetical exercise of stock options are retained by CUC (i.e., if such hypothetical proceeds were not used to repurchase shares).

     (ii) Pro Forma Merger Analysis. Bear Stearns reviewed and analyzed certain pro forma financial impacts of the Merger on the holders of HFS Common Stock and CUC Common Stock based on (a) the Exchange Ratio; (b) the Two-Year Projections; and (c) an assumption for analytical purposes that the Merger had been consummated on January 1, 1997. Bear Stearns performed analyses that (x) assumed $0 million, $50 million, $100 million and $200 million of pre-tax synergies (the "Synergies") in 1997, 1998, 1999 and 2000, respectively, would be realizable by CUC as a result of the Merger, and (y) did not assume the Synergies would be realizable by CUC as a result of the Merger. In neither analysis did Bear Stearns take into account the income statement impact of potential restructuring charges or other one-time items associated with the Merger. With respect to the Projected Benefits, Bear Stearns assumed with the consent of the HFS Board that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements of HFS and CUC as to the anticipated future performance of their respective companies and as to the anticipated benefits achievable within the time frames indicated above.

     The results of the analysis that assumed the Synergies indicated that, after factoring in the Synergies, the Merger would result in the dilution of the equivalent projected EPS of HFS Common Stock of (10.0%) and (9.5%) in 1997 and 1998, respectively, as compared to the projected EPS of HFS Common Stock on a stand-alone basis. Without assuming the Synergies, the Merger would result in the dilution of the equivalent projected EPS of HFS Common Stock of (10.0%) and (11.8%) in 1997 and 1998, respectively, as compared to the projected EPS of HFS Common Stock on a stand-alone basis. Bear Stearns noted that, after factoring in the full run rate of $200 million expected Synergies in 2000, the Merger would result in the accretion of the equivalent projected EPS of HFS Common Stock of 2.1% in 1997 and the dilution of the equivalent projected EPS of HFS Common Stock of (2.3%) in 1998. In rendering its opinion, Bear Stearns also considered the benefit the Projected Benefits would provide the combined company's long-term earnings growth rate versus the long-term earnings growth rate of HFS on a stand-alone basis.

     By way of comparison, the results of the analysis that assumed the Synergies indicated that, after factoring in the Synergies, the Merger would result in accretion of the equivalent projected EPS of CUC Common Stock of 12.3% and 18.5% in 1997 and 1998, respectively, as compared to the projected EPS of CUC Common Stock on a stand-alone basis. Without the inclusion of the Synergies, the Merger would result in the accretion of the equivalent projected EPS of 12.3% and 15.1% in 1997 and 1998, respectively, as compared to the projected EPS of CUC Common Stock on a stand-alone basis.

   Illustrative HFS Shareholder Value Analysis. Bear Stearns prepared illustrative shareholder value matrices in order to demonstrate the hypothetical pro forma impact of the Merger on the value of an equivalent share of HFS Common Stock, using a range of potential P/E multiples for CUC of 21.0x to 30.0x 1997 pro forma EPS, and alternative potential annual pre-tax synergies of $0 million, $50 million, $100 million and $200 million. Based on the Two-Year Projections, Bear Stearns calculated that the hypothetical pro forma value of an equivalent share of HFS Common Stock in 1997 ranged from a low of $50.46 (assuming a P/E multiple for CUC of 21.0x and no synergies), to midpoints of $61.04 (assuming a P/E multiple for CUC of 24.6x, the blended P/E multiple of HFS and CUC, and annual pre-tax synergies of $50 million) and $63.06 (assuming a P/E multiple for CUC of 24.6x and annual pre-tax synergies of $100 million), to a high of $81.97 (assuming a P/E multiple for CUC of 30.0x and annual pre-tax synergies of $200 million). Bear Stearns noted that these imputed prices would respectively represent changes of (11.5%), 7.1%, 10.6% and 43.8% from the May 23, 1997 closing price of $57.00 for HFS Common Stock.

   In performing its analyses, Bear Stearns was not expressing any opinion as to the price or range of prices at which CUC Common Stock may trade subsequent to the consummation of the Merger. The prices at which CUC Common Stock ultimately trades in the stock market will be driven by a variety of quantitative and qualitative factors (for example, the P/E multiple at which CUC Common Stock is valued by potential investors, which may be significantly more or less favorable than the illustrative range of P/E multiples used by Bear Stearns for its analytical purposes and the level of Projected Benefits ultimately accepted by the stock market).

   Precedent "Merger of Equals" Transactions. Bear Stearns analyzed the Merger as a strategic business combination not involving a sale of control of HFS and, accordingly, reviewed and analyzed the terms, to the extent publicly available, of 14 major completed "mergers of equals" transactions (the "Precedent MOE Transactions") in various industry sectors such as aerospace and defense, telecommunications, utilities, commercial banking, investment banking and pharmaceuticals. For each of the Precedent MOE Transactions, Bear Stearns reviewed and analyzed the stock price premium/(discount) from each combining company's perspective based on the Exchange Ratio versus both (i) the market exchange ratio one day prior to the announcement of the transaction and (ii) the market exchange ratio based on the average stock prices for the 20 trading days prior to the announcement of the transaction. Bear Stearns also reviewed and/or analyzed the pro forma ownership of the combined company by each combining company's stockholder base, each combining company's representation on the board of directors of the combined company and each combining company's share of senior management positions. Bear Stearns grouped the Precedent MOE Transactions based on whether each combining company had even or uneven representation on the board of directors of the combined company. Bear Stearns noted that nine of the Precedent MOE Transactions had even splits of the board of directors of the combined company: (i) Dean Witter Discover & Co. and Morgan Stanley Group Inc.; (ii) Bell Atlantic Corporation and NYNEX Corporation; (iii) Pharmacia AB and Upjohn Company; (iv) NBD Bancorp, Inc. and First Chicago Corporation; (v) Wisconsin Energy Corporation and Northern States Power Company; (vi) Martin Marietta Corporation and Lockheed Corporation; (vii) Southern National Corporation and BB&T Financial Corporation; (viii) Wellfleet Communications, Inc. and SynOptics Communications, Inc.; and (ix) Society Corporation and KeyCorp., and that the remaining five of the Precedent MOE Transactions had uneven splits of the board of directors of the combined company: (i) Baltimore Gas and Electric Company and Potomac Electric Power Company; (ii) Chemical Banking Corporation and Chase Manhattan Corporation; (iii) Public Service Company of Colorado and Southwestern Public Service Company; (iv) Cincinnati Gas & Electric Company and PSI Resources, Inc.; and (v) Chemical Banking Corporation and Manufacturers Hanover Corporation.

   Bear Stearns' analysis indicated that the exchange ratios for the Precedent MOE Transactions were generally negotiated within a reasonably narrow band around the market exchange ratio implied by recent pre-announcement stock market prices (both using stock prices one day prior to announcement and over the 20 trading days prior to announcement), and that one party to a given transaction typically received a modest premium to such pre-announcement stock market prices whereas the other party to the transaction received a modest discount to such recent pre-announcement stock market prices. For the nine Precedent MOE Transactions where each of the combining companies had even representation on the combined company's board of directors, the premiums ranged from 0.4% to 19.8% and the discounts ranged from (0.4%) to (16.5%), with the premiums and discounts each being less than 9% in six of the nine transactions. For the five Precedent MOE Transactions where each of the combining companies had uneven representation on the combined company's board of directors, the premiums ranged from 1.5% to 34.2% and the discounts ranged from (1.5%) to (25.5%), with the premiums and discounts each being less than 9% in only two of the five transactions. Bear Stearns noted that the Exchange Ratio in the Merger resulted in the following one-day and average 20-day premiums/(discounts) compared to the Market

Exchange Ratio (as defined below) as of May 23, 1997: premium of 5.9% and discount of (3.4%), respectively, from HFS's perspective and discount of (5.6%) and premium of 3.5% from CUC's perspective. Bear Stearns also noted that as a result of the Merger, each of HFS and CUC would have even representation on the CUC Board and would share key senior management positions. Bear Stearns viewed these premiums/(discounts) as generally being consistent with the range of premiums (discounts) presented by the Precedent MOE Transactions.

   Bear Stearns noted that none of the Precedent MOE Transactions was identical to the Merger and that, accordingly, any analysis of the Precedent MOE Transactions necessarily involved complex considerations and judgments concerning differences in industry dynamics, stock market valuation parameters, financial and operating characteristics and various other factors that would necessarily affect the Exchange Ratio in the Merger as compared to the exchange ratios for the Precedent MOE Transactions.

   Historical Stock Price Performance and Implied Market Exchange
Ratios. Bear Stearns reviewed the historical stock prices of HFS Common Stock and CUC Common Stock and the implied market exchange ratios determined by dividing the price per share of HFS Common Stock by the price per share of CUC Common Stock (the "Market Exchange Ratio") over various periods of time including, among others, the two years ended May 23, 1997, the year prior to May 23, 1997, the 20 trading days ended May 23, 1997, and the 10 trading days ended May 23, 1997. The results of this review indicated that the price per share of HFS Common Stock had moved up significantly since May 1995 and had risen more on a relative basis than CUC Common Stock during this period. Bear Stearns calculated that the Market Exchange Ratio ranged (i) from a low of
0.8091 to a high of 3.0737, with an average of 2.1013, during the two years ended May 23, 1997; (ii) from a low of 2.1952 to a high of 3.0737, with an average of 2.6312, for the year prior to May 23, 1997; (iii) from a low of
2.2687 to a high of 2.8048, with an average of 2.5055, for the 20 trading days ended May 23, 1997; and (iv) from a low of 2.2687 to a high of 2.4603, with an average of 2.3995, for the 10 trading days ended May 23, 1997. As of May 23, 1997 (the last trading day before execution of the Merger Agreement), Bear Stearns noted that the prices of HFS Common Stock and CUC Common Stock closed at $57.00 and $25.13, respectively, and that such closing stock prices resulted in a Market Exchange Ratio of 2.2687.

   Bear Stearns also reviewed the relative performance of HFS Common Stock and CUC Common Stock from May 23, 1996, to May 23, 1997, and compared these numbers to the Standard & Poor's 400 index for the same period, and reviewed the relative stock performance of HFS and CUC for the three years ended on May 23, 1997, and compared these numbers to the Standard & Poor's 400 index for the same period.

   Other Analyses. Bear Stearns conducted such other analyses as it deemed necessary, including reviewing historical and projected financial and operating data for both HFS and CUC and pro forma combined balance sheet data for CUC, analyzing selected investment research reports on, and earnings and other estimates for, each of HFS and CUC and various of their business segments, reviewing and comparing certain financial data and valuation parameters for each of HFS and CUC and reviewing available information regarding the institutional holdings of HFS Common Stock and CUC Common Stock (and the pro forma institutional holdings for the common stock of the combined company).

   The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns Opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the Bear Stearns Opinion. The Bear Stearns Opinion necessarily involved making complex considerations and judgments concerning differences in the potential financial and operating characteristics of the precedent "merger of equals" transactions. In arriving at its opinion, Bear Stearns considered the results of its analyses and did not attribute particular weight to any one analysis or factor considered by it. No transaction in the precedent "merger of equals" transaction analysis summarized above is identical to the Merger. The analyses performed by Bear Stearns, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Bear Stearns' analyses of the fairness of the Exchange Ratio, from a financial point of view, to the holders of HFS Common Stock. The foregoing summary does not purport to be a complete description of the analyses prepared by Bear Stearns and is qualified in its entirety by reference to the Bear Stearns Opinion, which is set forth in Appendix G to this Joint Proxy Statement/Prospectus.

   HFS engaged Bear Stearns as its financial advisor because Bear Stearns is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to the terms of its engagement letter HFS has paid to Bear Stearns a fee of $4 million in connection with the Bear Stearns Opinion (the "Opinion Fee"). HFS has further agreed to pay Bear Stearns a fee of $26 million upon consummation of the Merger or similar business combination involving HFS and CUC. Accordingly, if the Merger is consummated, Bear Stearns will receive total financial advisory fees of $30 million. If the Merger or a similar business combination is not consummated, but HFS receives a "break-up" fee or any other payment as a result of the termination or cancellation of HFS's efforts to effect the Merger or similar business combination or any other payment from CUC not otherwise detailed in the engagement letter (the "Break-up Fee"), then HFS has agreed to pay Bear Stearns a cash fee equal to 10% of any such payment. Therefore, if the Merger is not consummated and CUC pays HFS the Termination Fee ($300 million), HFS will in turn pay Bear Stearns a cash fee equal to $30 million. The Opinion Fee is to be credited against any Break-up Fee payable to Bear Stearns. In addition, HFS agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with the Merger. HFS also has agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

   Bear Stearns has previously rendered and in the future may continue to render certain investment banking and financial advisory services to both HFS and CUC. From August 1, 1995 to the date of this Joint Proxy Statement/Prospectus, in addition to the fees paid or payable to Bear Stearns as described in the foregoing paragraph, Bear Stearns received (i) an underwriting fee of $1.4 million from CUC in connection with a secondary stock offering for affiliates of CUC and (ii) an aggregate of $8.6 million from HFS in connection with serving as financial advisor for the acquisition of Avis, Inc. ($3.8 million), co-manager for an offering of HFS Common Stock ($4.4 million) and co-manager for an offering of HFS's convertible debt ($0.4 million). In addition, a Vice Chairman of The Bear Stearns Company, Inc., which is the parent company of Bear Stearns, is a member of the HFS Board and a Vice Chairman of Bear Stearns Investment Banking and a Senior Managing Director of Bear Stearns Investment Banking served as trustees for National Realty Trust, a trust that was created by HFS and is a significant real estate brokerage franchisee of HFS. In the ordinary course of its business, Bear Stearns may actively trade the securities of HFS and/or CUC for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

   The following discussion is a summary of material U.S. federal income tax consequences of the Merger to a stockholder of HFS (a "Holder") that holds its shares of HFS Common Stock as a capital asset at the Effective Time. The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and differing interpretations. This discussion does not address all aspects of federal taxation that may be relevant to particular Holders in light of their personal investment circumstances or to Holders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, and holders who are not U.S. persons (as defined in section 7701(a)(30) of the Code)). In addition, the discussion does not address the state, local or foreign tax consequences of the Merger.

   EACH HOLDER OF HFS COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

   Tax Opinions. Consummation of the Merger is conditioned upon the receipt by CUC of the opinion of Wachtell, Lipton, Rosen & Katz, counsel to CUC, and the receipt by HFS of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to HFS, each dated as of the Effective Time, in each case, on the basis of facts, representations and assumptions set forth or referred to in such opinions, substantially to the effect that (i) the Merger will constitute a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, and CUC and HFS will each be a party to such "reorganization" within the meaning of Section 368(b) of the Code;
(ii) no gain or loss will be recognized by CUC or HFS as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of HFS upon the exchange of their shares of HFS Common Stock solely for shares of CUC Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of CUC Common Stock; (iv) the aggregate tax basis of the shares of CUC Common Stock received solely in exchange for shares of HFS Common Stock pursuant to the Merger (including fractional shares of CUC Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of HFS Common Stock exchanged therefor; and (v) the holding period for shares of CUC Common Stock received in exchange for shares of HFS Common Stock pursuant to the Merger will include the holding period of the shares of HFS Common Stock exchanged therefor, provided that such shares of HFS Common Stock were held as capital assets by the stockholder at the Effective Time (collectively, clauses (i) through (v) referred to herein as the "Tax Opinions"). The Tax Opinions will be subject to certain limitations and qualifications and will be based on, among other things, certain representations of HFS and CUC, including representations made by the respective managements of HFS and CUC and certain principal stockholders of HFS and CUC. The Tax Opinions are not binding on the Internal Revenue Service ("IRS") and do not preclude the IRS from adopting a contrary position.

   In the event that CUC or HFS is unable to obtain its respective Tax Opinion, as set forth above, each of CUC and HFS is permitted under the Merger Agreement to waive the receipt of the Tax Opinions as a condition to such party's obligation to consummate the Merger. As of the date of this Joint Proxy Statement/Prospectus, neither CUC nor HFS intends to waive the condition as to the receipt of the Tax Opinions, and neither CUC nor HFS anticipates that the material income tax consequences of the Merger will be materially different from those described above. In the event of such a failure to obtain the Tax Opinions, and either CUC's or HFS's determination to waive such condition to the consummation of the Merger, each of CUC and HFS will resolicit the votes of its respective stockholders to approve consummation of the Merger.

   Exchange of HFS Common Stock for CUC Common Stock. A Holder that exchanges shares of HFS Common Stock for shares of CUC Common Stock pursuant to the Merger will not recognize gain or loss except in respect of cash received in lieu of a fractional share of CUC Common Stock (as discussed below). The aggregate adjusted tax basis of the shares of CUC Common Stock received (including fractional shares) in that exchange will be equal to the aggregate adjusted tax basis of the shares of HFS Common Stock surrendered therefor, and the holding period of such CUC Common Stock will include the period during which such shares of HFS Common Stock were held. If the Holder has differing bases or holding periods in respect of its shares of HFS Common Stock, it should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of CUC Common Stock received in the exchange.

   Cash Received in Lieu of a Fractional Share. Cash received in lieu of a fractional share of CUC Common Stock will be treated as received in redemption of such fractional share and gain or loss will be recognized, equal to the difference between the amount of cash received and the portion of the basis of the share of HFS Common Stock allocable to such fractional interest. Such gain or loss will be capital gain or loss. Holders of HFS Common Stock are urged to consult with their own tax advisors concerning changes to the taxation of capital gains contained in the Taxpayer Relief Act of 1997 enacted on August 5, 1997.

FISCAL YEAR

   CUC's fiscal year currently is the year ended January 31. Upon consummation of the Merger, CUC intends to change its fiscal year to the year ending December 31. Accordingly, pro forma information includes CUC's fiscal years ended January 31, 1997, 1996 and 1995 and HFS's fiscal years ended December 31, 1996, 1995 and 1994, which years are referred to as the fiscal years ended December 31, 1996, 1995 and 1994 in this Joint Proxy Statement/Prospectus.

ACCOUNTING TREATMENT

   CUC and HFS anticipate that the Merger will be accounted for using the pooling of interests method of accounting. Under this method of accounting, holders of HFS Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of CUC Common Stock by exchanging their shares for CUC Common Stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of HFS, as reported on its consolidated balance sheet, will be combined with the corresponding balance sheet categories on the consolidated balance sheet of CUC. In future financial statements, the results of operations of CUC will include the results of both CUC and HFS for the entire fiscal year in which the Merger occurs and all prior fiscal periods presented therein; however, certain expenses incurred to effect the Merger must be treated by CUC as current charges against income rather than adjustments to its balance sheet.

   CUC has received a letter from Ernst & Young LLP, its independent public accountants, and HFS has received a letter from Deloitte & Touche LLP, its independent public accountants, each letter dated the date of this Joint Proxy Statement/Prospectus, stating that accounting for the Merger as a pooling of interests is appropriate, if the Merger is consummated as contemplated by the Merger Agreement.

   The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "SUMMARY," "SELECTED FINANCIAL DATA" and "INDEX TO PRO FORMA FINANCIAL STATEMENTS."

HSR ACT AND OTHER REGULATORY APPROVALS

   U.S. Antitrust Filing. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have expired or been terminated. On June 12, 1997, CUC and HFS filed a Premerger Notification and Report Form pursuant to the HSR Act with the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"). Under the HSR Act, the Merger may not be consummated until 30 days (unless early termination of this waiting period is granted) after the initial filing or, if the DOJ or the FTC issues a Request for Documents and Other Additional Information (a "second request"), 20 days after CUC and HFS have substantially complied with such a second request (unless this period is shortened pursuant to a grant of early termination). On July 11, 1997, the FTC issued a second request with respect to the Merger, relating primarily to the companies' timeshare exchange businesses.

   HFS and CUC are engaged in discussions with the FTC concerning the potential divestiture of Interval International Inc., CUC's timeshare exchange business. It is expected that any such required divestiture would not have a material financial impact on the combined company.

   At any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger, or to require the divestiture of certain assets of CUC or HFS. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

   Other Regulatory Approvals. As a result of the Merger, among other things, CUC or HFS, as the case may be, may be required either to notify or obtain the consent of (i) certain state regulatory authorities and federal secondary market agencies in connection with various licenses or authorizations held by PHH Mortgage Services Corporation, a subsidiary of HFS ("PHH Mortgage"), to act as a mortgage lender and servicer; (ii) certain insurance regulatory authorities, including the New York State Department of Insurance and the Colorado Division of Insurance, for the acquisition of control of certain insurance company subsidiaries of HFS; (iii) certain regulatory authorities in other countries where HFS and/or CUC conduct business pursuant to certain antitrust and foreign investment laws and regulations governing the conduct of business in such countries; and (iv) the New Jersey Casino Control Commission and the Mississippi Gaming Commission in connection with the activities of certain HFS subsidiaries providing credit verification and marketing services to casinos in those two states.

   If the approval of the Merger by any of the aforementioned authorities is subject to compliance with certain conditions, there can be no assurance that the parties will be able to satisfy or comply with such conditions or be able to cause their respective subsidiaries to satisfy or comply with any such conditions or that compliance or non-compliance will not have adverse consequences for the combined company after consummation of the Merger. The parties believe that the proposed Merger is compatible with such regulatory requirements. Nevertheless, there can be no assurance that a challenge to the proposed transaction on the grounds that the proposed Merger is not compatible with the competition laws of a certain jurisdiction will not be made or, if a challenge is made, what the result will be.

   Under the Merger Agreement, CUC and HFS have agreed to use best efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate and make effective the Merger. While CUC and HFS believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance regarding the timing of such approvals or the ability of the companies to obtain such approvals on satisfactory terms or otherwise. It is a condition to the parties' respective obligations to consummate the Merger that the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and that all other consents, approvals and actions of, filings with and notices to a governmental authority be made or obtained, the failure of which to be obtained or taken (i) is reasonably expected to have a material adverse effect on the combined company and its prospective subsidiaries or (ii) will result in a violation of any laws. See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

NO APPRAISAL RIGHTS

   Holders of HFS Common Stock are not entitled to dissenters' appraisal rights which would give them the right to obtain the payment of cash in exchange for their HFS Common Stock as a result of the Merger. Holders of CUC Common Stock are also not entitled to dissenters' appraisal rights in connection with the Merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   CUC and HFS have each made forward-looking statements in this document (and in documents that are incorporated by reference in this Joint Proxy Statement/Prospectus) that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the respective company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of CUC and HFS set forth under "SUMMARY," "SELECTED FINANCIAL DATA," "THE PROPOSED MERGER--Background of the Merger," "--CUC's Rationale for the Merger; Recommendation of the CUC Board of Directors," "--HFS's Rationale for the Merger; Recommendation of the HFS Board of Directors," "--Opinion of CUC's Financial Advisor" and "--Opinion of HFS's Financial Advisor" and "INDEX TO PRO FORMA FINANCIAL STATEMENTS," and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of CUC and HFS may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond CUC's and HFS's ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. In addition, CUC and HFS do not have any intention or obligation to update forward-looking statements after they distribute this Joint Proxy Statement/ Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, CUC and HFS claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   Stockholders of CUC and HFS should understand that the following important factors, in addition to those discussed elsewhere in the documents which are incorporated by reference into this Joint Proxy Statement/Prospectus, could affect the future results of the combined company following the Merger, and could cause results to differ materially from those expressed in such forward-looking statements: (i) the effect of economic conditions and interest rates; (ii) the ability of CUC and HFS to successfully integrate their operations; (iii) the impact of competitive services and pricing; (iv) the financial resources of, and products available to, competitors; (v) changes in laws and regulations, including changes in accounting standards;
(vi) customer demand; and (vii) opportunities that may be presented to and pursued by the combined company following the Merger.

RESTRICTIONS ON RESALES BY AFFILIATES

   The shares of CUC Common Stock to be issued to HFS stockholders in the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). These shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of HFS as that term is defined under the Securities Act. An affiliate of HFS, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, HFS. Any subsequent transfer by an affiliate of HFS must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of such persons who become affiliates of CUC) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors and executive officers of HFS (as well as to certain other related individuals or entities).

   Securities and Exchange Commission (the "SEC") guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the Merger. These guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by such affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days prior to the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published (the "Pooling Restriction Period").

   The obligation of CUC to consummate the Merger is conditioned upon HFS having used its best efforts to cause each of its affiliates to deliver to CUC a written agreement that such person will not dispose of (i) any CUC Common Stock in violation of the Securities Act or the rules and regulations promulgated thereunder or (ii) any CUC Common Stock or HFS Common Stock during the Pooling Restriction Period.

   The obligation of HFS to consummate the Merger is conditioned upon CUC having used its best efforts to cause each of its affiliates to deliver CUC a written agreement that such person will not dispose of any CUC Common Stock or HFS Common Stock during the Pooling Restriction Period.

   CUC has agreed in the Merger Agreement to publish financial results covering the first full month of post-Merger combined operations within 45 days after the end of the first month after the Effective Time in which there is at least 30 days of post-Merger combined operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF UNAUDITED HISTORICAL COMBINING FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   General Overview. The managements of CUC and HFS believe that by combining HFS's brands and consumer reach of more than 100 million customers annually who use the travel and real estate services of HFS with CUC's direct marketing expertise, club membership system and approximately 69 million members worldwide, the combined company will be one of the foremost consumer and business services companies in the world with new growth opportunities not available to either company on its own. Revenues from such opportunities are not included in the pro forma combined operating results shown below.

   Since the Merger will be accounted for as a pooling of interests, unaudited historical combining operating results have been restated to combine the results of operations of both CUC and HFS for all periods. Since CUC currently reports on a January 31 fiscal year end and intends to change to a December 31 fiscal year end at the Effective Time, references to 1996 and 1995 herein represent CUC's fiscal years ended January 31, 1997 and 1996, respectively.

Results of Operations

                                                1996         1995      VARIANCE
                                           ------------ ------------ ----------
Net revenue................................  $3,787,827   $2,992,122      27%
Operating expenses.........................   3,069,573    2,475,526      24%
Operating income...........................     718,254      516,596      39%
Operating income adjusted for one-time
 charges...................................     898,199      613,625      46%
Net income.................................     421,340      302,825      39%
Fully diluted earnings per share ("EPS") ..  $      .53   $      .41      29%

   Net income and EPS increased 39% ($118.5 million) and 29% ($.12), respectively, from 1995 to 1996. Operating income increased 39% ($201.7 million) and 46% ($284.6 million), excluding one-time merger, integration, restructuring and litigation costs associated with prior merger transactions involving CUC, from 1995 to 1996.

   The combined company possesses significant operating leverage as demonstrated by a 27% increase in revenue, which translated into a 46% increase in operating income (excluding one-time merger, integration, restructuring and litigation costs). Operating expenses (excluding one-time charges) increased 16% from 1995 to 1996. CUC's and HFS's managements believe that future earnings (i) should be favorably affected by revenue growth opportunities associated with CUC's direct marketing expertise and HFS's travel and real estate customer base, including revenue derived from the combined company's ability to cross-market within both HFS's and CUC's businesses, and (ii) will also be enhanced as a result of both CUC's and HFS's demonstrated operating leverage.

   Liquidity and Capital Resources. CUC and HFS have demonstrated excellent liquidity and access to liquidity through various sources. Most important, both companies have generated significant cash flow from operations, and each company has also demonstrated the ability to access public equity and debt markets, as well as financial institutions for past strategic acquisitions. Additionally, the combined company's cash and cash equivalents and working capital approximated $883.9 million and $1.4 billion, respectively, at March 31, 1997. Each of CUC's and HFS's managements believe that the combined company's liquidity will not be adversely affected by the Merger.

      INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTERESTS

   In considering the respective recommendations of the CUC Board and the HFS Board, CUC stockholders and HFS stockholders should be aware that, as described below, certain members of CUC's and HFS's managements and Boards of Directors may have interests in the Merger that are different from, or in addition to, the interests of CUC and HFS stockholders generally, and that may create potential conflicts of interest. Three executive officers of CUC, Walter A. Forbes, Christopher K. McLeod and E. Kirk Shelton, are members of the 10-person CUC Board which approved the Merger. Five executive officers of HFS, James E. Buckman, Stephen P. Holmes, Michael P. Monaco, Henry R. Silverman and John D. Snodgrass, are members of the 15-person HFS Board which approved the Merger. The CUC Board and the HFS Board were aware of the interests of their respective directors and officers when they approved the Merger and the Merger Agreement.

   In addition to the items discussed below, such interests relate to or arise from, among other things, the terms of the Merger Agreement providing, after the Effective Time, for (i) the CUC Board to consist of 30 members, 15 of whom have been designated by each of HFS and CUC; (ii) the division of certain senior management positions of the combined company among the existing senior management of each of CUC and HFS; and (iii) the indemnification of existing directors and officers of HFS. All such additional interests are described below, to the extent material, and except as described below or under "DIRECTORS AND MANAGEMENT OF CUC FOLLOWING THE MERGER, " such persons have, to the knowledge of HFS and CUC, no material interest in the Merger apart from those of stockholders generally.

EMPLOYMENT AGREEMENT OF CUC CHAIRMAN AND CHIEF EXECUTIVE OFFICER

   CUC has agreed to enter into an amended and restated employment agreement with Mr. Forbes, CUC's Chairman and Chief Executive Officer (the "New Forbes Employment Agreement"), which will become effective and replace and supersede his current employment agreement (the "Current Forbes Employment Agreement") upon the consummation of the Merger. Under the New Forbes Employment Agreement, Mr. Forbes will be employed for a five-year period (the "Period of Employment"), beginning on the date on which the Effective Time occurs (the "Closing Date"), which term will be extended automatically on each anniversary of the Closing Date for an additional year unless either CUC or Mr. Forbes gives written notice that the Period of Employment will end at the end of the then-existing Period of Employment. During the Period of Employment through December 31, 1999, Mr. Forbes will serve as Chairman of the CUC Board and as Chairman of the Executive Committee of CUC, and from and after January 1, 2000, as President and Chief Executive Officer of CUC. During the Period of Employment, Mr. Forbes will be paid an annual base salary of not less than $1,250,000 and an annual bonus equal to the lesser of
(i) 0.75% of CUC's "EBITDA" (as defined in the New Forbes Employment Agreement) or (ii) 100% of his annual base salary. Under the New Forbes Employment Agreement, upon the consummation of the Merger, Mr. Forbes will receive a grant of stock options with respect to 4 million shares of CUC Common Stock with an exercise price equal to the fair market value of the CUC Common Stock on the grant date, vesting in three equal installments on each of the first three anniversaries of the Closing Date. Mr. Forbes will be eligible to participate in CUC's other compensation and employee benefit plans or programs, and to receive perquisites no less favorable than those provided to the Chief Executive Officer of CUC (or, at such times as Mr. Forbes is serving as Chief Executive Officer, those provided to the Chairman of the CUC Board).

   The New Forbes Employment Agreement provides for the continuation of certain provisions of the Current Forbes Employment Agreement, including an arrangement for split dollar life insurance; provisions for death, disability and retirement; certain restrictive covenants, including a covenant not to compete with CUC; and a provision that, in the event of a "Change of Control" (as defined in the applicable agreement) other than the Merger, all then unvested stock options and restricted stock held by Mr. Forbes will vest.

   Under the New Forbes Employment Agreement, if CUC were to fail to appoint and maintain Mr. Forbes as Chief Executive Officer from and after January 1, 2000 (for any reason other than his death, disability, retirement or resignation) or, if before January 1, 2002, Mr. Forbes' employment were to be terminated by CUC other than in the event of a Termination for Cause (as defined below) or by Mr. Forbes in a Constructive Discharge (as defined below), CUC has agreed to pay Mr. Forbes $25,000,000 in cash, and grant him stock options to acquire CUC Common Stock having a Black-Scholes value of $12,500,000 (such options to be fully vested upon grant and to remain exercisable for their term notwithstanding the termination of Mr. Forbes' employment). In addition, in such event, any then unvested stock options and restricted stock held by Mr. Forbes would vest and such stock options would remain exercisable for the remainder of their terms. For these purposes: (i) "Termination for Cause" means a termination of Mr. Forbes's employment by CUC by written notice to him specifying the event relied upon for such termination, due to Mr. Forbes's serious, willful misconduct with respect to his duties under the New Forbes Employment Agreement (including but not limited to conviction for a felony or perpetration of a common law fraud) which has resulted or is likely to result in material economic damage to CUC and which is not cured (if such breach is capable of being cured) within 30 days after written notice thereof to Mr. Forbes; and (ii) "Constructive Discharge" means a termination of Mr. Forbes' employment by him because of a failure of CUC to fulfill its obligations under the New Forbes Employment Agreement, including any reduction of his compensation, failure to maintain him in the positions specified above, any other material change by CUC in the functions, duties or responsibilities of the position which would reduce the ranking or level, dignity, responsibility, importance or scope of the position, or the relocation of Mr. Forbes by CUC to a place of employment that is more than 15 miles from the city limits of Stamford, Connecticut.

   Under the New Forbes Employment Agreement, in the event of a termination of Mr. Forbes' employment for any reason, in addition to the payments described in the preceding paragraph, he will be entitled to receive $10,000,000 as a cash retirement benefit, together with earned but unpaid base salary and incentive compensation awards on a pro rata basis for the year of termination; all then unvested stock options and restricted stock will vest; all then unpaid premiums with respect to the split dollar life insurance maintained on his behalf by CUC will be contributed to an escrow agent; and welfare benefits for Mr. Forbes and his spouse will continue for five years. Such benefits would have been payable to Mr. Forbes upon termination of his employment following consummation of the Merger under the Current Forbes Employment Agreement.

   The New Forbes Employment Agreement provides that Mr. Forbes will be made whole on an after-tax basis with respect to certain excise taxes which may in certain cases be imposed upon payments under the agreement.

EMPLOYMENT AGREEMENT OF HFS CHAIRMAN AND CHIEF EXECUTIVE OFFICER

   CUC has agreed to enter into an amendment (the "Silverman Amendment") to the employment agreement between HFS and Mr. Silverman, HFS's Chairman and Chief Executive Officer, as amended and restated as of June 30, 1996 and January 27, 1997 (the "Current Silverman Employment Agreement"), which amendment will become effective upon the consummation of the Merger.

   The Silverman Amendment provides for the employment of Mr. Silverman by CUC from and after the consummation of the Merger. The Silverman Amendment provides that Mr. Silverman will be employed for the Period of Employment, which term will be extended automatically on each anniversary of the Closing Date for an additional year unless either CUC or Mr. Silverman gives written notice that the Period of Employment will end at the end of the then-existing Period of Employment. During the Employment Period through December 31, 1999, Mr. Silverman will serve as President and Chief Executive Officer of CUC, and thereafter he will serve as Chairman of the CUC Board and Chairman of the Executive Committee of CUC.

   The Current Silverman Employment Agreement provides for Mr. Silverman to receive an annual base salary of not less than $1,500,000 and an annual bonus equal to the lesser of (i) .75% of CUC's "EBITDA" (as defined in the Current Silverman Employment Agreement) for the applicable fiscal year or (ii) 150% of his annual base salary. The Current Silverman Employment Agreement also provides for the annual grant to Mr. Silverman, on each of July 1, 1998, 1999 and 2000, of options to acquire 2 million shares of HFS Common Stock, which will be fully vested upon grant, at an exercise price equal to the fair market value of the HFS Common Stock on the grant date. Under the Current Silverman Employment

Agreement, upon the occurrence of a Change of Control (as defined in the Current Silverman Employment Agreement) in which HFS shareholders receive consideration substantially in the form of stock or other equity securities, Mr. Silverman would receive a lump sum amount, payable, in the case of the Merger, in cash or shares of CUC Common Stock, equal to the value of any such options that have not yet been granted (the "Remaining Options"). The Merger will constitute a Change of Control giving rise to such payment under the Current Silverman Employment Agreement. In consideration of Mr. Silverman's waiver of his right to such payment, the Silverman Amendment provides for the grant of options to acquire a number of shares of CUC Common Stock equal to the number of shares covered by the Remaining Options, multiplied by the Exchange Ratio, which product will aggregate approximately 14,418,600 shares of CUC Common Stock. In addition, the Silverman Amendment contains a provision consistent with the Current Silverman Employment Agreement that, in the event of a Change of Control other than the Merger, Mr. Silverman would receive, in cancellation of any such options then held, cash in an amount (or in certain stock transactions, stock or other equity securities having a value) equal to the value of such options, if that value were to exceed the excess of the aggregate value of the underlying shares over the aggregate exercise price under the options. The Silverman Amendment provides that Mr. Silverman is entitled during the Period of Employment to receive perquisites no less favorable than those provided to the Chairman of the Board of Directors of CUC (or, at such times as Mr. Silverman is serving as such Chairman of the Board, those provided to the Chief Executive Officer of CUC). Mr. Silverman's compensation will not be changed as a result of the Silverman Amendment.

   The Silverman Amendment provides that if Mr. Silverman resigns his employment in connection with a breach by CUC of the Current Silverman Agreement (as amended by the Silverman Amendment), or if he is terminated by CUC without Cause (as defined below), he will be entitled to receive a lump sum cash payment equal to (i) the lesser of (a) 150% of his annual base salary or (b) the sum of his annual base salary plus .75% of "EBITDA" (as defined in the Current Silverman Employment Agreement) for the 12 months preceding the date of termination, times (ii) the number of years and partial years remaining in the Period of Employment. In addition, Mr. Silverman would be entitled to continued health and welfare benefits during the remaining Period of Employment and the vesting of any options and restricted stock. Under the Silverman Amendment, if CUC were to fail to comply with the requirement that Mr. Silverman serve as Chairman of the Board and Chairman of the Executive Committee of CUC from and after January 1, 2000 for any reason other than Mr. Silverman's death, disability or resignation, or if Mr. Silverman's employment is terminated before January 1, 2002 by CUC other than for Cause or by Mr. Silverman in connection with a breach by CUC of the Current Silverman Agreement (as amended by the Silverman Amendment), CUC has agreed to pay Mr. Silverman $25,000,000 in cash, and grant him stock options to acquire CUC Common Stock having a Black-Scholes value of $12,500,000 (such options to be fully vested upon grant and to remain exercisable for their term notwithstanding the termination of Mr. Silverman's employment). For these purposes, "Cause" means (i) the willful and continued failure by Mr. Silverman substantially to perform his duties under the Current Silverman Employment Agreement (as amended by the Silverman Amendment) (other than any such failure resulting from Mr. Silverman's incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against CUC, as finally determined through arbitration or final judgment of a court of competent jurisdiction (which arbitration or judgment, due to the passage of time or otherwise, is not subject to further appeal); or (iii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal).

   The Silverman Amendment further provides that Mr. Silverman will be made whole on an after-tax basis with respect to certain excise taxes which may in certain cases be imposed upon payments under the Current Silverman Employment Agreement (as amended by the Silverman Amendment) and other compensation and benefit arrangements.

AGREEMENTS WITH OTHER EXECUTIVE OFFICERS

   CUC has agreed to enter into new employment agreements with Mr. Shelton, CUC's current President and Chief Operating Officer; Mr. McLeod, currently an Executive Vice President and Member of the Office of the President of CUC; Cosmo Corigliano, CUC's current Chief Financial Officer; and Amy N. Lipton, CUC's current General Counsel (such agreements, respectively, the "New Shelton

Employment Agreement," the "New McLeod Employment Agreement," the "New Corigliano Employment Agreement," and the "New Lipton Employment Agreement" and collectively, the "New CUC Employment Agreements"). Like the New Forbes Employment Agreement, each New CUC Employment Agreement will become effective and replace and supersede the executive's current employment agreement upon the consummation of the Merger, and provide for the Period of Employment beginning on the Closing Date with automatic one-year extensions unless a notice of nonrenewal is given.

   Each New CUC Employment Agreement specifies the position and duties of the executive during the Period of Employment. Mr. Shelton will serve as Senior Executive Vice President of CUC, and President and Chief Executive Officer of its CUC division. Mr. McLeod will serve as Executive Vice President of CUC and President of its CUC software division. Mr. Corigliano will serve as Chief Financial Officer of the CUC division through December 31, 1999, and thereafter, as Chief Financial Officer of CUC. Ms. Lipton will serve as General Counsel of the CUC division and Deputy General Counsel of CUC through December 31, 1999, and thereafter, as a Senior Vice President and the General Counsel of CUC.

   Each New CUC Employment Agreement specifies the compensation and benefits to be provided to the executive during the respective Period of Employment. Mr. Shelton and Mr. McLeod will be paid annual base salaries of not less than $650,000 and will be eligible for annual bonuses based on a target bonus of $650,000; they will each receive, upon the consummation of the Merger, a grant of stock options with respect to 1.8 million shares of CUC Common Stock with an exercise price equal to the fair market value of the CUC Common Stock on the grant date, vesting in four equal installments on each of the first four anniversaries of the Closing Date. Mr. Corigliano and Ms. Lipton will each be paid annual base salaries of not less than $300,000, and will be eligible for an annual bonus based on a target bonus of $200,000 and $150,000, respectively; they will each receive, upon the consummation of the Merger, a grant of stock options with respect to 600,000 shares of CUC Common Stock on the same terms and conditions as the grants to Messrs. Shelton and McLeod. All four executives will be eligible to participate in all of CUC's other compensation and employee benefit plans or programs.

   The New CUC Employment Agreements provide for continuation of certain provisions of the executive's respective corresponding current employment agreements, including arrangements with respect to split dollar life insurance for Messrs. Shelton and McLeod; provisions for death, disability and retirement; certain restrictive covenants, including a covenant not to compete with CUC; and certain provisions entitling the executives to certain benefits upon a Change of Control (as defined in the applicable agreement), which provisions have been amended in the New CUC Employment Agreements to refer to any Change of Control other than in connection with the Merger. Under these amended Change of Control provisions, in the event of a Change of Control (other than the Merger) all then-unvested stock options and restricted stock held by each of the four executives would vest.

   Each New CUC Employment Agreement provides for certain payments in the event of termination of the executive's employment under various circumstances. The New Shelton Employment Agreement provides that if, before January 1, 2002, Mr. Shelton's employment were to be terminated by CUC other than for Cause (as defined below) or by Mr. Shelton in a Constructive Discharge (as defined below), CUC has agreed to pay Mr. Shelton $12,500,000 in cash, and grant him stock options to acquire CUC Common Stock having a Black-Scholes value of $7,500,000 (such options to be fully vested upon grant and to remain exercisable for their term notwithstanding the termination of Mr. Shelton's employment). In addition, if Mr. Shelton's employment were to be terminated by CUC other than for Cause or by Mr. Shelton in a Constructive Discharge, regardless of when such termination occurs, or if Mr. Shelton were to resign for any reason, he would be entitled to receive a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $520,000, if higher), plus any earned but unpaid base salary and incentive compensation, and his benefits and perquisites would continue for 36 months. In the case of a termination without Cause or a Constructive Discharge, all stock options and restricted stock previously granted to him would vest; in the case of a resignation, any options and restricted stock that would have vested in the 36 months following such resignation would vest. For these purposes, Cause and Constructive Discharge are defined in substantially the same manner as in the New Forbes Employment Agreement, except that Mr. Shelton will also be considered to have grounds for Constructive Discharge if Mr. Forbes' employment is terminated by either CUC or Mr. Forbes for any reason before January 1, 2002; if CUC fails to maintain Mr. Forbes as Chief Executive Officer of CUC for the whole of the years 2000 and 2001; if Mr. Shelton fails to be assigned, from and after January 1, 2000, duties and responsibilities with respect to the combined operations of CUC and HFS that are substantially the same as Mr. Shelton's current duties and responsibilities with respect to the operations of CUC; or any individual other than Mr. Shelton, Mr. Forbes or, prior to January 1, 2000, Mr. Silverman is appointed President or Chief Operating Officer of CUC or to any other position reporting directly to the Chief Executive Officer of CUC, which position has a rank or status higher than that of Mr. Shelton's.

   The New McLeod Employment Agreement provides that if Mr. McLeod's employment were to be terminated by CUC other than for Cause or by Mr. McLeod in a Constructive Discharge, or if Mr. McLeod were to resign for any reason, he would be entitled to receive a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he received for any of the three preceding years (or $520,000, if higher), plus any earned but unpaid base salary and incentive compensation, and his benefits and perquisites for would continue for 36 months. In addition, all stock options and restricted stock previously granted to him would vest. For these purposes, Cause and Constructive Discharge are defined in the same manner as in the New Forbes Employment Agreement.

   The New Corigliano Employment Agreement and the New Lipton Employment Agreement contain substantially similar severance provisions as the New McLeod Employment Agreement with multiples of base salary and bonus ranging from 200% to 500% becoming payable, depending upon the circumstances giving rise to the termination, and providing for vesting of stock awards, and continuation of benefits for a specified period of up to 60 months.

   Each of the New CUC Employment Agreements further provides that the executive will be made whole on an after-tax basis with respect to certain excise taxes which may in certain cases be imposed upon payments under the agreement.

   As described above, the New CUC Employment Agreements will, at the Effective Time, replace and supersede the corresponding current employment agreements. These current employment agreements contain, among other things, provisions under which, as a result of the consummation of the Merger, each of the executives would have been entitled to terminate his or her own employment and receive specified severance benefits, if he or she had not entered into a New CUC Employment Agreement.

   CUC has agreed to enter into new employment agreements with Mr. Monaco, HFS's current Vice Chairman and Chief Financial Officer; Mr. Holmes, HFS's current Vice Chairman; and Mr. Buckman, HFS's current Senior Executive Vice President and General Counsel (such agreements, respectively, the "New Monaco Employment Agreement," the "New Holmes Employment Agreement," and the "New Buckman Employment Agreement," and collectively, the "New HFS Employment Agreements"). Like the New CUC Employment Agreements, each New HFS Employment Agreement will become effective and replace and supersede the executive's current employment agreement upon the consummation of the Merger, and will provide for a Period of Employment beginning on the Closing Date with automatic one-year extensions unless a notice of nonrenewal is given.

   Each New HFS Employment Agreement specifies the position and duties of the executive during the Period of Employment. Mr. Monaco will serve as Vice Chairman and Chief Financial Officer of CUC through December 31, 1999, and thereafter, as Vice Chairman. Mr. Holmes will serve as Vice Chairman of CUC. Mr. Buckman will serve as Senior Executive Vice President and General Counsel of CUC through December 31, 1999, and thereafter, as Senior Executive Vice President of CUC and General Counsel of CUC's HFS division.

   Each New HFS Employment Agreement specifies the compensation and benefits to be provided to the executive during the Period of Employment. Messrs. Monaco and Holmes will be paid annual base salaries of not less than $650,000 and will be eligible for annual bonuses based on a target bonus of $650,000; they will each receive, upon the consummation of the Merger, a grant of shares of restricted CUC Common Stock with a fair market value of $1,100,000, vesting in three equal installments on each of the first three anniversaries of the Closing Date, and a grant of stock options with respect to 360,000 shares of CUC Common Stock with an exercise price equal to the fair market value of the CUC Common Stock on the grant date, vesting in four equal installments on each of the first four anniversaries of the Closing Date. Mr. Buckman will be paid an annual base salary of not less than $500,000, and will be eligible for an annual bonus based on a target bonus of $500,000; he will receive, upon the consummation of the Merger, a grant of shares of restricted CUC Common Stock with a fair market value of $1,400,000, vesting in three equal installments on each of the first three anniversaries of the Closing Date, and a grant of stock options with respect to 360,000 shares of CUC Common Stock with an exercise price equal to the fair market value of the CUC Common Stock on the grant date, vesting in four equal installments on each of the first four anniversaries of the Closing Date. All three executives will be eligible to participate in all of CUC's other compensation and employee benefit plans or programs and to receive specified perquisites.

   The New HFS Employment Agreements contain certain provisions that are substantially the same as the corresponding provisions in the New CUC Employment Agreements, including provisions for death, disability and retirement; certain restrictive covenants, including a covenant not to compete with CUC; and a provision that in the event of a Change of Control (other than the Merger) all then-unvested stock options and restricted stock held by each of the executives would vest.

   Each New HFS Employment Agreement provides for certain payments in the event of termination of the executive's employment under various circumstances, consisting of a lump sum in cash equal to a multiple ranging from 300% to 500% (or, in the case of Mr. Buckman, 200% to 400%) of the sum of (i) his annual base salary and (ii) the highest annual bonus he received for any of the three preceding years, or $520,000, if higher ($500,000 in the case of Mr. Buckman), plus any earned but unpaid base salary and incentive compensation. In addition, the executive's benefits and perquisites would continue for a specified period and all then-unvested stock options and restricted stock held by him would vest.

   For purposes of the New HFS Employment Agreements, Cause and Constructive Discharge are defined in substantially the same manner as in the New Forbes Employment Agreement, except that (i) the "relocation" basis for Constructive Discharge is triggered by a relocation more than 15 miles from the city limits of Parsippany, New Jersey, and (ii) the executives will also be considered to have grounds for Constructive Discharge if Mr. Silverman's employment is terminated by either CUC or Mr. Silverman for any reason before January 1, 2001 or if CUC fails to maintain Mr. Silverman as Chairman of the Board and Executive Committee of CUC for the whole of the year 2000.

CERTAIN OTHER BENEFITS

   All options and restricted stock held by each of the above-named CUC executive officers will vest in full upon consummation of the Merger and options granted to certain members of the CUC Board will also vest in full upon consummation of the Merger. All options held by HFS directors or employees will vest in full upon consummation of the Merger.

   Under the CUC Executive Retirement Plan (the "SERP"), certain key executives, including all of the named executive officers, are entitled to receive certain cash payments upon retirement. The SERP provides that upon a change of control, which would include the consummation of the Merger, each participant will receive, in full settlement of all benefits under the SERP, a cash lump sum payment equal to 75% of their targeted retirement benefit. This lump sum payment may be reduced to the extent necessary to avoid any "excess parachute payments." CUC believes that no significant reduction will be required for any of the named executive officers of CUC other than Ms. Lipton. However, to the extent that any such reduction were to occur, the amount not paid upon consummation of the Merger would become payable in the event that the executive's employment subsequently terminated. Upon consummation of the Merger, officers and employees of CUC will receive lump sum payments under the SERP in an aggregate amount of approximately $44 million. None of CUC's named executive officers will receive in excess of 18% of such amount.

   In addition to the grants of stock options to acquire shares of CUC Common Stock and the grants of shares of restricted CUC Common Stock to be made to Messrs. Silverman, Monaco, Holmes, Buckman, Forbes, Shelton, McLeod and Corigliano and Ms. Lipton described above, pursuant to the

Merger Agreement, at the Effective Time certain other officers and key employees of the combined company will be granted options to acquire an aggregate of 8,625,000 shares of CUC Common Stock at an exercise price equal to the fair market value of the CUC Common Stock on the date of grant, and shares of restricted CUC Common Stock with a fair market value of $26.4 million.

INDEMNIFICATION AND INSURANCE

   The Merger Agreement provides that all rights to indemnification and exculpation from liabilities existing in favor of the current or former directors or officers of HFS and its subsidiaries as provided in their respective certificates of incorporation and the by-laws and existing indemnification agreements of HFS will be assumed by CUC, as the surviving corporation in the Merger, and will continue in effect in accordance with their terms, and directors and officers of HFS who become directors and officers of CUC will be entitled to the same indemnification rights as are afforded to other directors and officers of CUC. The Merger Agreement also provides that for seven years after the Effective Time, CUC will provide liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who were covered by HFS's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those in effect on the date of the Merger Agreement, provided that CUC will not be required to pay more than 200% of the current amount paid by HFS to maintain such insurance.

   In addition, the Restated By-Laws (as defined below) will provide for CUC to indemnify and advance litigation expenses to directors and officers of CUC to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

             DIRECTORS AND MANAGEMENT OF CUC FOLLOWING THE MERGER

GENERAL

   In connection with the Merger Agreement, HFS and CUC have agreed to certain provisions relating to the governance of CUC following the Effective Time in a "Plan for Corporate Governance" which is attached as Appendix D to this Joint Proxy Statement/Prospectus and is incorporated herein by reference (the "Governance Plan"). In addition, certain changes will be made to the Old CUC Certificate (as defined herein) and Old CUC By-Laws (as defined herein) as the surviving corporation in the Merger in connection with the Governance Plan. Forms of the proposed Amended and Restated Certificate of Incorporation (the "Restated Certificate") and proposed Amended and Restated By-Laws (the "Restated By-Laws") for CUC, to be put into effect at the Effective Time, are attached as Appendices B and C, respectively, to this Joint Proxy Statement/Prospectus and are incorporated herein by reference.

DIRECTORS

   The Governance Plan provides that the CUC Board will initially consist of 30 members as set forth below, half of whom will be designated by each of CUC and HFS. The 15 directors designated by HFS are the 15 current directors of HFS and the 15 directors designated by CUC are the 10 current directors of CUC and an additional 5 directors designated by CUC.

   At the Effective Time, the CUC Board will be divided into three classes initially consisting of 10 directors each (half of whom will be designated by each of CUC and HFS), with initial terms expiring at the annual meetings of stockholders to be held in 1998, 1999 and 2000, respectively. Each class of directors elected at an annual meeting of stockholders of CUC after the Effective Time will be elected for a three-year term.

   Pursuant to the Restated By-Laws, following the Merger, Mr. Silverman will serve as President and Chief Executive Officer of CUC and Mr. Forbes will serve as Chairman of the Board of Directors of CUC. On January 1, 2000, Mr. Forbes will become President and Chief Executive Officer of CUC and Mr. Silverman will become Chairman of the Board of Directors of CUC. The Restated By-Laws also provide that if, for any reason, Mr. Silverman ceases to serve as President and Chief Executive Officer prior to January 1, 2000 and at such time Mr. Forbes is Chairman of the Board, Mr. Forbes will become President and Chief Executive Officer, and if, for any reason, Mr. Forbes ceases to serve as Chairman of the Board prior to January 1, 2000 and at such time Mr. Silverman is President and Chief Executive Officer, Mr. Silverman will become Chairman of the Board. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTERESTS." Until January 1, 2002, an 80% vote of the CUC Board will be required to remove Mr. Forbes as Chairman or Mr. Silverman as President and Chief Executive Officer or to otherwise amend or repeal the provisions discussed above relating to the roles and succession plans with respect to Mr. Forbes and Mr. Silverman.

   Set forth below is certain information with respect to the 30 individuals who have been designated as the initial members of the CUC Board:

                                   POSITION WITH CUC                         CURRENT POSITION             TERM
NAME                         AGE   FOLLOWING THE MERGER                      WITH HFS OR CUC            EXPIRING
------------------------   -----   ------------------------------   --------------------------------  ----------
Walter A. Forbes.........    54    Chairman of the Board            Chairman of the Board and Chief       2000
                                                                     Executive Officer of CUC
Henry R. Silverman.......    57    President, Chief Executive       Chairman of the Board and Chief       2000
                                    Officer and Director             Executive Officer of HFS
Michael P. Monaco........    49    Vice Chairman, Chief Financial   Vice Chairman and Chief               2000
                                    Officer and Director             Financial Officer of HFS
Stephen P. Holmes........    40    Vice Chairman and Director       Vice Chairman of HFS                  2000
Robert D. Kunisch........    55    Vice Chairman and Director       Vice Chairman of HFS                  1998
Christopher K. McLeod ...    42    Vice Chairman and Director       Executive Vice President of           1999
                                                                     CUC, Chief Executive Officer
                                                                     of CUC Software and Director
                                                                     of CUC
E. Kirk Shelton..........    42    Vice Chairman and Director       President, Chief Operating            1998
                                                                     Officer and Director of CUC
John D. Snodgrass........    40    Vice Chairman and Director       President, Chief Operating            1998
                                                                     Officer, Vice Chairman and
                                                                     Director of HFS
Robert T. Tucker.........    55    Vice Chairman, Director          Secretary of CUC                      1998
                                    and Secretary
Kenneth A. Williams......    42    Vice Chairman and Director       Vice Chairman and Director of         1999
                                                                     CUC
James E. Buckman.........    52    Senior Executive Vice            Senior Executive Vice President,      2000
                                   President, General Counsel        General Counsel and Director
                                   and Director                      of HFS
Bartlett Burnap..........    65    Director                         Director of CUC                       2000
Leonard S. Coleman.......    48    Director                         Director of HFS                       1999
Christel DeHaan..........    54    Director                         Director of HFS                       1999
T. Barnes Donnelly.......    64    Director                         Director of CUC                       1999
Martin L. Edelman........    56    Director                         Director of HFS                       2000
Frederick D. Green.......    58    Director                         --                                    2000
Stephen A. Greyser.......    62    Director                         Director of CUC                       1998
Dr. Carole G. Hankin  ...    55    Director                         --                                    1998
The Rt. Hon. Brian           58    Director                         Director of HFS                       1998
 Mulroney, P.C., LL.D. ..
Robert E. Nederlander ...    64    Director                         Director of HFS                       1999
Burton C. Perfit.........    68    Director                         Director of CUC                       1998
Anthony G. Petrello......    42    Director                         --                                    2000
Robert W. Pittman........    43    Director                         Director of HFS                       1998
E. John Rosenwald, Jr. ..    67    Director                         Director of HFS                       1998
Robert P. Rittereiser ...    59    Director                         Director of CUC                       2000
Stanley M. Rumbough,         77    Director                         Director of CUC                       1999
 Jr......................
Leonard Schutzman........    50    Director                         Director of HFS                       1999
Robert F. Smith..........    63    Director                         Director of HFS                       1999
Craig R. Stapleton.......    52    Director                         --                                    1999

   The following five individuals designated by CUC to serve as members of the CUC Board following consummation of the Merger will not have served as directors of CUC or HFS prior to the Effective Time: Messrs. Green, Petrello, Stapleton, Tucker and Dr. Hankin. The following three individuals have been appointed as members of the HFS Board since the last annual meeting of HFS stockholders: Messrs. Coleman, Kunisch and Mulroney. Biographical information about each of these eight individuals is set forth below:

NAME                                         PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS
----                                         --------------------------------------------
Leonard Coleman................  Mr. Coleman has served as President of The National League of
                                 Professional Baseball Clubs since 1994, having previously served since
                                 1992 as Executive Director, Market Development of Major League Baseball.
                                 Mr. Coleman is a director of Beneficial Corporation, Owens Corning, the
                                 Omnicom Group and New Jersey Resources. Mr. Coleman beneficially owns no shares of HFS Common Stock, but he holds an option to purchase 50,000 shares of HFS Common Stock which will vest at the Effective Time.

Frederick D. Green.............  Mr. Green is President and Chairman of Golf Services, Inc. Since 1969,
                                 Golf Services and its affiliates have been engaged in the ownership and development of residential and commercial real estate projects as well as the creation and management of golf clubs. Mr. Green graduated from
                                 Indiana University in 1960 and received an L.L.B from Stanford
                                 University in 1963. Mr. Green practiced law with the Denver firm of
                                 Holme Roberts & Owen from 1963 through 1967. Mr Green is the beneficial owner of 3,000 shares of CUC Common Stock.

Dr. Carole G. Hankin...........  Dr. Hankin is Superintendent of Schools in Syosset, New York, a suburban
                                 K-12 school district; she has served in that district since 1990. She earned her doctorate and two master's degrees from Columbia University,
                                 Teachers College, as well as a bachelor of arts degree from Sarah
                                 Lawrence College, and certification from the Cornell University School of Industrial and Labor Relations.

Robert D. Kunisch..............  Mr. Kunisch has been Vice Chairman of HFS since April 1997, having previously been Chairman of the Board (since 1989), Chief Executive
                                 Officer (since 1988) and President (since 1984) of PHH Corporation. He is a member of the board directors of CSX Corporation, Mercantile
                                 Bankshares Corporation and GenCorp, Inc. Mr. Kunisch is the beneficial owner of 427,781 shares of HFS Common Stock and he holds a fully-vested option to purchase 400,000 shares of HFS Common Stock.

The Rt. Hon. Brian Mulroney,     Mr. Mulroney, Prime Minister of Canada from 1984 to 1993, is currently
 P.C., LL.D....................  Senior Partner in the Montreal-based law firm, Oglivy Renault. He is a member of several corporate boards of directors, including Archer
                                 Daniels Midland Company Inc., Barrick Gold Corporation and Petrofina,
                                 S.A. Mr. Mulroney beneficially owns no shares of HFS Common Stock, but he holds an option to purchase 50,000 shares of HFS Common Stock which will vest at the Effective Time.

                               45

NAME                                         PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS
----                                         --------------------------------------------
Anthony G. Petrello............  Mr. Petrello has been President and Chief Operating Officer of Nabors
                                 Industries, Inc. (an international drilling contractor) since 1992 and a member of the Executive Committee of Nabors Industries Inc. since 1991.
                                 Mr. Petrello has also been a director of Danielson Holding Corporation, a financial services holding company, since 1996. From 1979 to 1991, Mr.
                                 Petrello was with Baker & McKenzie, a law firm, where Mr. Petrello was
                                 Managing Partner of its New York office until his resignation in 1991.
                                 Mr. Petrello continues as of counsel to Baker & McKenzie, and the firm continues to provide legal services to CUC. Mr. Petrello holds a J.D.
                                 from Harvard Law School and a B.S. and M.S. from Yale University. Mr.
                                 Petrello is the beneficial owner of 31,800 shares of CUC Common Stock.

Craig R. Stapleton.............  Mr. Stapleton has been President of Marsh & McLennan Real Estate
                                 Advisors, Inc. since 1983. Mr. Stapleton is also a director of Alleghany
                                 Properties, Inc. (a real estate investment concern), T.B. Woods Inc. and
                                 Vacu Dry Co. Mr. Stapleton holds an M.B.A. from Harvard Business School and a B.A. from Harvard College. Mr. Stapleton is the beneficial owner of 2,000 shares of CUC Common Stock.

Robert T. Tucker...............  Mr. Tucker has been Secretary of CUC since 1977. From 1972 through 1992,
                                 Mr. Tucker was a partner in Baker & McKenzie, a law firm. Since 1992,
                                 Mr. Tucker has been engaged in private legal practice. During CUC's last fiscal year, Mr. Tucker provided legal services to CUC for which he received aggregate compensation of $161,968. Mr. Tucker is the beneficial owner of 400 shares of CUC Common Stock, which amount does not include options to purchase 75,000 shares of CUC Common Stock which will vest at the Effective Time.

BOARD COMPOSITION AND COMMITTEES

   The Restated By-Laws provide for the appointment by the CUC Board of an Executive Committee (which also will act as a Nominating Committee), a Compensation Committee and an Audit Committee.

   The Executive Committee will consist of four CUC Directors (as defined below) and four HFS Directors (as defined below). Until the third anniversary of the Effective Time, the CUC Board will delegate to the Executive Committee full and exclusive power and authority to evaluate director candidates for election to the CUC Board and committees of the CUC Board, to nominate directors for election to the CUC Board at any annual or special meeting of stockholders, and to elect directors to fill vacancies (i) on the CUC Board between stockholder meetings or (ii) on any committee of the CUC Board (to the extent an alternate member has not been previously designated by the CUC Board). The Executive Committee will also have and may exercise all of the powers of the Board of Directors when the CUC Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee will have no power to (a) alter, amend or repeal the Restated By-Laws or any resolution or resolutions of the CUC Board, (b) declare any dividend or make any other distribution to the stockholders of CUC, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full CUC Board. The Chairman of the Board will serve as Chairman of the Executive Committee. Six of the members of the Executive Committee will, to the extent practicable, be officers of CUC and the remaining members will be independent directors. The initial members of the Executive Committee will be Messrs. Forbes, Shelton, McLeod and Rittereiser from CUC and Messrs. Silverman, Monaco, Holmes and Edelman from HFS.

   Pursuant to the Restated By-Laws, nominations of directors for election to the CUC Board and the election of directors to fill vacancies arising between stockholders' meetings or the election of directors to fill vacancies on any committee of the CUC Board will be undertaken by the Executive Committee such that the number of HFS Directors and CUC Directors on the CUC Board or any committee of the CUC Board will be equal.

   The term "HFS Director" means (i) any person serving as a director of HFS on May 27, 1997 (or any person appointed by the HFS Board after May 27, 1997 to fill a vacancy on the HFS Board created other than due to an increase in the size of the HFS Board) who continues as a director of CUC at the Effective Time and (ii) any person who becomes a director of CUC and who was designated as such by the remaining HFS Directors prior to his or her election; and the term "CUC Director" means (a) any person serving as a director of CUC on May 27, 1997 (or any person appointed by the CUC Board after May 27, 1997 to fill a vacancy on the CUC Board created other than due to an increase in the size of the CUC Board) who continues as a director of CUC at the Effective Time, (b) any of the five persons designated by the CUC Directors to become a director of CUC at the Effective Time, and (c) any person who becomes a director of CUC and who was designated as such by the remaining CUC Directors prior to his or her election.

   Resolutions regarding the filling of a CUC Board vacancy between stockholder meetings, the filling of a vacancy on any committee of the CUC Board or the nomination of a director for election at any annual or special meetings of stockholders in a manner that (i) is consistent with the Governance Plan will require the approval by only three members of the Executive Committee (or only two members if there are then two vacancies on the Executive Committee) or (ii) is inconsistent with the Governance Plan will require approval by at least seven members of the Executive Committee.

   Until the third anniversary of the Effective Time, any change to the above procedure will require the affirmative vote of 80% of the CUC Board.

   Each of the Compensation and Audit Committees will consist of two CUC Directors and two HFS Directors. The Restated By-Laws will provide that, until the third anniversary of the Effective Time, the CUC Directors will nominate the Chairman of the Audit Committee and the HFS Directors will nominate the Chairman of the Compensation Committee.

   Upon establishing each of the committees, the CUC Board will designate alternates with respect to each member of each committee so as to maintain 50% representation on each committee by each of the CUC Directors and HFS Directors.

   The Restated By-Laws will provide that, until the third anniversary of the Effective Time, the vote of 80% of the CUC Board will be required to change the structure, authority or procedures of the CUC Board committees discussed above.

SENIOR EXECUTIVES OF CUC FOLLOWING THE MERGER

   In addition to Mr. Forbes and Mr. Silverman, the other executive officers of CUC following the Merger are expected to be:

 NAME                     TITLE
------------------------- -----------------------------------------------------
Michael P. Monaco.......  Vice Chairman and Chief Financial Officer
Stephen P. Holmes.......  Vice Chairman
Robert D. Kunisch.......  Vice Chairman
Christopher K. McLeod ..  Vice Chairman
E. Kirk Shelton.........  Vice Chairman
John D. Snodgrass.......  Vice Chairman
James E. Buckman........  Senior Executive Vice President and General Counsel

   Effective as of the Effective Time, employment agreements between CUC and Mr. Corigliano, currently Chief Financial Officer of CUC, and Ms. Lipton, currently General Counsel of CUC, will be amended and restated to provide among other things, that they will become Chief Financial Officer and General Counsel of CUC, respectively, on January 1, 2000.

       DIRECTORS AND EXECUTIVE OFFICERS; EXECUTIVE COMPENSATION; STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

   Information concerning current directors and executive officers of CUC, executive compensation and ownership of CUC Common Stock by management and principal stockholders is contained in CUC's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 (the "CUC 1997 10-K"), which is incorporated herein by reference.

   Information concerning current directors and executive officers of HFS, executive compensation and ownership of HFS's voting securities by management and principal stockholders is contained in HFS's Annual Report on Form 10-K for the year ended December 31, 1996 (the "HFS 1996 10-K"), which is incorporated herein by reference.

                              THE NEW STOCK PLAN

DESCRIPTION OF THE NEW STOCK PLAN

   As contemplated by the Merger Agreement, the New Stock Plan will become effective upon consummation of the Merger. If approved, following consummation of the Merger, the New Stock Plan will be available in addition to the other stock plans of CUC, including the plan submitted to CUC stockholders for approval at the CUC 1997 Annual Meeting. Set forth below is a discussion of the material terms of the New Stock Plan. A copy of the New Stock Plan is attached as Appendix E to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

   Subject to adjustment as provided in the New Stock Plan, the New Stock Plan authorizes the granting of up to 25 million shares of CUC Common Stock through (i) incentive stock options ("ISOs") and non-qualified stock options ("NQOs") (in each case, with or without related stock appreciation rights ("SARs")), to acquire CUC Common Stock, and (ii) awards of restricted shares of CUC Common Stock ("Restricted Stock") (collectively, "Awards") to such directors, officers and other employees of CUC and its affiliates as may be designated by the Compensation Committee of the CUC Board or such other committee as the CUC Board may designate (the "Compensation Committee"). All directors, officers and employees of CUC and its affiliates who are responsible for or contribute to the management, growth and profitability of the business of CUC and its affiliates are eligible to receive Awards under the New Stock Plan; provided that non-employee directors are eligible to receive only NQOs, as described below, and Restricted Stock. No participant in the New Stock Plan may be granted Awards covering in excess of 10 million shares of CUC Common Stock in any five-year consecutive period; provided that, with respect to the five (5) year period beginning as of the Closing Date, no participant may be granted Awards covering in excess of the sum of
(i) 10 million shares of CUC Common Stock, plus (ii) the number of shares of CUC Common Stock covering the following Awards: the options on 4 million shares to be awarded to Mr. Forbes upon consummation of the Merger pursuant to the New Forbes Employment Agremeent; the options on 14,418,600 shares to be awarded to Mr. Silverman upon consummation of the Merger pursuant to the Silverman Amendment; the options on 1.8 million shares, 1.8 million shares, 600,000 shares and 600,000 shares to be awarded to Messrs. Shelton, McLeod and Corigliano and Ms. Lipton, respectively, upon consummation of the Merger pursuant to the New CUC Employment Agreements; the options on 360,000 shares to be awarded to each of Messrs. Monaco, Holmes and Buckman upon consummation of the Merger pursuant to the New HFS Employment Agreements; and the shares of Restricted Stock having a value of $1.1 million, $1.1 million and $1.4 million to Messrs. Monaco, Holmes and Buckman, respectively, to be awarded upon consummation of the Merger pursuant to the New HFS Employment Agreements. Upon consummation of the Merger, certain officers and key employees of the combined company will be granted shares of Restricted Stock, ISOs and/or NQOs. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTERESTS."

   The Compensation Committee will administer the New Stock Plan, approve the eligible participants who will receive Awards, determine the form and terms of the Awards and have the power to fix vesting periods.

   Section 162(m) of the Code provides that publicly traded companies may not deduct compensation paid to the chief executive officer or any of the four most highly compensated other officers ("Covered

Employees") to the extent such compensation exceeds $1,000,000 in any one tax year, unless the payments, among other things, are made based upon the attainment of objective performance goals that are established by a committee of the Board, comprised solely of two or more outside directors, based upon business criteria and other material terms approved by stockholders. The New Stock Plan is designed so that options and SARs granted with a fair market value exercise price, and awards of Restricted Stock designated as "Performance Awards" (as described below), that are made to Covered Employees will be considered performance-based and hence fully deductible. However, the Compensation Committee will have the discretion to grant awards to Covered Employees that will not qualify for the exemption from Section 162(m). Moreover, in certain cases such as death or disability (as described below), Performance Awards may become payable even though the performance goals are not met, in which event the Performance Awards will not be exempt from
Section 162(m) and CUC might lose part or all of its tax deduction.

   Under the terms of the New Stock Plan, the Compensation Committee may from time to time grant options to purchase shares of CUC Common Stock at a price (generally payable in cash and/or shares of CUC Common Stock) determined by the Compensation Committee which may not be less than the Fair Market Value (as defined in the New Stock Plan) of the shares of CUC Common Stock, as determined by the mean between the highest and lowest sales prices on the NYSE or such other exchange on which the CUC Common Stock is listed on the date the option is granted. Generally, options may not be exercised later than ten years after the date of grant. The Compensation Committee may also grant SARs related to the options granted under the New Stock Plan. An SAR would entitle the holder thereof to receive, upon exercise, the appreciation from the option price to the fair market value of the shares of CUC Common Stock on the date of exercise, such appreciation being payable in cash and/or in shares of CUC Common Stock as determined by the Compensation Committee. Exercise of an SAR cancels the related option to the extent of such exercise, and the shares of CUC Common Stock related thereto are not available for future grants under the New Stock Plan.

   The Compensation Committee will determine the times at which an option may be exercised. Except as otherwise determined and as set forth below, an option may only be exercised during employment or generally during the three months following termination of employment for any reason other than death, permanent disability or retirement. Stock options generally may be exercised during the period of one year after termination of employment due to death or disability if the optionee is still in the employ of CUC or any of its affiliates at the time of death or disability, provided that in the event of death prior to expiration of the option term following termination of employment for disability, options generally may be exercised during the period of one year following the date of death. After an optionee retires from CUC or any of its affiliates, the optionee's stock options generally may thereafter be exercised to the extent to which they were exercisable at the time of the optionee's retirement and may be exercised at any time during the five-year period following retirement (or such shorter period as the Compensation Committee determines); provided that in the event of death prior to the expiration of the option, options generally may be exercised during the period of one year following the date of death.

   The New Stock Plan provides that the Compensation Committee may establish option exercise procedures for purposes of permitting an optionee to defer receipt of compensation beyond the date of the option exercise.

   Under the New Stock Plan, the Compensation Committee may also make awards of Restricted Stock. The Committee may condition the grant or vesting of such awards on the attainment of certain performance goals and/or upon the participant's continued service with CUC or any of its affiliates. During the period (the "Restricted Period") commencing with the grant of Restricted Stock and ending on attainment of the applicable performance goals or satisfaction of the requisite period of service, the participant is not permitted to sell, transfer, assign or otherwise dispose of the Restricted Stock. The participant generally has the right during the Restricted Period to vote the Restricted Stock and to receive cash dividends paid thereon. However, the Compensation Committee may determine that such cash dividends be deferred and reinvested in additional Restricted Stock and that dividends payable in CUC Common Stock be paid in Restricted Stock. Upon termination of employment prior to the end of the Restricted Period, the Restricted Stock will be forfeited, although the Compensation Committee may waive any remaining restrictions upon termination of employment due to retirement or involuntary termination of employment other than for cause.

   The Compensation Committee may designate an award of Restricted Stock to a Covered Employee as a qualified performance-based award ("Performance Award") and condition the vesting of such awards upon the attainment of specified levels of one or more of the following performance goals: earnings per share, sales, net profit after tax, gross profit, operating profit, cash generation, return on equity, change in working capital, and/or shareholder return. The Compensation Committee will not have the power to waive achievement of such goals, except upon the death or disability of the participant. Approval of the New Stock Plan by stockholders will be considered to constitute approval of these goals for purposes of Section 162(m) of the Code.

   At the time any Award under the New Stock Plan is granted, the Compensation Committee may grant the participant the right to receive a cash payment in an amount specified by the Compensation Committee, to be paid when the award results in compensation income to the participant and to help the participant pay the resulting taxes. Awards under the New Stock Plan may be transferable under certain circumstances described in the New Stock Plan.

   The New Stock Plan provides for the use of authorized but unissued shares or treasury shares. To the extent that treasury shares are not used, authorized but unissued shares of CUC Common Stock have been reserved for issuance upon exercise of options or distribution of Awards granted under the New Stock Plan.

   No Awards may be granted under the New Stock Plan after the tenth anniversary of the New Stock Plan's approval by the stockholders of each of HFS and CUC, but Awards theretofore granted may extend beyond that date. The New Stock Plan may be amended or discontinued by the CUC Board at any time, but no termination may impair the rights of any holders of options or awards granted prior thereto without such holder's consent. Subject to certain limitations, the Compensation Committee may amend the terms of any Award retroactively or prospectively, but the New Stock Plan does not permit the Compensation Committee to cause a Performance Award to fail to be exempt from
Section 162(m) or impair the rights of any holder without the holder's consent. The Compensation Committee has the power to interpret the Plan and to make all other determinations necessary or advisable for its administration.

   Except as otherwise described herein, benefits under the New Stock Plan to the Chief Executive Officer and the other executive officers named above and to the non-employee directors and other employees of CUC are not currently determinable because the New Stock Plan is discretionary.

FEDERAL INCOME TAX CONSIDERATIONS

   CUC has been advised by Wachtell, Lipton, Rosen & Katz, its special outside legal counsel in connection with the Merger, that, based on the present provisions of the Code and regulations promulgated thereunder, the federal income tax consequences of the grant, vesting and exercise of Awards under the New Stock Plan and the subsequent disposition of stock acquired thereby will be as described below.

   THE FOLLOWING DISCUSSION ADDRESSES ONLY THE GENERAL FEDERAL INCOME TAX CONSEQUENCES OF AWARDS. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX, AND SECURITIES LAWS RESTRICTIONS, AND IS NOT INTENDED AS TAX ADVICE TO PARTICIPANTS IN THE NEW STOCK PLAN, WHO SHOULD CONSULT THEIR OWN TAX ADVISORS.

   Non-Qualified Options. Generally, an optionee will not recognize any taxable income, and CUC will not be allowed a tax deduction, upon the granting of an NQO. Upon the exercise of an NQO, the optionee realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired at the time the NQO is exercised over the exercise price for such shares. At that time, CUC will be allowed a tax deduction equal to the amount of ordinary taxable income recognized by the optionee, subject to the limitations described below.

   When an optionee exercises an NQO by paying the exercise price solely in cash, the basis in the shares acquired is equal to the fair market value of the shares on the date ordinary income is recognized, and the holding period for such shares begins on the day after the shares are received. When an optionee exercises an NQO by exchanging previously acquired shares of CUC Common Stock held as capital assets in partial or full payment of the exercise price, shares of CUC Common Stock received by the optionee equal in number to the previously acquired shares exchanged therefor will be received free of tax and will have the same basis and holding period as such previously acquired shares. The optionee will recognize ordinary taxable income equal to the fair market value of any additional shares received by the optionee, less the amount of any cash paid by the optionee in payment of the exercise price. The optionee will have a basis in such additional shares equal to their fair market value on the date ordinary income is recognized and the holding period of such shares will commence on the day after the shares are received.

   Upon subsequent disposition of shares acquired upon exercise of an NQO, the difference between the amount realized on the sale and the basis in the shares is treated as long-term or short-term capital gain or loss, depending on the holding period for the shares. Long-term capital gain treatment is applicable if the shares are held for more than one year. The Code limits the deductibility of capital losses. The subsequent disposition of shares acquired by exercise of an NQO will not result in any additional tax consequences to CUC.

   Incentive Stock Options. Generally, an optionee will not recognize any taxable income and CUC will not be allowed a tax deduction upon the granting of an ISO. Upon the exercise of an ISO, the optionee will not realize ordinary taxable income and CUC will not be allowed a tax deduction, as long as the optionee is an employee of CUC (or of a participating subsidiary) from the time of the grant through the date three months before the ISO was exercised. (The foregoing requirement is waived with respect to exercises by the estate of an optionee who dies while employed, or within three months after the termination of his or her employment, and the three-month period is extended to one year in the case of a termination because of total and permanent disability.) If the foregoing requirement is not met, the exercise of an ISO is treated in the same manner as the exercise of an NQO (see above). The basis for the shares so acquired equals the exercise price, and the holding period for the shares begins on the day after the date the shares are received.

   Generally, upon the disposition of shares acquired through the exercise of an ISO, the optionee will recognize long-term capital gain or loss to the extent the amount realized on the sale of such shares is greater than or less than the exercise price, as long as the disposition is not a "disqualifying disposition." A "disqualifying disposition" generally occurs if shares acquired upon exercise of an ISO are disposed of by the optionee prior to the expiration of two years from the date of grant of the option or within one year of the date of transfer of shares to the optionee. (However, disposition by the estate of a deceased employee is not considered a disqualifying disposition even if it occurs before these dates.) Upon a disqualifying disposition, the optionee realizes ordinary taxable income (and CUC will be allowed a tax deduction, subject to the limitations described below) in an amount equal to the excess, if any, of (i) the lesser of (a) the fair market value of the shares on the date the ISO is exercised, or (b) the amount realized on such disqualifying disposition over (ii) the exercise price. The excess, if any, of the amount realized upon such qualifying disposition over the fair market value of the shares on the date of exercise will be taxed as long-term or short-term capital gain depending on the holding period involved. Long-term capital gain treatment is applicable if the shares were held for more than one year.

   Generally, if the optionee exchanges previously acquired shares of CUC Common Stock in partial or full payment of the exercise price of an ISO, the exchange will not affect the ISO treatment of the exercise and, except as otherwise described herein, no gain or loss or other income will be recognized upon the disposition of the previously acquired shares. Shares of CUC Common Stock received by the optionee equal in number to the previously acquired shares exchanged therefor will have the same basis (increased by the amount of ordinary income, if any, recognized on the exchange) and the same holding period for capital gains purposes as the previously acquired shares. Optionees will not, however, be able to use the old holding period for purposes of satisfying the holding period requirement for avoiding a disqualifying disposition of the ISO. Shares of CUC Common Stock received by the optionee in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences on the day after the date the shares are received upon exercise of the ISO. If payment of the exercise price is made using shares of CUC Common Stock acquired upon exercise of an ISO, the delivery to CUC of these previously acquired shares will be considered a disposition of the shares for the purpose of determining whether a disqualifying disposition has occurred.

   Stock Appreciation Rights. Generally, a participant will not recognize any taxable income, and CUC will not be allowed a tax deduction, upon the granting of the SAR. Upon exercise of an SAR, the holder generally will realize ordinary taxable income in an amount equal to the sum of any cash received and the fair market value of any CUC Common Stock received. The optionee's basis in any shares of CUC Common Stock received is equal to the amount of ordinary income recognized with respect to such shares, and, upon subsequent disposition, any further gain or loss is either short-term or long-term capital gain or loss depending on the holding period of the shares. The holding period for such shares commences on the day after the shares are received. CUC will be allowed a tax deduction equal to the amount of ordinary income recognized by the holder, subject to the limitations described below.

   Restricted Stock. Generally, a participant will not recognize any taxable income, and CUC will not be allowed a tax deduction, upon the grant of Restricted Stock. Upon the lapsing of restrictions on restricted stock, the holder will recognize ordinary income equal to the fair market value of the shares on the date of such lapse. Alternatively, the participant may elect, within 30 days after the grant of restricted stock, to recognize ordinary income at the time of the grant, in which event the amount of such ordinary income will be equal to the fair market value of the shares on the date of grant. In either event, at the time the participant recognizes income with respect to the Restricted Stock, CUC is entitled to a deduction in an equal amount, subject to the limitations described below.

   Withholding. CUC has a right to withhold any sums required by federal, state, local or foreign tax laws with respect to the exercise of any option or SAR or the lapse of restrictions on any Restricted Stock, or to require payment of such amounts before delivery of shares.

   Limitations on CUC's Ability to Take Deductions; Excess Parachute Payments. CUC must satisfy applicable federal tax reporting requirements with respect to Awards in order to be entitled to the deductions described above. In addition, Section 162(m) of the Code provides that compensation of an individual who is a Covered Employee may not be deducted to the extent such compensation exceeds $1 million in any taxable year, unless such compensation qualifies as "performance-based" under Section 162(m). The New Stock Plan permits the making of awards that would not qualify as performance-based compensation. See "--Description of the New Stock Plan." Furthermore, there can be no assurance that awards thereunder that are intended to be performance-based within the meaning of Section 162(m) will in fact so qualify.

   If Awards are granted, accelerated or enhanced in connection with a change of control of CUC, all or a portion of the value of such Awards may constitute "excess parachute payments." CUC would not be permitted to deduct excess parachute payments, and the recipient of such a payment would be subject to a 20 percent federal excise tax. Furthermore, excess parachute payments to Covered Employees would be subject to the $1 million limitation on deduction of their compensation by an equal amount, and thus could result in other compensation to such individuals being nondeductible.

   THE FOREGOING DISCUSSION IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY, NOT AS SPECIFIC TAX ADVICE. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX, AND SECURITIES LAWS RESTRICTIONS.

                INFORMATION CONCERNING THE HFS SPECIAL MEETING

PURPOSE, TIME AND PLACE

   This Joint Proxy Statement/Prospectus is being furnished to stockholders of HFS in connection with the solicitation of proxies by the HFS Board from holders of HFS Common Stock for use at HFS's special meeting to be held on October 1, 1997, at 10:00 a.m., local time, at the offices of HFS, 6 Sylvan Way, Parsippany, New Jersey 07054, and at any adjournments or postponements thereof (the "HFS Special Meeting"). At the HFS Special Meeting, holders of HFS Common Stock will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) a proposal to approve the New Stock Plan, the terms of which are described above under "THE NEW STOCK PLAN" and set forth in Appendix E to this Joint Proxy Statement/Prospectus (collectively, proposals (i) and (ii) above, the "HFS Proposals"); and (iii) such other matters as may properly come before the HFS Special Meeting. The New Stock Plan will become effective only upon consummation of the Merger.

RECORD DATE; QUORUM; VOTE REQUIRED

   The HFS Board has fixed the close of business on August 18, 1997 as the record date for determining the holders of HFS Common Stock entitled to notice of, and to vote at, the HFS Special Meeting (the "HFS Record Date"). Only holders of record of HFS Common Stock at the close of business on the HFS Record Date will be entitled to notice of, and to vote at, the HFS Special Meeting. At the close of business on the HFS Record Date, 158,919,230 shares of HFS Common Stock were issued and outstanding and were held by approximately 2,053 holders of record. The HFS Common Stock constitutes the only outstanding class of voting securities of HFS, and each share of HFS Common Stock is entitled to one vote on each matter to be acted upon or which may come before the HFS Special Meeting. Votes may be cast at the HFS Special Meeting in person or by proxy. See "--Proxies."

   The presence at the HFS Special Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of HFS Common Stock entitled to vote is necessary to constitute a quorum to transact business at the HFS Special Meeting. In the event that a quorum is not present at the HFS Special Meeting, it is expected that such meeting will be adjourned or postponed in order to solicit additional proxies.

   The affirmative vote of the holders of a majority of all outstanding shares of HFS Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Under applicable Delaware law, in determining whether the proposal to approve and adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposal. Brokers who hold shares of HFS Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted ("broker non-votes") because the nominee-broker lacks such discretionary authority will be counted and have the same effect as a vote against the proposal.

   The affirmative vote of the holders of a majority of the shares of HFS Common Stock cast on the proposal to approve the New Stock Plan is required to approve the New Stock Plan, provided that the total number of votes cast on such proposal represents over 50% of the number of votes entitled to be cast on such proposal. Abstentions will have the same effect as votes against approval of the New Stock Plan. However, broker non-votes (resulting from a nominee-broker's lack of discretionary authority to vote the shares on behalf of the respective beneficial owners) will be disregarded and will have no effect on the votes on the New Stock Plan. Adoption of the New Stock Plan is also conditioned upon its approval by the CUC stockholders at the CUC Special Meeting.

   As of the close of business on the HFS Record Date, HFS's directors and executive officers and their affiliates may be deemed to be the beneficial owners of 1,778,696 outstanding shares (excluding shares underlying stock options) of HFS Common Stock, or approximately 1.12% of the then outstanding shares of HFS Common Stock. It is expected that such executive officers and directors of HFS will vote for approval of the HFS Proposals.

   THE HFS BOARD HAS APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF HFS AND ITS STOCK-HOLDERS AND
RECOMMENDS THAT HFS STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER
                AGREEMENT, THE MERGER AND THE NEW STOCK PLAN.

PROXIES

   Shares of HFS Common Stock represented by properly executed proxies received in time for the HFS Special Meeting will be voted at the HFS Special Meeting in the manner specified on such proxies.

Proxies which are properly executed but which do not contain voting instructions will be voted FOR approval of each of the HFS Proposals. It is not expected that any matter other than those contemplated by the HFS Proposals will be brought before the HFS Special Meeting; however, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting.

   The grant of a proxy on the enclosed HFS proxy card does not preclude a stockholder from voting in person at the HFS Special Meeting. A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the HFS Special Meeting, to Jeanne M. Murphy, Secretary, HFS Incorporated, 6 Sylvan Way, Parsippany, New Jersey 07054, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Secretary of HFS a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the HFS Special Meeting and voting in person. Attendance at the HFS Special Meeting will not by itself constitute revocation of a proxy.

   For participants in the HFS Incorporated Employee Savings Plan (the "Savings Plan") with shares of HFS Common Stock credited to their accounts, voting instructions for the trustee of the Savings Plan are also being solicited through this Joint Proxy Statement/Prospectus. In accordance with the provisions of the Savings Plan, the trustee will vote shares of HFS Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited, provided that, to the extent such instructions are not received prior to twelve o'clock noon, Eastern Standard Time, on September 19, 1997, the trustee will vote the shares with respect to which it has not received instructions proportionately in accordance with the shares for which it has received instructions. Instructions given with respect to shares in Savings Plan accounts may be changed or revoked only in writing, and no such instructions may be revoked after twelve o'clock noon, Eastern Standard Time, on September 24, 1997. Participants in the Savings Plan are not entitled to vote in person at the HFS Special Meeting.

   If a participant in the Savings Plan has shares of HFS Common Stock credited to his or her account in the Savings Plan and also owns other shares of HFS Common Stock, he or she should receive separate proxy cards for shares credited to his or her account in the Savings Plan and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to register voting instructions for all shares owned by a participant or held for a participant's benefit in the Savings Plan.

   HFS will bear the cost of solicitation of proxies from its stockholders, except that HFS and CUC intend to share equally the cost of preparing and printing this Joint Proxy Statement/Prospectus, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of HFS and its subsidiaries may solicit proxies from stockholders of HFS by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and HFS will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

   In addition, HFS has retained ChaseMellon Shareholder Services, LLP ("ChaseMellon") to assist HFS in the solicitation of proxies from stockholders in connection with the HFS Special Meeting. ChaseMellon will receive a fee of $8,500 as compensation for its services and reimbursement of its out-of-pocket expenses in connection therewith. HFS has agreed to indemnify ChaseMellon against certain liabilities arising out of or in connection with its engagement.

   HFS STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR HFS COMMON STOCK WILL BE MAILED BY CUC TO FORMER HFS STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

APPRAISAL RIGHTS

   Stockholders of HFS will have no dissenters' appraisal rights under the DGCL in connection with the Merger Agreement and the consummation of the Merger. See "THE PROPOSED MERGER--No Appraisal Rights."

                INFORMATION CONCERNING THE CUC SPECIAL MEETING

PURPOSE, TIME AND PLACE

   This Joint Proxy Statement/Prospectus is being furnished to stockholders of CUC in connection with the solicitation of proxies by the CUC Board from holders of CUC Common Stock for use at CUC's special meeting to be held on October 1, 1997, at 10:00 a.m., local time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, and at any adjournments or postponements thereof (the "CUC Special Meeting"). At the CUC Special Meeting, holders of CUC Common Stock will be asked to consider and vote upon
(i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, the issuance of CUC Common Stock to HFS stockholders pursuant to the Merger Agreement (the "Share Issuance") and the amendment and restatement of CUC's Amended and Restated Certificate of Incorporation (the "Old CUC Certificate") at the time of the Merger, including the change of CUC's name to Cendant Corporation (the "Certificate Amendment"); (ii) a proposal to approve the New Stock Plan (collectively, proposals (i) and (ii) above, the "CUC Proposals"); and (iii) such other business as may properly come before the CUC Special Meeting or any adjournment or postponement thereof. A copy of the proposed form of the Restated Certificate, which includes the proposed amendments, is attached hereto as Appendix B. The New Stock Plan will become effective only upon consummation of the Merger.

RECORD DATE; QUORUM; VOTE REQUIRED

   The CUC Board has fixed the close of business on August 18, 1997 as the record date for determining the holders of CUC Common Stock entitled to notice of, and to vote at, the CUC Special Meeting (the "CUC Record Date"). Only holders of record of CUC Common Stock at the close of business on the CUC Record Date will be entitled to notice of, and to vote at, the CUC Special Meeting. At the close of business on the CUC Record Date, 410,570,684 shares of CUC Common Stock were issued and outstanding and were held by approximately 9,160 holders of record. The CUC Common Stock constitutes the only outstanding class of voting securities of CUC, and each share of CUC Common Stock is entitled to one vote on each matter to be acted upon or which may come before the CUC Special Meeting. Votes may be cast at the CUC Special Meeting in person or by proxy. See "--Proxies."

   The presence at the CUC Special Meeting, either in person or by proxy, of the holders of not less than one-third of the shares of CUC Common Stock entitled to vote is necessary to constitute a quorum to transact business at the CUC Special Meeting. In the event that a quorum is not present at the CUC Special Meeting, it is expected that such meeting will be adjourned or postponed in order to solicit additional proxies.

   The affirmative vote of the holders of a majority of all outstanding shares of CUC Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, the Share Issuance and the Certificate Amendment. Under applicable Delaware law, in determining whether the proposal to approve and adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposal. Brokers who hold shares of CUC Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted ("broker non-votes") because the nominee-broker lacks such discretionary authority will be counted and have the same effect as a vote against the proposal.

   The affirmative vote of the holders of a majority of the shares of CUC Common Stock cast on the proposal to approve the New Stock Plan is required to approve the New Stock Plan, provided that the total number of votes cast on such proposal represents over 50% of the total number of votes entitled to be cast on such proposal. Abstentions will have the same effect as votes against approval of the New Stock Plan. However, broker non-votes (resulting from a nominee-broker's lack of discretionary authority to vote the shares on behalf of the respective beneficial owners) will be disregarded and will have no effect on the votes on the New Stock Plan. Adoption of the New Stock Plan is also conditioned upon its approval by the HFS stockholders at the HFS Special Meeting.

   As of the close of business on the CUC Record Date, CUC's directors and executive officers and their affiliates may be deemed to be the beneficial owners of 29,961,799 outstanding shares (excluding shares underlying stock options) of CUC Common Stock, or approximately 7.4% of the then outstanding shares of CUC Common Stock. It is expected that such executive officers and directors of CUC will vote for approval of the CUC Proposals.

   THE CUC BOARD HAS APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF CUC AND ITS STOCKHOLDERS AND
RECOMMENDS THAT CUC STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER
                AGREEMENT, THE MERGER AND THE NEW STOCK PLAN.

PROXIES

   Shares of CUC Common Stock represented by properly executed proxies received in time for the CUC Special Meeting will be voted at the CUC Special Meeting in the manner specified on such proxies. Proxies which are properly executed but which do not contain voting instructions will be voted FOR approval of each of the CUC Proposals. It is not expected that any matter other than those contemplated by the CUC Proposals will be brought before the CUC Special Meeting; however, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting.

   The grant of a proxy on the enclosed CUC proxy card does not preclude a stockholder from voting in person at the CUC Special Meeting. A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the CUC Special Meeting, to Robert T. Tucker, Secretary, CUC International Inc., 707 Summer Street, Stamford, Connecticut 06901, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Secretary of CUC a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the CUC Special Meeting and voting in person. Attendance at the CUC Special Meeting will not by itself constitute revocation of a proxy.

   Participants in the Savings Investment Plan of CUC (the "CUC SIP") who receive this Joint Proxy Statement/Prospectus in their capacity as participants will receive a voting instructions form in the form of a proxy card. The trustee of the CUC SIP will vote the shares, in person or by proxy, in accordance with the instructions the trustee receives on or before September 26, 1997. If timely voting instructions are not received, the trustee will (i) in the case of the proposal to approve and adopt the Merger Agreement, vote shares of CUC Common Stock under the CUC SIP in favor of the Merger Proposal proportionately in accordance with the shares for which it has received instructions; and (ii) in the case of approving the New Stock Plan, abstain from voting any such shares of CUC Common Stock as to which no written instructions are received.

   CUC will bear the cost of solicitation of proxies from its stockholders, except that CUC and HFS intend to share equally the cost of preparing and printing this Joint Proxy Statement/Prospectus, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of CUC and its subsidiaries may solicit proxies from stockholders of CUC by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and CUC will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

   In addition, CUC has retained D.F. King & Co., Inc. ("D.F. King") to assist CUC in the solicitation of proxies from stockholders in connection with the CUC Special Meeting. D.F. King will receive a fee of $8,000 as compensation for its services and reimbursement of its out-of-pocket expenses in connection therewith. CUC has agreed to indemnify D.F. King against certain liabilities arising out of or in connection with its engagement.

APPRAISAL RIGHTS

   Stockholders of CUC will have no dissenters' appraisal rights under the DGCL in connection with the Merger Agreement and the consummation of the Merger. See "THE PROPOSED MERGER--No Appraisal Rights."

                             THE MERGER AGREEMENT

GENERAL

   The Merger Agreement contemplates the Merger of HFS with and into CUC, with CUC continuing as the surviving corporation and changing its name to Cendant Corporation. This section of the Joint Proxy Statement/Prospectus describes material provisions of the Merger Agreement. The description of the Merger Agreement contained in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. All stockholders of CUC and HFS are urged to read carefully the Merger Agreement in its entirety.

CLOSING; EFFECTIVE TIME

   The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the Closing Date, which will be no later than the second business day after satisfaction or waiver of the conditions set forth in the Merger Agreement, unless another time or date is agreed to by CUC and HFS. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

   Subject to the provisions of the Merger Agreement, as soon as practicable on the Closing Date, the parties will consummate the Merger by filing a Certificate of Merger or other appropriate documents with the Secretary of State of Delaware. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as CUC and HFS will agree and specify in the Certificate of Merger.

AMENDMENTS TO CUC CERTIFICATE

   Pursuant to the Merger Agreement, the Old CUC Certificate will be amended and restated as of the Effective Time in the form of the Restated Certificate attached as Appendix B to this Joint Proxy Statement/Prospectus. The Restated Certificate will be the Amended and Restated Certificate of Incorporation of the surviving corporation in the Merger until thereafter changed or amended as provided therein or by applicable law.

AMENDMENTS TO CUC BY-LAWS

   Pursuant to the Merger Agreement, the By-Laws of CUC, as in effect immediately prior to the Effective Time (the "Old CUC By-Laws"), will be amended and restated as of the Effective Time in the form of the proposed Restated By-Laws attached as Appendix C to this Joint Proxy Statement/ Prospectus. The Restated By-Laws will be the By-Laws of the surviving corporation in the Merger until thereafter changed or amended as provided therein or by applicable law.

CONSIDERATION TO BE RECEIVED IN THE MERGER

   As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of HFS Common Stock (i) each share of HFS Common Stock that is owned by HFS or CUC will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and (ii) each issued and outstanding share of HFS Common Stock (other than shares to be cancelled in accordance with clause
(i)) will be converted into the right to receive 2.4031 validly issued, fully paid and nonassessable shares of CUC Common Stock. As of the Effective Time, all such shares of HFS Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a Certificate (as defined below) will cease to have any rights with respect thereto, except the right to receive the shares of CUC Common Stock in accordance with the Exchange Ratio and any cash in lieu of fractional shares of CUC Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with the terms of the Merger Agreement.

EXCHANGE OF SHARES

   As of the Effective Time, CUC will deposit with such bank or trust company as may be designated by CUC and reasonably satisfactory to HFS (the "Exchange Agent"), for the benefit of the holders of shares of HFS Common Stock, for exchange in accordance with the Merger Agreement, through the Exchange Agent, certificates representing the shares of CUC Common Stock issuable as described under "--Consideration to be Received in the Merger" in exchange for outstanding shares of HFS Common Stock. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of HFS Common Stock (the "Certificates") whose shares were converted into the right to receive shares of CUC Common Stock a letter of transmittal and instructions for surrendering the Certificates in exchange for shares of CUC Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of CUC Common Stock which such holder has the right to receive pursuant to the provisions of the Merger Agreement and cash in lieu of any fractional share of CUC Common Stock as described below, and the Certificate so surrendered will be cancelled.

   No certificates or scrip representing fractional shares of CUC Common Stock will be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of CUC. As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of CUC Common Stock delivered to the Exchange Agent by CUC pursuant to the Merger Agreement over (B) the aggregate number of whole shares of CUC Common Stock to be distributed to former holders of HFS Common Stock pursuant to the Merger Agreement (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will sell the Excess Shares at then-prevailing prices on the NYSE. The Exchange Agent will determine the portion of the net proceeds from the sale of such Excess Shares to which each former holder of HFS Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of HFS Common Stock is entitled (after taking into account all shares of HFS Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of HFS Common Stock are entitled. Notwithstanding the foregoing, CUC may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of HFS Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of HFS Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the average of the closing prices of the CUC Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the 10 trading days preceding the fifth trading day prior to the Closing Date (the "Average CUC Price").

REPRESENTATIONS AND WARRANTIES

   The Merger Agreement contains customary and essentially identical mutual representations and warranties by each of CUC and HFS relating to, among other things, (i) corporate organization, structure and power; (ii) subsidiaries; (iii) capitalization; (iv) authorization, execution, delivery, performance and enforceability of, required consents, approvals, orders and authorizations of governmental authorities relating to, and noncontravention of certain agreements as a result of, the Merger Agreement; (v) documents filed by each of CUC and HFS with the SEC, the accuracy of information contained therein and the absence of undisclosed liabilities of each of CUC and HFS; (vi) the accuracy of information supplied by each of CUC and HFS in connection with the Registration Statement of which this Joint Proxy Statement/Prospectus is a part (the "Registration Statement"); (vii) absence of material changes or events with respect to each of CUC and HFS since the date of their last audited financial statements; (viii) compliance with applicable laws and litigation; (ix) absence of changes in benefit plans; (x) matters

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relating to the Employee Retirement Income Security Act of 1974, as amended
("ERISA"); (xi) tax matters; (xii) required stockholder votes in connection with the Merger Agreement; (xiii) satisfaction of the requirements of certain state takeover statutes; (xiv) the absence of actions that would prevent using the "pooling of interests" method to account for the Merger; (xv) engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the Merger Agreement; (xvi) opinions of financial advisors; (xvii) ownership by CUC of HFS Common Stock and ownership by HFS of CUC Common Stock; (xviii) intellectual property matters; and (xix) certain material contracts.

CONDUCT OF BUSINESS

   Pursuant to the Merger Agreement, CUC and HFS have each agreed that, except for certain exceptions, as otherwise expressly contemplated by the Merger Agreement or as consented to by the other party in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of the Merger Agreement to the Effective Time, each party will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, to use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of the Merger Agreement to the Effective Time, each of CUC and HFS will not, and will not permit any of their respective subsidiaries (except as specifically set forth in the Merger Agreement or such company's disclosure schedule thereto) to:

     (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of such party to its parent, or by a subsidiary that is partially owned by such party or any of its subsidiaries, provided that such party or any such subsidiary receives or is to receive its proportionate share thereof, (a) declare, set aside, or pay any dividends on, or make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of such party's capital stock; (b) split, combine or reclassify any of such party's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such party's capital stock, except for issuances of such party's common stock upon conversion of such party's convertible securities which are described in the Merger Agreement (collectively, the "Convertible Securities") or upon the exercise of employee stock options, in each case, outstanding as of the date of the Merger Agreement in accordance with their present terms, including cashless exercise, or issued after the date of the Merger Agreement pursuant to provisions of the Merger Agreement; or (c) purchase, redeem or otherwise acquire any shares of such party's capital stock or such party's subsidiaries' capital stock or any rights, warrants, or options to acquire any such securities (except in the case of clause (c), for (x) the repurchase of up to 30,000 shares of such party's common stock after consultation with the other party and in compliance with the accounting requirements necessary in order to account for the Merger as a pooling of interests, and (y) the deemed acceptance of shares upon cashless exercise of such party's employee stock options, or in connection with withholding obligations relating thereto);

     (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of such party's capital stock, any other voting securities or any securities convertible into or any rights, warrants or options to acquire any such shares, voting securities or convertible securities, other than (x) the issuance of capital stock or warrants to purchase such stock in connection with any acquisition permitted under clause (iv) below and in compliance with the accounting requirements necessary in order to account for the Merger as a pooling of interests, (y) the issuance of such party's common stock upon conversion of such party's Convertible Securities in accordance with their present terms at the option of the holders thereof, and (z) the issuance of such party's common stock upon the exercise of such party's employee stock options in each case, outstanding as of the date of the Merger Agreement in accordance with their terms or the issuance of new employee stock options (and shares of common stock upon the exercise thereof) granted after the date of the Merger Agreement in the ordinary course of business consistent with past practice (1) for new employees (so long as such additional amount of common stock subject to employee stock options issued to new employees does not exceed 1,000,000 shares of common stock, in the case of CUC, or 416,130 shares of common stock, in the case of HFS, in the aggregate) or (2) in connection with employee promotions;

     (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents (other than the amendments to the Old CUC Certificate and the Old CUC By-Laws described herein);

     (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, except for acquisitions within the scope of or related to either HFS's or CUC's existing businesses in which the aggregate consideration is less than $1.5 billion in any single acquisition or series of related acquisitions and less than $2.0 billion in the aggregate for all such acquisitions, in each case, which would not materially delay or impair the ability of such party to perform its obligations under the Merger Agreement and which is reasonably expected to be accretive to such party's earnings within 12 months following consummation;

     (v) sell, lease, license, mortgage or otherwise encumber or subject to any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever or otherwise dispose of any of such party's properties or assets (including securitizations), other than (a) in the ordinary course of business consistent with past practice or (b) up to $50 million of such assets, in the aggregate;

     (vi) take any action that would cause the representations and warranties set forth in clause (vii) under "Representations and Warranties" above to no longer be true and correct;

     (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, except for indebtedness which does not cause a change in the ratings of such party's rated debt securities by Standard & Poor's Ratings Services and by Moody's Investor Service, Inc. from those in effect as of the date of the Merger Agreement; or

     (viii) authorize, or commit or agree to take, any of the foregoing actions.

NO SOLICITATION

   The Merger Agreement provides that CUC and HFS will not, nor will they permit any of their respective subsidiaries to, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, financial adviser, attorney, accountant or other representative retained by them or any of their respective subsidiaries to, directly or indirectly through another person, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if the respective Board of Directors determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to its respective stockholders under applicable law, CUC or HFS, as the case may be, may, in response to a Superior Proposal (as defined below) which was not solicited by it, which did not otherwise result from a breach of this provision of the Merger Agreement and which is made or received prior to obtaining the approval of the CUC Proposals and the HFS Proposals by the CUC stockholders and the HFS stockholders, respectively, and subject to providing written notice of its decision to take such action to the other party and compliance with the obligation under the Merger Agreement to advise the other party of any request for information or any Takeover Proposal, their material terms and conditions and the identity of the person making such request or Takeover Proposal, (a) furnish information with respect to such party and its subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by such party based on the advice of its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement) and (b) participate in negotiations regarding such Superior Proposal. For purposes of the Merger Agreement, a "Takeover Proposal" means (1) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase

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of a business that constitutes 50% or more of the net revenues, net income or the assets of either party and its subsidiaries, taken as a whole, or 25% or more of any class of equity securities of such party, (2) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of such party or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party or the common stock of such party (or any subsidiary of such party whose business constitutes 50% or more of the net revenues, net income or the assets of such party and its subsidiaries, taken as a whole), other than the transactions contemplated by the Merger Agreement.

   Except as expressly permitted by the Merger Agreement, neither the CUC Board nor the HFS Board, nor any committee thereof, will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors or such committee of the Merger or the Merger Agreement, (ii) approve or recommend or propose publicly to approve or recommend any Takeover Proposal or (iii) cause such party to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal (an "Acquisition Agreement"). Notwithstanding the foregoing, at any time prior to the obtaining of approval of the CUC Proposals and the HFS Proposals by the CUC stockholders and the HFS stockholders, respectively, the CUC Board or the HFS Board, as the case may be, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to its respective stockholders under applicable law, may terminate the Merger Agreement, solely in order to enter into an Acquisition Agreement with respect to any Superior Proposal, but only at a time that is after the fifth business day following the other party's receipt of written notice advising such other party that the Board of Directors of such party is prepared to accept a Superior Proposal specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of the Merger Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the common stock then outstanding of either party to the Merger Agreement or all or substantially all the assets of such party and otherwise on terms which the Board of Directors of such party determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to such party's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of such party based on the advice of its financial advisor, is reasonably capable of being obtained by such third party. The terminating party must pay a fee in the amount of $300 million (the "Termination Fee") to the nonterminating party upon such termination. See "--Termination" and "--Termination Fees."

HFS STOCK OPTIONS AND HFS STOCK PLANS

   The parties have agreed that as soon as practicable following the date of the Merger Agreement, the HFS Board (or, if appropriate, any committee administering the HFS 1992 Stock Option Plan and the HFS 1993 Stock Option Plan (such plans, collectively, the "HFS Stock Plans")) will adopt such resolutions or take such other actions as may be required to effect the following:

     (i) reflect the adjustment in accordance with their existing terms of all outstanding HFS employee stock options granted under HFS Stock Plans, whether vested or unvested, to provide that, from and after the Effective Time, each HFS employee stock option outstanding immediately prior to the Effective Time (collectively, "HFS Employee Stock Options") shall represent an option to acquire, on the same terms and conditions as were applicable under such HFS Employee Stock Option, including vesting as such may be accelerated at the Effective Time pursuant to the terms of such HFS Employee Stock Options in effect as of the date of the Merger Agreement (which include cashless exercise), the same number of shares of CUC Common Stock as the holder of such HFS Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such HFS Employee Stock Option in full immediately prior to the Effective Time, with any fractional shares of CUC Common Stock resulting from such calculation being rounded to the

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    nearest whole share, at a price per share of CUC Common Stock equal to (a)
    the exercise price for the shares of HFS Common Stock otherwise purchasable pursuant to such HFS Employee Stock Option divided by (b) the Exchange Ratio, rounding the exercise price thus determined down to the nearest whole cent (each, as so adjusted, an "Adjusted Option"); and

     (ii) take such other actions relating to the HFS Stock Plans as HFS and CUC may agree are appropriate to give effect to the Merger.

   At the Effective Time, by virtue of the Merger, the HFS Stock Plans will be assumed by CUC, with the result that all obligations of HFS under the HFS Stock Plans, including with respect to awards outstanding at the Effective Time under each HFS Stock Plan, will be obligations of CUC following the Effective Time. Prior to the Effective Time, CUC will take all necessary actions for the assumption of the HFS Stock Plans, including the reservation, issuance and listing of CUC Common Stock in a number at least equal to (x) the number of shares of CUC Common Stock that will be subject to Adjusted Options and (y) the product of the Exchange Ratio and the number of shares of HFS Common Stock available for future awards under the HFS Stock Plans immediately prior to the Effective Time. No later than the Effective Time, CUC will prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of CUC Common Stock determined in accordance with the preceding sentence and the unrestricted reoffer and resale of such shares. Such registration statement will be kept effective (and the current status of the prospectus or prospectuses required thereby will be maintained) at least for so long as Adjusted Options remain outstanding and until such time as the shares of CUC Common Stock subject to such Adjusted Options are no longer subject to resale restrictions under the Securities Act.

   Following the Effective Time, CUC, as the surviving corporation in the Merger, will honor all obligations of HFS or its subsidiaries under employment agreements of HFS or its subsidiaries as amended and/or restated as contemplated in the Merger Agreement.

COMPANY OFFICERS; EMPLOYMENT CONTRACTS; NEW STOCK PLAN

   Prior to the Effective Time, CUC will adopt resolutions, establishing the CUC Board and committees thereof from and after the Effective Time. From and after the Effective Time, the members of the CUC Board, the committees of the CUC Board, the composition of such committees (including chairmen thereof) and the officers of CUC will be as set forth on or designated in accordance with the Restated Certificate, the Restated By-Laws and the Governance Plan until the earlier of the resignation or removal of any individual set forth on or designated in accordance with the Restated Certificate, the Restated By-Laws and the Governance Plan or until their respective successors are duly elected and qualified, as the case may be, or until as otherwise provided in the Restated Certificate, the Restated By-Laws and the Governance Plan. If any officer (other than Mr. Forbes or Mr. Silverman) set forth on or designated in accordance with the Governance Plan ceases to be a full-time employee of either HFS or CUC at or before the Effective Time, CUC, in the case of any such employee of CUC on the date of the Merger Agreement or any such employee to be designated by CUC, or HFS, in the case of any such employee of HFS on the date of the Merger Agreement or any such employee to be designated by HFS, will designate another person to serve in such person's stead.

   Pursuant to and in accordance with the Merger Agreement and the amended and/or restated employment agreements referred to in the immediately succeeding paragraph, (i) at the Effective Time and until January 1, 2000, Mr. Forbes will serve as Chairman of the Board of Directors and Chairman of the Executive Committee of CUC, and from and after January 1, 2000, Mr. Forbes will be President and Chief Executive Officer of CUC but will not be Chairman of the Board or Chairman of the Executive Committee of CUC, and (ii) at the Effective Time and until January 1, 2000, Mr. Silverman will serve as President and Chief Executive Officer of CUC, and from and after January 1, 2000, Mr. Silverman will be Chairman of the Board of Directors and Chairman of the Executive Committee of CUC but not President and Chief Executive Officer of CUC. If, for any reason, Mr. Forbes ceases to serve as Chairman of the Board prior to January 1, 2000 and at such time Mr. Silverman is President and Chief Executive Officer, Mr. Silverman will become Chairman of the Board. If, for any reason, Mr. Silverman ceases to serve as President and Chief Executive Officer prior to January 1, 2000 and at such time Mr. Forbes is Chairman

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of the Board, Mr. Forbes will become President and Chief Executive Officer.
If either of such persons is unable or unwilling to hold such offices for the period set forth in his employment agreement, his successor will be selected by the CUC Board in the manner set forth in the Restated By-Laws.

   At or prior to the Effective Time, CUC agreed to enter into the amended and restated employment agreements substantially in the forms set forth in the Merger Agreement, with certain officers of CUC as described under "INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTERESTS" and HFS and CUC have agreed to enter into amendments to and/or restatements of the employment agreements substantially in the forms set forth in the Merger Agreement with certain officers of HFS as described under "INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTERESTS." Such agreements will become effective and replace or amend the executives' current employment agreements upon consummation of the Merger.

   At the Effective Time, certain officers and key employees of the combined company as described under "INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTERESTS", will be granted (i) shares of restricted CUC Common Stock with an aggregate value of $30 million (based on the Average CUC Price), the terms and conditions with respect to which will be no less favorable than the terms and conditions applicable to restricted stock held by executive officers of CUC as of the date hereof and (ii) options to acquire an aggregate of 19,800,000 shares of CUC Common Stock at an exercise price per share equal to the market value of a share of CUC Common Stock on the date of grant. All terms and conditions applicable to the options granted to Mr. Silverman pursuant to the Current Silverman Employment Agreement, as amended by the Silverman Amendment, will be no less favorable to the terms and conditions of outstanding options held by Mr. Silverman as of the date hereof.

HFS CONVERTIBLE NOTES

   From and after the date of the Merger Agreement and prior to the Effective Time, each of CUC or HFS, as applicable, will take such actions (including entering into supplemental indentures) with respect to the notes of HFS issued under (i) the Indenture between HFS and Bank of America Illinois, dated October 1, 1994, relating to HFS's 4-1/2% Convertible Senior Notes due 1999 and (ii) the Indenture between HFS and First Trust of Illinois, National Association, dated February 28, 1996, relating to HFS's 4-3/4% Convertible Senior Notes due 2003, to implement the provisions of such Indentures which provide that such notes will be convertible into shares of CUC Common Stock and not HFS Common Stock from and after the Effective Time.

TRANSITION PLANNING

   Mr. Silverman and Mr. Forbes, as Chairmen of HFS and CUC, respectively, jointly will be responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated by the Merger Agreement. If either such person ceases to be Chairman of his respective company for any reason, such person's successor as Chairman will assume his predecessor's responsibilities under this provision.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

   Each party's obligation to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of various conditions, which include, in addition to the other customary closing conditions, the following:

     (i) the CUC stockholders and the HFS stockholders having each approved and adopted the CUC Proposals and the HFS Proposals, respectively;

     (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act having expired or been terminated;

     (iii) other than the filing with the Secretary of the State of Delaware described under "--Closing; Effective Time" and filings pursuant to the HSR Act, all consents approvals and actions of, filings with and notices to any federal, state, local or foreign government, any court, administrative,

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    regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") required of HFS, CUC or any of their subsidiaries to consummate the Merger and the other transactions contemplated thereby, the failure of which to be obtained or taken (a) is reasonably expected to have a material adverse effect on CUC and its prospective subsidiaries, taken as a whole, or (b) will result in a violation of any laws, shall have been obtained, all in form and substance reasonably satisfactory to HFS and CUC;

     (iv) no judgment, order, decree, statute, law, ordinance, rule or regulation enacted, entered, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") being in effect (a) preventing the consummation of the Merger, or (b) which otherwise is reasonably likely to have a material adverse effect on HFS or CUC, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

     (v) the Registration Statement having become effective under the Securities Act prior to the mailing of this Joint Proxy
    Statement/Prospectus by each of HFS and CUC to their respective stockholders and not being the subject of any stop order or proceedings seeking a stop order, either threatened or initiated by the SEC;

     (vi) the shares of CUC Common Stock issuable to HFS' stockholders in the Merger, the shares of CUC Common Stock issuable upon exercise of Adjusted Options and upon exercise of the options to purchase shares of CUC Common Stock issuable under the New Stock Plan and the shares of restricted CUC Common Stock issued pursuant to the New Stock Plan having been approved for listing on the NYSE, subject to official notice of issuance;

     (vii) CUC and HFS each having received letters from each of HFS's independent accountants and CUC's independent accountants, dated as of the date the Registration Statement is declared effective and as of the Closing Date, in each case, delivered to CUC and HFS to the effect that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is consummated and closed as contemplated by the Merger Agreement; and

     (viii) CUC having taken all such actions as necessary so that (a) the Certificate Amendment and the amendments to the Old CUC By-Laws become effective not later than the Effective Time; (b) the CUC Board resolutions set forth as an exhibit to the Merger Agreement are adopted to be effective upon the Effective Time; and (c) at the Effective Time, the composition of the CUC Board and the committees of such Board complies with the Restated Certificate, the Restated By-Laws and the Governance Plan.

   In addition, each party's obligation to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

       (a) the representations and warranties of the other party to the Merger Agreement set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materially" or "material adverse effect," as such terms are defined below), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on such other party; provided that certain representations and warranties with respect to the absence of changes in benefit plans and ERISA compliance and certain material contracts will be deemed true and correct at and as of the Closing Date regardless of changes therein caused by an acquisition permitted under the Merger Agreement, or by the incurrence of indebtedness permitted under the Merger Agreement, except to the extent that such changes have, or could reasonably be expected to have, a material adverse effect on the other party;

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       (b) the other party to the Merger Agreement having performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the Closing Date;

       (c) CUC and HFS having received from their respective legal counsel, Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP, on a date immediately prior to the mailing of this Joint Proxy Statement/Prospectus and on the Closing Date, opinions in each case dated as of such respective dates to the effect that (a) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that CUC and HFS will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (b) no gain or loss will be recognized by CUC or HFS as a result of the Merger;
      (c) no gain or loss will be recognized by the stockholders of HFS upon the exchange of their shares of HFS Common Stock for shares of CUC Common Stock pursuant to the Merger (except to the extent such stockholders receive cash in lieu of fractional shares of CUC Common Stock); (d) the aggregate tax basis of the shares of CUC Common Stock received solely in exchange for shares of HFS Common Stock pursuant to the Merger (including fractional shares of CUC Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of HFS Common Stock exchanged therefor; and (e) the holding period of the shares of CUC Common Stock received in exchange for shares of HFS Common Stock pursuant to the Merger will include the holding period of the shares of HFS Common Stock exchanged therefor, provided that such shares of HFS Common Stock were held as capital assets by the stockholder at the Effective Time; and

       (d) at any time after the date of the Merger Agreement any material adverse change relating to the other party not having occurred.

   A "material adverse change" or "material adverse effect" means, when used in connection with CUC or HFS, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of CUC or HFS and their respective subsidiaries taken as a whole, and the terms "material" and "materially" have correlative meanings.

TERMINATION

   The Merger Agreement may be terminated at any time prior to the Effective Time (except in the case of clause (iv) hereof), whether before or after approval of the CUC Proposals and the HFS Proposals by the CUC stockholders and the HFS stockholders, respectively:

     (i) by mutual written consent of CUC and HFS;

     (ii) by either CUC or HFS:

            (a) if the Merger has not been consummated by December 31, 1997; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (a) will not be available to any party whose failure to perform any of its obligations under the Merger Agreement has resulted in the failure of the Merger to be consummated by such date; provided, however, that the Merger Agreement may be extended not more than 30 days by either party by written notice to the other party if the Merger has not been consummated as a direct result of CUC or HFS having failed to receive all regulatory approvals required to be obtained with respect to the Merger;

            (b) if the CUC stockholders or the HFS stockholders have not approved the CUC Proposals or the HFS Proposals, respectively, at their respective stockholder meetings duly convened therefor or at any adjournment or postponement thereof; or

            (c) if any Restraints having the effects set forth in clause (iv) under "--Conditions to the Consummation of the Merger" are in effect and have become final and nonappealable; provided that the party seeking to terminate the Merger Agreement pursuant to this clause (c) has used best efforts to prevent the entry of and to remove such Restraint;

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     (iii) By CUC, on the one hand, or HFS, on the other hand, if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants, or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of those conditions to the Merger described in clauses (a) and (b) under "--Conditions to the Consummation of the Merger," and which breach is incapable of being cured by the party in breach, or is not cured within 45 days of written notice thereof; or

     (iv) Prior to the approval of the CUC Proposals and the HFS Proposals, by CUC or HFS, respectively, in accordance with the second sentence of the second paragraph under "--No Solicitation;" provided that, in order for the termination of the Merger Agreement pursuant to this paragraph (iv) to be deemed effective, such party will have complied with all the provisions described under "--No Solicitation," including the notice provisions therein and the payment of the Termination Fee.

TERMINATION FEES

   The Merger provides that (i) if a Takeover Proposal is made known to any party or any of its subsidiaries or has been made directly to its stockholders generally or any person has publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter the Merger Agreement is terminated pursuant to the provisions described in clause
(ii)(a) or (b) under "--Termination," or (ii) the Merger Agreement is terminated by either party pursuant to clause (iv) under "--Termination," then the party which was the subject of the Takeover Proposal or which terminated the Merger Agreement pursuant to clause (iv) under "--Termination" will promptly, but in no event later than two days after the date of such termination, pay the other party the Termination Fee ($300 million) payable by wire transfer of same day funds, provided, however, that no Termination Fee will be payable to the other party pursuant to clause (i) of this paragraph unless and until, within 18 months of such termination, such party or any of its subsidiaries enters into any Acquisition Agreement or any transaction which would be a Takeover Proposal is consummated, in which event the Termination Fee will be payable upon the first to occur of such events.

   The Merger Agreement further provides that if one party should fail to pay the Termination Fee due, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such defaulting party, the defaulting party will pay the costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

EXPENSES

   Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, except that each of CUC and HFS will bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Registration Statement and this Joint Proxy Statement/Prospectus (including SEC filing fees), and (ii) the filings of the Premerger Notification and Report Forms under the HSR Act (including filing fees).

AMENDMENT AND WAIVER

   The Merger Agreement may be amended by the parties thereto at any time before or after the approval by the CUC stockholders or the HFS stockholders of the CUC Proposals and the HFS Proposals, respectively; provided, however, that, after any such approval, there will not be made any amendment that by law requires further approval by such party's stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   At any time prior to the Effective Time, a party may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant

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to the Merger Agreement or (iii) subject to the proviso of the first sentence of the immediately preceding paragraph, waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.

             COMPARISON OF RIGHTS OF STOCKHOLDERS OF CUC AND HFS

   The rights of HFS stockholders are currently governed by the DGCL and the Restated Certificate of Incorporation and the By-Laws of HFS (the "HFS Certificate" and the "HFS By-Laws," respectively). The rights of CUC stockholders are currently governed by the DGCL, the Old CUC Certificate and the Old CUC By-Laws. In accordance with the Merger Agreement, at the Effective Time, CUC will amend and restate the Old CUC Certificate and the Old CUC By-Laws. Accordingly, upon consummation of the Merger, the rights of CUC stockholders and HFS stockholders who become stockholders of CUC in the Merger will be governed by the DGCL, the Restated Certificate and the Restated By-Laws. The following are summaries of the material differences between the current rights of HFS stockholders and CUC stockholders and those of CUC stockholders following the Merger.

   The following discussions are not intended to be complete and are qualified by reference to the Old CUC Certificate, the Old CUC By-Laws, the Restated Certificate, the Restated By-Laws, the HFS Certificate and the HFS By-Laws. Copies of the Restated Certificate and the Restated By-Laws, in substantially the forms proposed to be in effect at the Effective Time, are attached to this Joint Proxy Statement/Prospectus as Appendices B and C, respectively, and are incorporated herein by reference. Copies of the Old CUC Certificate, the Old CUC By-Laws, the HFS Certificate and the HFS By-Laws are incorporated by reference herein and will be sent to stockholders of CUC and HFS, respectively, upon request. See "WHERE YOU CAN FIND MORE INFORMATION."

AUTHORIZED CAPITAL

   HFS. The total number of authorized shares of capital stock of HFS is 600,000,000 shares of HFS Common Stock and 10,000,000 shares of preferred stock, par value $1.00.

   CUC. The total number of authorized shares of capital stock of CUC is 600,000,000 shares of CUC Common Stock and 1,000,000 shares of preferred stock, par value $.01 ("CUC Preferred Stock").

   Following the Merger the total number of authorized shares of capital stock will be 2,000,000,000 shares of CUC Common Stock and 10,000,000 shares of CUC Preferred Stock.

BOARD OF DIRECTORS

   HFS. Pursuant to the HFS Certificate, the number of directors of HFS will not be more than 20, with the precise number determined by a majority of the HFS Board. The current number of HFS directors is 15. The HFS Board is not divided into classes and the directors are elected for one-year terms by the stockholders at their annual meeting. A quorum at any meeting of the HFS Board consists of a majority of the total number of directors.

   CUC. Pursuant to the Old CUC Certificate and the Old CUC By-Laws, the number of directors shall be fixed from time to time by the CUC Board but shall not be less than three. Currently, there are 10 CUC directors. The Old CUC Certificate and the Old CUC By-Laws provide for three classes of directors, with each class elected for a term of three years and consisting as nearly as possible of one third of the total number of directors on the CUC Board. At each annual meeting of stockholders, one class of directors is elected for a three-year term. Classification of directors has the effect of making it more difficult for stockholders to change the composition of the CUC Board. A quorum at any meeting of the CUC Board consists of a third of the total number of directors if there were no vacancies (the "Entire Board").

   No changes will be made to such provisions of the Old CUC Certificate and the Old CUC By-Laws at the Effective Time, except that pursuant to the Governance Plan, the size of the CUC Board will be

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set by resolution at 30 and pursuant to the Restated By-Laws (i) until the third anniversary of the Effective Time, an affirmative vote of 80% of Entire Board will be required in order to change the number of directors, and (ii) a quorum at any meeting of the CUC Board shall consist of a majority of the Entire Board. See "DIRECTORS AND MANAGEMENT OF CUC FOLLOWING THE MERGER--Directors."

COMMITTEES OF THE BOARD OF DIRECTORS

   HFS. Pursuant to the HFS Certificate and the HFS By-Laws, there shall be at all times an Audit Committee and an Executive Committee of the HFS Board and the HFS Board may, by a resolution passed by a majority of the total number of directors, designate one or more other committees.

   CUC. Pursuant to the Old CUC Certificate, the CUC Board may, by a majority vote, designate one or more committees, each committee to consist of one or more of the directors of CUC. Pursuant to the Old CUC By-Laws, there shall be at all times an Executive Committee of the Board.

   Pursuant to the Restated Certificate, the CUC Board's authority to designate committees shall be subject to the provisions of the Restated By-Laws. Pursuant to the Restated By-Laws, from and after the Effective Time the CUC Board shall have the following committees: (i) an Executive Committee consisting of four CUC Directors and four HFS Directors and whose Chairman shall be the Chairman of the Board; (ii) a Compensation Committee consisting of two CUC Directors and two HFS Directors and whose Chairman shall be an HFS Director; and (iii) an Audit Committee consisting of two CUC Directors and two HFS Directors and whose Chairman shall be a CUC Director. The CUC Board may designate one or more directors as alternate members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise. Until the third anniversary of the Effective Time, the affirmative vote of 80% of the Entire Board will be required in order to remove a director from a committee, change the chairmanship of a committee, designate an alternate member to any committee, designate any additional committee, or amend, modify or repeal or adopt any provision inconsistent with the provisions described herein.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

   HFS. Pursuant to the HFS Certificate and the HFS By-Laws, vacancies occurring in any HFS directorship and newly created HFS directorships shall be filled by a majority vote of the remaining directors.

   CUC. Pursuant to the Old CUC Certificate, newly created directorships resulting from any increase in the number of directors and any vacancies on the CUC Board resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office.

   Pursuant to the Restated By-Laws, until the third anniversary of the Effective Time, the CUC Board will delegate to the Executive Committee the full and exclusive power and authority to nominate directors for election to the CUC Board at the next stockholders' meeting at which directors are to be elected, elect directors to fill vacancies on the CUC Board between stockholders' meetings and fill vacancies on any committee of the CUC Board to the extent an alternate member has not been previously designated. Such nominations and elections of directors and members of committees shall be undertaken by the Executive Committee such that (i) the number of HFS Directors and CUC Directors on the CUC Board or any committee of the CUC Board shall be equal and (ii) the remaining HFS Directors (if the number of HFS Directors is less than the number of CUC Directors) or the remaining CUC Directors (if the number of CUC Directors is less than the number of HFS Directors) shall designate the person to be nominated or elected. Any resolution regarding such election or nomination as described above in a manner that (a) is consistent with the two preceding sentences will require the approval by only three members of the Executive Committee (or only two members if there are then two vacancies on the Executive Committee) or (b) is inconsistent with the two preceding sentences will require approval by at least seven members of the Executive Committee. Until the third anniversary of the Effective Time, the affirmative vote of at

                               68
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least 80% of the Entire Board shall be required in order for the CUC Board to amend, modify or repeal, or adopt any provision inconsistent with, the provisions of the Restated By-Laws described herein. See "DIRECTORS AND MANAGEMENT OF CUC FOLLOWING THE MERGER."

REMOVAL OF DIRECTORS

   HFS. The HFS By-Laws provide that a director may only be removed for cause by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote for the election of directors.

   CUC. Pursuant to the Old CUC Certificate, any director may be removed from office without cause only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class, and a similar vote is required in order to amend this provision.

   No change will be made to the provisions of the Old CUC Certificate described herein at the Effective Time.

OFFICERS

   HFS. Pursuant to the HFS By-Laws, generally, the HFS Board may appoint officers for such terms as determined by the HFS Board.

   CUC. Pursuant to the Old CUC By-Laws, the CUC Board may appoint officers who shall hold their offices at the pleasure of the CUC Board.

   Pursuant to the Restated By-Laws, Mr. Forbes shall be the Chairman of the Board from and after the Effective Time and until January 1, 2000, at which time Mr. Silverman will be Chairman of the Board. If, for any reason Mr. Forbes ceases to serve as Chairman of the Board prior to January 1, 2000 and at such time Mr. Silverman is President and Chief Executive Officer, Mr. Silverman shall become Chairman of the Board. Mr. Silverman will be President and Chief Executive Officer from and after the Effective Time and until January 1, 2000, at which time Mr. Forbes will be President and Chief Executive Officer. If, for any reason Mr. Silverman ceases to serve as President and Chief Executive Officer prior to January 1, 2000 and at such time Mr. Forbes is Chairman of the Board, Mr. Forbes shall become President and Chief Executive Officer. Until January 1, 2002, the affirmative vote of 80% of the Entire Board shall be required in order for the Board to (i) amend, modify, repeal or adopt any provision inconsistent with the provisions described herein, (ii) remove Mr. Forbes or Mr. Silverman from the positions specifically provided for in their employment agreements with CUC and HFS, respectively, or (iii) modify either of the respective roles, duties or authority of Messrs. Forbes and Silverman.

SPECIAL MEETINGS OF STOCKHOLDERS

   HFS. A special meeting of HFS stockholders may be called either by the HFS Board or by the Executive Committee thereof. The President or Secretary of HFS is required to call a special meeting whenever requested in writing to do so by stockholders holding not less than 20% of the HFS capital stock then outstanding and entitled to vote.

   CUC. A special meeting of CUC stockholders may be called only by the Chairman of the CUC Board, the President, or the CUC Board pursuant to a resolution approved by a majority of the Entire Board.

   No change will be made to the provisions of the Old CUC Certificate and the Old CUC By-Laws described herein at the Effective Time.

QUORUM AT STOCKHOLDER MEETINGS

   HFS. The holders of a majority of the issued and outstanding stock entitled to vote thereat, present in person or by proxy, shall constitute a quorum at all stockholder meetings.

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   CUC. The holders of one-third of the shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum at all stockholder meetings.

   No change will be made to the provisions of the Old CUC By-Laws described herein at the Effective Time.

STOCKHOLDER ACTION BY WRITTEN CONSENT

   HFS. The HFS By-Laws allow stockholders to take any action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares were present and voted.

   CUC. The Old CUC Certificate prohibits stockholder action by written consent in lieu of a meeting. As a result, stockholder action can be taken only at an annual or special meeting of stockholders. This prevents the holders of a majority of the outstanding voting stock of CUC from using the written consent procedure to take stockholder action without giving all the stockholders of CUC entitled to vote on a proposed action the opportunity to participate in determining the proposed action.

   No change will be made to the provisions of the Old CUC Certificate described herein at the Effective Time.

ADVANCE NOTICE OF STOCKHOLDER-PROPOSED BUSINESS AT ANNUAL MEETINGS

   HFS. The HFS Certificate and the HFS By-Laws do not include a provision which requires that advance notice be given to HFS of stockholder-proposed business to be conducted at annual meetings.

   CUC. The Old CUC By-Laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of CUC. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of CUC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on CUC's books, of the stockholder proposing such business, (iii) the class and number of shares of CUC which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

   In addition, the Old CUC By-Laws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of CUC. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of CUC (i) in the case of an annual meeting, at least 90 days prior to the date of the last annual meeting of CUC stockholders and (ii) with respect to a special meeting of stockholders, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Such stockholder's notice to the Secretary must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated,
(ii) a representation that the stockholder is a holder of record of CUC Common Stock and intends to appear in person or by proxy at the meeting to nominate each such nominee, (iii) a description of all arrangements between such stockholder and each nominee, (iv) such other information with respect to each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (v) the consent of each nominee to serve as a director of CUC if so elected.

   No change will be made to the provisions of the Old CUC By-Laws described herein at the Effective Time.

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AMENDMENT OF GOVERNING DOCUMENTS

   HFS. The DGCL provides that an amendment to a corporation's certificate of incorporation requires the recommendation of the corporation's board of directors, the approval of a majority of all shares entitled to vote thereon unless a higher vote is required in the corporation's certificate of incorporation (which the HFS Certificate does not provide), voting together as a single class, and the approval of a majority of the outstanding stock of each class entitled to vote thereon. The HFS By-Laws may be amended by the HFS Board (except with respect to the action by written consent of the stockholders or the amendment provisions thereof) and may also be amended by the affirmative vote of a majority of the shares present at a stockholders meeting at which a quorum is present.

   CUC. In addition to the provisions of the DGCL described above, pursuant to the Old CUC Certificate, the affirmative vote of the holders of at least 80% of the voting power of all shares of CUC entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal,
Article 9 of the Old CUC Certificate or any provision hereof. Article 9 of the Old CUC Certificate includes, among others, provisions with respect to the number of directors, classification of the CUC Board, filling of vacancies on the CUC Board, removal of directors, absence of stockholder action by written consent and amendments to the Old CUC By-Laws. Pursuant to the Old CUC Certificate, the CUC Board shall have power to make, alter, amend and repeal the Old CUC By-Laws (except so far as the by-laws adopted by the stockholders shall otherwise provide). Any by-laws made by the directors under the powers conferred thereby may be altered, amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing, the provisions of the Old CUC By-Laws relating to annual and special stockholder meetings, absence of stockholder action by written consent, election and nomination of directors, filling of vacancies on the CUC Board and removal of directors shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of CUC entitled to vote generally in the election of directors, voting together as a single class.

   In addition to the provisions of the Old CUC Certificate which require a super-majority of CUC stockholders to approve certain amendments to the Old CUC Certificate and the Old CUC By-Laws, the Restated By-Laws require the affirmative vote of 80% of the Entire Board in order for the CUC Board to adopt certain amendments to the Restated By-Laws as described under "--Board of Directors," "--Committees of the Board of Directors," "Newly Created Directorships and Vacancies" and "--Officers."

FAIR PRICE PROVISIONS

   HFS. The HFS Certificate does not include any provision governing the approval requirements of business combinations.

   CUC. Under the DGCL and the Old CUC Certificate, an agreement of merger, sale, lease or exchange of all or substantially all of CUC's assets must be approved by the CUC Board and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the Old CUC Certificate includes what generally is referred to as a "fair price provision," which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of CUC's directors, voting together as a single class, to approve certain business combination transactions (including certain mergers, recapitalization and the issuance or transfer of securities of CUC or a subsidiary having an aggregate fair market value of $10 million or more) involving CUC or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the shareholders receive a "fair price" for their CUC securities and certain other procedural requirements are met. The Old CUC Certificate provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of CUC directors.

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   No change will be made to the provision of the Old CUC Certificate described herein at the Effective Time.

DISQUALIFIED STOCKHOLDERS

   HFS. The HFS Certificate provides that stockholders of HFS who (i) beneficially own five percent or more of the outstanding capital stock of HFS and have not cooperated in providing information required by certain gaming authorities, or (ii) who are required by certain gaming authorities to be qualified with respect to certain gaming licenses held by HFS or its subsidiaries, and have failed to be so qualified, or (iii) who have been found to be disqualified with respect to certain gaming licenses, shall not be entitled to vote any shares of capital stock of HFS beneficially owned by them and such shares shall not be considered as outstanding or entitled to vote. Upon the request of HFS, such stockholder shall dispose of such stockholder's publicly-traded stock of HFS within 10 days of receipt of such request or such stock shall be redeemed by HFS.

   CUC. No similar provision is included in any of the CUC governing documents and none is required to be included in the Restated Certificate following consummation of the Merger.

           DESCRIPTION OF CAPITAL STOCK OF CUC FOLLOWING THE MERGER

   Set forth below is a summary of the material terms of the capital stock of CUC. For a description of the Governance Plan, which affects certain rights of CUC stockholders, see "DIRECTORS AND MANAGEMENT OF CUC FOLLOWING THE MERGER" and the Restated Certificate and the Restated By-Laws, in substantially the forms to be adopted at the Effective Time, copies of which are attached as Appendices B and C, respectively, to this Joint Proxy Statement/Prospectus.

AUTHORIZED CAPITAL STOCK

   The authorized capital stock of CUC consists of 600,000,000 shares of CUC Common Stock and 1,000,000 shares of CUC Preferred Stock. Under the Restated Certificate, the authorized capital stock of CUC will increase to 2,000,000,000 shares of CUC Common Stock and 10,000,000 shares of CUC Preferred Stock. CUC Common Stock and CUC Preferred Stock may be issued by CUC from time to time upon such terms and for such consideration as may be determined by the CUC Board. Such issuances, up to the aggregate amounts authorized by the Old CUC Certificate or the Restated Certificate, respectively, do not require approval by the stockholders. CUC also may issue CUC Common Stock from time to time pursuant to CUC employee benefit plans.

CUC COMMON STOCK

   Holders of shares of CUC Common Stock have no preemptive, redemption or conversion rights. The holders of CUC Common Stock, subject to any preferential rights of CUC Preferred Stock, are entitled to receive dividends when and as declared by the CUC Board out of funds legally available therefor and to share ratably in the assets of CUC legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up.

   Each holder of CUC Common Stock is entitled to one vote per share of CUC Common Stock held of record by them and holders of CUC Common Stock may not cumulate votes in elections of directors. Except as otherwise required by law or except as provided with respect to any series of CUC Preferred Stock, the holders of CUC Common Stock will possess all voting power. As a result, the holders of CUC Common Stock and (if issued) CUC Preferred Stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining CUC Common Stock or (if issued) CUC Preferred Stock voting for the election of directors will not be able to elect any persons to the CUC Board.

   As of the close of business on August 18, 1997, 410,570,684 shares of CUC Common Stock were issued and outstanding (including shares of restricted CUC Common Stock). The issued and outstanding shares of CUC Common Stock are duly authorized, fully paid and nonassessable. As of the close of business on August 18, 1997, no shares of CUC Preferred Stock were issued and outstanding.

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CUC PREFERRED STOCK

   The CUC Board is authorized at any time and from time to time to provide for the issuance of all or any shares of CUC Preferred Stock in one or more series, and to fix the designation and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of each such series.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF HFS COMMON STOCK

   It is a condition to the Merger that the shares of CUC Common Stock that will be issued in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance. If the Merger is consummated, HFS Common Stock will cease to be listed on the NYSE.

                                   EXPERTS

   The consolidated financial statements and schedule of CUC appearing in CUC's Annual Report (Form 10-K) for the year ended January 31, 1997 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years ended January 31, 1996 and 1995, is based in part on the reports of Deloitte & Touche LLP, independent auditors of Sierra, KPMG Peat Marwick LLP, independent auditors of Davidson, and Price Waterhouse LLP, independent accountants of Ideon. The financial statements and schedule referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

   With respect to the unaudited condensed consolidated interim financial information for the three month periods ended April 30, 1997 and 1996, incorporated by reference in this Joint Proxy Statement/ Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in CUC's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997 and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Section 7 and 11 of the Securities Act.

   The financial statements of HFS and its consolidated subsidiaries, except PHH, as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated in this Joint Proxy Statement/Prospectus by reference from the Current Report on Form 8-K dated July 16, 1997 filed by HFS have been audited by Deloitte & Touche LLP, as stated in their reports which are incorporated herein by reference. The financial statements of PHH (consolidated with those of HFS) as of December 31, 1996 and January 31, 1996 and for the year ended December 31, 1996 and each of the years in the two-year period ended January 31, 1996 have been audited by KPMG Peat Marwick LLP, as stated in their report incorporated herein by reference. Their report contains an explanatory paragraph that states that PHH adopted the provisions of Statement of Financial Standards No. 122 "Accounting for Mortgage Service Rights" in the year ended January 31, 1996. Such financial statements of HFS and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

   The consolidated financial statements of Century 21 NORS as of and for the year ended July 31, 1995, which appear in the Form 8-K dated February 16, 1996 of HFS have been incorporated by reference herein in reliance upon the report dated January 12, 1995, of White, Nelson & Co. LLP, independent certified public accountants, incorporated by reference herein, given upon the authority of said firm as expert in accounting and auditing.

   The Independent Auditor's Report relating to the consolidated financial statements of Century 21 and subsidiaries as of and for the years ended July 31, 1995, 1994 and 1993, which appears in the Form

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8-K dated February 16, 1996 of HFS has been incorporated by reference herein in reliance upon the report dated September 25, 1995, of Tony H. Davidson, CPA independent certified public accountant, incorporated by reference herein, given upon the authority of said individual as expert in accounting and auditing.

   The consolidated balance sheets of Coldwell Banker and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the two years in the period ended December 31, 1995, which appear in the Form 8-K dated May 8, 1996, as amended by the Form 8-K/A dated March 27, 1997 of HFS have been incorporated by reference herein in reliance upon the report dated February 27, 1996 of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The financial statements of Century 21 of Eastern Pennsylvania, Inc. (an "S" corporation) as of and for the years ended April 30, 1995 and 1994, which appear in the Form 8-K dated February 16, 1996, as amended March 27, 1997, of HFS have been incorporated by reference herein in reliance upon the report dated June 22, 1995 of Woolard, Krajnik, & Company, independent certified public accountants, incorporated by reference herein, given upon the authority of said firm as experts in accounting and auditing.

   The consolidated statements of operations, stockholders' equity and cash flows for the three months ended December 31, 1993 and the consolidated statements of operations and cash flows for the nine months ended September 30, 1993 of Coldwell Banker and subsidiaries (formerly Coldwell Banker Residential Holding Company and subsidiaries) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Avis, Inc. as of February 29, 1996 and February 28, 1995 and for each of the three years then ended, included in the HFS Current Report on Form 8-K dated August 29, 1996, as amended by the Form 8-K/A dated December 5, 1996 and as further amended by the Form 8-K/A dated March 27, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The combined financial statements of Resort Condominiums International, Inc. as of and for the year ended December 31, 1995, included in the HFS Current Report on Form 8-K/A dated March 26, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report dated February 23 ,1996, except for Notes 9 to 11, as to which the date is February 7, 1997 and have been incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements and the related financial statement schedule of PHH and subsidiaries have been incorporated herein by reference from the HFS Current Report on Form 8-K/A, for the year ended April 30, 1996 in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, incorporated herein by reference, given upon the authority of said firm as experts in accounting and auditing. Their reports contain an explanatory paragraph that states that PHH adopted the provisions of Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights" in 1996.

   Representatives of Ernst & Young LLP are expected to be present at the CUC Special Meeting and representatives of Deloitte & Touche LLP are expected to be present at the HFS Special Meeting. These representatives will have an opportunity to make statements at these meetings if they so desire and will be available to respond to appropriate questions.

                                LEGAL MATTERS

   Certain legal matters with respect to the validity of the CUC Common Stock to be issued pursuant to the Merger and the federal income tax consequences of the Merger will be passed upon for CUC by Wachtell, Lipton, Rosen & Katz, CUC's special outside legal counsel in connection with the Merger.

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Certain legal matters with respect to the federal income tax consequences of the Merger will be passed upon for HFS by Skadden, Arps, Slate, Meagher & Flom LLP, HFS's special outside counsel.

                  SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

   Any CUC stockholder proposals for the 1998 Annual Meeting of CUC Stockholders must be received by the Office of the Secretary, CUC International Inc., 707 Summer Street, Stamford, Connecticut 06901, no later than January 5, 1998 for inclusion in the proxy statement and form of proxy. In addition, the Old CUC By-Laws provide that any stockholder wishing to make a nomination for director, or wishing to introduce a proposal or other business, at the 1998 Annual Meeting of CUC Stockholders must, in the case of nomination of a director, give notice to the Secretary of CUC by March 13, 1998 and, in the case of other business, by April 12, 1998 but not before March 13, 1998. Such notice requirements are subject to certain exceptions and any such notice must meet certain other requirements set forth in the Old CUC By-Laws.

   CUC stockholders can receive a copy of the Old CUC By-Laws free of charge by writing to the Secretary of CUC.

   Due to the contemplated consummation of the Merger, HFS does not currently expect to hold a 1997 Annual Meeting of Stockholders because, following the Merger, HFS will not be a publicly traded company. In the event that the Merger is not consummated and such a meeting is held, to be eligible for inclusion in HFS's proxy statement and form of proxy relating to that meeting, proposals of stockholders intended to be presented at such meeting must be received by HFS within a reasonable time after HFS announces publicly the date of the meeting and before HFS mails its proxy statement to stockholders in connection with such meeting.

                     WHERE YOU CAN FIND MORE INFORMATION

   CUC and HFS file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CUC and HFS public filings are also available to the public from commercial document retrieval services and at the Internet Worldwide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning CUC and HFS also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   CUC has filed the Registration Statement to register with the SEC the shares of CUC Common Stock to be issued to HFS stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of CUC, as well as a proxy statement of CUC for the CUC Special Meeting and a proxy statement of HFS for the HFS Special Meeting.

   As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

   The SEC allows CUC and HFS to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that CUC and HFS have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

 CUC SEC FILINGS (FILE NO. 1-10308)     PERIOD
--------------------------------------- -------------------------------------------------
Annual Report on Form 10-K............  Year ended January 31, 1997
Quarterly Reports on Form 10-Q........  Quarter ended April 30, 1997
Current Reports on Form 8-K...........  Dated February 4, 1997, February 13,
                                        1997, February 26, 1997, March 17,
                                        1997, May 29, 1997 and August 15, 1997
Registration Statements on Form 8-A ..  Dated July 27, 1984 and August 15, 1989, setting forth a description of the CUC Common Stock
                                        (including any amendment or report filed for the
                                        purpose of updating such description)

 HFS SEC FILINGS (FILE NO. 1-11402)  PERIOD
------------------------------------ ------------------------------------------------
Annual Report on Form 10-K.........  Year ended December 31, 1996 (except for items
                                     6, 7 and 8 which are superceded by the HFS Form
                                     8-K dated July 16, 1997)
Quarterly Reports on Form 10-Q ....  Quarters ended March 31, 1997 and June 30, 1997
Current Reports on Form 8-K........  Dated February 16, 1996 (as amended by the Form
                                     8-K/A dated March 27, 1997), April 5, 1996 (as
                                     amended by the Form 8-K/A dated March 27, 1997),
                                     May 8, 1996 (as amended by the Form 8-K/A dated
                                     March 27, 1997), August 29, 1996 (as amended by
                                     the Form 8-K/A dated December 5, 1996 and as
                                     further amended by the Form 8-K/A dated March
                                     27, 1997), November 15, 1996 (as amended by the
                                     Form 8-K/A dated December 4, 1996 and as further
                                     amended by the Form 8-K/A dated March 27, 1997),
                                     May 14, 1997, May 28, 1997, July 15, 1997 and
                                     July 16, 1997


   We incorporate by reference additional documents that CUC or HFS may file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the special meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   CUC has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to CUC, and HFS has supplied all such information relating to HFS.

   If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC or the SEC's Internet world wide web site described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

          CUC INTERNATIONAL INC.
          707 Summer Street
          Stamford, Connecticut 06901
          Attention: Corporate Secretary
          Tel: (203) 324-9261

          HFS INCORPORATED
          6 Sylvan Way
          Parsippany, New Jersey 07054
          Attention: Corporate Secretary
          Tel: (201) 428-9700

   If you would like to request documents from us, please do so by September 18, 1997 to receive them before the special meetings. If you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETINGS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED AUGUST 28, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF CUC COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                   INDEX TO PRO FORMA FINANCIAL STATEMENTS

                                                                                            PAGE
Section A:     Unaudited pro forma combining financial statements of CUC for the Merger as of March 31, 1997 and for the year ended December 31, 1996 and the
               three-month period ended March 31, 1997.................................    F-2-F-7

Section B:     Unaudited pro forma financial statements of HFS excluding the Merger as
               of March 31, 1997 and for the year ended December 31, 1996  ............   F-8-F-21

Section C:     Unaudited historical combining financial statements of CUC for the
               Merger as of March 31, 1997 and for each of the years ended December
               31, 1994, 1995 and 1996 and each of the three-month periods ended
               March 31, 1996 and 1997.................................................  F-22-F-30

                                  SECTION A
                            CUC INTERNATIONAL INC.
              UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS
                                FOR THE MERGER

   The accompanying unaudited pro forma combining financial statement gives effect to the Merger, which will be accounted for as a pooling of interests. In connection with the Merger, CUC intends to change its fiscal year end from January 31 to December 31. The underlying pro forma combining balance sheet as of March 31, 1997 and statements of income for the year ended December 31, 1996 and three-month period ended March 31, 1997 reflect the combining of the historical financial results of CUC with the pro forma financial results of HFS prior to the Merger. The pro forma financial results of HFS include all of HFS's transactions prior to the Merger.

   The pro forma combining financial statement reflects adjustments for the pooling of CUC and HFS, including reclassifications to conform to the presentation expected to be used by the merged companies and shares issued in connection with the Merger.

   The pro forma combining financial statement does not purport to present the results of operations of (i) CUC, had the Merger occurred or (ii) HFS had the business combinations described in Section B occurred on the dates specified, nor are they necessarily indicative of the operating results that may be achieved in the future.

   The unaudited pro forma combining financial statement is based on certain assumptions and adjustments described in the pro forma financial statements of HFS excluding the Merger, as set forth in Section B herein, and should be read in conjunction therewith and with the consolidated financial statements and related notes thereto of CUC and HFS incorporated by reference into this Joint Proxy Statement/Prospectus and the financial statements and related notes thereto of certain of the acquired companies previously filed with the SEC pursuant to Regulation S-X Rule 3.05, "Financial Statements of Business Acquired or to be Acquired," which are incorporated by reference in this Joint Proxy Statement/Prospectus.

TERMS OF THE MERGER

   Approval of the proposed Merger by both the CUC stockholders and HFS stockholders is a condition to the consummation of the Merger.

   In the Merger, each issued and outstanding share of HFS Common Stock, other than HFS Common Stock owned by HFS or CUC, will be converted into the right to receive 2.4031 shares of CUC Common Stock.

                                   SECTION A
                            CUC INTERNATIONAL INC.
                                                                   PAGE 1 OF 2
                 UNAUDITED PRO FORMA COMBINING BALANCE SHEET
                                (IN THOUSANDS)

                                                    AT
                                       --------------------------
                                          4/30/97       3/31/97
                                       ------------ -------------
                                         HISTORICAL    PRO FORMA     PRO FORMA     COMBINED
                                           CUC(1)       HFS(1)      ADJUSTMENTS   COMPANIES
                                       ------------ ------------- ------------- ------------
ASSETS
Current assets
 Cash and cash equivalents.............  $  812,164   $    71,707                $   883,871
 Restricted cash.......................                    89,849                     89,849
 Marketable securities.................     356,831        20,103                    376,934
 Receivables, net......................     593,253       613,616                  1,206,869
 Other current assets..................     239,861       234,614                    474,475
                                       ------------ -------------               ------------
  Total current assets.................   2,002,109     1,029,889                  3,031,998
                                       ------------ -------------               ------------

Deferred membership acquisition costs .     383,418                                  383,418
Franchise agreements, net..............                   956,012                    956,012
Excess of costs over fair value of net
 assets acquired, net..................     396,168     1,797,734                  2,193,902
Other intangible assets, net...........      31,643       596,622                    628,265
Other assets...........................     287,348       749,902                  1,037,250
                                       ------------ -------------               ------------
                                          3,100,686     5,130,159                  8,230,845
                                       ------------ -------------               ------------
Assets under management and mortgage
 programs
 Net investment in leases and leased
  vehicles.............................                 3,484,445                  3,484,445
 Relocation receivables ...............                   684,207                    684,207
 Mortgage loans held for sale..........                 1,215,422                  1,215,422
 Mortgage servicing rights and fees ...                   244,904                    244,904
                                                        5,628,978                  5,628,978
                                       ------------ -------------               ------------
Total assets...........................  $3,100,686   $10,759,137                $13,859,823
                                       ============ =============               ============

------------

(1) Certain reclassifications have been made to the historical CUC and pro forma HFS financial statements to conform to the presentation expected to be used by the combined companies.

            See notes to pro forma combining financial statements.

                                   SECTION A
                            CUC INTERNATIONAL INC.                 PAGE 2 OF 2
                 UNAUDITED PRO FORMA COMBINING BALANCE SHEET
                                (IN THOUSANDS)

                                                        AT
                                           --------------------------
                                              4/30/97       3/31/97
                                           ------------ -------------
                                             HISTORICAL    PRO FORMA     PRO FORMA      COMBINED
                                               CUC(1)       HFS(1)      ADJUSTMENTS    COMPANIES
                                           ------------ ------------- -------------- ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities--accounts payable,
  accrued expenses, and other current
  liabilities..............................  $  444,953   $ 1,210,438                 $ 1,655,391
                                           ------------ -------------                ------------
 Deferred income...........................     697,594       407,642                   1,105,236
 Long-term debt............................     565,979       978,749                   1,544,728
 Other non-current liabilities.............       9,835       133,461                     143,296
                                              1,718,361     2,730,290                   4,448,651
                                           ------------ -------------                ------------
 Liabilities under management and mortgage
  programs
  Debt.....................................                 4,952,815                   4,952,815
  Deferred income taxes....................                   244,800                     244,800
                                           ------------ -------------                ------------
                                                            5,197,615                   5,197,615
                                           ------------ -------------                ------------
 Shareholders' equity
  Common stock.............................       4,152         1,596    $   2,169 (a)      7,917
  Additional paid-in capital...............     676,132     2,347,708     (192,639)(a)  2,831,201
  Retained earnings........................     799,858       688,379                   1,488,237
  Treasury stock...........................     (57,436)     (190,470)     190,470 (a)    (57,436)
  Restricted stock, deferred compensation .     (28,556)                                  (28,556)
  Foreign currency translation adjustment .     (11,825)      (15,981)                    (27,806)
                                           ------------ -------------                ------------
  Total shareholders' equity...............   1,382,325     2,831,232                   4,213,557
                                           ------------ ------------- -------------- ------------
Total liabilities and shareholders'
 equity....................................  $3,100,686   $10,759,137    $            $13,859,823
                                           ============ ============= ============== ============

------------
(1) Certain reclassifications have been made to the historical CUC and pro forma HFS financial statements to conform to the presentation expected to be used by the combined companies.

            See notes to pro forma combining financial statements.

                                   SECTION A
                            CUC INTERNATIONAL INC.
              UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           FOR THE YEAR ENDED
                                       -------------------------
                                          1/31/97      12/31/96
                                       ------------ ------------                PRO FORMA
                                         HISTORICAL   PRO FORMA   PRO FORMA      COMBINED
                                           CUC(1)       HFS(1)    ADJUSTMENT    COMPANIES
                                       ------------ ------------ ------------ ------------
REVENUES
 Membership and service fees, net .....  $1,972,430   $1,915,999                $3,888,429
 Software..............................     375,225                                375,225
 Fleet leasing (net of depreciation
  and interest costs of $1,132,408) ...                   56,660                    56,660
 Other.................................                   30,279                    30,279
                                       ------------ ------------              ------------
 Net revenues..........................   2,347,655    2,002,938                 4,350,593
                                       ------------ ------------              ------------
EXPENSES
 Operating.............................     688,280      916,041                 1,604,321
 Marketing and reservation.............     887,852      285,954                 1,173,806
 General and administrative............     266,228       73,373                   339,601
 Depreciation and amortization.........      58,658      164,212                   222,870
 Merger, and restructuring charges  ...     179,945                                179,945
 Interest, net.........................      (9,549)      42,460                    32,911
 Other ................................                    5,698                     5,698
                                       ------------ ------------              ------------
 Total expenses........................   2,071,414    1,487,738                 3,559,152
                                       ------------ ------------              ------------
 Income before income taxes............     276,241      515,200                   791,441
 Provision for income taxes............     112,142      208,141                   320,283
                                       ------------ ------------              ------------
 Net income ...........................  $  164,099   $  307,059                $  471,158
                                       ============ ============              ============
PER SHARE INFORMATION (b)
 Net income per share
  Primary..............................  $     0.41   $     1.76                $     0.57
  Fully diluted........................        0.40         1.75                      0.57
 Weighted average shares outstanding
  Primary..............................     405,073      177,072    248,450        830,595
  Fully diluted .......................     409,521      177,840    249,527        836,888

------------
(1) Certain reclassifications have been made to the historical CUC and pro forma HFS financial statements to conform to the presentation expected to be used by the combined companies.

       See notes to unaudited pro forma combining financial statements.

                                   SECTION A
                            CUC INTERNATIONAL INC.
              UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          FOR THE THREE MONTHS
                                                 ENDED
                                       ------------------------
                                          4/30/97      3/31/97
                                       ------------ -----------
                                         HISTORICAL                           PRO FORMA
                                       ------------  PRO FORMA   PRO FORMA     COMBINED
                                           CUC(1)     HFS(1)     ADJUSTMENT   COMPANIES
                                       ------------ ----------- ------------ ------------
REVENUES
 Membership and service fees, net .....   $544,037    $491,931                 $1,035,968
 Software..............................     80,634                                 80,634
 Fleet leasing (net of depreciation
  and interest costs of $286,075) .....                 15,319                     15,319
 Other.................................                 18,635                     18,635
                                       ------------ -----------              ------------
 Net revenues..........................    624,671     525,885                  1,150,556
                                       ------------ -----------              ------------
EXPENSES
 Operating.............................    204,105     221,799                    425,904
 Marketing and reservation.............    219,793      60,798                    280,591
 General and administrative............     76,092      31,905                    107,997
 Depreciation and amortization.........     15,702      36,451                     52,153
 Interest, net.........................     (5,055)     20,342                     15,287
                                       ------------ -----------              ------------
 Total expenses........................    510,637     371,295                    881,932
                                       ------------ -----------              ------------
 Income before income taxes............    114,034     154,590                    268,624
 Provision for income taxes............     43,561      63,486                    107,047
                                       ------------ -----------              ------------
 Net income ...........................   $ 70,473    $ 91,104                 $  161,577
                                       ============ ===========              ============
PER SHARE INFORMATION (B)
 Net income per common share
  Primary and fully diluted ...........   $   0.17    $   0.52                 $     0.19
 Weighted average number of common and
  dilutive common equivalent shares
  outstanding
  Primary..............................    434,006     177,193     248,619        859,818
  Fully diluted .......................    437,091     177,225     248,664        862,980

------------
(1) Certain reclassifications have been made to the historical CUC and pro forma HFS financial statements to conform to the presentation expected to be used by the combined companies.

       See notes to unaudited pro forma combining financial statement.

                                   SECTION A
                            CUC INTERNATIONAL INC.
                    NOTES TO UNAUDITED PRO FORMA COMBINING
                             FINANCIAL STATEMENTS

(A) EQUITY

    In connection with the Merger, each outstanding share of HFS Common Stock will be converted into the right to receive 2.4031 shares of CUC Common Stock. In addition each share of HFS Common Stock that is owned by HFS or CUC will be cancelled and retired. The pro forma adjustment assumes that all 156.7 million shares of HFS Common Stock outstanding at March 31, 1997 (inclusive of 30.3 million shares of HFS Common Stock issued in connection with the merger of HFS with PHH and exclusive of 2.9 million shares of HFS Common Stock in treasury which will be cancelled and retired in connection with the Merger) will be converted into approximately 376.5 million shares of CUC Common Stock in accordance with the Exchange Ratio.

(B) PER SHARE INFORMATION

    Net income per share has been computed based upon the combined weighted average outstanding shares of CUC Common Stock and HFS Common Stock for each period. The historical weighted average number of equivalent outstanding shares of HFS Common Stock for each period has been adjusted to reflect the Exchange Ratio of 2.4031 shares of CUC Common Stock for each share of HFS Common Stock.

    CUC/HFS MERGER COSTS

    It is expected that CUC will incur pre-tax transaction costs associated with the Merger which are expected to range from $600 million to $650 million, of which approximately $125 million will be lump sum payments. These costs associated with the Merger are being established by the combined management. In determining the amount of the reserve for these costs, management is considering the costs relating to facility and systems consolidations, the costs associated with exiting certain activities and the costs associated with implementing the combined business strategy.

                                  SECTION B

                      HFS INCORPORATED AND SUBSIDIARIES
               UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF HFS
                             EXCLUDING THE MERGER

   The accompanying unaudited pro forma financial statements give effect to the business combination of HFS and PHH which was accounted for as a pooling of interests (the "PHH Merger"). Accordingly, the underlying historical HFS consolidated balance sheet as of March 31, 1997 and the historical consolidated statement of income for the year ended December 31, 1996, reflect the combining of the historical financial results of PHH with the historical financial results of HFS.

   The pro forma balance sheet includes a one-time restructuring charge incurred in connection with the PHH Merger for severance, facility consolidation and other transaction related costs. Such charge of $303 million ($227 million, after tax), is reflected as a pro forma adjustment to reduce stockholders' equity.

   The pro forma statement of income for the year ended December 31, 1996 is presented as if the following transactions had occurred on January 1, 1996:
(i) the acquisition of Avis, Inc. ("Avis") and the November 1996 issuance of HFS Common Stock (the "Avis Offering") as partial consideration for Avis;
(ii) the acquisition of Resort Condominiums International, Inc. and its affiliates ("RCI") and the issuance of HFS common stock as partial consideration for RCI; (iii) the May 31, 1996 acquisition of the common stock of Coldwell Banker and the related contribution of Coldwell Banker's owned real estate brokerage offices (the "Owned Brokerage Business") to a newly created independent trust (the "Trust") (the "Coldwell Banker Transaction");
(iv) the receipt of proceeds from an offering of HFS' common stock (the "Second Quarter 1996 Offering") to the extent necessary to fund (a) the acquisition of Coldwell Banker and the related repayment of indebtedness and acquisition expenses and (b) the cash consideration portion in the Avis acquisition; (v) the acquisitions of: the six non-owned Century 21 NORS during the second quarter of 1996, Travelodge on January 23, 1996 and ERA on February 12, 1996 (collectively, the "Other 1996 Acquisitions"); and (vi) the February 22, 1996 issuance of $240 million of 4 3/4% Convertible Senior Notes Due 2003 to the extent such proceeds were used to finance the Other 1996 Acquisitions.

   HFS intends to undertake an initial public offering of a majority interest in the corporation which owns all company-owned Avis car rental locations ("ARAC") in 1997, the proceeds of which will be used to pay down outstanding indebtedness of ARAC and for general corporate purposes, including possible acquisitions. HFS expects to enter into franchise, information technology and other agreements to provide services to ARAC based on terms to be determined.

   All of HFS's aforementioned acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values which are subject to further refinement, including appraisals and other analyses, with appropriate recognition given to the effect of current interest rates and income taxes. Management does not expect that the final allocation of the purchase price for the above acquisitions will differ materially from the preliminary allocations. HFS has entered into certain immaterial transactions which are not reflected in the pro forma statement of income.

   The pro forma financial statements do not purport to present the financial position or results of operations of HFS had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The pro forma statement of income does not reflect cost savings and revenue enhancements that management believes have been and may continue to be realized following the acquisitions. These cost savings have been and are expected to be realized primarily through the restructuring of operations as well as revenue enhancements expected to be realized through leveraging of HFS's preferred alliance programs. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that actually will be realized.

   The pro forma financial statements are based on certain assumptions and adjustments described in the Notes to Pro Forma Financial Statements and should be read in conjunction therewith and with the consolidated financial statements and related notes thereto of HFS incorporated by reference into this Joint Proxy Statement/Prospectus and the financial statements and related notes of the acquired companies previously filed with the SEC pursuant to Regulation S-X Rule 3-05, "Financial Statements of Businesses Acquired or to be Acquired" which are incorporated by reference in this Joint Proxy Statement/Prospectus.

                                  SECTION B

                   HFS INCORPORATED AND SUBSIDIARIES              PAGE 1 OF 2
                      UNAUDITED PRO FORMA BALANCE SHEET
                             AS OF MARCH 31, 1997
                                (IN THOUSANDS)

                                                HISTORICAL     PRO FORMA    PRO FORMA
                                                    HFS       ADJUSTMENTS      HFS
                                              ------------- ------------- ------------
ASSETS
 Current assets
  Cash and cash equivalents...................  $    71,707                $    71,707
  Restricted cash.............................       89,849                     89,849
  Other accounts and notes receivable, net ...      620,416    $ (6,800)(a)    613,616
  Deferred income taxes, net..................       74,279      64,000 (b)    138,279
  Other current assets........................      116,438                    116,438
                                              ------------- ------------- ------------
TOTAL CURRENT ASSETS..........................      972,689      57,200      1,029,889
                                              ------------- ------------- ------------
 Property and equipment, net..................      329,690      (6,500)(a)    323,190
 Franchise agreements, net....................      956,012                    956,012
 Excess of cost over fair value
  of net assets acquired, net.................    1,820,234     (22,500)(a)  1,797,734
 Other intangible assets--net.................      596,622                    596,622
 Investment in car rental operations
  of Avis Inc., net...........................       78,019                     78,019
 Other assets.................................      355,993      (7,300)(a)    348,693
                                              ------------- ------------- ------------
                                                  5,109,259      20,900      5,130,159
                                              ------------- ------------- ------------
ASSETS UNDER MANAGEMENT AND MORTGAGE PROGRAMS
  Net investment in leases and leased
   vehicles...................................    3,484,445                  3,484,445
  Relocation receivables......................      684,207                    684,207
  Mortgage loans held for sale................    1,215,422                  1,215,422
  Mortgage servicing rights and fees .........      244,904                    244,904
                                              -------------               ------------
                                                  5,628,978                  5,628,978
                                              -------------               ------------
Total assets..................................  $10,738,237    $ 20,900    $10,759,137
                                              ============= ============= ============

------------
Note: Certain reclassifications have been made to the historical HFS consolidated balance sheet to conform to HFS's pro forma classification.

See notes to unaudited pro forma financial statements.

                                   SECTION B

                   HFS INCORPORATED AND SUBSIDIARIES              PAGE 2 OF 2
                      UNAUDITED PRO FORMA BALANCE SHEET
                             AS OF MARCH 31, 1997
                                (IN THOUSANDS)

                                                    HISTORICAL     PRO FORMA     PRO FORMA
                                                        HFS       ADJUSTMENTS       HFS
                                                  ------------- -------------- ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities
  Accounts payable and other accrued expenses ....  $   741,177                 $   741,177
  Income taxes payable............................       40,547                      40,547
  Accrued acquisition obligations.................                 $ 229,900 (c)    229,900
  Due to car rental operations of Avis Inc., net .       45,615                      45,615
  Short-term debt.................................      150,000                     150,000
  Current portion of long-term debt...............        3,199                       3,199
                                                  ------------- -------------- ------------
TOTAL CURRENT LIABILITIES.........................      980,538      229,900      1,210,438
                                                  ------------- -------------- ------------
 Long-term debt...................................      978,749                     978,749
 Deferred income..................................      407,642                     407,642
 Other non-current liabilities....................       36,533       30,000 (c)     66,533
 Deferred income taxes............................       78,928      (12,000)(b)     66,928
                                                  ------------- -------------- ------------
                                                      2,482,390      247,900      2,730,290
LIABILITIES UNDER MANAGEMENT AND MORTGAGE
 PROGRAMS
 Debt.............................................    4,952,815                   4,952,815
 Deferred income taxes............................      244,800                     244,800
                                                  -------------                ------------
                                                      5,197,615                   5,197,615
                                                  -------------                ------------
STOCKHOLDERS' EQUITY
 Common stock, issued; 159,612 shares ............        1,596                       1,596
 Additional paid-in capital ......................    2,347,708                   2,347,708
 Retained earnings ...............................      915,379     (227,000)(d)    688,379
 Treasury stock...................................     (190,470)                   (190,470)
 Foreign currency equity adjustment ..............      (15,981)                    (15,981)
                                                  ------------- -------------- ------------
TOTAL STOCKHOLDERS' EQUITY........................    3,058,232     (227,000)     2,831,232
                                                  ------------- -------------- ------------
TOTAL LIABILITIES
 AND STOCKHOLDERS' EQUITY.........................  $10,738,237    $  20,900    $10,759,137
                                                  ============= ============== ============

------------
Note: Certain reclassifications have been made to the historical HFS consolidated balance sheet to conform to HFS's pro forma classification.

See notes to unaudited pro forma financial statements.

                                  SECTION B
                      HFS INCORPORATED AND SUBSIDIARIES
                   UNAUDITED PRO FORMA STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                HISTORICAL
                                        ------------------------
                                                       ACQUIRED     PRO FORMA
                                             HFS       COMPANIES   ADJUSTMENTS    PRO FORMA
                                        ------------ ----------- -------------- ------------
NET REVENUES
 Service fees, net .....................  $1,340,534   $623,159   $ 11,835 (e)    $1,915,999
                                                                  (235,625)(f)
                                                                   176,096 (h)
 Fleet leasing (net of depreciation
  and interest costs of $1,132,408)  ...      56,660                                  56,660
 Other..................................      40,717      5,718                       46,435
 Equity in earnings (loss) of Avis Inc.
  car rental operations.................       2,261               (18,417)(h)       (16,156)
                                        ------------ ----------- -------------- ------------
Net revenues............................   1,440,172    628,877    (66,111)        2,002,938
                                        ------------ ----------- -------------- ------------
EXPENSES
 Operating..............................     660,079    479,075     79,886 (h)       916,041
                                                                   (75,636)(i)
                                                                  (227,363)(j)
 Marketing and reservation..............     157,347    128,607                      285,954
 General and administrative.............      73,373                                  73,373
 Depreciation and amortization..........      97,811     40,884     25,517 (k)       164,212
 Interest, net..........................      19,695    (17,728)    11,718 (l)        42,460
                                                                     6,000 (h)
                                                                    22,775 (g)
 Other..................................                  6,114       (416)(m)         5,698
                                        ------------ ----------- -------------- ------------
Total expenses..........................   1,008,305    636,952   (157,519)        1,487,738
                                        ------------ ----------- -------------- ------------
Income (loss) before income taxes ......     431,867     (8,075)    91,408           515,200
Provision (benefit) for income taxes ...     174,626     (6,689)    40,204(n)        208,141
                                        ------------ ----------- -------------- ------------
Net income (loss).......................  $  257,241   $ (1,386)  $ 51,204        $  307,059
                                        ============ =========== ============== ============
PER SHARE INFORMATION (PRIMARY)
 Net income ............................  $     1.59                              $     1.76
                                        ============                            ============
 Weighted average shares outstanding  ..     164,378                12,694(o)        177,072
                                        ============             ============== ============
PER SHARE INFORMATION (FULLY DILUTED)
 Net income ............................  $     1.58                              $     1.75
                                        ============                            ============
 Weighted average shares  outstanding  .     165,146                12,694(o)        177,840
                                        ============             ============== ============

------------
Note: Certain reclassifications have been made to the historical results of HFS and acquired companies to conform to HFS's pro forma classification.

            See notes to unaudited pro forma financial statements.

                                   SECTION B
                      HFS INCORPORATED AND SUBSIDIARIES
          UNAUDITED HISTORICAL CONSOLIDATING STATEMENT OF OPERATIONS
                            OF ACQUIRED COMPANIES
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                (IN THOUSANDS)

                                                         HISTORICAL (1)
                                      ---------------------------------------------------
                                         AVIS, (2)               COLDWELL     OTHER 1996      TOTAL
                                        AS ADJUSTED     RCI       BANKER     ACQUISITIONS   HISTORICAL
                                      ------------- ---------- ----------- -------------- ------------
NET REVENUES
 Service fees ........................    $32,335     $284,996   $295,478      $10,350       $623,159
 Other ...............................                              4,067        1,651          5,718
                                      ------------- ---------- ----------- -------------- ------------
  Net revenues .......................     32,335      284,996    299,545       12,001        628,877
                                      ------------- ---------- ----------- -------------- ------------
EXPENSES
 Operating ...........................     25,379      130,113    312,348       11,235        479,075
 Marketing and reservation............                 128,607                                128,607
 Depreciation and amortization  ......     15,345       16,097      9,021          421         40,884
 Interest, net .......................                 (22,376)     3,155        1,493        (17,728)
 Other ...............................                   4,838        512          764          6,114
                                      ------------- ---------- ----------- -------------- ------------
  Total expenses .....................     40,724      257,279    325,036       13,913        636,952
                                      ------------- ---------- ----------- -------------- ------------
Income (loss) before income taxes  ...     (8,389)      27,717    (25,491)      (1,912)        (8,075)
Provision (benefit) for income taxes           99        3,644    (10,432)                     (6,689)
                                      ------------- ---------- ----------- -------------- ------------
Net income (loss) ....................    $(8,488)    $ 24,073   $(15,059)     $(1,912)      $ (1,386)
                                      ============= ========== =========== ============== ============

------------
(1) Reflects results of operations for the period from January 1, 1996 to the respective dates of acquisition.
(2) The historical consolidated statement of operations of Avis, as adjusted, has been adjusted to present only the historical operating results intended to be retained by HFS.

Note: Certain reclassifications have been made to the historical results of acquired companies to conform to HFS's pro forma classification.

            See notes to unaudited pro forma financial statements.

                                   SECTION B
                      HFS INCORPORATED AND SUBSIDIARIES
          UNAUDITED HISTORICAL CONSOLIDATING STATEMENT OF OPERATIONS
                          OF OTHER 1996 ACQUISITIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                (IN THOUSANDS)

                                     CENTURY 21
                                      NORS (1)   TRAVELODGE (1)  ERA (1)     TOTAL
                                   ------------ -------------- ---------- ---------
NET REVENUES
 Service fees .....................    $6,668         $688       $ 2,994    $10,350
 Other ............................       449                      1,202      1,651
                                   ------------ -------------- ---------- ---------
  Net revenues ....................     7,117          688         4,196     12,001
                                   ------------ -------------- ---------- ---------
EXPENSES
 Operating.........................     7,566          552         3,117     11,235
 Depreciation and amortization  ...       285                        136        421
 Interest, net ....................         2                      1,491      1,493
 Other.............................                                  764        764
                                   ------------ -------------- ---------- ---------
  Total expenses ..................     7,853          552         5,508     13,913
                                   ------------ -------------- ---------- ---------
Income (loss) before income taxes        (736)         136        (1,312)    (1,912)
Provision for income taxes ........
                                   ------------ -------------- ---------- ---------
Net income (loss) .................    $ (736)        $136       $(1,312)   $(1,912)
                                   ============ ============== ========== =========

------------
(1) Reflects results of operations for the period from January 1, 1996 to the respective dates of acquisition.

Note: Certain reclassifications have been made to the historical results of acquired companies to conform to HFS's pro forma classification.

            See notes to unaudited pro forma financial statements.

                                  SECTION B
                      HFS INCORPORATED AND SUBSIDIARIES
              NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

A. HFS/PHH MERGER COSTS AND RESTRUCTURING--ASSET ADJUSTMENTS

   The pro forma adjustment reflects the write-down of $43.1 million of assets principally as a result of exiting certain activities in connection with the merger of HFS with PHH.

B. HFS/PHH MERGER COSTS AND RESTRUCTURING--DEFERRED INCOME TAXES

   The pro forma adjustment reflects the recording of deferred income taxes associated with the charge reflecting estimated restructuring and transaction costs to be incurred in connection with the merger of HFS with PHH.

C. HFS/PHH MERGER COSTS AND RESTRUCTURING--ACCRUED LIABILITIES

   The pro forma adjustment reflects estimated restructuring and transaction costs to be incurred in connection with the merger of HFS with PHH, including the planned involuntary terminations of employees, facility and system consolidations and terminations, costs associated with exiting certain activities and merger related professional fees.

D. HFS/PHH MERGER COSTS AND RESTRUCTURING--STOCKHOLDERS' EQUITY

   The pro forma adjustment reflects a one-time charge of $303 million ($227 million after tax) for estimated restructuring and transaction costs to be incurred in connection with the merger of HFS with PHH.

E. SERVICE FEE REVENUE:

   The pro forma adjustment reflects the elimination of franchise revenue paid by the Century 21 NORS to Century 21 under sub-franchise agreements (offset against operating expense--see Note f) and the addition of franchise fees to be received under franchise contracts with owned brokerage offices upon contribution of the Owned Brokerage Business to the Trust. Pro forma adjustments to service fee revenue consist of the following ($000's):

                                                                   FOR THE YEAR ENDED
                                                                      DECEMBER 31,
                                                                          1996
                                                                  ------------------
Eliminate:
 Century 21 revenue included as Century 21 NORS operating expense       $(1,003)
Add:
 Franchise fees from Owned Brokerage Business.....................       12,838
                                                                  ------------------
  Total...........................................................      $11,835
                                                                  ==================

   The Franchise fees from the Owned Brokerage Business, which are based on the franchise contracts with the Trust, are calculated at approximately 5.7% of gross commissions earned by the Owned Brokerage Business on sales of real estate properties.

F. OWNED BROKERAGE BUSINESS REVENUE:

   The pro forma adjustment reflects the elimination of revenue generated from Coldwell Banker's 318 formerly owned brokerage offices. HFS contributed the net assets of the Owned Brokerage Business to the Trust upon consummation of the Coldwell Banker acquisition. The free cash flow of the Trust is expended at the discretion of the trustees to enhance the growth of funds available for advertising and promotion.

                                  SECTION B
                      HFS INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(CONTINUED)

G. OTHER REVENUE:

   The pro forma adjustment reflects the elimination of revenue associated with investment income generated from RCI cash and marketable securities which were distributed in the form of a dividend to the former shareholder of RCI prior to consummation of the RCI acquisition.

H. CAR RENTAL OPERATING COMPANY OPERATIONS:

   At the time HFS acquired Avis, it had developed and announced a plan (the "Plan") to do the following:

   1. Retain certain assets acquired, including the reservation system, franchise agreements, trademarks and tradenames and certain liabilities.

   2. Segregate the assets used in the car rental operations in ARAC and to dispose of approximately 75% of ARAC within one year through an initial public offering ("IPO") thereby diluting HFS' interest to 25%. All of the proceeds from the IPO will be retained by the ARAC.

   3. Enter into a license agreement with ARAC licencing its use of the trademarks and tradename under which HFS is to provide other franchise services.

   HFS' investment in ARAC at the date of acquisition was $75 million which represented the estimated value of its 100% interest in ARAC at such date ARAC is accounted for under the equity method since HFS' control is temporary based on the planned IPO of ARAC. If the IPO is not consummated within one year of HFS' acquisition of Avis, HFS will consolidate ARAC. Upon completion of the IPO, the value of ARAC is expected to increase to $300 million (with the $225 million of estimated IPO proceeds retained by ARAC) with HFS' interest at 25% equal to $75 million, its current investment balance. If the results of the IPO do not confirm the preliminary purchase price allocation for the investment in ARAC, then such investment will be adjusted with a corresponding adjustment to excess of cost over fair value of net assets acquired.

                                  SECTION B
                      HFS INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(CONTINUED)

H. CAR RENTAL OPERATING COMPANY OPERATIONS:  (Continued)
    The pro forma adjustments are comprised of the following ($000's):

                                                    FOR THE PERIOD JANUARY FOR THE PERIOD OCTOBER
                                                           1, 1996                17, 1996
                                                     THROUGH OCTOBER 16,    THROUGH DECEMBER 31,
                                                             1996                   1996             TOTAL
                                                   ---------------------- ---------------------- ------------
Historical income before taxes from ARAC car
 rental operations.................................             $  69,799                    --
ADJUSTMENTS TO ARAC:
 ELIMINATION OF HISTORICAL EXPENSE ASSOCIATED
  WITH:
  Reservation and information technology services
   (HFS Expense)(i)................................  $ 63,594               $ 16,292               $  79,886
                                                                                                 ============
  Depreciation and amortization....................    27,425                     --
 ADDITION OF PRO FORMA EXPENSES ASSOCIATED WITH:
  Depreciation and amortization (ii)...............   (14,504)                    --
  Increased financing costs (iii)..................      (803)     75,712         --   $ 16,292
                                                   ----------             ----------
  HFS SERVICE FEE ADJUSTMENTS:
   Reservation and information technology services
    (i)............................................   (63,594)               (16,292)
   Service fees from franchised locations (iv) ....   (15,562)                (4,289)
   Royalty payment from Avis Inc. to HFS (v) ......   (61,505)   (140,661)   (14,854)   (35,435)   $(176,096)
                                                   ---------- ----------- ---------- ----------- ============
Adjusted income (loss) before taxes from ARAC  ....                 4,850               (19,143)
 Provision for income taxes........................                 1,945                    --
                                                              -----------            -----------
 Adjusted net income (loss) from ARAC .............                 2,905               (19,143)
HFS ownership percentage...........................                    25%                  100%
                                                              -----------            -----------
HFS's equity in earnings (loss) of Avis Inc.'s car
 rental operations.................................             $     726              $(19,143)   $ (18,417)
                                                              ===========            =========== ============
OTHER REVENUE ADJUSTMENT:
 Elimination of historical interest income related
  to cash consideration portion of Avis
  acquisition (vi).................................             $   6,000                    --    $   6,000
                                                              ===========            =========== ============

------------
(i) Subsequent to the IPO, HFS will retain and operate the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control. The historical financial statements of Avis, as adjusted, reflect the costs incurred in connection with providing reservation and information technology services under a pre-existing agreement and the corresponding revenue recorded as a result of an intercompany charge at cost for such services rendered to ARAC. The pro forma adjustment reflects a planned contractual agreement with ARAC, under which HFS will charge ARAC at cost for reservation and information technology services provided.

(ii) The estimated fair value of Avis property and equipment intended to be retained by ARAC is $101.0 million, comprised primarily of furniture, fixtures, and leasehold improvements, which is amortized on a straight-line basis over the estimated useful lives, which average seven years. Excess of cost over fair value of net assets acquired by ARAC is valued at $154.0 million and is amortized on a straight line basis over a benefit period of 40 years.

(iii) In connection with the acquisition of Avis, approximately $1 billion of tax-advantaged debt was repaid and replaced by a similar amount of non tax-advantaged debt. This resulted in an increase in interest rates, due to the loss of tax benefits from the Employee Stock Ownership Plan ("ESOP") financing which were passed through from various lenders to Avis ($000's):

                              FOR THE YEAR ENDED
                                 DECEMBER 31,
                                     1996
                             ------------------
  Eliminate former
   facilities ...............     $(127,018)
  Add current facilities  ...       127,821
                             ------------------
  Increased financing cost  .     $     803
                             ==================

                                  SECTION B
                      HFS INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(CONTINUED)

H. CAR RENTAL OPERATING COMPANY OPERATIONS:  (Continued)
(iv)    Reflects historical franchise fee revenue from third parties.
(v) In connection with HFS's plan to dispose of approximately 75% of ARAC, HFS will enter into a franchise agreement with ARAC for ARAC's use of the Avis trademarks and tradename. The royalty payment to be made to HFS from ARAC for use of the Avis trademarks and tradename is calculated at 4.0% of the revenues generated by ARAC which is the net royalty percentage HFS expects to receive pursuant to the franchise agreement. Such payments are calculated as follows ($000's):

                            FOR THE YEAR ENDED
                               DECEMBER 31,
                                   1996
Revenues generated by
 ARAC......................     $1,908,985
Royalty percentage.........            4.0%
                           ------------------
Royalty payment to HFS ....     $   76,359
                           ==================

(vi) The pro forma adjustment eliminates historical interest income on the portion of cash generated from the Second Quarter 1996 Offering which was used to finance the Avis acquisition.

I. OPERATING EXPENSE:

   The pro forma adjustments reflects the elimination of; (i) royalty payments made by the Century 21 NORS to Century 21 under subfranchise agreements (offset against service fee revenue--See Note b); (ii) the payment of Coldwell Banker stock options as a result of change in control provisions in connection with the acquisition of Coldwell Banker by HFS and; (iii) a one-time bonus payment paid to RCI employees by the former shareholder of RCI pursuant to the stock purchase agreement in connection with the acquisition of RCI by HFS ($000's).

                       FOR THE YEAR ENDED
                          DECEMBER 31,
                              1996
                      ------------------
Franchise fees .......      $ 1,003
Stock option expense         40,801
Bonus payment.........       33,832
                      ------------------
 Total................      $75,636
                      ==================

J. OPERATING EXPENSE:

   The pro forma adjustment reflects the elimination of expenses associated with Coldwell Banker's formerly owned brokerage offices (See Note c). The majority of Owned Brokerage Business expenses are directly attributable to the business. Based on HFS's due diligence of Coldwell Banker the Company determined that common expenses were allocated to the owned brokerage business based on a reasonable allocation method. Such allocations were based on the ratio of number of employees, the amount of space occupied and revenue generated by the Owned Brokerage Business relative to Coldwell Banker in the aggregate and multiplied by corresponding common costs as appropriate to determine allocable expenses.

                                  SECTION B
                      HFS INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(CONTINUED)

K. DEPRECIATION AND AMORTIZATION:

   The pro forma adjustment for depreciation and amortization is comprised of ($000's):

   For the year ended December 31, 1996:

                                                    COLDWELL    OTHER 1996
                               RCI        AVIS       BANKER    ACQUISITIONS     TOTAL
                          ----------- ----------- ---------- -------------- -----------
Elimination of historical
 expense..................  $(16,097)   $(15,345)   $(9,021)      $ (421)     $(40,884)
Property, equipment and
 furniture and fixtures ..     6,686       4,924        482           --        12,092
Intangible assets.........    20,114      24,658      8,495        1,042        54,309
                          ----------- ----------- ---------- -------------- -----------
 Total....................  $ 10,703    $ 14,237    $   (44)      $  621      $ 25,517
                          =========== =========== ========== ============== ===========

 RCI

   The fair value of RCI's property and equipment is estimated at approximately $55.7 million and is amortized on a straight-line basis over the estimated useful lives, ranging from seven to thirty years.

   RCI's intangible assets consist of customer lists and excess of cost over fair value of net assets acquired. Estimated fair value of RCI's customer lists are approximately $100 million and are amortized on a straight-line basis over the period to be benefited which is 10 years. The fair value ascribed to customer lists is determined based on the historical renewal rates of RCI members. The excess of cost over fair value of net assets acquired is estimated at approximately $477.7 million and is determined to have a benefit period of forty years, which is based on RCI being a leading provider of services to the timeshare industry, which includes being the world's largest provider of timeshare exchange programs.

 Avis

   The estimated fair value of Avis' property and equipment retained by HFS is $96.0 million, comprised primarily of reservation equipment and related assets and to the Avis Headquarters office. Such property and equipment is amortized on a straight-line basis over the estimated benefit periods ranging from 5 to 30 years. Avis's intangible assets recorded by HFS (not applicable to ARAC) are comprised of the Avis trademark, a reservation system and customer data base, and excess of cost over fair value of net assets acquired. The estimated fair value of the Avis trademark is approximately $400 million and is amortized on a straight-line basis over a benefit period of 40 years. The estimated fair value of the reservation system and customer data base are approximately $95.0 million and $14.0 million, respectively and are amortized on a straight line basis over the periods to be benefited which are 10 years and 6.5 years, respectively.

   The excess of cost over fair value of net assets acquired applicable to the allocated portion of the business to be retained by HFS is estimated at approximately $317.6 million and is determined to have a benefit period of 40 years, which is based on Avis' position as the second largest car rental system in the world, the recognition of its brand name in the car rental industry and the longevity of the car rental business.

 Coldwell Banker

   The estimated fair value of Coldwell Banker's property and equipment (excluding land) of $15.7 million, is amortized on a straight-line basis over the estimated benefit periods ranging from five to 25 years. Coldwell Banker's intangible assets are comprised of franchise agreements and excess of cost over fair value of net assets acquired. The franchise agreements with the brokerage offices comprising the Trust

                                  SECTION B
                      HFS INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(CONTINUED)

K. DEPRECIATION AND AMORTIZATION: (Continued) are valued independently of all other franchise agreements with Coldwell Banker affiliates. Franchise agreements within the Trust and independent of the Trust are valued at $218.5 million and $218.7 million, respectively, and are amortized on a straight line basis over the respective benefit periods of 40 years and 35 years, respectively. The benefit period associated with Trust franchise agreements was based upon a long history of gross commission sustained by the Trust. The benefit period associated with the Coldwell Banker affiliates' franchise agreements was based upon the historical profitability of such agreements and historical renewal rates. The excess of cost over fair value of net assets acquired is estimated at approximately $347.0 million and is determined to have a benefit period of 40 years, which is based on Coldwell Banker's position as the largest gross revenue producing real estate company in North America, the recognition of its brand name in the real estate brokerage industry and the longevity of the real estate brokerage business.

 Other 1996 Acquisitions

   The estimated fair values of Other 1996 Acquisitions franchise agreements aggregate $61.0 million and are being amortized on a straight-line basis over the periods to be benefited, which range from twelve to thirty years. The estimated fair values of Other Acquisitions excess of cost over fair value of net assets acquired aggregate $187.4 million and are each being amortized on a straight-line basis over the periods to be benefited, which are 40 years.

L. INTEREST EXPENSE:

                                                        FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                               1996
                                                       ------------------
Elimination of historical interest expense of
 ($000's):
 Other 1996 Acquisitions...............................      $(1,493)
 RCI...................................................         (399)
Reversal of Coldwell Banker............................       (3,155)
RCI....................................................       15,495
4 3/4% Notes to finance Other 1996 Acquisitions .......        1,270
                                                       ------------------
  Total................................................      $11,718
                                                       ==================

 Coldwell Banker

   The pro forma adjustment reflects the reversal of historical interest expense relating to the following ($000's):

                                                                               FOR THE YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1996
                                                                              ------------------
Expense associated with the Owned Brokerage Business (i) .....................       $ (179)
Expense associated with revolving credit facility borrowings which were
 repaid with proceeds from offering (ii)......................................        3,334
                                                                              ------------------
 Total........................................................................       $3,155
                                                                              ==================

(i) HFS paid substantially all outstanding debt of Coldwell Banker at the consummation date of the acquisition. Therefore, a determination as to the reasonableness of allocated Coldwell Banker interest to the Owned Brokerage Business is unnecessary.
(ii) At the date of acquisition, HFS repaid $105 million of Coldwell Banker indebtedness which represented borrowings under a revolving credit facility at a variable rate of interest (LIBOR plus a margin ranging from .5% to 1.25%).

                                  SECTION B
                      HFS INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(CONTINUED)

L. INTEREST EXPENSE:  (Continued)
  RCI

   The pro forma adjustment reflects the recording of interest expense on $285 million of borrowings under HFS's revolving credit facilities at an interest rate of 6.3% which is the variable rate in effect on the date of borrowing. Borrowings represent the amount used as partial consideration in the RCI acquisition.

   4 3/4% Notes

   The pro forma adjustment reflects interest expense and amortization of deferred financing costs related to the February 22, 1996 issuance of the 4 3/4% Notes (5.0% effective interest rate) to the extent that such proceeds were used to finance the acquisitions of ERA ($36.8 million), Travelodge ($39.3 million), and the Century 21 NORS ($95.0 million).

 Effect of a 1/8% variance in variable interest rates

   As mentioned above, interest expense was incurred on borrowings under the HFS's revolving credit facility which partially funded the acquisition of RCI. HFS recorded interest expense using the variable interest rate in effect on the respective borrowing dates. The effect on pro forma net income assuming a 1/8% variance in the variable interest rate used to calculate interest expense is immaterial.

M. OTHER EXPENSES:

   The pro forma adjustment eliminates charitable contributions made by the former stockholder of RCI.

N. INCOME TAXES:

   The pro forma adjustment to income taxes is comprised of ($000's):

                                                FOR THE YEAR ENDED
                                                   DECEMBER 31,
                                                       1996
                                               ------------------
Reversal of historical (provision) benefit of:
 HFS...........................................     $(174,626)
 RCI...........................................        (3,644)
 Avis..........................................           (99)
 Coldwell Banker...............................        10,432
Pro forma provision............................       208,141
                                               ------------------
  Total........................................     $  40,204
                                               ==================

   The pro forma provisions for taxes were computed using pro forma pre-tax amounts and the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                  SECTION B
                      HFS INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(CONTINUED)

 O. WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING:

   The pro forma adjustment to weighted average shares consists of the following (000's):

                                                                  WEIGHTED AVERAGE
                                                                       SHARES
                                                      ISSUANCE   FOR THE YEAR ENDED
                                                      PRICE PER     DECEMBER 31,
                                                        SHARE           1996
                                                    ----------- ------------------
Avis Offering (1)...................................   $74.06           3,621
RCI (2) ............................................   $75.00             863
Second Quarter 1996 Offering--Coldwell Banker (3)  .   $59.99           5,350
Second Quarter 1996 Offering--Avis (4) .............   $59.99           2,550
Century 21 NORS (5) ................................   $49.83             310
                                                                ------------------
 Total..............................................                   12,694
                                                                ==================

(1)    Date of acquisition, October 17, 1996

(2)    Date of acquisition, November 12, 1996

(3)    Date of acquisition, May 31, 1996

(4)    Date of acquisition, October 17, 1996

(5)    Date of acquisition, April 3, 1996

   The unaudited Pro Forma Statement of Income of HFS for the year ended December 31, 1996 is presented as if the acquisitions took place at the beginning of the period thus, the stock issuances referred to above are considered outstanding as of the beginning of the period for purposes of per share calculations.

                                  SECTION C
                            CUC INTERNATIONAL INC.
      UNAUDITED HISTORICAL COMBINING FINANCIAL STATEMENTS FOR THE MERGER

   The following unaudited historical combining balance sheet at March 31, 1997 and the unaudited historical combining statements of income for the three-month periods ended March 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1996, give effect to the proposed Merger pursuant to which each outstanding share of HFS Common Stock will be converted at the Effective Time into the right to receive 2.4031 shares of CUC Common Stock as if the Merger had occurred on March 31, 1997. The pro forma information gives effect to the Merger under the pooling of interests method and to the adjustments described in the accompanying notes to the unaudited historical combining financial statements. In connection with the Merger, CUC intends to change its fiscal year end from January 31 to December 31.

   The unaudited historical combining financial statements may not be indicative of the results that would have occurred if the Merger had been consummated as of the date indicated or the operating results which may be obtained by the combined entity in the future. The unaudited historical combining financial statements should be read in conjunction with the consolidated financial statements, related notes thereto and other financial information of CUC and HFS included elsewhere herein, or incorporated by reference into, this Joint Proxy Statement/Prospectus.

                                  SECTION C

                            CUC INTERNATIONAL INC.                 PAGE 1 OF 2
                 UNAUDITED HISTORICAL COMBINING BALANCE SHEET
                                (IN THOUSANDS)

                                                   AT             PRO FORMA ADJUSTMENTS
                                      -------------------------- ----------------------
                                        4/30/97       3/31/97
                                      ------------ -------------    HFS/PHH    CUC/HFS     COMBINED
                                         CUC(1)        HFS(1)       MERGER      MERGER    COMPANIES
                                      ------------ ------------- ------------- -------- -------------
ASSETS
 Current assets
  Cash and cash equivalents ..........  $  812,164   $    71,707                          $   883,871
  Restricted cash ....................                    89,849                               89,849
  Marketable securities ..............     356,831        20,103                              376,934
  Receivables, net ...................     593,253       620,416    $ (6,800)(a)            1,206,869
  Other current assets ...............     239,861       170,614      64,000 (b)              474,475
                                      ------------ ------------- -------------           ------------
Total current assets .................   2,002,109       972,689      57,200                3,031,998
                                      ------------ ------------- -------------           ------------
 Deferred membership acquisition
  costs...............................     383,418                                            383,418
 Franchise agreements, net ...........                   956,012                              956,012
 Excess of cost over fair value of
  net assets acquired, net ...........     396,168     1,820,234     (22,500)(a)            2,193,902
 Other intangible assets, net  .......      31,643       596,622                              628,265
 Other assets ........................     287,348       763,702     (13,800)(a)            1,037,250
                                      ------------ ------------- -------------           ------------
                                         3,100,686     5,109,259      20,900                8,230,845
                                      ------------ ------------- -------------           ------------
Assets under management and mortgage
 programs
 Net investment in leases and leased
  vehicles ...........................                 3,484,445                            3,484,445
 Relocation receivables ..............                   684,207                              684,207
 Mortgage loans held for sale  .......                 1,215,422                            1,215,422
 Mortgage servicing rights and fees  .                   244,904                              244,904
                                                   -------------                             --------
                                                       5,628,978                            5,628,978
                                                   -------------                         ------------
Total assets .........................  $3,100,686   $10,738,237    $ 20,900              $13,859,823
                                      ============ ============= =============           ============

------------
(1) Certain reclassifications have been made to the historical CUC and historical HFS financial statements to conform to the presentation expected to be used by the combined companies.

      See notes to unaudited historical combining financial statements.

                                   SECTION C

                            CUC INTERNATIONAL INC.                 PAGE 2 OF 2
                 UNAUDITED HISTORICAL COMBINING BALANCE SHEET
                                (IN THOUSANDS)

                                                   AT             PRO FORMA ADJUSTMENTS
                                      -------------------------- ----------------------
                                        4/30/97       3/31/97
                                      ------------ -------------    HFS/PHH    CUC/HFS     COMBINED
                                         CUC(1)        HFS(1)       MERGER      MERGER    COMPANIES
                                      ------------ ------------- ------------- -------- -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities--accounts
  payable, accrued expenses and
  other current liabilities .........  $  444,953   $   980,538    $ 229,900 (c)               $ 1,655,391
                                     ------------ ------------- --------------                ------------
 Deferred income ....................     697,594       407,642                                  1,105,236
 Long-term debt .....................     565,979       978,749                                  1,544,728
 Other noncurrent liabilities  ......       9,835        36,533       30,000 (c)                    76,368
                                     ------------ ------------- --------------                ------------
Deferred income taxes................          --        78,928      (12,000)(b)                    66,928
                                        1,718,361     2,482,390      247,900                     4,448,651
                                     ------------ ------------- --------------                ------------
Liabilities under management and
 mortgage programs
 Debt ...............................                 4,952,815                                  4,952,815
 Deferred income taxes ..............                   244,800                                    244,800
                                                  -------------                               ------------
                                                      5,197,615                                  5,197,615
                                                  -------------                               ------------
SHAREHOLDERS' EQUITY
 Common stock .......................       4,152         1,596                   $   2,169 (e)      7,917
 Additional paid-in capital .........     676,132     2,347,708                    (192,639)(e)  2,831,201
 Retained earnings ..................     799,858       915,379     (227,000)(d)                 1,488,237
 Treasury stock .....................     (57,436)     (190,470)                    190,470 (e)    (57,436)
 Restricted stock, deferred
  compensation ......................     (28,556)                                                 (28,556)
 Foreign currency translation
  adjustment ........................     (11,825)      (15,981)                                   (27,806)
                                     ------------ ------------- -------------- -------------- ------------
Total shareholders' equity ..........   1,382,325     3,058,232     (227,000)                    4,213,557
                                     ------------ ------------- -------------- -------------- ------------
Total liabilities and shareholders'
 equity .............................  $3,100,686   $10,738,237    $  20,900                   $13,859,823
                                     ============ ============= ============== ============== ============

------------
(1) Certain reclassifications have been made to the historical CUC and historical HFS financial statements to conform to the presentation expected to be used by the combined companies.

      See notes to unaudited historical combining financial statements.

                                  SECTION C

                            CUC INTERNATIONAL INC.
              UNAUDITED HISTORICAL COMBINING STATEMENT OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              FOR THE YEAR ENDED
                                           -----------------------
                                              1/31/95    12/31/94
                                           ------------ ----------  PRO FORMA     COMBINED
                                               CUC(1)      HFS(1)   ADJUSTMENT    COMPANIES
                                           ------------ ---------- ------------ ------------
REVENUES
 Membership and service fees, net  ........  $1,363,561   $815,423                $2,178,984
 Software..................................     191,050                              191,050
 Fleet leasing (net of depreciation and
  interest costs of $976,244) .............                 47,860                    47,860
 Other.....................................                 28,837                    28,837
                                                        ----------              ------------
 Net revenues..............................   1,554,611    892,120                 2,446,731
                                           ------------ ----------              ------------
EXPENSES
 Operating.................................     463,370    458,462                   921,832
 Marketing and reservation.................     618,330    124,603                   742,933
 General and administrative................     190,303     29,452                   219,755
 Depreciation and amortization.............      43,463     53,712                    97,175
 Costs related to Ideon products abandoned
  and restructuring........................       7,900                                7,900
 Interest, net.............................      (7,937)    18,490                    10,553
 Other.....................................     (17,749)                             (17,749)
                                           ------------ ----------              ------------
 Total expenses............................   1,297,680    684,719                 1,982,399
                                           ------------ ----------              ------------
 Income before income taxes................     256,931    207,401                   464,332
 Provision for income taxes................      94,874     84,868                   179,742
                                           ------------ ----------              ------------
 Net income before cumulative effect of
  accounting change for income taxes ......     162,057    122,533                   284,590
 Cumulative effect of accounting change
  for income taxes.........................       2,000                                2,000
                                           ------------ ----------              ------------
 Net income ...............................  $  164,057   $122,533                $  286,590
                                           ============ ==========              ============
PER SHARE INFORMATION (F)
 Net income per share
  Primary .................................  $     0.43   $   0.95                $     0.42
  Fully diluted ...........................  $     0.43   $   0.95                $     0.41
 Weighted average shares outstanding
  Primary .................................     379,261    129,535    181,751        690,547
  Fully diluted............................     390,856    129,563    181,790        702,209

------------
(1) Certain reclassifications have been made to the historical CUC and historical HFS financial statements to conform to the presentation expected to be used by the combined companies.

      See notes to unaudited historical combining financial statements.

                                  SECTION C

                            CUC INTERNATIONAL INC.
              UNAUDITED HISTORICAL COMBINING STATEMENT OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              FOR THE YEAR ENDED
                                           -----------------------
                                              1/31/96    12/31/95
                                           ------------ ----------  PRO FORMA     COMBINED
                                               CUC(1)      HFS(1)   ADJUSTMENT    COMPANIES
                                           ------------ ---------- ------------ ------------
REVENUES
 Membership and service fees, net  .......  $1,643,242  $  962,954                $2,606,196
 Software.................................     291,990                               291,990
 Fleet leasing (net of depreciation and
  interest costs of $1,088,993) ..........                  52,079                    52,079
 Other....................................                  41,857                    41,857
                                                       -----------              ------------
 Net revenues.............................   1,935,232   1,056,890                 2,992,122
                                          ------------ -----------              ------------
EXPENSES
 Operating................................     582,357     528,571                 1,110,928
 Marketing and reservation................     737,440     137,715                   875,155
 General and administrative...............     243,043      36,457                   279,500
 Depreciation and amortization............      49,736      63,178                   112,914
 Costs related to Ideon products
  abandoned and restructuring.............      97,029                                97,029
 Interest, net............................      (9,685)     22,949                    13,264
                                          ------------ -----------              ------------
 Total expenses...........................   1,699,920     788,870                 2,488,790
                                          ------------ -----------              ------------
 Income before income taxes...............     235,312     268,020                   503,332
 Provision for income taxes...............      90,337     110,170                   200,507
                                          ------------ -----------              ------------
 Net income ..............................  $  144,975  $  157,850                $  302,825
                                          ============ ===========              ============
PER SHARE INFORMATION (F)
 Net income per share
  Primary.................................  $     0.37  $     1.14                $     0.42
  Fully diluted...........................  $     0.37  $     1.12                $     0.41
 Weighted average shares outstanding
  Primary.................................     392,208     142,490    199,927        734,625
  Fully diluted...........................     401,483     144,489    202,733        748,705

------------
(1) Certain reclassifications have been made to the historical CUC and historical HFS financial statements to conform to the presentation expected to be used by the combined companies.

      See notes to unaudited historical combining financial statements.

                                   SECTION C
                            CUC INTERNATIONAL INC.
              UNAUDITED HISTORICAL COMBINING STATEMENT OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  FOR THE YEAR ENDED
                                                -----------------------
                                                   1/31/97     12/31/96
                                                ------------ ------------  PRO FORMA     COMBINED
                                                    CUC(1)       HFS(1)    ADJUSTMENT    COMPANIES
                                                ------------ ------------ ------------ ------------
REVENUES
 Membership and service fees, net ..............  $1,972,430   $1,340,534                $3,312,964
 Software ......................................     375,225                                375,225
 Fleet leasing (net of depreciation and
  interest costs of $1,132,408) ................                   56,660                    56,660
 Other .........................................                   42,978                    42,978
                                                ------------ ------------              ------------
 Net revenues ..................................   2,347,655    1,440,172                 3,787,827
                                                ------------ ------------              ------------
EXPENSES
 Operating .....................................     688,280      660,079                 1,348,359
 Marketing and reservation .....................     887,852      157,347                 1,045,199
 General and administrative ....................     266,228       73,373                   339,601
 Depreciation and amortization .................      58,658       97,811                   156,469
 Merger and restructuring costs ................     179,945                                179,945
 Interest, net .................................      (9,549)      19,695                    10,146
                                                ------------ ------------              ------------
 Total expenses ................................   2,071,414    1,008,305                 3,079,719
                                                ------------ ------------              ------------
 Income before income taxes ....................     276,241      431,867                   708,108
 Provision for income taxes ....................     112,142      174,626                   286,768
                                                ------------ ------------              ------------
 Net income ....................................  $  164,099   $  257,241                $  421,340
                                                ============ ============              ============
PER SHARE INFORMATION (F)
 Net income per share
  Primary ......................................  $     0.41   $     1.59                $     0.53
  Fully diluted ................................  $     0.40   $     1.58                $     0.53
 Weighted average shares outstanding
  Primary ......................................     405,073      164,378    230,639        800,090
  Fully diluted ................................     409,521      165,146    231,716        806,383

------------
(1) Certain reclassifications have been made to the historical CUC and historical HFS financial statements to conform to the presentation expected to be used by the combined companies.

      See notes to unaudited historical combining financial statements.

                                   SECTION C

                            CUC INTERNATIONAL INC.
              UNAUDITED HISTORICAL COMBINING STATEMENT OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     FOR THE THREE MONTHS ENDED
                                     -------------------------
                                         4/30/96    3/31/96
                                       ---------- ----------   PRO FORMA   COMBINED
                                          CUC(1)    HFS(1)    ADJUSTMENT   COMPANIES
                                       ---------- ---------- ------------ -----------
REVENUES
 Membership and service fees, net  ....  $455,006   $250,187                $705,193
 Software..............................    60,473                             60,473
 Fleet leasing (net of depreciation
  and interest costs of $283,123)  ....               21,314                  21,314
 Other.................................                7,455                   7,455
                                       ---------- ----------              -----------
 Net revenues .........................   515,479    278,956                 794,435
                                       ---------- ----------              -----------
EXPENSES
 Operating.............................   154,804    142,481                 297,285
 Marketing and reservation.............   205,202     27,234                 232,436
 General and administrative............    60,980     13,656                  74,636
 Depreciation and amortization  .......    12,609     16,136                  28,745
 Interest, net.........................    (2,240)     5,626                   3,386
                                       ---------- ----------              -----------
 Total expenses........................   431,355    205,133                 636,488
                                       ---------- ----------              -----------
 Income before income taxes............    84,124     73,823                 157,947
 Provision for income taxes............    32,003     30,145                  62,148
                                       ---------- ----------              -----------
 Net income ...........................  $ 52,121   $ 43,678                $ 95,799
                                       ========== ==========              ===========
PER SHARE INFORMATION (F)
 Net income per share
  Primary..............................  $   0.13   $   0.30                $   0.13
  Fully diluted........................  $   0.13   $   0.30                $   0.13
 Weighted average shares outstanding
  Primary..............................   396,665    149,535    209,812      756,012
  Fully diluted........................   403,892    150,089    210,590      764,571

------------
(1) Certain reclassifications have been made to the historical CUC and historical HFS financial statements to conform to the presentation expected to be used by the combined companies.

      See notes to unaudited historical combining financial statements.

                                   SECTION C

                            CUC INTERNATIONAL INC.
              UNAUDITED HISTORICAL COMBINING STATEMENT OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     FOR THE THREE MONTHS ENDED
                                     -------------------------
                                         4/30/96    3/31/96
                                       ---------- ----------   PRO FORMA   COMBINED
                                          CUC(1)    HFS(1)    ADJUSTMENT   COMPANIES
                                       ---------- ---------- ------------ -----------
REVENUES
 Membership and service fees, net  ....  $544,037   $491,931                $1,035,968
 Software..............................    80,634                               80,634
 Fleet leasing (net of depreciation
  and interest costs of $286,075)  ....               15,319                    15,319
 Other.................................               18,635                    18,635
                                       ---------- ----------              ------------
 Net revenues .........................   624,671    525,885                 1,150,556
                                       ---------- ----------              ------------
EXPENSES
 Operating.............................   204,105    221,799                   425,904
 Marketing and reservation.............   219,793     60,798                   280,591
 General and administrative............    76,092     31,905                   107,997
 Depreciation and amortization  .......    15,702     36,451                    52,153
 Interest, net.........................    (5,055)    20,342                    15,287
                                       ---------- ----------              ------------
 Total expenses........................   510,637    371,295                   881,932
                                       ---------- ----------              ------------
 Income before income taxes............   114,034    154,590                   268,624
 Provision for income taxes............    43,561     63,486                   107,047
                                       ---------- ----------              ------------
 Net income ...........................  $ 70,473   $ 91,104                $  161,577
                                       ========== ==========              ============
PER SHARE INFORMATION (F)
 Net income per share
  Primary and fully diluted............  $   0.17   $   0.52                $     0.19
 Weighted average shares outstanding
  Primary..............................   434,006    177,193    248,619        859,818
  Fully diluted........................   437,091    177,225    248,664        862,980

------------
(1) Certain reclassifications have been made to the historical CUC and historical HFS financial statements to conform to the presentation expected to be used by the combined companies.

      See notes to unaudited historical combining financial statements.

                                  SECTION C

                            CUC INTERNATIONAL INC.

                   NOTES TO UNAUDITED HISTORICAL COMBINING
                             FINANCIAL STATEMENTS

(a) HFS/PHH MERGER COSTS AND RESTRUCTURING -- ASSET ADJUSTMENTS

    The pro forma adjustment reflects the write-down of $43.1 million of assets principally as a result of exiting certain activities in connection with the merger of HFS with PHH.

(b) HFS/PHH MERGER COSTS AND RESTRUCTURING -- DEFERRED INCOME TAXES

    The pro forma adjustment reflects the recording of deferred income taxes associated with the charge reflecting estimated restructuring and transaction costs to be incurred in connection with the merger of HFS and PHH.

(c) HFS/PHH MERGER COSTS AND RESTRUCTURING -- ACCRUED LIABILITIES

    The pro forma adjustment reflects estimated restructuring and transaction costs to be incurred in connection with the merger of HFS and PHH including the planned involuntary terminations of employees, facility and system consolidations and terminations, costs associated with exiting certain activities and merger related professional fees.

(d) HFS/PHH MERGER COSTS AND RESTRUCTURING -- STOCKHOLDERS' EQUITY

    The pro forma adjustment reflects a one-time charge of $303 million ($227 million after-tax) for estimated restructuring and transaction costs to be incurred in connection with the merger of HFS with PHH.

(e) EQUITY

    In connection with the Merger, each outstanding share of HFS Common Stock will be converted into the right to receive 2.4031 shares of CUC Common Stock. In addition, each share of HFS Common Stock that is owned by HFS or CUC will be cancelled and retired. The pro forma adjustment assumes that all 156.7 million shares of HFS Common Stock outstanding at March 31, 1997 (inclusive of 30.3 million shares of HFS Common Stock issued in connection with the merger of HFS with PHH and exclusive of 2.9 million shares of HFS Common Stock in treasury which will be cancelled and retired in connection with the Merger) will be converted into approximately 376.5 million shares of CUC Common Stock in accordance with the Exchange Ratio.

(f) PER SHARE INFORMATION

    Net income per share has been computed based upon the combined weighted average outstanding shares of CUC Common Stock and HFS Common Stock for each period. The historical weighted average number of outstanding shares of HFS stock for each period has been adjusted to reflect the Exchange Ratio of 2.4031 shares of CUC Common Stock for each share of HFS Common Stock.

  CUC/HFS MERGER COSTS

    It is expected that CUC will incur pre-tax transaction costs associated with the Merger which are expected to range from $600 million to $650 million, of which approximately $125 million will be lump sum payments. These costs associated with the Merger are being established by the combined management. In determining the amount of the reserve for these costs, management is considering the costs relating to facility and systems consolidations, the costs associated with exiting certain activities and the costs associated with implementing the combined business strategy.

                                                                    APPENDIX A

                         AGREEMENT AND PLAN OF MERGER


                                   BETWEEN


                            CUC INTERNATIONAL INC.


                                     AND


                               HFS INCORPORATED


                           DATED AS OF MAY 27, 1997

                              TABLE OF CONTENTS

                                                                                   PAGE
                                                                                --------
                                        ARTICLE I
                                        THE MERGER
SECTION 1.1.      The Merger....................................................    A-1
SECTION 1.2.      Closing.......................................................    A-1
SECTION 1.3.      Effective Time................................................    A-1
SECTION 1.4.      Effects of the Merger.........................................    A-1
SECTION 1.5.      Certificate of Incorporation and By-laws......................    A-1
SECTION 1.6.      Boards, Committees and Officers...............................    A-2
SECTION 1.7.      Name of the Surviving Corporation.............................    A-2
SECTION 1.8.      Reservation of Right to Revise Transaction....................    A-2
                                        ARTICLE II
       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                                 EXCHANGE OF CERTIFICATES
SECTION 2.1.      Effect on Capital Stock.......................................    A-2
SECTION 2.2.      Exchange of Certificates......................................    A-3
SECTION 2.3.      Certain Adjustments...........................................    A-5
                                       ARTICLE III
                              REPRESENTATIONS AND WARRANTIES
SECTION 3.1.      Representations and Warranties of HFS.........................    A-6
                  (a) Organization, Standing and Corporate Power................    A-6
                  (b) Subsidiaries..............................................    A-6
                  (c) Capital Structure.........................................    A-6
                  (d) Authority; Noncontravention...............................    A-7
                  (e) SEC Documents; Undisclosed Liabilities....................    A-8
                  (f) Information Supplied......................................    A-8
                  (g) Absence of Certain Changes or Events......................    A-8
                  (h) Compliance with Applicable Laws; Litigation...............    A-9
                  (i) Absence of Changes in Benefit Plans.......................    A-9
                  (j) ERISA Compliance..........................................   A-10
                  (k) Taxes.....................................................   A-11
                  (l) Voting Requirements.......................................   A-11
                  (m) State Takeover Statutes...................................   A-11
                  (n) Accounting Matters........................................   A-12
                  (o) Brokers...................................................   A-12
                  (p) Opinion of Financial Advisor..............................   A-12
                  (q) Ownership of CUC Common Stock.............................   A-12
                  (r) Intellectual Property.....................................   A-12
                  (s) Certain Contracts.........................................   A-12
SECTION 3.2.      Representations and Warranties of CUC.........................   A-13
                  (a) Organization, Standing and Corporate Power................   A-13
                  (b) Subsidiaries..............................................   A-13

                                      A-ii

                                                                                   PAGE
                                                                                --------
                  (c) Capital Structure.........................................   A-13
                  (d) Authority; Noncontravention...............................   A-14
                  (e) SEC Documents; Undisclosed Liabilities....................   A-15
                  (f) Information Supplied......................................   A-15
                  (g) Absence of Certain Changes or Events......................   A-15
                  (h) Compliance with Applicable Laws; Litigation...............   A-16
                  (i) Absence of Changes in Benefit Plans.......................   A-16
                  (j) ERISA Compliance..........................................   A-17
                  (k) Taxes.....................................................   A-18
                  (l) Voting Requirements.......................................   A-18
                  (m) State Takeover Statutes...................................   A-18
                  (n) Accounting Matters........................................   A-19
                  (o) Brokers...................................................   A-19
                  (p) Opinion of Financial Advisor..............................   A-19
                  (q) Ownership of HFS Common Stock.............................   A-19
                  (r) Intellectual Property.....................................   A-19
                  (s) Certain Contracts.........................................   A-19
                                        ARTICLE IV
                        COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.1.      Conduct of Business...........................................   A-20
SECTION 4.2.      No Solicitation by HFS........................................   A-23
SECTION 4.3.      No Solicitation by CUC........................................   A-24
                                        ARTICLE V
                                  ADDITIONAL AGREEMENTS
SECTION 5.1.      Preparation of the Form S-4 and the Joint Proxy Statement;
                   Stockholders Meetings........................................   A-26
SECTION 5.2.      Letters of HFS's Accountants..................................   A-27
SECTION 5.3.      Letters of CUC's Accountants..................................   A-27
SECTION 5.4.      Access to Information; Confidentiality........................   A-27
SECTION 5.5.      Best Efforts..................................................   A-27
SECTION 5.6.      Stock Options.................................................   A-28
SECTION 5.7.      HFS Stock Plans and Certain Employee Matters..................   A-29
SECTION 5.8.      Indemnification, Exculpation and Insurance....................   A-29
SECTION 5.9.      Fees and Expenses.............................................   A-29
SECTION 5.10.     Public Announcements..........................................   A-30
SECTION 5.11.     Affiliates....................................................   A-30
SECTION 5.12.     NYSE Listing..................................................   A-31
SECTION 5.13.     Stockholder Litigation........................................   A-31
SECTION 5.14.     Tax Treatment.................................................   A-31
SECTION 5.15.     Pooling of Interests..........................................   A-31
SECTION 5.16.     Standstill Agreements; Confidentiality Agreement..............   A-31
SECTION 5.17.     Company Officers; Employment Contracts; Equity Awards. .......   A-31
SECTION 5.18.     Post-Merger Operations........................................   A-32
SECTION 5.19.     Conveyance Taxes..............................................   A-32
SECTION 5.20.     HFS Convertible Notes.........................................   A-32

                                     A-iii

                                                                                   PAGE
                                                                                --------
SECTION 5.21.     Transition Planning...........................................   A-32
                                        ARTICLE VI
                                   CONDITIONS PRECEDENT
SECTION 6.1.      Conditions to Each Party's Obligation to Effect the Merger ...   A-33
SECTION 6.2.      Conditions to Obligations of CUC..............................   A-34
SECTION 6.3.      Conditions to Obligations of HFS..............................   A-34
SECTION 6.4.      Frustration of Closing Conditions.............................   A-35
                                       ARTICLE VII
                            TERMINATION, AMENDMENT AND WAIVER
SECTION 7.1.      Termination...................................................   A-35
SECTION 7.2.      Effect of Termination.........................................   A-36
SECTION 7.3.      Amendment.....................................................   A-36
SECTION 7.4.      Extension; Waiver.............................................   A-36
SECTION 7.5.      Procedure for Termination, Amendment, Extension or Waiver ....   A-36
                                       ARTICLE VIII
                                    GENERAL PROVISIONS
SECTION 8.1.      Nonsurvival of Representations and Warranties.................   A-36
SECTION 8.2.      Notices.......................................................   A-36
SECTION 8.3.      Definitions...................................................   A-37
SECTION 8.4.      Interpretation................................................   A-38
SECTION 8.5.      Counterparts..................................................   A-38
SECTION 8.6.      Entire Agreement; No Third-Party Beneficiaries................   A-38
SECTION 8.7.      Governing Law.................................................   A-38
SECTION 8.8.      Assignment....................................................   A-38
SECTION 8.9.      Consent to Jurisdiction.......................................   A-38
SECTION 8.10.     Headings......................................................   A-39
SECTION 8.11.     Severability..................................................   A-39

   AGREEMENT AND PLAN OF MERGER dated as of May 27, 1997, between CUC INTERNATIONAL INC., a Delaware corporation ("CUC"), and HFS INCORPORATED, a Delaware corporation ("HFS").

   WHEREAS, the respective Boards of Directors of CUC and HFS have each approved the merger of HFS with and into CUC (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of HFS ("HFS Common Stock"), other than shares owned by CUC or HFS, will be converted into the right to receive the Merger Consideration (as defined in Section 1.8);

   WHEREAS, the respective Boards of Directors of CUC and HFS have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

   WHEREAS, CUC and HFS desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

   WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

   WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP").

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                  ARTICLE I
                                  THE MERGER

   SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), HFS shall be merged with and into CUC at the Effective Time (as defined in Section 1.3). Following the Effective Time, CUC shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of HFS in accordance with the DGCL.

   SECTION 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

   SECTION 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as CUC and HFS shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

   SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

   SECTION 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation. The restated certificate of incorporation of CUC, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time as described in Exhibit A-1 and, as so amended, such restated certificate of incorporation shall be the restated certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (as so amended, the "Restated Certificate"). The by-laws of CUC, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time as described in Exhibit A-2 and, as so amended, such by-laws shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (as so amended, the "Restated By-laws"). Such amendment and restatement of CUC's certificate of incorporation and by-laws are referred to herein as the "Certificate Amendment" and the "By-laws Amendment," respectively.

   SECTION 1.6. Boards, Committees and Officers. Prior to the Effective Time, CUC shall adopt resolutions in the form attached hereto as part of Exhibit B, establishing the Board of CUC and committees thereof from and after the Effective Time. From and after the Effective Time, the members of the Board of Directors, the committees of the Board of Directors, the composition of such committees (including chairmen thereof) and the officers of the Surviving Corporation shall be as set forth on or designated in accordance with the Restated Certificate, the Restated By-laws and Exhibit B hereto until the earlier of the resignation or removal of any individual set forth on or designated in accordance with the Restated Certificate, the Restated By-laws and Exhibit B or until their respective successors are duly elected and qualified, as the case may be, or until as otherwise provided in the Restated Certificate, the Restated By-laws and Exhibit B. If any officer set forth on or designated in accordance with Exhibit B ceases to be a full-time employee of either HFS or CUC at or before the Effective Time, CUC, in the case of any such employee of CUC on the date hereof or any such employee to be designated by CUC, or HFS, in the case of any such employee of HFS on the date hereof or any such employee to be designated by HFS, shall designate another person to serve in such person's stead.

   SECTION 1.7. Name of the Surviving Corporation. The name of the Surviving Corporation shall be as agreed to between the parties prior to the Effective Time.

   SECTION 1.8. Reservation of Right to Revise Transaction. If each of HFS and CUC agree, the parties hereto may change the method of effecting the business combination between CUC and HFS, and each party shall cooperate in such efforts, including to provide for (a) a merger of a wholly owned subsidiary of CUC with and into HFS, or (b) mergers (to occur substantially simultaneously) of separate subsidiaries of a Delaware corporation jointly formed by CUC and HFS for such purpose into each of CUC and HFS; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of HFS Common Stock as provided for in this Agreement (the "Merger Consideration"), other than, in the case of clause (b) above, the issuer thereof, (ii) adversely affect the proposed accounting treatment for the Merger or the tax treatment to CUC, HFS or their respective stockholders as a result of receiving the Merger Consideration, or
(iii) materially delay receipt of any approval referred to in Section 6.1(c) or the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE II
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK
                       OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES

   SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of HFS Common Stock:

   (a) Cancellation of Treasury Stock and CUC-Owned Stock. Each share of HFS Common Stock that is owned by HFS or CUC shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

   (b) Conversion of HFS Common Stock. Subject to Section 2.2(e), each issued and outstanding share of HFS Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the right to receive 2.4031 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share ("CUC Common Stock"), of CUC. As of the Effective Time, all such shares of HFS Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of HFS Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of CUC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

   SECTION 2.2. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, CUC shall enter into an agreement with such bank or trust company as may be designated by CUC and reasonably satisfactory to HFS (the "Exchange Agent"), which shall provide that CUC shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of HFS Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of CUC Common Stock (such shares of CUC Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.2(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of CUC Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of HFS Common Stock.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of HFS Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CUC and HFS may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of CUC Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of CUC Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. Notwithstanding anything to the contrary contained herein, no certificate representing CUC Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an affiliate of HFS for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the APB and applicable Securities and Exchange Commission ("SEC") rules and regulations, unless such person has executed and delivered an agreement in the form of Exhibit C hereto. In the event of a surrender of a Certificate representing shares of HFS Common Stock which are not registered in the transfer records of HFS under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of CUC Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of CUC Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of CUC that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of CUC Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to CUC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CUC Common Stock represented thereby, and, in the case of Certificates representing HFS Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of CUC Common Stock shall be paid by CUC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of CUC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CUC Common Stock and, in the case of Certificates representing HFS Common Stock, the amount of any cash payable in lieu of a fractional share of CUC Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of CUC Common Stock.

   (d) No Further Ownership Rights in HFS Common Stock. All shares of CUC Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of HFS Common Stock, theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by HFS on such shares of HFS Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of HFS Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of CUC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of CUC shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of CUC.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of CUC Common Stock delivered to the Exchange Agent by CUC pursuant to Section 2.2(a) over (B) the aggregate number of whole shares of CUC Common Stock to be distributed to former holders of HFS Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of the former stockholders of HFS, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. ("NYSE"), all in the manner provided in Section 2.2(e)(iii).

     (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing HFS Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of HFS Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of HFS Common Stock is entitled (after taking into account all shares of HFS Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of HFS Common Stock are entitled.

      (iv) Notwithstanding the provisions of Section 2.2(e)(ii) and (iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of HFS Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of HFS Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the average of the closing prices of the CUC Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days preceding the fifth trading day prior to the Closing Date (such average, the "Average CUC Price"), and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(e)(iv).

     (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing HFS Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing HFS Common Stock subject to and in accordance with the terms of Section 2.2(c).

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to CUC, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to CUC for payment of their claim for Merger Consideration, any dividends or distributions with respect to CUC Common Stock and any cash in lieu of fractional shares of CUC Common Stock.

   (g) No Liability. None of CUC, HFS, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of CUC Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of CUC Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by CUC, on a daily basis. Any interest and other income resulting from such investments shall be paid to CUC.

   (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of CUC Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

   SECTION 2.3. Certain Adjustments. If between the date hereof and the Effective Time, the outstanding shares of HFS Common Stock or of CUC Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of HFS Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

   SECTION 3.1. Representations and Warranties of HFS. Except as disclosed in the HFS Filed SEC Documents (as defined in Section 3.1(g)) or as set forth on the Disclosure Schedule delivered by HFS to CUC prior to the execution of this Agreement (the "HFS Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, HFS represents and warrants to CUC as follows:

     (a) Organization, Standing and Corporate Power. (i) Each of HFS and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on HFS. Each of HFS and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on HFS.

     (ii) HFS has delivered to CUC prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

     (iii) In all material respects, the minute books of HFS contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of HFS since January 1, 1995.

   (b) Subsidiaries. Exhibit 21 to HFS's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Section 3.1(b) of the HFS Disclosure Schedule together include all the subsidiaries of HFS which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by HFS, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

   (c) Capital Structure. The authorized capital stock of HFS consists of 600,000,000 shares of HFS Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("HFS Preferred Stock"). At the close of business on May 21, 1997: (i) 158,291,401 shares of HFS Common Stock were issued and outstanding; (ii) no shares of HFS Common Stock were held by HFS in its treasury; (iii) no shares of HFS Preferred Stock were issued and outstanding; (iv) 40,013,543 shares of HFS Common Stock were reserved for issuance pursuant to the HFS 1992 Stock Option Plan and the HFS 1993 Stock Option Plan, complete and correct copies of which have been delivered to CUC (such plans, collectively, the "HFS Stock Plans"); and (v) 8,080,102 shares of HFS Common Stock were reserved for issuance upon conversion of HFS's 4 1/2% Convertible Senior Notes due 1999 and 3,598,320 shares of HFS Common Stock were reserved for issuance upon conversion of HFS's 4 3/4% Convertible Senior Notes due 2003 (collectively, the "HFS Convertible Securities").
Section 3.1(c) of the HFS Disclosure Schedule sets forth a complete and correct list, as of May 21, 1997, of the number of shares of HFS Common Stock subject to employee stock options or other rights to purchase or receive HFS Common Stock granted under the HFS Stock Plans (collectively, "HFS Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of HFS are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.1(c) and except for changes since May 21, 1997 resulting from the issuance of shares of HFS Common Stock pursuant to the HFS Employee Stock Options, the HFS Convertible Securities or as permitted by Section 4.1(a)(i)(y) and 4.1(a)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of HFS, (B) any securities of HFS or any HFS subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of HFS, (C) any warrants, calls, options or other rights to acquire from HFS or any HFS subsidiary, and any obligation of HFS or any HFS subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of HFS, and (y) there are no outstanding obligations of HFS or any HFS subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of HFS or any HFS subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any HFS subsidiary, (B) warrants, calls, options or other rights to acquire from HFS or any HFS subsidiary, and any obligation of HFS or any HFS subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any HFS subsidiary or (C) obligations of HFS or any HFS subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of HFS subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither HFS nor any HFS subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the HFS Employee Stock Options and the HFS Convertible Securities, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the HFS subsidiaries, HFS does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to HFS and its subsidiaries as a whole.

   (d) Authority; Noncontravention. HFS has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the HFS Stockholder Approval (as defined in Section 3.1(l)) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by HFS and the consummation by HFS of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of HFS, subject, in the case of the Merger, to the HFS Stockholder Approval. This Agreement has been duly executed and delivered by HFS and, assuming the due authorization, execution and delivery by CUC, constitutes the legal, valid and binding obligation of HFS, enforceable against HFS in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of HFS or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of HFS or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to HFS or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to HFS or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on HFS or (y) reasonably be expected to impair the ability of HFS to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to HFS or any of its subsidiaries in connection with the execution and delivery of this Agreement by HFS or the consummation by HFS of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by HFS under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) a proxy statement relating to the HFS Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement, together with the proxy statement relating to the CUC Stockholders Meeting (as defined in Section 5.1(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and
(B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which HFS is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on HFS or (y) reasonably be expected to impair the ability of HFS to perform its obligations under this Agreement.

   (e) SEC Documents; Undisclosed Liabilities. HFS has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1994 (the "HFS SEC Documents"). As of their respective dates, the HFS SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such HFS SEC Documents, and none of the HFS SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of each of HFS or PHH Corporation ("PHH") included in the HFS SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of HFS and its consolidated subsidiaries (and PHH, where applicable) as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and except that, in the case of financial statements included therein which were later restated to account for one or more business combinations accounted for as poolings-of-interest, such original financial statements do not reflect such restatements). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither HFS nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on HFS.

   (f) Information Supplied. None of the information supplied or to be supplied by HFS specifically for inclusion or incorporation by reference in
(i) the registration statement on Form S-4 to be filed with the SEC by CUC in connection with the issuance of CUC Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to HFS's stockholders or at the time of the HFS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by HFS with respect to statements made or incorporated by reference therein based on information supplied by CUC specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

   (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as permitted by Section 4.1(a), since

December 31, 1996, HFS and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any HFS SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change (as defined in Section 8.3) in HFS, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of HFS's capital stock, (iii) any split, combination or reclassification of any of HFS's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of HFS's capital stock, except for issuances of HFS Common Stock upon conversion of HFS Convertible Securities or upon the exercise of HFS Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(a), (iv)(A) any granting by HFS or any of its subsidiaries to any current or former director, executive officer or other key employee of HFS or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of December 31, 1996, (B) any granting by HFS or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by HFS or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in HFS SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "HFS Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by HFS materially affecting its assets, liabilities or business,
(vi) except insofar as may have been disclosed in the HFS Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on HFS or any of its tax attributes or any settlement or compromise of any material income tax liability, or (vii) any action taken by HFS or any of the HFS subsidiaries during the period from January 1, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1(a).

     (h) Compliance with Applicable Laws; Litigation. (i) HFS, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of HFS and its subsidiaries (the "HFS Permits"), except where the failure to have any such HFS Permits individually or in the aggregate would not have a material adverse effect on HFS. HFS and its subsidiaries are in compliance with the terms of the HFS Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on HFS. As of the date of this Agreement, except as disclosed in the HFS Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to HFS or any of its subsidiaries or any of their respective properties is pending or, to the knowledge (as defined in Section 8.3) of HFS, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on HFS or (B) reasonably be expected to impair the ability of HFS to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     (ii) Neither HFS nor any HFS subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on HFS.

   (i) Absence of Changes in Benefit Plans. HFS has delivered to CUC true and complete copies of (i) all severance and employment agreements of HFS with directors, executive officers or key employees, (ii) all severance programs and policies of each of HFS and each HFS subsidiary, and (iii) all plans or arrangements of HFS and each HFS subsidiary relating to its employees which contain change in control provisions. Since December 31, 1996, there has not been any adoption or amendment in any material respect by HFS or any of its subsidiaries of any collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of HFS or any of its wholly owned subsidiaries (collectively, the "HFS Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any HFS pension plans, or any material change in the manner in which contributions to any HFS pension plans are made or the basis an which such contributions are determined.

     (j) ERISA Compliance. (i) With respect to the HFS Benefit Plans, no event has occurred and, to the knowledge of HFS, there exists no condition or set of circumstances, in connection with which HFS or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on HFS under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

     (ii) Each HFS Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any HFS Benefit Plan that individually or in the aggregate would not have a material adverse effect on HFS. HFS, its subsidiaries and all the HFS Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on HFS. Each HFS Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any HFS Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of HFS, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such HFS Benefit Plan or the exempt status of any such trust.

     (iii) Neither HFS nor any of its subsidiaries has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No HFS Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of HFS, there are not any facts or circumstances that would materially change the funded status of any HFS Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No HFS Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     (iv) With respect to each of the HFS Benefit Plans (other than any multiemployer plan) that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to such accrued benefits in any material respect. With respect to any HFS Benefit Plan that is a multiemployer plan, (A) none of HFS nor any of its subsidiaries has any contingent liability under Section 4204 of ERISA, and no circumstances exist that present a material risk that any such plan will go into reorganization, and (B) the aggregate withdrawal liability of HFS and its subsidiaries, computed as if a complete withdrawal by HFS and any of its subsidiaries had occurred under each such HFS Benefit Plan on the date hereof, would not be material.

     (v) No HFS Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

     (vi) As of the date of this Agreement, neither HFS nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by HFS or any of its subsidiaries and no collective bargaining agreement is being negotiated by HFS or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against HFS or any of its subsidiaries pending or, to the knowledge of HFS, threatened which may interfere with the respective business activities of HFS or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on HFS. As of the date of this Agreement, to the knowledge of HFS, none of HFS, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of HFS or any of its subsidiaries, and there is no material charge or complaint against HFS or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

     (vii) No employee of HFS will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any HFS Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment), except that all HFS Employee Stock Options will vest as of the Effective Time as a result of the Merger.

     (k) Taxes. (i) Each of HFS and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on HFS. HFS and each of its subsidiaries has paid (or HFS has paid on its behalf) all taxes (as defined herein) shown as due on such returns, and the most recent financial statements contained in the HFS Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by HFS and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     (ii) No deficiencies for any taxes have been proposed, asserted or assessed against HFS or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on HFS. No federal income tax returns of HFS and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

     (iii) Neither HFS nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

   (l) Voting Requirements. The affirmative vote at the HFS Stockholders Meeting (the "HFS Stockholder Approval") of (i) the holders of a majority of all outstanding shares of HFS Common Stock to adopt this Agreement is the only vote of the holders of any class or series of HFS's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and (ii) the holders of a majority of all shares of HFS Common Stock casting votes is the only vote of the holders of any class or series of HFS's capital stock necessary to approve the New CUC Stock Plan (as defined in Section 5.17(e)).

   (m) State Takeover Statutes. The Board of Directors of HFS has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of CUC's representation and warranty contained in Section 3.2(q), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the HFS Board of Directors under the provisions of
Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of HFS, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

   (n) Accounting Matters. To its knowledge, neither HFS nor any of its affiliates (as such term is used in Section 5.11) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger from being accounted for as a pooling of interests and HFS has no reason to believe that the Merger will not qualify for "pooling of interests" accounting.

   (o) Brokers. No broker, investment banker, financial advisor or other person other than Bear Stearns & Co. Inc. ("Bear Stearns"), the fees and expenses of which will be paid by HFS, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HFS. HFS has furnished to CUC true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

   (p) Opinion of Financial Advisor. HFS has received the opinion of Bear Stearns dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of HFS Common Stock into CUC Common Stock is fair from a financial point of view to holders of shares of HFS Common Stock (other than CUC and its affiliates), a signed copy of which opinion has been delivered to CUC, it being understood and agreed by CUC that such opinion is for the benefit of the Board of Directors of HFS and may not be relied upon by CUC, its affiliates or any of their respective stockholders.

   (q) Ownership of CUC Common Stock. As of the date hereof, neither HFS nor, to its knowledge without independent investigation, any of its affiliates,
(i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of CUC.

   (r) Intellectual Property. HFS and its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "HFS Intellectual Property") necessary to carry on its business substantially as currently conducted except for such HFS Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on HFS. Neither HFS nor any such subsidiary has received any notice of infringement of or conflict with, and, to HFS's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any HFS Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on HFS.

   (s) Certain Contracts. Except as set forth in the HFS Filed SEC Documents, neither HFS nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of HFS and its subsidiaries (including, for purposes of this Section 3.1(s), CUC and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, or (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "HFS Material Contracts"). Each HFS Material Contract is valid and binding on HFS (or, to the extent an HFS subsidiary is a party, such subsidiary) and is in full force and effect, and HFS and each HFS subsidiary have in all material respects performed all obligations required to be performed by them to date under each HFS Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on HFS. Neither HFS nor any HFS subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of HFS, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any HFS Material Contract.

    SECTION 3.2. Representations and Warranties of CUC. Except as disclosed in the CUC Filed SEC Documents (as defined in Section 3.2(g)) or as set forth on the Disclosure Schedule delivered by CUC to HFS prior to the execution of this Agreement (the "CUC Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, CUC represents and warrants to HFS as follows:

     (a) Organization, Standing and Corporate Power. (i) Each of CUC and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on CUC. Each of CUC and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on CUC.

     (ii) CUC has delivered to HFS prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

     (iii) In all material respects, the minute books of CUC contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of CUC since January 1, 1995.

   (b) Subsidiaries. Exhibit 21 to CUC's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 includes all the subsidiaries of CUC which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by CUC, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

   (c) Capital Structure. The authorized capital stock of CUC consists of 600,000,000 shares of CUC Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share, of CUC ("CUC Preferred Stock"). At the close of business on May 22, 1997: (i) 409,329,930 shares of CUC Common Stock were issued and outstanding (including shares of restricted CUC Common Stock);
(ii) 6,168,405 shares of CUC Common Stock were held by CUC in its treasury;
(iii) no shares of CUC Preferred Stock were issued and outstanding; (iv) 62,155,579 shares of CUC Common Stock were reserved for issuance pursuant to the CUC 1990 Director Stock Option Plan, the CUC 1992 Directors Stock Option Plan, the CUC 1994 Directors Stock Option Plan, the CUC 1992 Employee Stock Option Plan, the CUC 1992 Bonus and Salary Replacement Stock Option Plan, the CUC 1987 Stock Option Plan, the 1989 Restricted Stock Plan, the 1994 Employee Stock Purchase Plan, the 1997 Stock Option Plan, certain CUC non-plans options, the Sierra 1987 Stock Option Plan, the Sierra 1995 Stock Option Plan and Award Plan, the Knowledge Adventure, Inc. 1993 Stock Option Plan (and related non-plan options), the Papyrus Design Group, Inc. 1992 Stock Option Plan and the Entertainment Publications, Inc. 1988 Nonqualified Stock Option Plan, complete and correct copies of which have been delivered to HFS (such plans, collectively, the "CUC Stock Plans"); and (v) 21,705,925 shares of CUC Common Stock were reserved for issuance upon conversion of the 6 1/2% Convertible Subordinated Notes due 2001 of Sierra On-Line, Inc. and the CUC 3% Convertible Subordinated Notes due February 15, 2002 (including all of the foregoing in this clause (v) and all convertible securities listed in Section 3.2(c) of the CUC Disclosure Schedule, the "CUC Convertible Securities").
Section 3.2(c) of the CUC Disclosure Schedule sets forth a complete and correct list, as of May 22, 1997, of the number of shares of CUC Common Stock subject to employee stock options or other rights to purchase or receive CUC Common Stock granted under the CUC Stock Plans (collectively, "CUC Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of CUC are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(c) and except for changes since May 22, 1997 resulting from the issuance of shares of CUC Common Stock pursuant to the CUC Employee Stock Options, the CUC Convertible Securities or as permitted by Section 4.1(b)(i)(y) and 4.1(b)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of CUC, (B) any securities of CUC or any CUC subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of CUC, (C) any warrants, calls, options or other rights to acquire from CUC or any CUC subsidiary, and any obligation of CUC or any CUC subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of CUC, and (y) there are no outstanding obligations of CUC or any CUC subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of CUC or any CUC subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any CUC subsidiary, (B) warrants, calls, options or other rights to acquire from CUC or any CUC subsidiary, and any obligation of CUC or any CUC subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any CUC subsidiary or (C) obligations of CUC or any CUC subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of CUC subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither CUC nor any CUC subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the CUC Employee Stock Options and the CUC Convertible Securities, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the CUC subsidiaries, CUC does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to CUC and its subsidiaries as a whole.

   (d) Authority; Noncontravention. CUC has all requisite corporate power and authority to enter into this Agreement and, subject to the CUC Stockholder Approval (as defined in Section 3.2(l)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by CUC and the consummation by CUC of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of CUC, subject, in the case of the Merger and the issuance of CUC Common Stock in connection with the Merger, to the CUC Stockholder Approval. This Agreement has been duly executed and delivered by CUC and, assuming the due authorization, execution and delivery by HFS, constitutes the legal, valid and binding obligations of CUC, enforceable against CUC in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of CUC or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of CUC or the comparable organizational documents of any of its subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to CUC or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CUC or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on CUC or (y) reasonably be expected to impair the ability of CUC to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CUC or any of its subsidiaries in connection with the execution and delivery of this Agreement by CUC or the consummation by CUC of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by CUC under the HSR Act;
(2) the filing with the SEC of (A) the Joint Proxy Statement relating to the CUC Stockholders Meeting, (B) the Form S-4 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which CUC is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of CUC Common Stock that are to be issued in the Merger and under the HFS Stock Plans to be listed on the NYSE; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on CUC or (y) reasonably be expected to impair the ability of CUC to perform its obligations under this Agreement.

   (e) SEC Documents; Undisclosed Liabilities. CUC has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1994 (the "CUC SEC Documents"). As of their respective dates, the CUC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CUC SEC Documents, and none of the CUC SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CUC included in the CUC SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of CUC and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and except that, in the case of financial statements included therein which were later restated to account for one or more business combinations accounted for as poolings-of-interest, such original financial statements do not reflect such restatements). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither CUC nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on CUC.

   (f) Information Supplied. None of the information supplied or to be supplied by CUC specifically for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to CUC's stockholders or at the time of the CUC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by CUC with respect to statements made or incorporated by reference therein based on information supplied by HFS specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

   (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as permitted by Section 4.1(b), since

January 31, 1997, CUC and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any CUC SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change in CUC, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of CUC's capital stock, (iii) any split, combination or reclassification of any of CUC's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of CUC's capital stock, except for issuances of CUC Common Stock upon conversion or redemption of CUC Convertible Securities or the exercise of CUC Employee Stock Options, in each case, awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(b), (iv)(A) any granting by CUC or any of its subsidiaries to any current or former director, executive officer or other key employee of CUC or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of January 31, 1997, (B) any granting by CUC or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by CUC or any of its subsidiaries into, or any amendment of, any employment, deferred compensation consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee,
(v) except insofar as may have been disclosed in CUC SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "CUC Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by CUC materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the CUC Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on CUC or any of its tax attributes or any settlement or compromise of any material income tax liability or (vii) any action taken by CUC or any of the CUC subsidiaries during the period from January 31, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1(b).

     (h) Compliance with Applicable Laws; Litigation. (i) CUC, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of CUC and its subsidiaries (the "CUC Permits") except where the failure to have any such CUC Permits individually or in the aggregate would not have a material adverse effect on CUC. CUC and its subsidiaries are in compliance with the terms of the CUC Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on CUC. As of the date of this Agreement, except as disclosed in the CUC Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to CUC or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of CUC, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on CUC or (B) reasonably be expected to impair the ability of CUC to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

       (ii) Neither CUC nor any CUC subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on CUC.

   (i) Absence of Changes in Benefit Plans. CUC has delivered to HFS true and complete copies of (i) all severance and employment agreements of CUC with directors, executive officers or key employees, (ii) all severance programs and policies of each of CUC and each CUC subsidiary, and (iii) all plans or arrangements of CUC and each CUC subsidiary relating to its employees which contain change in control provisions. Since January 31, 1997, there has not been any adoption or amendment in any material respect by CUC or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of CUC or any of its wholly owned subsidiaries (collectively, the "CUC Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any CUC pension plans, or any material change in the manner in which contributions to any CUC pension plans are made or the basis on which such contributions are determined. Since January 1, 1996, none of CUC nor any CUC subsidiary has amended any CUC Employee Stock Options or any CUC Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

     (j) ERISA Compliance. (i) With respect to the CUC Benefit Plans, no event has occurred and, to the knowledge of CUC, there exists no condition or set of circumstances, in connection with which CUC or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse affect on CUC under ERISA, the Code or any other applicable law.

     (ii) Each CUC Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any CUC Benefit Plan that individually or in the aggregate would not have a material adverse effect on CUC. CUC, its subsidiaries and all the CUC Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on CUC. Each CUC Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any CUC Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of CUC, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such CUC Benefit Plan or the exempt status of any such trust.

     (iii) Neither CUC nor any of its subsidiaries has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No CUC Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of CUC, there are not any facts or circumstances that would materially change the funded status of any CUC Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No CUC Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     (iv) No CUC Benefit Plan is subject to Title IV of ERISA.

     (v) No CUC Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

     (vi) As of the date of this Agreement, neither CUC nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by CUC or any of its subsidiaries and no collective bargaining agreement is being negotiated by CUC or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against CUC or any of its subsidiaries pending or, to the knowledge of CUC, threatened which may interfere with the respective business activities of CUC or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on CUC. As of the date of this Agreement, to the knowledge of CUC, none of CUC, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of CUC or any of its subsidiaries, and there is no material charge or complaint against CUC or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

      (vii) No employee of CUC will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any CUC Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment), except that CUC Employee Stock Options and shares of restricted stock under the 1992 Bonus and Salary Replacement Stock Option Plan, the 1989 Restricted Stock Plan, the 1994 Directors Stock Option Plan, the Sierra 1995 Stock Option Plan, the Papyrus Design Group, Inc. 1992 Stock Option Plan and the Knowledge Adventure, Inc. 1993 Stock Option Plan will vest as of the Effective Time as a result of the Merger.

     (k) Taxes. (i) Each of CUC and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on CUC. CUC and each of its subsidiaries has paid (or CUC has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the CUC Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by CUC and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     (ii) No deficiencies for any taxes have been proposed, asserted or assessed against CUC or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on CUC. The federal income tax returns of CUC and each of its subsidiaries consolidated in such returns for tax years through 1989 have closed by virtue of the applicable statute of limitations.

     (iii) Neither CUC nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   (l) Voting Requirements. The affirmative vote at the CUC Stockholders Meeting (the "CUC Stockholder Approval") of (i) the holders of a majority of all outstanding shares of CUC Common Stock is the only vote of the holders of any class or series of CUC's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, the issuance of the CUC Common Stock pursuant to the Merger and the Certificate Amendment, and (ii) the holders of a majority of all shares of CUC Common Stock casting votes is the only vote of the holders of any class or series of CUC's capital stock necessary to approve (A) in accordance with the applicable rules of the NYSE, the issuance of CUC Common Stock pursuant to the Merger, and (B) the New CUC Stock Plan.

   (m) State Takeover Statutes; Certificate of Incorporation. The Board of Directors of CUC (including the Disinterested Directors thereof (as defined in Article 10 of CUC's Certificate of Incorporation)) has unanimously approved this Agreement, the transactions contemplated hereby, the assumption of the Adjusted Options, the issuance of the options to purchase shares of CUC Common Stock granted pursuant to Section 5.17 and the issuance of the shares of CUC Common Stock upon exercise of such Adjusted Options and other options and, assuming the accuracy of HFS's representation and warranty contained in Section 3.1(q), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the CUC Board of Directors under the provisions of Section 203 of the DGCL and constitutes approval of the Merger, the other transactions contemplated hereby, the assumption of the Adjusted Options, the issuance of the options to purchase shares of CUC Common Stock granted pursuant to Section 5.17 and the issuance of the shares of CUC Common Stock upon exercise of the Adjusted Options and other options under the provisions of CUC's Certificate of Incorporation such that Section 203 and the provision of Section 10 of CUC's Certificate of Incorporation do not apply to this Agreement, the transactions contemplated hereby, the assumption of the Adjusted Options, the issuance of the options to purchase shares of CUC Common Stock granted pursuant to Section 5.17 and the issuance of the shares of CUC Common Stock upon exercise of the Adjusted Options and other options. To the knowledge of CUC, no state takeover statute other than
Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

    (n) Accounting Matters. To its knowledge, neither CUC nor any of its affiliates (as such term is used in Section 5.11) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger from being accounted for as a pooling of interests and CUC has no reason to believe that the Merger will not qualify for "pooling of interest" accounting.

   (o) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co. ("Goldman Sachs"), the fees and expenses of which will be paid by CUC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CUC. CUC has furnished to HFS true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

   (p) Opinion of Financial Advisor. CUC has received the opinion of Goldman Sachs, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of HFS Common Stock into CUC Common Stock is fair to CUC, a signed copy of which opinion has been delivered to HFS, it being understood and agreed by HFS that such opinion is for the benefit of the Board of Directors of CUC and may not be relied upon by HFS, its affiliates or any of their respective stockholders.

   (q) Ownership of HFS Common Stock. As of the date hereof, neither CUC nor, to its knowledge without independent investigation, any of its affiliates,
(i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of HFS.

   (r) Intellectual Property. CUC and its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "CUC Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such CUC Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on CUC. Neither CUC nor any such subsidiary has received any notice of infringement of or conflict with, and, to CUC's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any CUC Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on CUC.

   (s) Certain Contracts. Except as set forth in the CUC Filed SEC Documents, neither CUC nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of CUC and its subsidiaries (including HFS and its subsidiaries, assuming the Merger had taken place), taken as a whole, is or would be conducted, or (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "CUC Material Contracts"). Each CUC Material Contract is valid and binding on CUC (or, to the extent a CUC subsidiary is a party, such subsidiary) and is in full force and effect, and CUC and each CUC subsidiary have in all material respects performed all obligations required to be performed by them to date under each CUC Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on CUC. Neither CUC nor any CUC subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of CUC, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any CUC Material Contract.

                                  ARTICLE IV
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

   SECTION 4.1. Conduct of Business. (a) Conduct of Business by HFS. Except as set forth in Section 4.1(a) of the HFS Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by CUC in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, HFS shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, HFS shall not, and shall not permit any of its subsidiaries to:

     (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of HFS to its parent, or by a subsidiary that is partially owned by HFS or any of its subsidiaries, provided that HFS or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of HFS Common Stock upon conversion of HFS Convertible Securities or upon the exercise of HFS Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms, including cashless exercise, or issued pursuant to Section 4.1(a)(ii) or (z) purchase, redeem or otherwise acquire any shares of capital stock of HFS or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for (A) the repurchase of up to 30,000 shares of HFS Common Stock as long as such repurchases are made after consultation with CUC and in compliance with
    Section 5.15 and (B) the deemed acceptance of shares upon cashless exercise of HFS Employee Stock Options, or in connection with withholding obligations relating thereto);

     (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of HFS capital stock or warrants to purchase HFS capital stock in connection with any acquisition permitted by Section 4.1(a)(iv) and in compliance with Section 5.15, (y) the issuance of HFS Common Stock upon conversion of HFS Convertible Securities in accordance with their present terms at the option of the holders thereof, and (z) the issuance of HFS Common Stock upon the exercise of HFS Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms or the issuance of HFS Employee Stock Options (and shares of HFS Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice (1) for new employees (so long as such additional amount of HFS Common Stock subject to HFS Employee Stock Options issued to new employees does not exceed 416,130 shares of HFS Common Stock in the aggregate) or
    (2) in connection with employee promotions;

     (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

     (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, except for acquisitions within the scope of or related to HFS's or CUC's existing businesses in which the aggregate consideration is less than $1.5 billion in any single acquisition or series of related acquisitions and less than $2.0 billion in the aggregate for all such acquisitions, in each case which would not materially delay or impair the ability of HFS to perform its obligations under this Agreement and which is reasonably expected to be accretive to HFS's earnings within 12 months following consummation (for purposes of this Section 4.1(a)(iv), "aggregate consideration" shall equal the sum of
    (A)(1) the amount of cash paid, and (2) the value of any shares of HFS Common Stock (valued at the closing price of the HFS Common Stock on the NYSE on the day prior to announcement of such acquisition) delivered, and
    (3) the fair market value of any non-cash or non-HFS Common Stock consideration (as determined by the HFS Board of Directors in good faith as of the day prior to announcement of such acquisition) delivered to the seller or its security holders in connection with such acquisition, and
    (B) the amount of liabilities directly or indirectly assumed by HFS or its subsidiaries or retired or defeased in connection with such acquisition, including contingent liabilities to the extent they can be estimated by the HFS Board of Directors in good faith as of the day prior to the announcement of such acquisition);

     (v) subject to compliance with Section 5.15, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than
    (A) in the ordinary course of business consistent with past practice or
    (B) up to $50 million of such assets, in the aggregate;

     (vi) take any action that would cause the representations and warranties set forth in Section 3.1(g) (with each reference therein to "ordinary course of business" being deemed for purposes of this Section 4.1(a)(vi) to be immediately followed by "consistent with past practice") to no longer be true and correct;

     (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, except for indebtedness which does not cause a change in the ratings of HFS's rated debt securities by Standard & Poor's Ratings Services and by Moody's Investor Service, Inc. from those in effect as of the date hereof; or

     (viii) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction between HFS and any wholly owned subsidiary or between any wholly owned subsidiaries of HFS.

   (b) Conduct of Business by CUC. Except as set forth in Section 4.1(b) of the CUC Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by HFS in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, CUC shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, CUC shall not, and shall not permit any of its subsidiaries to:

     (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of CUC to its parent, or by a subsidiary that is partially owned by CUC or any of its subsidiaries, provided that CUC or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of CUC Common Stock upon conversion or redemption of CUC Convertible Securities or upon the exercise of CUC Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms, including cashless exercise, or issued pursuant to Section 4.1(b)(ii) or
    (z) purchase, redeem or otherwise acquire any shares of capital stock of CUC or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for (A) the repurchase of up to 30,000 shares of CUC Common Stock as long as such repurchases are made after consultation with HFS and in compliance with Section 5.15 and (B) the deemed acceptance of shares upon cashless exercise of CUC Employee Stock Options, or in connection with withholding obligations relating thereto);

     (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of CUC capital stock or warrants to acquire CUC capital stock in connection with any acquisition permitted by Section 4.1(b)(iv) and in compliance with Section 5.15, (y) the issuance of CUC Common Stock upon conversion or redemption of CUC Convertible Securities in accordance with their present terms at the option of the holders thereof, and (z) the issuance of CUC Common Stock upon the exercise of CUC Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms or the issuance of CUC Employee Stock Options (and shares of CUC Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice (1) for new employees (so long as such additional amount of CUC Common Stock subject to CUC Employee Stock Options issued to new employees does not exceed 1,000,000 shares of CUC Common Stock in the aggregate) or (2) in connection with employee promotions;

     (iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

     (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, except for acquisitions within the scope of or related to CUC's or HFS's existing businesses in which the aggregate consideration is less than $1.5 billion in any single acquisition or series of related acquisitions and less than $2.0 billion in the aggregate for all such acquisitions, in each case which would not materially delay or impair the ability of CUC to perform its obligations under this Agreement and which is reasonably expected to be accretive to CUC's earnings within 12 months following consummation (for purposes of this Section 4.1(b)(iv), "aggregate consideration" shall equal the sum of
    (A)(1) the amount of cash paid, and (2) the value of any shares of CUC Common Stock (valued at the closing price of the CUC Common Stock on the NYSE on the day prior to announcement of such acquisition) delivered, and
    (3) the fair market value of any non-cash or non-CUC Common Stock consideration (as determined by the CUC Board of Directors in good faith as of the day prior to announcement of such acquisition) delivered to the seller or its security holders in connection with such acquisition, and
    (B) the amount of liabilities directly or indirectly assumed by CUC or its subsidiaries or retired or defeased in connection with such acquisition, including contingent liabilities to the extent they can be estimated by the CUC Board of Directors in good faith as of the day prior to the announcement of such acquisition);

     (v) subject to compliance with Section 5.15, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than
    (A) in the ordinary course of business consistent with past practice (B) up to $50 million of such assets, in the aggregate;

     (vi) take any action that would cause the representations and warranties set forth in Section 3.2(g) (with each reference therein to ordinary course of business, being deemed for purposes of this Section 4.1(b)(vi) to be immediately followed by "consistent with past practice") to no longer be true and correct;

     (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, except for indebtedness which does not cause a change in the ratings of CUC's rated debt securities by Standard & Poor's Ratings Services and by Moody's Investor Service, Inc. from those in effect as of the date hereof; or

     (viii) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(b) (other than clause (iii)) shall not apply to any transaction between CUC and any wholly owned subsidiary or between any wholly owned subsidiaries of CUC.

   (c) Other Actions. Except as required by law, HFS and CUC shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, except as provided in the proviso in Section 6.2(a) or
Section 6.3(a), (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, except as provided in the proviso in Section 6.2(a) or Section 6.3(a), or
(iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

   (d) Advice of Changes. HFS and CUC shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in
Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

   SECTION 4.2. No Solicitation by HFS. (a) HFS shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any HFS Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any HFS Takeover Proposal; provided, however, that if the Board of Directors of HFS determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to HFS's stockholders under applicable law, HFS may, in response to an HFS Superior Proposal (as defined in Section 4.2(b)) which was not solicited by it, which did not otherwise result from a breach of this
Section 4.2(a) and which is made or received prior to the obtaining of the HFS Stockholder Approval, and subject to providing prior written notice of its decision to take such action to CUC and compliance with Section 4.2(c),
(x) furnish information with respect to HFS and its subsidiaries to any person making an HFS Superior Proposal pursuant to a customary confidentiality agreement (as determined by HFS based on the advice of its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement (as defined herein)) and (y) participate in discussions or negotiations regarding such HFS Superior Proposal. For purposes of this Agreement, "HFS Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of HFS and its subsidiaries, taken as a whole, or 25% or more of any class of equity securities of HFS, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of HFS, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving HFS or the HFS Common Stock (or any HFS subsidiary whose business constitutes 50% or more of the net revenues, net income or the assets of HFS and its subsidiaries, taken as whole), other than the transactions contemplated by this Agreement.

    (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of HFS nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CUC, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any HFS Takeover Proposal, or (iii) cause HFS to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "HFS Acquisition Agreement") related to any HFS Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the HFS Stockholder Approval, the Board of Directors of HFS, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to HFS's stockholders under applicable law, may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into an HFS Acquisition Agreement with respect to any HFS Superior Proposal, but only at a time that is after the fifth business day following CUC's receipt of written notice advising CUC that the Board of Directors of HFS is prepared to accept an HFS Superior Proposal, specifying the material terms and conditions of such HFS Superior Proposal and identifying the person making such HFS Superior Proposal. For purposes of this Agreement, an "HFS Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of HFS Common Stock then outstanding or all or substantially all the assets of HFS and otherwise on terms which the Board of Directors of HFS determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to HFS's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of HFS based on the advice of its financial advisor, is reasonably capable of being obtained by such third party.

   (c) In addition to the obligations of HFS set forth in paragraphs (a) and
(b) of this Section 4.2, HFS shall immediately advise CUC orally and in writing of any request for information or of any HFS Takeover Proposal, the material terms and conditions of such request or HFS Takeover Proposal and the identity of the person making such request or HFS Takeover Proposal. HFS will keep CUC reasonably informed of the status and details (including amendments or proposed amendments) of any such request or HFS Takeover Proposal.

   (d) Nothing contained in this Section 4.2 shall prohibit HFS from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to HFS's stockholders if, in the good faith judgment of the Board of Directors of HFS, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither HFS nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an HFS Takeover Proposal.

   SECTION 4.3. No Solicitation by CUC. (a) CUC shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any CUC Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any CUC Takeover Proposal; provided, however, that if the Board of Directors of CUC determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to CUC's stockholders under applicable law, CUC may, in response to a CUC Superior Proposal (as defined in Section 4.3(b)) which was not solicited by it, which did not otherwise result from a breach of this
Section 4.3(a) and which is made or received prior to the obtaining of the CUC Stockholder Approval, and subject to providing prior written notice of its decision to take such action to HFS and compliance with Section

4.3(c) (x) furnish information with respect to CUC and its subsidiaries to any person making a CUC Superior Proposal pursuant to a customary confidentiality agreement (as determined by CUC based on the advice of its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement) and (y) participate in discussions or negotiations regarding such CUC Superior Proposal. For purposes of this Agreement, "CUC Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of CUC and its subsidiaries, taken as a whole, or 25% or more of any class of equity securities of CUC, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of CUC, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CUC or the CUC Common Stock (or any CUC subsidiary whose business constitutes 50% or more of the net revenues, net income or the assets of CUC and its subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

   (b) Except as expressly permitted by this Section 4.3, neither the Board of Directors of CUC nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to HFS, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of CUC Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any CUC Takeover Proposal, or (iii) cause CUC to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "CUC Acquisition Agreement") related to any CUC Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the CUC Stockholder Approval, the Board of Directors of CUC, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to CUC's stockholders under applicable law, may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into any CUC Acquisition Agreement with respect to any CUC Superior Proposal, but only at a time that is after the fifth business day following HFS's receipt of written notice advising HFS that the Board of Directors of CUC is prepared to accept a CUC Superior Proposal, specifying the material terms and conditions of such CUC Superior Proposal and identifying the person making such CUC Superior Proposal. For purposes of this Agreement, a "CUC Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CUC Common Stock then outstanding or all or substantially all the assets of CUC and otherwise on terms which the Board of Directors of CUC determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to CUC's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of CUC based on the advice of its financial advisor, is reasonably capable of being obtained by such third party.

   (c) In addition to the obligations of CUC set forth in paragraphs (a) and
(b) of this Section 4.3, CUC shall immediately advise HFS orally and in writing of any request for information or of any CUC Takeover Proposal, the material terms and conditions of such request or CUC Takeover Proposal and the identity of the person making such request or CUC Takeover Proposal. CUC will keep HFS reasonably informed of the status and details (including amendments or proposed amendments) of any such request or CUC Takeover Proposal.

   (d) Nothing contained in this Section 4.3 shall prohibit CUC from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to CUC's stockholders if, in the good faith judgment of the Board of Directors of CUC, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither CUC nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger, the issuance of CUC Common Stock in connection with the Merger, or approve or recommend, or propose publicly to approve or recommend, a CUC Takeover Proposal.

                                   ARTICLE V
                            ADDITIONAL AGREEMENTS

   SECTION 5.1. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, HFS and CUC shall prepare and file with the SEC the Joint Proxy Statement and CUC shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of HFS and CUC shall use best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. HFS will use all best efforts to cause the Joint Proxy Statement to be mailed to HFS's stockholders, and CUC will use all best efforts to cause the Joint Proxy Statement to be mailed to CUC's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. CUC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of CUC Common Stock in the Merger and the approval of the Certificate Amendment and HFS shall furnish all information concerning HFS and the holders of HFS Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by CUC without providing HFS the opportunity to review and comment thereon. CUC will advise HFS, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the CUC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to HFS or CUC, or any of their respective affiliates, officers or directors, should be discovered by HFS or CUC which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of HFS and CUC.

   (b) HFS shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "HFS Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the HFS Stockholder Approval and, subject to its rights to terminate this Agreement pursuant to
Section 4.2(b), shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger, the New CUC Stock Plan and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.2(b), HFS agrees that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to HFS of any HFS Takeover Proposal.

   (c) CUC shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "CUC Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the CUC Stockholder Approval and, subject to its rights to terminate this Agreement pursuant to
Section 4.3(b), shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger, the Certificate Amendment, the New CUC Stock Plan and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.3(b), CUC agrees that its obligations pursuant to the first sentence of this
Section 5.1(c) shall not be affected by the commencement, public proposal, public disclosure or communication to CUC of any CUC Takeover Proposal.

   (d) CUC and HFS will use best efforts to hold the HFS Stockholders Meeting and the CUC Stockholders Meeting on the same date and as soon as reasonably practicable after the date hereof.

    SECTION 5.2. Letters of HFS's Accountants. (a) HFS shall use best efforts to cause to be delivered to CUC two letters from HFS's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to CUC, in form and substance reasonably satisfactory to CUC and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

   (b) HFS shall use best efforts to cause to be delivered to CUC and CUC's accountants a letter from HFS's independent accountants addressed to CUC and HFS, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

   SECTION 5.3. Letters of CUC's Accountants. (a) CUC shall use best efforts to cause to be delivered to HFS two letters from CUC's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to HFS, in form and substance reasonably satisfactory to HFS and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

   (b) CUC shall use best efforts to cause to be delivered to HFS and HFS's accountants a letter from CUC's independent accountants, addressed to HFS and CUC, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

   SECTION 5.4. Access to Information; Confidentiality. Subject to the Confidentiality Agreement dated May 9, 1997, between CUC and HFS (the "Confidentiality Agreement"), and subject to restrictions contained in confidentiality agreements to which such party is subject (which such party will use its best efforts to have waived) and applicable law, each of HFS and CUC shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of HFS and CUC shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the other party hereto. Each of HFS and CUC will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

   SECTION 5.5. Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and

(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.5(a) will limit or affect actions permitted to be taken pursuant to Sections 4.2 and 4.3.

   (b) In connection with and without limiting the foregoing, HFS and CUC shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

   SECTION 5.6. Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of HFS (or, if appropriate, any committee administering the HFS Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

     (i) adjust the terms of all outstanding HFS Employee Stock Options granted under HFS Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each HFS Employee Stock Option outstanding immediately prior to the Effective Time shall be adjusted and thereafter represent an option to acquire, on the same terms and conditions as were applicable under such HFS Employee Stock Option, including vesting as such may be accelerated at the Effective Time pursuant to the terms of such HFS Employee Stock Options in effect as of the date hereof (which include cashless exercise), the same number of shares of CUC Common Stock as the holder of such HFS Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such HFS Employee Stock Option in full immediately prior to the Effective Time, with any fractional shares of CUC Common Stock resulting from such calculation being rounded to the nearest whole share, at a price per share of CUC Common Stock equal to (A) the aggregate exercise price for the shares of HFS Common Stock otherwise purchasable pursuant to such HFS Employee Stock Option divided by (B) the aggregate number of shares of CUC Common Stock deemed purchasable pursuant to such HFS Employee Stock Option, rounding the exercise price thus determined down to the nearest whole cent (each, as so adjusted, an "Adjusted Option"); and

     (ii) take such other actions relating to the HFS Stock Plans as HFS and CUC may agree are appropriate to give effect to the Merger, including as provided in Section 5.7.

   (b) As soon as practicable after the Effective Time, CUC shall deliver to the holders of HFS Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective HFS Stock Plans and the agreements evidencing the grants of such HFS Employee Stock Options and that such HFS Employee Stock Options and agreements shall be assumed by CUC and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6 after giving effect to the Merger).

   (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to CUC, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related HFS Stock Plan.

   (d) Except as otherwise contemplated by this Section 5.6 and except to the extent required under the respective terms of the HFS Employee Stock Options in effect as of the date hereof, all restrictions or limitations on transfer and vesting with respect to HFS Employee Stock Options awarded under the HFS Stock Plans or any other plan, program or arrangement of HFS or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by CUC as set forth above.

    SECTION 5.7. HFS Stock Plans and Certain Employee Matters. (a) At the Effective Time, by virtue of the Merger, the HFS Stock Plans shall be assumed by CUC, with the result that all obligations of HFS under the HFS Stock Plans, including with respect to awards outstanding at the Effective Time under each HFS Stock Plan, shall be obligations of CUC following the Effective Time. Prior to the Effective Time, CUC shall take all necessary actions (including, if required to comply with Section 162(m) or 422 of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its stockholders at the CUC Stockholders Meeting) for the assumption of the HFS Stock Plans, including the reservation, issuance and listing of CUC Common Stock in a number at least equal to (x) the number of shares of CUC Common Stock that will be subject to Adjusted Options and (y) the product of the Exchange Ratio and the number of shares of HFS Common Stock available for future awards under the HFS Stock Plans immediately prior to the Effective Time. No later than the Effective Time, CUC shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of CUC Common Stock determined in accordance with the preceding sentence and the unrestricted reoffer and resale of such shares. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as Adjusted Options remain outstanding and until such time as the shares of CUC Common Stock subject to such Adjusted Options are no longer subject to resale restrictions under the Securities Act.

   (b) Following the Effective Time, CUC, as the Surviving Corporation in the Merger, will honor all obligations of HFS or its subsidiaries under employment agreements of HFS or its subsidiaries as amended and/or restated as contemplated in this Agreement.

   SECTION 5.8. Indemnification, Exculpation and Insurance. (a) CUC agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of HFS and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of HFS. In addition, from and after the Effective Time, directors and officers of HFS who become directors or officers of CUC will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of CUC.

   (b) In the event that CUC or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of CUC assume the obligations set forth in this Section 5.8.

   (c) For seven years after the Effective Time, CUC shall provide to HFS's current directors and officers liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by HFS's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in no event shall CUC be required to expend more than 200% of the current amount expended by HFS to maintain such coverage.

   (d) The provisions of this Section 5.8 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

   SECTION 5.9. Fees and Expenses. (a) Except as provided in this Section 5.9, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of CUC and HFS shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of the pre-merger notification and report forms under the HSR Act (including filing fees).

    (b) In the event that (i) an HFS Takeover Proposal shall have been made known to HFS or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an HFS Takeover Proposal and thereafter this Agreement is terminated by either CUC or HFS pursuant to
Section 7.1(b)(i) or (ii), or (ii) this Agreement is terminated by HFS pursuant to Section 7.1(f), then HFS shall promptly, but in no event later than two days after the date of such termination, pay CUC a fee equal to $300 million (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to CUC pursuant to clause (i) of this paragraph (b) unless and until within 18 months of such termination HFS or any of its subsidiaries enters into any HFS Acquisition Agreement or any transaction which would be an HFS Takeover Proposal is consummated, in which event the Termination Fee shall be payable upon the first to occur of such events. HFS acknowledges that the agreements contained in this Section 5.9(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CUC would not enter into this Agreement; accordingly, if HFS fails promptly to pay the amount due pursuant to this Section 5.9(b), and, in order to obtain such payment, CUC commences a suit which results in a judgment against HFS for the fee set forth in this Section 5.9(b), HFS shall pay to CUC its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

   (c) In the event that (i) a CUC Takeover Proposal shall have been made known to CUC or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a CUC Takeover Proposal and thereafter this Agreement is terminated by either CUC or HFS pursuant to
Section 7.1(b)(i) or (iii), or (ii) this Agreement is terminated by CUC pursuant to Section 7.1(d), then CUC shall promptly, but in no event later than two days after the date of such termination, pay HFS the Termination Fee, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to HFS pursuant to clause (i) of this paragraph (c) unless and until within 18 months of such termination CUC or any of its subsidiaries enters into any CUC Acquisition Agreement or any transaction which would be a CUC Takeover Proposal is consummated, in which event the Termination Fee shall be payable upon the first to occur of such events. CUC acknowledges that the agreements contained in this Section 5.9(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, HFS would not enter into this Agreement; accordingly, if CUC fails promptly to pay the amount due pursuant to this
Section 5.9(c), and, in order to obtain such payment, HFS commences a suit which results in a judgment against CUC for the fee set forth in this Section 5.9(c), CUC shall pay to HFS its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

   SECTION 5.10. Public Announcements. CUC and HFS will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

   SECTION 5.11. Affiliates. (a) As soon as practicable after the date hereof, HFS shall deliver to CUC a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of HFS, "affiliates" of HFS for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. HFS shall use best efforts to cause each person identified on such list to deliver to CUC not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto. CUC shall use best efforts to cause all persons who are "affiliates" of CUC for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to deliver to HFS not less than 30 days prior to the Effective Time, a written agreement substantially in the form of the fourth paragraph of Exhibit C hereto.

   (b) CUC shall publish no later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

   SECTION 5.12. NYSE Listing. CUC shall use best efforts to cause the CUC Common Stock issuable under Article II, upon exercise of Adjusted Options pursuant to Section 5.6 and upon exercise of the options to purchase shares of CA Common Stock granted pursuant to Section 5.17 and the shares of restricted CA Common Stock issued pursuant to Section 5.17 to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

   SECTION 5.13. Stockholder Litigation. Each of HFS and CUC shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against HFS or CUC, as applicable, and its directors relating to the transactions contemplated by this Agreement.

   SECTION 5.14. Tax Treatment. Each of CUC and HFS shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of
Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c).

   SECTION 5.15. Pooling of Interests. Each of HFS and CUC shall use best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC, and each of HFS and CUC agrees that it shall take no action that would cause such accounting treatment not to be obtained.

   SECTION 5.16. Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither HFS nor CUC shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party. During such period, HFS or CUC, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

   SECTION 5.17. Company Officers; Employment Contracts; Equity Awards. (a) Pursuant to and in accordance with the terms hereof and of the amended and/or restated employment agreements referred to in Section 5.17(b) (i) at the Effective Time and until January 1, 2000, Mr. Forbes shall serve as Chairman of the Board of Directors and Chairman of the Executive Committee of CUC, and from and after January 1, 2000, Mr. Forbes shall be President and Chief Executive Officer of CUC but shall not be Chairman of the Board or Chairman of the Executive Committee of CUC, and (ii) at the Effective Time and until January 1, 2000, Mr. Silverman shall serve as President and Chief Executive Officer of CUC, and from and after January 1, 2000, Mr. Silverman shall be Chairman of the Board of Directors and Chairman of the Executive Committee of CUC but not President and Chief Executive Officer of CUC. If either of such persons is unable or unwilling to hold such offices for the period set forth in his employment agreement, his successor shall be selected by the Board of Directors of CUC in the manner set forth in the Restated By-laws.

   (b) At or prior to the Effective Time, CUC agrees to enter into the amended and restated employment agreements substantially in the forms set forth in Exhibit 5.17 attached hereto with the CUC officers identified in
Exhibit 5.17, and HFS agrees to enter into amendments to and/or restatements of the employment agreements substantially in the forms set forth in Exhibit
5.17 attached hereto with the HFS officers identified in Exhibit 5.17.

    (c) At the Effective Time, the officers and key employees of the Surviving Corporation, identified in Exhibit 5.17, will be granted (i) shares of restricted CUC Common Stock with an aggregate value of $30 million (based on the Average CUC Price), the terms and conditions with respect to which shall be no less favorable than the terms and conditions applicable to restricted stock held by executive officers of CUC as of the date hereof and
(ii) options to acquire an aggregate of 19,800,000 shares of CUC Common Stock at an exercise price per share equal to the market value of a share of CUC Common Stock on the date of grant. All terms and conditions applicable to such options shall be as provided in the New CUC Stock Plan, except that the terms and conditions applicable to the options granted to Mr. Silverman pursuant to his amended employment agreement under Section 5.17(b) shall be no less favorable to the terms and conditions of outstanding options held by Mr. Silverman as of the date hereof. Stock awards granted pursuant to this
Section 5.17(c) shall be made in such amounts as identified in Exhibit 5.17 for each individual. The aggregate amount of options to be granted pursuant to this Section 5.17(c) is in addition to the amount of options to acquire shares of CUC Common Stock granted to Mr. Silverman pursuant to his amended employment agreement under Section 5.17(b).

   (d) Prior to the Effective Time, each of CUC and HFS agree to adopt a stock option and restricted stock plan (the "New CUC Stock Plan"), the terms of which shall be mutually agreed upon by CUC and HFS, pursuant to which the option and restricted share grants described in paragraph (c) of this Section
5.17 and in the amended and/or restated employment agreements referred to in this 5.17 will be made.

   SECTION 5.18. Post-Merger Operations. Following the Effective Time, the combined company shall maintain a corporate office in New York City, CUC shall maintain its principal corporate offices in Stamford, Connecticut and HFS shall maintain its principal corporate offices in Parsippany, New Jersey.

   SECTION 5.19. Conveyance Taxes. CUC and HFS shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. CUC shall pay, and HFS shall pay, without deduction or withholding from any amount payable to the holders of HFS Common Stock, any such taxes or fees imposed by any Governmental Entity (and any penalties and interest with respect to such taxes and fees), which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

   SECTION 5.20. HFS Convertible Notes. From and after the date hereof and prior to the Effective Time, each of CUC or HFS, as applicable, shall take such actions (including entering into supplemental indentures) with respect to the notes of HFS issued under (i) the Indenture between HFS and Bank of America Illinois, dated October 1, 1994, relating to HFS's 4-1/2% Convertible Senior Notes due 1999 and (ii) the Indenture between HFS and First Trust of Illinois, National Association, dated February 28, 1996, relating to HFS's 4-3/4% Convertible Senior Notes due 2003, to implement the provisions of such Indentures which provide that such notes shall be convertible into shares of CUC Common Stock and not HFS Common Stock from and after the Effective Time.

   SECTION 5.21. Transition Planning. Mr. Silverman and Mr. Forbes, as Chairmen of HFS and CUC, respectively, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated hereby. If either such person ceases to be Chairman of his respective company for any reason, such person's successor as Chairman shall assume his predecessor's responsibilities under this Section 5.21.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

   SECTION 6.1. Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

   (a) Stockholder Approvals. Each of the HFS Stockholder Approval and the CUC Stockholder Approval shall have been obtained.

   (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

   (c) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of HFS, CUC or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken (i) is reasonably expected to have a material adverse effect on the Surviving Corporation and its prospective subsidiaries, taken as a whole, or (ii) will result in a violation of any laws, shall have been obtained, all in form and substance reasonably satisfactory to HFS and CUC.

   (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on HFS or CUC, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

   (e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of HFS and CUC to their respective stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

   (f) NYSE Listing. The shares of CUC Common Stock issuable to HFS's stockholders as contemplated by Article II, the shares of CUC Common Stock issuable upon exercise of Adjusted Options pursuant to Section 5.6 and upon exercise of the options to purchase shares of CUC Common Stock granted pursuant to Section 5.17 and the shares of restricted CUC Common Stock issued pursuant to Section 5.17 shall have been approved for listing on the NYSE, subject to official notice of issuance.

   (g) Pooling Letters. CUC and HFS shall have received letters from each of HFS's independent accountants and CUC's independent accountants, dated as of the date the Form S-4 is declared effective and as of the Closing Date, in each case addressed to CUC and HFS, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is consummated and closed as contemplated by this Agreement.

   (h) Corporate Governance. CUC shall have taken all such actions as shall be necessary so that (i) the Certificate Amendment and By-Laws Amendment shall become effective not later than the Effective Time; (ii) the resolutions set forth as part of Exhibit B shall have been adopted, to be effective upon the Effective Time; and (iii) at the Effective Time, the composition of the CUC Board of Directors and the committees of such Board shall comply with the Restated Certificate, the Restated By-laws and Exhibit B hereof (assuming HFS has designated the HFS Directors and CUC has designated the CUC Directors, in each case as contemplated by Exhibit B).

    SECTION 6.2. Conditions to Obligations of CUC. The obligation of CUC to effect the Merger is further subject to satisfaction or waiver of the following conditions:

   (a) Representations and Warranties. The representations and warranties of HFS set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on HFS; provided, that the representations and warranties of HFS set forth in Sections 3.1(i), (j)(iii), (j)(iv) and (j)(v) and (s) shall nonetheless be deemed true and correct at and as of the Closing Date regardless of changes therein caused by an acquisition permitted by 4.1(a)(iv) or by the incurrence of indebtedness permitted by 4.1(a)(vii), except to the extent that such changes have, or could reasonably be expected to have, a material adverse effect on HFS.

   (b) Performance of Obligations of HFS. HFS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

   (c) Tax Opinions. CUC shall have received from Wachtell, Lipton, Rosen & Katz, counsel to CUC, on a date immediately prior to the mailing of the Joint Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates, to the effect that: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and CUC and HFS will each be a party to such reorganization within the meaning of
Section 368(b) of the Code; (ii) no gain or loss will be recognized by CUC or HFS as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of HFS upon the exchange of their shares of HFS Common Stock solely for shares of CUC Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of CUC Common Stock; (iv) the aggregate tax basis of the shares of CUC Common Stock received solely in exchange for shares of HFS Common Stock pursuant to the Merger (including fractional shares of CUC Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of HFS Common Stock exchanged therefor; and (v) the holding period for shares of CUC Common Stock received in exchange for shares of HFS Common Stock pursuant to the Merger will include the holding period of the shares of HFS Common Stock exchanged therefor, provided such shares of HFS Common Stock were held as capital assets by the stockholder at the Effective Time. In rendering such opinions, counsel for CUC shall be entitled to rely upon representations of officers of CUC, HFS and stockholders of HFS substantially in the form of Exhibits D and E hereto.

   (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to HFS.

   SECTION 6.3. Conditions to Obligations of HFS. The obligation of HFS to effect the Merger is further subject to satisfaction or waiver of the following conditions:

   (a) Representations and Warranties. The representations and warranties of CUC set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on CUC; provided, that the representations and warranties of CUC set forth in Sections 3.2(i), (j)(iii), (j)(iv) and (j)(v) and (s) shall nonetheless be deemed true and correct at and as of the Closing Date regardless of changes therein caused by an acquisition permitted by 4.1(b)(iv) or by the incurrence of indebtedness permitted by 4.1(b)(vii), except to the extent that such changes have, or could reasonably be expected to have, a material adverse effect on CUC.

   (b) Performance of Obligations of CUC. CUC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

    (c) Tax Opinions. HFS shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to HFS, on a date immediately prior to the mailing of the Joint Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates, to the effect that: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and CUC and HFS will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by CUC or HFS as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of HFS upon the exchange of their shares of HFS Common Stock solely for shares of CUC Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of CUC Common Stock; (iv) the aggregate tax basis of the shares of CUC Common Stock received solely in exchange for shares of HFS Common Stock pursuant to the Merger (including fractional shares or CUC Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of HFS Common Stock exchanged therefor; and (v) the holding period for shares of CUC Common Stock received in exchange for shares of HFS Common Stock pursuant to the Merger will include the holding period of the shares of HFS Common Stock exchanged therefor, provided such shares of HFS Common Stock were held as capital assets by the stockholder at the Effective Time. In rendering such opinions, counsel for HFS shall be entitled to rely upon representations of officers of CUC, HFS and stockholders of HFS substantially in the form of Exhibits D and E hereto.

   (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to CUC.

   SECTION 6.4. Frustration of Closing Conditions. Neither CUC nor HFS may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to
Section 5.5.

                                 ARTICLE VII
                      TERMINATION, AMENDMENT AND WAIVER

   SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.1(d) or 7.1(f)) whether before or after the HFS Stockholder Approval or the CUC Stockholder
Approval:

   (a) by mutual written consent of CUC and HFS;

   (b) by either CUC or HFS:

     (i) if the Merger shall not have been consummated by December 31, 1997, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; provided, however, that this Agreement may be extended not more than 30 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of CUC or HFS having failed to receive all regulatory approvals required to be obtained with respect to the Merger.

     (ii) if the HFS Stockholder Approval shall not have been obtained at an HFS Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

     (iii) if the CUC Stockholder Approval shall not have been obtained at a CUC Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

     (iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have used best efforts to prevent the entry of and to remove such Restraint;

   (c) by CUC, if HFS shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by HFS or is not cured within 45 days of written notice thereof;

   (d) prior to receipt of the CUC Stockholder Approval, by CUC in accordance with Section 4.3(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, CUC shall have complied with all provisions contained in Section 4.3, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 5.9;

   (e) by HFS, if CUC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by CUC or is not cured within 45 days of written notice thereof; or

   (f) prior to receipt of the HFS Stockholder Approval, by HFS in accordance with Section 4.2(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, HFS shall have complied with all provisions of Section 4.2, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 5.9.

   SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either HFS or CUC as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CUC or HFS, other than the provisions of Section 3.1(o), Section 3.2(o), the last sentence of Section 5.4, Section 5.9, this
Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

   SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after the HFS Stockholder Approval or the CUC Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of HFS or CUC without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

   SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require, in the case of CUC or HFS, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

   SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   SECTION 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a) if to CUC, to

           CUC International Inc.
           707 Summer Street
           P.O. Box 10049
           Stamford, Connecticut 06901
           Telecopy No: (203) 348-4528
           Attention: General Counsel

           with a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52 Street
           New York, New York 10019
           Telecopy No.: (212) 403-1000
           Attention: Patricia Vlahakis

           (b) if to HFS, to

           HFS Incorporated
           6 Sylvan Way
           Parsippany, New Jersey 07054
           Telecopy No. (201) 428-2280
           Attention: General Counsel

           with a copy to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, New York 10022
           Telecopy No.: (212) 735-2000
           Attention: David Fox

   SECTION 8.3. Definitions. For purposes of this Agreement:

   (a) except for purposes of Section 5.11, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

   (b) "material adverse change" or "material adverse effect" means, when used in connection with HFS or CUC, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; and the terms "material" and "materially" have correlative meanings;

   (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

   (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person and includes, in the case of HFS, all corporations conducting the car rental operation of Avis Inc. (referred to as "ARAC" in HFS's Annual Report on Form 10-K for the year ended December 31, 1996) which are: Rental Car System Holdings, Inc. and its subsidiaries (including the corporate operations of Avis, Inc. and Prime Vehicles Trust, Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance Ltd.); and

   (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments, in each case after reasonable inquiry.

   SECTION 8.4. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

   SECTION 8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and
(b) except for the provisions of Article II, Section 5.6 and Section 5.8, are not intended to confer upon any person other than the parties any rights or remedies.

   SECTION 8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

   SECTION 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   SECTION 8.9. Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

    SECTION 8.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

   IN WITNESS WHEREOF, CUC and HFS have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          CUC INTERNATIONAL INC.

                                          By /s/ E. Kirk Shelton
                                             --------------------------------
                                             E. Kirk Shelton
                                             President and Chief Operating
                                             Officer


                                          HFS INCORPORATED

                                          By /s/ Henry R. Silverman
                                             --------------------------------
                                             Henry R. Silverman
                                             Chairman and Chief Executive
                                             Officer

                                                                    APPENDIX B

          FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

   FIRST: The name of the Corporation is CUC International Inc.

   SECOND: The name under which the Corporation was originally incorporated was "Comp-U-Card of America, Inc.," and the original Certificate of Incorporation of Comp-U-Card of America, Inc. was filed with the Secretary of State of the State of Delaware on August 1, 1974.

   THIRD: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

   FOURTH: The text of the Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

   1. The name of the Corporation is Cendant Corporation.

   2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

   3. The nature of the business or purposes to be conducted or promoted is:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

   4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,010,000,000 shares, of which 10,000,000 shall be Preferred Stock, par value $.01 per share, and 2,000,000,000 shall be Common Stock, par value $.01 per share. No stockholder shall have any preemptive right to subscribe to or purchase any additional shares of stock of the Corporation or any securities convertible into any such shares or representing a right or option to purchase any such shares.

   The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuance of Preferred Stock in one or more series, to fix the number of shares in each such series (subject to the aggregate limitations thereon in this Article) and to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, of each such series. The authority of the Board of Directors with respect to each such series shall include determination of the following (which may vary as between the different series of Preferred Stock):

     (a) The number of shares constituting the shares and the distinctive designation of the series;

     (b) The dividend rate on the shares of the series and the extent, if any, to which dividends thereon shall be cumulative;

     (c) Whether shares of the series shall be redeemable and, if redeemable, the redemption price payable on redemption thereof, which price may, but need not, vary according to the time or circumstances of such redemption;

     (d) The amount or amounts payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the Preferred Stock;

     (e) Whether the shares of the series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund;

      (f) Whether the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

     (g) The extent, if any, to which the holders of shares of the series shall be entitled to vote on any question or in any proceedings or to be represented at or to receive notice of any meeting of stockholders of the Corporation;

     (h) Whether, and the extent to which, any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series may be made dependent upon facts ascertainable outside of the Certificate of Incorporation or of any amendment thereto, or outside the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors; and

     (i) Any other preferences, privileges and powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable, which shall not affect adversely any other class or series of Preferred Stock at the time outstanding and which shall not be inconsistent with the provisions of this Certificate of Incorporation.

   Shares of Common Stock and of Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration, not less than par value, as shall be fixed by the Board of Directors. No consent by any series of Preferred Stock shall be required for the issuance of any other series of Preferred Stock unless the Board of Directors in the resolution providing for the issuance of any series of Preferred Stock expressly provides that such consent shall be required.

   Subject to the rights, if any, of holders of shares of Preferred Stock from time to time outstanding, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available therefor.

   Except as otherwise provided by law or as otherwise expressly provided in the resolution or resolutions providing for the issuance of shares of any series of the Preferred Stock, the holders of shares of the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each holder of shares of Common Stock of the Corporation entitled at any time to vote shall have one vote for each share thereof held. Except as otherwise provided with respect to shares of Preferred Stock authorized from time to time by the Board of Directors, the exclusive voting power for all purposes shall be vested in the holders of shares of Common Stock.

   5. The Corporation is to have perpetual existence.

   6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     (a) To make, alter, or repeal the By-Laws of the Corporation.

     (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

     (c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     (d) Subject to the provisions of the By-Laws, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to the provisions of the By-Laws, the Board of Directors may designate one or more directors as alternate members of any committee, who shall replace any absent or disqualified member at any meeting of the committee in the manner specified in such designation. Any such committee, to the extent provided in the resolution of the Board of Directors adopted in accordance with the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

     (e) When and as authorized by the stockholders in accordance with statute, to sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

   7. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

   8. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

   9. For the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation and regulation of the power of the Corporation and of its directors and of its stockholders, it is further provided:

     (a) Election of Directors. Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

     (b) Number, Election and Terms of Directors. The number of Directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws. The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1986, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1987, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1988, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of Directors whose term expires at that meeting shall be elected to the office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

     (c) Stockholder Nomination of Director Candidates. Advance notice of nominations for the election of Directors, other than by the Board of Directors or a Committee thereof, shall be given in the manner provided in the By-Laws.

     (d) Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors for which the new directorship was created or the vacancy occurred and until such Director's successor shall have become elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

     (e) Removal of Directors. Any Director may be removed from office without cause only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors voting together as a single class.

     (f) Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board or Directors.

     (g) By-Law Amendments. The Board of Directors shall have power to make, alter, amend and repeal the By-Laws (except so far as the By-Laws adopted by the stockholders shall otherwise provide). Any By-Laws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Sections 1, 2 and 3 of Article II, and Sections 1, 2 and 3 of Article III of the By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

     (h) Amendment, Repeal. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal, this Article 9 or any provision hereof.

   10. (a) Vote Required for Certain Business Combinations.

     A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided herein:

        (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

        (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10 million or more; or

         (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or series of transactions) of any securities of the Corporation or any subsidiary to any Interested Stockholder or to any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10 million or more; or

        (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

        (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

       shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for the purposes of Article 10, each share of the Voting Stock shall have one vote). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     B. Definition of "Business Combination". The term "Business Combination" used in this Article 10 shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of Paragraph A hereof.

     (b) When Higher Vote is Not Required. The provisions of Article 10(a) shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following Paragraphs A and B are met:

     A. Approval by Disinterested Directors. The Business Combination shall have been approved by majority of the Disinterested Directors (as hereinafter defined).

     B. Price and Procedure Requirements. All of the following conditions shall have been met:

        (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

            (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
           fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

            (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Paragraph 10 as the "Determination Date"), whichever is higher.

        (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the higher of the following:

             (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
           fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

            (b) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

        (iii) The consideration to be received by holders of Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for any Voting Stock with varying forms of consideration, the form of consideration for such Voting Stock shall be either cash or the form used to acquire the largest number of shares of such Voting Stock previously acquired by it. The price determined in accordance with paragraphs B(i) and B(ii) of this
       Article 10(b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

        (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
       Combinations: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (b) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

     (c) Certain Definitions. For the purpose of this Article 10:

     A. A "person" shall mean any individual, firm, corporation or other entity.

     B. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

        (i) is the beneficial owner, directly or indirectly, of 5% or more of the voting power of the outstanding Voting Stock; or

        (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or

        (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     C. A person shall be a "beneficial owner" of any Voting Stock:

        (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or

        (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

         (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     D. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Article 10(c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of the Article 10(c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1985.

     F. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Article 10(c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

     G. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

     H. "Fair Market Value" means: (i) in the case of stock, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or, if such stock is then listed on an exchange, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composition Tape for New York Stock Exchange -- Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange or quoted as aforesaid, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors, in good faith.

     I. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and (ii) of Article 10(b) shall include the shares of Common Stock retained by the holders of such shares.

     J. "Equity Security" shall have the meaning ascribed to such term in
    Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1985.

     (d) Powers of the Board of Directors. A majority of the Directors shall have the power and duty to determine for the purposes of this Article 10 on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Common Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for an issuance of transfer of securities by the Corporation or any Subsidiary in any Business Combination has, or an issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10 million or more. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this Article 10.

      (e) No Effect on Fiduciary Obligations of Interested
    Shareholders. Nothing contained in this Article 10 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     (f) Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws) the affirmative vote of the holders of 80% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article 10.

   11. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article 11 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this
Article 11 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                                                    APPENDIX C

                     FORM OF AMENDED AND RESTATED BY-LAWS

                                  ARTICLE I
                                   OFFICES

SECTION 1.

   The registered office of the Corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, State of Delaware.

   The Corporation shall have offices at such other places as the Board of Directors may from time to time determine.

                                  ARTICLE II
                                 STOCKHOLDERS

SECTION 1. Annual Meeting.

   The annual meeting of the stockholders for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, within or without the State of Delaware, and hour as shall be determined by the Board of Directors. The day, place and hour of each annual meeting shall be specified in the notice of annual meeting.

   The meeting may be adjourned from time to time and place to place until its business is completed.

   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than seventy days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 1, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

SECTION 2. Special Meeting.

   Except as otherwise required by law, special meetings of the stockholders may be called only by the Chairman of the Board, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

 SECTION 3. Stockholder Action; How Taken.

   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

SECTION 4. Notice of Meeting.

   Notice of every meeting of the stockholders shall be given in the manner prescribed by law.

SECTION 5. Quorum.

   Except as otherwise required by law, the Certificate of Incorporation or these By-Laws, the holders of not less than one-third of the shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum and the act of the majority of such quorum shall be deemed the act of the stockholders.

   If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, date or time.

   If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then, except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum and all matters shall be determined by a majority of votes cast at such meeting.

SECTION 6. Qualification of Voters.

   The Board of Directors (hereinafter sometimes referred to as the "Board") may fix a day and hour not more than sixty nor less than ten days prior to the day of holding any meeting of the stockholders as the time which the stockholders entitled to notice of and to vote at such meeting shall be determined. Only those persons who were holders of record of voting stock at such time shall be entitled to notice of and to vote at such meeting.

SECTION 7. Procedure.

   The order of business and all other matters of procedure at every meeting of the stockholders may be determined by the presiding officer.

   The Board shall appoint two or more Inspectors of Election to serve at every meeting of the stockholders at which Directors are to be elected.

                                 ARTICLE III
                                  DIRECTORS

SECTION 1. Number, Election and Terms.

   The number of Directors shall be fixed from time to time by the Board of Directors but shall not be less than three. The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1986, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1987, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1988, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of stockholders, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

   The term "entire Board" as used in these By-Laws means the total number of Directors which the Corporation would have if there were no vacancies.

    Nominations for the election of Directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of Directors generally. However, any stockholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of Directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a Director of the Corporation of so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

SECTION 2. Newly Created Directorships and Vacancies.

   Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Directors elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

SECTION 3. Removal.

   Any Director may be removed from office, without cause, only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

SECTION 4. Regular Meetings.

   Regular meetings of the Board shall be held at such times and places as the Board may from time to time determine.

SECTION 5. Special Meetings.

   Special meetings of the Board may be called at any time, at any place and for any purpose by the Chairman of the Executive Committee, the Chairman of the Board, or the President, or by any officer of the Corporation upon the request of a majority of the entire Board.

SECTION 6. Notice of Meeting.

   Notice of regular meetings of the Board need not be given.

   Notice of every special meeting of the Board shall be given to each Director at his usual place of business, or at such other address as shall have been furnished by him for the purpose. Such notice shall be given at least twenty-four hours before the meeting by telephone or by being personally delivered, mailed, or telegraphed. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

 SECTION 7. Quorum.

   Except as may be otherwise provided by law or in these By-Laws, the presence of a majority of the entire Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of such quorum shall be deemed the act of the Board, except as otherwise provided in the By-Laws and except that, until the third anniversary of the effective time of the merger (the "Effective Time") contemplated in the Agreement and Plan of Merger, dated as of May 27, 1997 (the "Merger Agreement"), between the Corporation and HFS, a Delaware corporation, the affirmative vote of 80% of the entire Board shall be required to change the size of the Board of Directors or for the Board to amend or modify, or adopt any provision inconsistent with, or repeal this
Section 7.

   Less than a quorum may adjourn any meeting of the Board from time to time without notice.

SECTION 8. Participation In Meetings By Conference Telephone.

   Members of the Board, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

SECTION 9. Powers.

   The business, property and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which shall have and may exercise all the powers of the Corporation to do all such lawful acts and things as are not by law, or by the Certificate of Incorporation, or by these By-Laws, directed or required to be exercised or done by the stockholders.

SECTION 10. Compensation of Directors.

   Directors shall receive such compensation for their services as shall be determined by a majority of the entire Board provided that Directors who are serving the Corporation as officers or employees and who receive compensation for their services as such officers or employers shall not receive any salary or other compensation for their services as Directors.

                                  ARTICLE IV
                                   OFFICERS

SECTION 1. Number.

   (a) General. The officers of the Corporation shall be appointed or elected
(i) in the manner set forth in this Article IV and (ii) to the extent not so set forth, by the Board of Directors. The officers shall be a Chairman of the Board, a President and Chief Executive Officer, one or more Vice Chairmen of the Board, a Chief Financial Officer, a General Counsel, such number of vice presidents as the Board may from time to time determine and a Secretary. The Chairman of the Board or, in his absence or if such office be vacant, the President, shall preside at all meetings of the stockholders and of the Board. In the absence of the Chairman of the Board and the President, a Vice Chairman of the Board shall preside at all meetings of the stockholders and of the Board. Any person may hold two or more offices, other than the offices of Chairman of the Board and Vice Chairman of the Board, at the same time. Subject to this Section 1, the Chairman of the Board and the Vice Chairmen of the Board shall be chosen from among the Board of Directors, but the other officers need not be members of the Board.

   (b) Chairman of the Board. The Chairman of the Board shall be a member of the Board of Directors and shall be an officer of the Corporation. Mr. Forbes will be Chairman of the Board from and after the Effective Time and until January 1, 2000, at which time Mr. Silverman will be Chairman of the Board. If, for any reason Mr. Forbes ceases to serve as Chairman of the Board prior to January 1, 2000 and at such time Mr. Silverman is President and Chief Executive Officer, Mr. Silverman shall become Chairman of the Board.

    (c) President and Chief Executive Officer. The President and Chief Executive Officer shall be a member of the Board of Directors and an officer of the Corporation. The President and Chief Executive Officer shall be the chief executive officer of the Corporation and shall supervise, coordinate and manage the Corporation's business and activities and supervise, coordinate and manage its operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the President and Chief Executive Officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board or these By-laws, all in accordance with basic policies as established by and subject to the oversight of the Board. In the absence or disability of the Chairman of the Board, the duties of the Chairman of the Board shall be performed and the Chairman of the Board's authority may be exercised by the President and Chief Executive Officer. Mr. Silverman will be President and Chief Executive Officer from and after the Effective Time and until January 1, 2000, at which time Mr. Forbes will be President and Chief Executive Officer. If, for any reason Mr. Silverman ceases to serve as President and Chief Executive Officer prior to January 1, 2000 and at such time Mr. Forbes is Chairman of the Board, Mr. Forbes shall become President and Chief Executive Officer.

   (d) Chief Financial Officer. The Chief Financial Officer shall have responsibility for the financial affairs of the Corporation and shall exercise supervisory responsibility for the performance of the duties of the Treasurer and the Controller. The Chief Financial Officer shall perform such other duties and have such other powers as may be prescribed by the Board or these By-laws, all in accordance with basic policies as established by and subject to the oversight of the Board, the Chairman of the Board and the President and Chief Executive Officer.

   (e) General Counsel. The General Counsel shall have responsibility for the legal affairs of the Corporation and for the performance of the duties of the Secretary. The General Counsel shall perform such other duties and have such other powers as may be prescribed by the Board or these By-laws, all in accordance with basic policies as established by and subject to the oversight of the Board, the Chairman of the Board and the President and Chief Executive Officer.

   (f) Until January 1, 2002, any amendment to or modification or repeal of, or adoption of any provision inconsistent with, this Section 1, by the Board shall require the affirmative vote of 80% of the entire Board.

SECTION 2. Additional Officers.

   The Board may appoint such other officers, agents and employees as it shall deem appropriate. All references in these By-laws to a particular officer shall be deemed to refer to the person holding such office regardless of whether such person holds additional offices.

SECTION 3. Terms of Office.

   (a) Subject to Section 1 of this Article IV and this Section 3, all officers, agents and employees of the Corporation shall hold their respective offices or positions at the pleasure of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

   (b) Until January 1, 2002, the removal of Mr. Forbes or Mr. Silverman from the positions specifically provided for in the employment agreements between the Corporation and Mr. Forbes and HFS and Mr. Silverman, which are expressly contemplated by Section 5.17(b) of the Merger Agreement (including by means of a breach of such employment agreements) shall require the affirmative vote of 80% of the entire Board.

   (c) Until January 1, 2002, any amendment to or modification or repeal of, or the adoption of any provision inconsistent with, this Section 3 of this
Article IV by the Board or any modification to either of the respective roles, duties or authority of Messrs. Forbes and Silverman shall require the affirmative vote of 80% of the entire Board.

SECTION 4. Duties.

   Except as provided in Sections 1 or 3 of this Article IV, the officers, agents and employees shall perform the duties and exercise the powers usually incident to the offices or positions held by them respectively, and/or such other duties and powers as may be assigned to them from time to time by the Board of Directors or the Chief Executive Officer.

                                   ARTICLE V
                     COMMITTEES OF THE BOARD OF DIRECTORS

SECTION 1. Designation.

   The Board of Directors of the Corporation shall have the following committees:

   (a) An Executive Committee (which will also act as the nominating committee) which will consist of eight Directors. Until the third anniversary of the Effective Time, the Executive Committee shall have the full and exclusive power and authority, subject to Section 3(b) of this Article V, to evaluate director candidates for election to the Board and committees of the Board, to nominate directors for election to the Board at any annual or special meeting of stockholders and to elect directors to fill vacancies (x) on the Board in between stockholder meetings or (y) on any committee of the Board (to the extent an alternate member has not been previously designated by the Board), in each case pursuant to Section 9(d) of the Certificate of Incorporation. By establishing the Executive Committee, the Board shall have delegated exclusively to the Executive Committee its authority with respect to such matters until the third anniversary of the Effective Time and the Board shall have no authority to nominate or elect Directors unless this
Section 1 is amended in accordance with Section 1(d) of this Article V. Subject to the preceding two sentences, the Executive Committee shall have and may exercise all of the powers of the Board of Directors when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee shall have no power to (i) alter, amend or repeal these By-Laws or any resolution or resolutions of the Board of Directors; (ii) declare any dividend or make any other distribution to the stockholders of the Corporation; (iii) appoint any member of the Executive Committee; or (iv) take any other action which legally may be taken only by the Board. The Chairman of the Board will also serve as Chairman of the Executive Committee. Six of the members of the Executive Committee will, to the extent practicable, be officers of the Corporation and the remaining members will be independent Directors. Each resolution of the Executive Committee will require approval by at least five members of such Committee, provided, that, until the third anniversary of the Effective Time, any resolution regarding the filling of a Board vacancy in between stockholder meetings, the filling of a vacancy on any committee of the Board or the nomination of a director for election at any annual or special meetings of stockholders in a manner that (l) is consistent with Section 3(b) of this
Article V will require the approval by only three members of the Executive Committee (or only two members if there are then two vacancies on the Executive Committee) or (2) is inconsistent with Section 3(b) of this Article V will require approval by at least seven members of the Executive Committee.

   (b) A Compensation Committee which will consist of four Directors. The Compensation Committee will have the following powers and authority: (i) determining and fixing the compensation for all senior officers of the Corporation and those of its subsidiaries that the Compensation Committee shall from time to time consider appropriate, as well as all employees of the Corporation and its subsidiaries compensated at a rate in excess of such amount per annum as may be fixed or determined from time to time by the Board; (ii) performing the duties of the committees of the Board provided for in any present or future stock option, incentive compensation or employee benefit plan of the Corporation or, if the Compensation Committee shall so determine, any such plan of any subsidiary; and (iii) reviewing the operations of and policies pertaining to any present or future stock option, incentive compensation or employee benefit plan of the Corporation or any subsidiary that the Compensation Committee shall from time to time consider appropriate. Each resolution of the Compensation Committee will require approval by at least three members of such committee.

   (c) An Audit Committee will consist of four Directors. The Audit Committee will have the following powers and authority: (i) employing independent public accountants to audit the books of account, accounting procedures, and financial statements of the Corporation and to perform such other duties from time to time as the Audit Committee may prescribe; (ii) receiving the reports and comments of the Corporation's internal auditors and of the independent public accountants employed by the Audit Committee and to take such action with respect thereto as may seem appropriate; (iii) requesting the Corporation's consolidated subsidiaries and affiliated companies to employ independent public accountants to audit their respective books of account, accounting procedures, and financial statements;

(iv) requesting the independent public accountants to furnish to the Compensation Committee the certifications required under any present or future stock option, incentive compensation or employee benefit plan of the Corporation; (v) reviewing the adequacy of internal financial controls; (vi) approving the accounting principles employed in financial reporting; (vii) approving the appointment or removal of the Corporation's general auditor; and (viii) reviewing the accounting principles employed in financial reporting. Each resolution of the Audit Committee will require approval by at least three members of such committee.

   (d) Until the third anniversary of the Effective Time, any amendment to or modification or repeal of, and the adoption of any provision inconsistent with, this Section 1 by the Board or the designation by the Board of any additional committees, shall require the affirmative vote of 80% of the entire Board.

SECTION 2. Meetings; Notice.

   Regular meetings of committees shall be held at such times and places as the Board or the committee in question may from time to time determine. Special meetings of any committee may be called at any time, at any place and for any purpose by the Chairman of such committee, the Chairman of the Board, or the President, or by any officer of the Corporation upon the request of a majority of the members of such committee. Notice of regular meetings of the committees need not be given. Notice of every special meeting of any committee shall be given to each member at his usual place of business, or at such other address as shall have been furnished by him for the purpose. Such notice shall be given at least twenty-four hours before the meeting by telephone or by being personally delivered, mailed, or telegraphed. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

SECTION 3. Committee Members; Board of Director Nominations.

   (a) Subject to the terms of Section 3(b) of this Article V:

     (i) Each member of any committee of the Board shall hold office until such member's successor is elected and has qualified, unless such member sooner dies, resigns or is removed.

     (ii) Until the third anniversary of the Effective Time, the Board may remove a director from a committee or change the chairmanship of a committee only by resolution adopted by the affirmative vote of 80% of the entire Board.

     (iii) The Board may designate one or more Directors as alternate members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee, occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise. Any such designation may only be made or amended by the affirmative vote of 80% of the entire Board.

   (b) Until the third anniversary of the Effective Time:

     (i) The members of the Executive Committee will consist of four CUC Directors (as defined below) and four HFS Directors (as defined below); the members of the Compensation Committee will consist of two CUC Directors and two HFS Directors; and the members of the Audit Committee will consist of two CUC Directors and two HFS Directors.

     (ii) If the number of CUC Directors and HFS Directors serving, or that would be serving following the next stockholders' meeting at which Directors are to be elected, as Directors of the Corporation or as members of any committee of the Board would not be equal, then, the Executive Committee shall promptly nominate Directors for election to the Board at the next stockholders' meeting at which Directors are to be elected to the Board, elect Directors to fill vacancies on the Board in between stockholders' meetings or elect Directors to fill vacancies on any committee of the Board (to the extent an alternate member has not previously been designated by the Board), as the case may be, by resolution adopted in accordance with Section 1(a) of Article V and as provided in clause (iv) of this Section 3(b).

      (iii) The CUC Directors shall designate the Chairman of the Audit Committee and the HFS Directors shall designate the Chairman of the Compensation Committee.

     (iv) Nominations of Directors for election to the Board at any annual or special meeting of stockholders, the election of Directors to fill vacancies on the Board in between stockholders' meetings or the election of Directors to fill vacancies on any committee of the Board (to the extent an alternate member has not been previously designated by the Board) shall be undertaken by the Executive Committee such that the number of HFS Directors and CUC Directors on the Board or any committee of the Board shall be equal. The term "HFS Director" means (A) any person serving as a Director of HFS on May 27, 1997 (or any person appointed by the Board of Directors of HFS after May 27, 1997 to fill a vacancy on the HFS Board created other than due to an increase in the size of the Board of Directors of HFS) who continues as a Director of CUC at the Effective Time and (B) any person who becomes a Director of CUC and who was designated as such by the remaining HFS Directors prior to his or her election; and the term "CUC Director" means (A) any person serving as a Director of CUC on May 27, 1997 (or any person appointed by the Board of Directors of CUC after May 27, 1997 to fill a vacancy on the CUC Board created other than due to an increase in the size of the Board of Directors of CUC) who continues as a Director of CUC at the Effective Time, (B) any of the four persons designated by the CUC Directors to become a Director of CUC at the Effective Time and (C) any person who becomes Director of CUC and who was designated as such by the remaining CUC Directors prior to his or her election.

SECTION 4. Amendments.

   Notwithstanding anything contained in these By-Laws or the Certificate of Incorporation to the contrary and in addition to any other requirement set forth herein and therein, until the third anniversary of the Effective Time, the affirmative vote of at least 80% of the entire Board shall be required for the Board to amend, modify or repeal, or adopt any provision inconsistent with, the provisions of this Article V.

                                  ARTICLE VI
             INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

SECTION 1. Power to Indemnify in Actions, Suits or Proceedings other than
           Those by or in the Right of the Corporation.

   Subject to Section 3 of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

SECTION 2. Power to Indemnify in Actions, Suits or Proceedings by or in the
           Right of the Corporation.

   Subject to Section 3 of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 3. Authorization of Indemnification.

   Any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VI, as the case may be. Such determination shall be made (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion or
(iii) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

SECTION 4. Good Faith Defined.

   For purposes of any determination under Section 3 of this Article VI, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person's conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article VI, as the case may be.

SECTION 5. Indemnification by a Court.

   Notwithstanding any contrary determination in the specific case under
Section 3 of this Article VI, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VI. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in
Section 1 or 2 of this Article VI, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VI nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

 SECTION 6. Expenses Payable in Advance.

   Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VI.

SECTION 7. Nonexclusivity of Indemnification and Advancement of Expenses.

   The indemnification and advancement of expenses provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VI shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article VI but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

SECTION 8. Insurance.

   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this
Article VI.

SECTION 9. Certain Definitions.

   For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VI, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

SECTION 10. Survival of Indemnification and Advancement of Expenses.

   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

 SECTION 11. Limitation on Indemnification.

   Notwithstanding anything contained in this Article VI to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

SECTION 12. Indemnification of Employees and Agents.

   The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to Directors and officers of the Corporation.

                                 ARTICLE VII
                                     SEAL

SECTION 1.

   The Corporate seal shall bear the name of the Corporation and the words "Corporate Seal, Delaware."

                                 ARTICLE VIII
                                  AMENDMENTS

SECTION 1. Amendments of By-Laws.

   Subject to the provisions of the Certificate of Incorporation, these By-Laws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by the vote of a majority of the shares outstanding and entitled to vote at such meeting; provided that in the notice of such special meeting notice of such purpose shall be given. Subject to the laws of the State of Delaware, the provisions of Certificate of Incorporation and the provisions of these By-Laws (including, without limitation, the greater vote requirement set forth in Section 7 of Article III, Sections 1 and 3 of Article IV and Sections 1 and 4 of Article V hereof), the Board of Directors may by majority vote of those present at any meeting at which a quorum is present amend these By-Laws, or enact such other bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation.

                                                                    APPENDIX D

           PLAN FOR CORPORATE GOVERNANCE OF CUC INTERNATIONAL INC.
                         FOLLOWING THE EFFECTIVE TIME

BOARD OF DIRECTORS; COMMITTEES OF THE BOARD

   At and from the Effective Time, the total number of persons serving on the Board of Directors of CUC shall be 30 (unless otherwise agreed in writing between CUC and HFS prior to the Effective Time), half of whom shall be CUC Directors and half of whom shall be HFS Directors (as such terms are defined in the Amended and Restated By-Laws attached as Exhibit A-2 to the Merger Agreement (the "Restated By-Laws")). The Board of Directors of CUC will adopt a resolution, effective as of the Effective Time, fixing the size of the CUC Board at 30.

   The persons to serve initially on the Board of Directors of CUC at the Effective Time who are HFS Directors shall be selected solely by and at the absolute discretion of the Board of Directors of HFS prior to the Effective Time; and the persons to serve on the Board of Directors of CUC at the Effective Time who are CUC Directors shall be selected solely by and at the absolute discretion of the Board of Directors of CUC prior to the Effective Time. Initially, five HFS Directors and five CUC Directors designated prior to the Effective Time by the HFS Board of Directors and the CUC Board of Directors, respectively, shall be assigned to each of the three classes of the Board of Directors of CUC from and after the Effective Time. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of CUC after the Effective Time is unable or unwilling to serve in such position, the Board of Directors which is entitled to select such person shall designate another person to serve in such person's stead in accordance with the provisions of the immediately preceding two sentences. Until the third anniversary of the Effective Time, the Executive Committee of the Board of CUC shall have the exclusive power and authority to nominate directors for election to the Board at the next stockholders' meeting at which Directors are to be elected, to elect directors to fill vacancies on the Board in between stockholders' meetings and to fill vacancies on any committee of the Board to the extent an alternate member has not been previously designated by the Board of Directors of CUC and shall promptly nominate Directors for election to the Board at the next stockholders' meeting at which Directors are to be elected to the Board, elect Directors to fill vacancies on the Board in between stockholders' meetings or elect Directors to fill vacancies on any committee of the Board (to the extent an alternate member has not previously been designated by the Board), as the case may be, by resolution adopted in accordance with the Restated By-Laws and as provided in the next sentence. Nominations of Directors for election to the Board at any annual or special meeting of stockholders, the election of Directors to fill vacancies on the Board in between stockholders' meetings or the election of Directors to fill vacancies on any committee of the Board (to the extent an alternate member has not been previously designated by the Board) shall be undertaken by the Executive Committee such that (1) the number of HFS Directors and CUC Directors on the Board or any committee of the Board shall be equal and (2) the remaining HFS Directors (if the number of HFS Directors is less than the number of CUC Directors) or the remaining CUC Directors (if the number of CUC Directors is less than the number of HFS Directors) shall designate the person to be nominated or elected.

   From and after the Effective Time, as provided in the Restated By-Laws, the Board of Directors of CUC shall have three committees:

   (i) The Executive Committee (which will also act as the nominating committee) will consist of four CUC Directors (including the Chairman of the Board of CUC) and four HFS Directors (including the Chief Executive Officer of HFS). The Board of Directors of CUC will adopt a resolution, effective as of the Effective Time, establishing the Executive Committee in accordance with the Restated By-Laws, delegating to the Executive Committee those powers and authorities as provided in the Restated By-Laws, appointing its members and naming specific alternate members (who shall be HFS Directors) for members of the Executive Committee who are HFS Directors and naming specific alternate members (who shall be CUC Directors) for the members of the Executive Committee who are CUC Directors. The Chairman of the Board will also serve as Chairman of the Executive Committee. The Executive

Committee will include three CUC Directors and three of the HFS Directors who, to the extent practicable, are officers of CUC at and after the Effective Time and the remaining directors will be independent directors.

   (ii) The Compensation Committee will consist of two CUC Directors and two HFS Directors. The Chairman of the Compensation Committee will be designated by the HFS Directors. The Board of Directors of CUC will adopt a resolution, effective as of the Effective Time, establishing the Compensation Committee in accordance with the Restated By-Laws, delegating to the Compensation Committee those powers and authorities as provided in the Restated By-Laws, appointing its members and naming specific alternate members (who shall be HFS Directors) for members of the Compensation Committee who are HFS Directors and naming specific alternate members (who shall be CUC Directors) for members of the Compensation Committee who are CUC Directors.

   (iii) The Audit Committee will consist of two CUC Directors and two HFS Directors. The Chairman of the Audit Committee will be designated by the CUC Directors. The Board of Directors of CUC will adopt a resolution, effective as of the Effective Time, establishing the Audit Committee in accordance with the Restated By-Laws, delegating to the Audit Committee those powers and authorities as provided in the Restated By-Laws, appointing its members and naming specific alternate members (who shall be HFS Directors) for members of the Audit Committee who are HFS Directors and naming specific alternate members (who shall be CUC Directors) for members of the Audit Committee who are CUC Directors.

   At and after the Effective Time and until January 1, 2002, the removal of Mr. Forbes or Mr. Silverman from their executive positions or any breach of their respective employment agreements shall require the approval of at least 80% of the entire Board of Directors of CUC. Until the third anniversary of the Effective Time, any change in the size of the Board of Directors of CUC, any change in the composition or power and authority of the Committees of the CUC Board or the chairmanship of such Committees or any change or amendment to the Restated By-Laws implementing any of the foregoing shall require the approval by at least 80% of the entire Board of Directors of CUC.

   Each of the resolutions of the CUC Board adopted in order to effect the provisions of this Exhibit B shall state that, until the third anniversary of the Effective Time, such resolution may be amended or superseded only by a new resolution of the CUC Board which is adopted by 80% of the entire Board (as defined in the Restated By-Laws).

OFFICERS

   From and after the Effective Time, the Executive Officers of CUC shall be the following:

NAME                       TITLE
----                       -----
Walter A. Forbes........   Chairman of the Board
Henry R. Silverman  ....   President and Chief Executive Officer
Michael P. Monaco ......   Chief Financial Officer
James E. Buckman .......   General Counsel

   From and after January 1, 2000, Mr. Silverman shall be the Chairman of the Board and Mr. Forbes shall be the President and Chief Executive Officer. If, for any reason Mr. Silverman ceases to serve as President and Chief Executive Officer prior to January 1, 2000 and at such time Mr. Forbes is Chairman of the Board, Mr. Forbes shall become President and Chief Executive Officer. If, for any reason Mr. Forbes ceases to serve as Chairman of the Board prior to January 1, 2000 and at such time Mr. Silverman is President and Chief Executive Officer, Mr. Silverman shall become Chairman of the Board.

                                                                    APPENDIX E

                            CUC INTERNATIONAL INC.
                          1997 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE; DEFINITIONS

   The purpose of the Plan is to give the Corporation a competitive advantage in attracting, retaining and motivating officers and employees and to provide the Corporation and its Affiliates with a stock plan providing incentives directly linked to the profitability of the Corporation's businesses and increases in shareholder value.

   For purposes of the Plan, the following terms are defined as set forth below:

   a. "Affiliate" means a corporation or other entity controlled by, controlling or under common control with the Corporation.

   b. "Award" means the grant of a Stock Appreciation Right, Stock Option or Restricted Stock pursuant to the Plan.

   c. "Board" means the Board of Directors of the Corporation.

   d. "Cause" means (except as otherwise provided by the Committee in the agreement relating to any Award) (1) conviction of a participant for committing a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a participant's employment duties or (3) willful and deliberate failure on the part of a participant to perform his employment duties in any material respect. Notwithstanding the foregoing, if a participant is a party to an employment agreement with the Corporation or any Affiliate that contains a definition of "Cause," such definition shall apply to such participant for purposes of the Plan except to the extent otherwise provided by the Committee in the agreement relating to any Award.

   e. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

   f. "Commission" means the Securities and Exchange Commission or any successor agency.

   g. "Committee" means the Committee referred to in Section 2.

   h. "Common Stock" means common stock, par value $0.01 per share, of the Corporation.

   i. "Corporation" means CUC International Inc., a Delaware corporation.

   j. "Covered Employee" means a participant designated prior to the grant of shares of Restricted Stock by the Committee who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which Restricted Stock is expected to be taxable to such participant.

   k. "Disability" means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

   l. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

   m. "Fair Market Value" means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

   n. "Incentive Stock Option" means any Stock Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

    o. "Non-Employee Director" means a member of the Board who qualifies as a Non-Employee Director as defined in Rule 16b-3(b)(3), as promulgated by the Commission under the Exchange Act, or any successor definition adopted by the Commission.

   p. "NonQualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

   q. "Qualified Performance-Based Award" means an Award of Restricted Stock designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Corporation would expect to be able to claim a tax deduction with respect to such Restricted Stock and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

   r. "Performance Goals" means the performance goals established by the Committee in connection with the grant of Restricted Stock. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: earnings per share, sales, net profit after tax, gross profit, operating profit, cash generation, return on equity, change in working capital, return on capital or shareholder return, and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

   s. "Plan" means the CUC International Inc. 1997 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

   t. "Restricted Stock" means an Award granted under Section 7.

   u. "Retirement" means retirement from active employment with the Corporation or an Affiliate at or after age 65.

   v. "Rule 16b-3" means Rule 16b-3, as promulgated by the Commission under
Section 16(b) of the Exchange Act, as amended from time to time.

   w. "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in
Section 162(m)(4)(C) of the Code.

   x. "Stock Appreciation Right" means an Award granted under Section 6.

   y. "Stock Option" means an Award granted under Section 5.

   z. "Termination of Employment" means the termination of the participant's employment with the Corporation and its Affiliates. A participant employed by an Affiliate shall also be deemed to incur a Termination of Employment if such Affiliate ceases to be an Affiliate and the participant does not immediately thereafter become an employee of the Corporation or another Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its Affiliates shall not be considered Terminations of Employment.

   In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. ADMINISTRATION

   The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate (the "Committee"), which shall be composed of not less than two Non-Employee Directors, each of whom shall be an "outside director" for purposes of
Section 162(m)(4) of the Code, and who shall be appointed by and serve at the pleasure of the Board.

   The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to directors, officers and employees of the Corporation and its Affiliates.

   Among other things, the Committee shall have the authority, subject to the terms of the Plan:

   (a) To select the directors, officers and employees to whom Awards may from time to time be granted;

    (b) To determine whether and to what extent Incentive Stock Options, NonQualified Stock Options, Stock Appreciation Rights and Restricted Stock or any combination thereof are to be granted hereunder;

   (c) To determine the number of shares of Common Stock to be covered by each Award granted hereunder;

   (d) To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a) hereof), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Corporation or any Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto), based on such factors as the Committee shall determine;

   (e) To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith;

   (f) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and

   (g) To determine under what circumstances an Award may be settled in cash or Common Stock under Sections 5(j) and 6(b)(ii).

   The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

   The Committee may act only by a majority of its members then in office, except that the members thereof may authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Committee.

   Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and Plan participants.

   Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the
Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3. COMMON STOCK SUBJECT TO PLAN

   The total number of shares of Common Stock reserved and available for grant under the Plan shall be twenty-five million (25,000,000). No participant may be granted Awards under the Plan covering in excess of ten million (10,000,000) shares of Common Stock over any consecutive five (5) year period; provided, that with respect to the five (5) year period beginning as of the date of the consummation of the merger of HFS Incorporated ("HFS") into the Corporation pursuant to the Agreement and Plan of Merger dated as of May 27, 1997, between the Corporation and HFS, no participant may be granted Awards in excess of the sum of (i) ten million (10,000,000) shares of Common Stock, plus (ii) the number of shares of Common Stock covering the Awards specified on Schedule I hereto. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

   If any shares of Restricted Stock are forfeited, or if any Stock Option (and related Stock Appreciation Right, if any) terminates without being exercised, or if any Stock Appreciation Right is exercised for cash, shares of Common Stock subject to such Awards shall again be available for distribution in connection with Awards under the Plan.

   In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, or any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Corporation upon the exercise of any Stock Appreciation Right associated with any Stock Option.

SECTION 4. ELIGIBILITY

   Directors, officers and employees of the Corporation and its Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Corporation and its Affiliates are eligible to be granted Awards under the Plan.

SECTION 5. STOCK OPTIONS

   Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and NonQualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

   The Committee shall have the authority to grant any optionee Incentive Stock Options, NonQualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that grants hereunder are subject to the aggregate limit on grants to individual participants set forth in Section 3. Incentive Stock Options may be granted only to employees of the Corporation and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a NonQualified Stock Option.

   Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a NonQualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a participant in any grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option. The Corporation shall notify a participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the participant. Such agreement or agreements shall become effective upon execution by the Corporation.

   Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422.

   Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

   (a) Option Price. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

    (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten
(10) years after the date the Stock Option is granted.

   (c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

   (d) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

   Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Corporation may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted and provided, further, that such already owned shares have been held by the optionee for at least six (6) months at the time of exercise.

   In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

   In addition, in the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

   No shares of Common Stock shall be issued until full payment therefor has been made. Except as otherwise provided in Section 5(k) below, an optionee shall have all of the rights of a shareholder of the Corporation holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 11(a).

   (e) Transferability of Stock Options. Stock Options shall be transferable by the optionee only pursuant to the following methods, and, with respect to Incentive Stock Options, only to the extent permitted under the Code for options to qualify as Incentive Stock Options: (i) by will or the laws of descent and distribution; (ii) pursuant to a domestic relations order, as defined in the Code or Title 1 of the Employee Retirement Income Security Act, as amended, or the regulations thereunder; or (iii) as a gift to family members of the optionee, trusts for the benefit of family members of the optionee or charities or other not-for-profit organizations. Except to the extent provided in this Section 5(e) or in Sections 5(f), (g) and (h) below, Stock Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), shall not be subject to execution, attachment or similar process, and may be exercised during the lifetime of the holder thereof only by such holder.

   (f) Termination by Death or Disability. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of death or Disability, any Stock Option held by such optionee may thereafter be exercised, whether or not it was exercisable at the time of such termination, for a period of twelve (12) months (or such other period as the Committee may specify in the option agreement) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

   (g) Termination by Reason of Retirement. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of five (5) years (or such other period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of twelve (12) months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

   (h) Other Termination. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three (3) months from the date of such Termination of Employment or the balance of such Stock Option's term; provided, however, that if the optionee dies within such three (3) month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three (3) month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of twelve (12) months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

   (i) Post-Employment Exercise of Incentive Stock Option. In the event of any Termination of Employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of
Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.

   (j) Cashing Out of Stock Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, as determined by the Committee, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

   (k) Deferral of Option Shares. The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the shares subject to such Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then notwithstanding Section 5(d) above, an optionee who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until certificates representing such shares are actually delivered to the optionee with respect thereto, except to the extent otherwise determined by the Committee.

SECTION 6. STOCK APPRECIATION RIGHTS

   (a) Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a NonQualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

   A Stock Appreciation Right may be exercised by an optionee in accordance with Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in
Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

   (b) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

     (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this
    Section 6.

     (ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Common Stock or both, in value equal to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

     (iii) Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).

     (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares covered by the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

SECTION 7. RESTRICTED STOCK

   (a) Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the directors, officers and employees to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares of Restricted Stock to be awarded to any participant (subject to the aggregate limit on grants to individual participants set forth in Section 3), the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c).

   (b) Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

           "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the CUC International Inc. 1997 Stock Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of CUC International Inc., 707 Summer Street, Stamford, Connecticut 06901."

           "This security has not been registered under the Securities Act of 1933, as amended. Neither this security nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration unless an exemption from such registration is available."

The Committee may require that the certificates evidencing such shares of Restricted Stock be held in custody by the Corporation until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

    (c) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

     (i) The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each recipient. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; provided, however, that in the case of Restricted Stock that is a Qualified Performance-Based Award, the applicable Performance Goals shall have been satisfied.

     (ii) Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 7(c)(vii), during the period, if any, set by the Committee, commencing with the date of such Award for which such participant's continued service is required (the "Restriction Period"), and until the later of (i) the expiration of the Restriction Period and
    (ii) the date the applicable Performance Goals (if any) are satisfied, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock received pursuant to such Award; provided that the foregoing shall not prevent a participant from pledging Restricted Stock received pursuant to such Award as security for a loan, the sole purpose of which is to provide funds to pay the option price for Stock Options.

     (iii) Except as provided in this paragraph (iii) and Sections 7(c)(i) and 7(c)(ii) and the Restricted Stock Agreement, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Corporation holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Restricted Stock Agreement and subject to Section 11(e) of the Plan, (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, and (B) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends.

     (iv) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Sections 7(c)(i), 7(c)(ii), and 7(c)(v), upon a participant's Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares of Restricted Stock still subject to restriction shall be forfeited by the participant.

     (v) In the event of a participant's Retirement, or if such participant's employment is involuntarily terminated (other than for Cause), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock with respect to which a participant is a Covered Employee, satisfaction of the applicable Performance Goals unless the participant's employment is terminated by reason of death or Disability) with respect to any or all of such participant's shares of Restricted Stock.

     (vi) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for shares of Common Stock that are the subject of the Restricted Stock Award shall be delivered to the participant upon surrender of the legended certificates.

     (vii) Each Award of Restricted Stock shall be confirmed by, and be subject to, the terms of a Restricted Stock Agreement executed by the Corporation.

 SECTION 8. TAX OFFSET BONUSES

   At the time an Award is made hereunder or at any time thereafter, the Committee may grant to the participant receiving such Award the right to receive a cash payment in an amount specified by the Committee, to be paid at such time or times (if ever) as the Award results in compensation income to the participant, for the purpose of assisting the participant to pay the resulting taxes, all as determined by the Committee and on such other terms and conditions as the Committee shall determine.

SECTION 9. TERM, AMENDMENT AND TERMINATION

   The Plan will terminate ten (10) years after the effective date of the Plan. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

   The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right or Restricted Stock Award theretofore granted without the optionee's or recipient's consent, except such an amendment made to cause the Plan to qualify for any exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Corporation's stockholders to the extent such approval is required by law or agreement.

   The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the
Section 162(m) Exemption or impair the rights of any holder without the holder's consent except such an amendment made to cause the Plan or Award to qualify for any exemption provided by Rule 16b-3.

   Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 10. UNFUNDED STATUS OF PLAN

   It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 11. GENERAL PROVISIONS

   (a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

   Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

     (1) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

     (2) Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

     (3) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

    (b) Nothing contained in the Plan shall prevent the Corporation or any Affiliate from adopting other or additional compensation arrangements for its employees.

   (c) Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Affiliate to terminate the employment of any employee at any time.

   (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

   (e) Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

   (f) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

   (g) In the case of a grant of an Award to any employee of an Affiliate of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

   (h) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

   (i) Anything in this Plan to the contrary notwithstanding, the Board may, without further approval by the stockholders, substitute new options for, or assume, prior options of any corporation which engages with the Corporation or any of its Affiliates in a transaction to which Section 424(a) of the Code applies (or would apply if the option assumed or substituted were an incentive stock option), or any parent or any subsidiary of such corporation.

   (j) With respect to optionees subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

SECTION 12. EFFECTIVE DATE OF PLAN

   The Plan shall be effective as of the date it is approved by at least a majority of the shares of Common Stock of the Corporation voted with respect to such approval.

                                  SCHEDULE I

         Awards shall be made pursuant to the Plan upon consummation of the merger of HFS into the Corporation pursuant to the Agreement and Plan of Merger dated as of May 27, 1997, between the Corporation and HFS, as required by employment agreements with the following individuals, which awards will not exceed the amounts described below:

          Options on 4 million shares to Walter A. Forbes;

          Options on 14,418,600 shares to Henry R. Silverman;

          Options on 1.8 million shares to E. Kirk Shelton;

          Options on 1.8 million shares to Christopher K. McLeod;

          Options on 600,000 shares to Cosmo Corigliano;

          Options on 600,000 shares to Amy Lipton;

          Options on 360,000 shares and shares of restricted stock having a value of $1.1 million to Michael P. Monaco;

          Options on 360,000 shares and shares of restricted stock having a value of $1.1 million to Stephen P. Holmes; and

          Options on 360,000 shares and shares of restricted stock having a value of $1.4 million to James E. Buckman.

                          [GOLDMAN, SACHS & CO. LETTERHEAD]

                                   85 Broad Street
                            New York, New York 10004
                                Tel: 212-902-1000


PERSONAL AND CONFIDENTIAL
-------------------------

May 27, 1997

Board of Directors
CUC International Inc.
707 Summer Street
Stamford, CT 06904-2049

Ladies and Gentlemen:

You have requested our opinion as to the fairness to CUC International Inc. (the "Company") of the exchange ratio of 2.4031 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company (the "Exchange Ratio") to be exchanged for each outstanding share of Common Stock, par value $.01 per share (the "HFS Common Stock"), of HFS Incorporated ("HFS") pursuant to the Agreement and Plan of Merger dated as of May 27, 1997 between the Company and HFS (the "Agreement").

Goldman, Sachs & Co. ("Goldman Sachs" or the "Firm"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to it from time to time, including having acted as its financial advisor in connection with various acquisitions in 1996; having acted as lead managing underwriter in the public offerings of Shares in 1992 and 1996; as private placement agent in the private placement of convertible subordinated notes in 1997; and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to HFS from time to time, including having acted as co-managing underwriter in the public offerings of HFS Common Stock in 1995 and 1996 and of convertible senior notes in 1996. In addition, we acted as the financial advisor to PHH Corporation ("PHH") in connection with the acquisition of PHH by HFS in 1997. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, the Firm has accumulated a short position of 242,211 Shares, a long position of $911,000 of the Company's 3% Convertible Subordinated Notes due 2002, a long position of 24,821 shares of HFS Common Stock and a short position of $120,000 of HFS's
4 3/4% Convertible Senior Notes due 2003.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Joint Proxy Statement/Prospectus of HFS dated March 27, 1997 with respect to the PHH acquisition; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and HFS for the five years ended
January 31, 1997 and December 31, 1996, respectively; certain interim reports of the Company and HFS to their respective stockholders and Quarterly Reports on Form 10-Q of the

                                     F-F-1

CUC International Inc.
May 27, 1997
Page Two

Company and HFS; certain other communications from the Company and HFS to their respective stockholders; and certain internal financial analyses and forecasts for the Company and HFS prepared by their respective managements. We also have held discussions with members of the senior management of the Company and HFS regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies and of the combined operations of the Company and HFS. In addition, we have reviewed the reported price and trading activity for the Shares and the HFS Common Stock, compared certain financial and stock market information for the Company and HFS with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with the Company's consent that the financial forecasts provided by the respective managements of the Company and HFS, including the synergies expected to be derived from the business combination, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of the Company and HFS. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or HFS or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that the transaction contemplated by the Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote on the proposed transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion as of the date hereof that the Exchange Ratio pursuant to the Agreement is fair to the Company.

Very truly yours,

/s/ Goldman Sachs & Co.
-----------------------
(GOLDMAN, SACHS & CO.)

                                     F-F-2

                                                                    APPENDIX G

                           [BEAR STEARNS LETTERHEAD]

May 27, 1997

Board of Directors
HFS Incorporated
Six Sylvan Way
Parsippany, NJ 07054

Ladies and Gentlemen:

   We understand that HFS Incorporated ("HFS") and CUC International Inc. ("CUC") have entered into a "merger of equals" transaction by means of an Agreement and Plan of Merger, dated as of May 27, 1997 (the "Merger Agreement"), pursuant to which HFS will be merged with and into CUC (the "Merger") and CUC will be the surviving corporation ("New CUC"). We further understand that in the Merger (i) each outstanding share of common stock, par value $0.01 per share, of HFS ("HFS Common Stock"), other than treasury shares and shares held by CUC, and all rights in respect thereof, will be converted into the right to receive 2.4031 shares (the "Exchange Ratio") of common stock, par value $0.01 per share (after giving effect to the Restated Certificate of Incorporation of CUC which will become effective no later than the effective time of the Merger), of CUC (prior to the Merger, "CUC Common Stock" and, following the Merger, "New CUC Common Stock") and (ii) each outstanding HFS employee stock option or other right to purchase or receive HFS Common stock will be converted into a similar security or right to purchase or receive New CUC Common Stock, adjusted to reflect the Exchange Ratio. Based on the Exchange Ratio, current holders of HFS Common Stock would hold approximately 49.7% and current holders of CUC Common Stock would hold approximately 50.3% of the outstanding shares of New CUC Common Stock on a fully-diluted basis after consummation of the Merger (assuming for analytical purposes that proceeds from the hypothetical exercise of stock options or warrants are used to repurchase shares).

   You have asked us to render our opinion as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of HFS Common Stock.

   In the course of performing our review and analyses for rendering this opinion, we have:

   1.      reviewed the Merger Agreement;

   2. reviewed each of HFS's and CUC's Annual Reports to Shareholders and Annual Reports on Form 10-K for the year ended December 31, 1996 and January 31, 1997, respectively, and HFS's Quarterly Report on Form 10-Q for the period ended March 31, 1997;

   3. reviewed certain operating and financial information provided to us by the senior managements of HFS and CUC relating to HFS's and CUC's respective businesses and prospects, including income statement projections of each company for the fiscal years ended December 31, 1997 and 1998 for HFS and for the fiscal years ended January 31, 1998 and 1999 for CUC (collectively, the "Two-Year Projections") and certain other forward-looking information;

   4. reviewed certain estimates of cost savings, revenue synergies and other combination benefits (collectively, the "Projected Benefits") expected to result from the Merger, jointly prepared and provided to us by the senior managements of HFS and CUC;

    5. met separately and/or jointly with certain members of the senior managements of HFS and CUC to discuss (i) each company's operations, historical financial statements, future prospects and financial condition, (ii) their views of the strategic, business, operational and financial rationale for, and expected strategic benefits and other implications of, the Merger, and (iii) the Two-Year Projections and the Projected Benefits.

   6. reviewed the historical stock prices, trading activity and valuation parameters of HFS Common Stock and CUC Common Stock;

   7. reviewed and analyzed the pro forma financial impact of the Merger on HFS and CUC;

   8. reviewed the terms, to the extent publicly available, of recent "mergers-of-equals" transactions which we deemed generally comparable to the Merger or otherwise relevant to our inquiry; and

   9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by HFS and CUC. In that regard and with respect to financial and operating forecasts, including without limitation the Two-Year Projections and Projected Benefits, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements of HFS and CUC as to the anticipated future performance of their respective companies and as to the anticipated savings achievable within the time frames forecast therein and that such financial and operating forecasts, including without limitation the Two-Year Projections and the Projected Benefits, will be realized in the amounts and at the time periods contemplated thereby. We express no view as to such financial information and forecasts, the Two-Year Projections or the Projected Benefits or the assumptions on which they were based. We have also assumed with your consent that the Merger will (i) qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) be accounted for as a pooling of interests under generally accepted accounting principles.

   For purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party in the Merger Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

   In arriving at our opinion, we have not performed any independent evaluations or appraisals of the assets or liabilities of HFS or CUC or their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. In rendering our opinion herein, we have analyzed the Merger as a strategic business combination not involving a sale of control of HFS, and we have not solicited, and have not been requested to solicit by HFS or the Board of Directors of HFS, any third party acquisition interest in HFS. In addition, we are not expressing any opinion as to the price or range of prices at which New CUC Common Stock may trade subsequent to the consummation of the Merger. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

   We are acting as financial advisor to HFS in connection with the Merger and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Merger. In addition, HFS has agreed to indemnify us for certain liabilities arising out of our engagement. We have previously rendered and in the future may continue to render certain investment banking and financial advisory services to both HFS and CUC for which we received customary compensation. In addition, the Vice Chairman of The Bear Stearns Company Inc., which is our parent company, is a member of the Board of Directors of HFS and the Vice Chairman of Bear Stearns Investment Banking and a Senior Managing Director in Investment Banking, serve as trustees for National Realty Trust, a trust that was created by HFS and is a significant real estate brokerage franchisee of HFS. In the ordinary course of our business, we may actively trade the securities of HFS and/or CUC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is intended for the benefit and use of the Board of Directors of HFS, does not address the merits of the underlying decision by HFS to engage in the Merger and does not constitute a recommendation to any holder of HFS Common Stock as to how such holder should vote on the proposed Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of HFS Common Stock in connection with the Merger.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of HFS Common Stock.

                                            Very truly yours,

                                            BEAR, STEARNS & CO. INC.


                                            By: /s/ Randall E. Paulson
                                                ------------------------------
                                                Randall E. Paulson
                                                Managing Director

                                   PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Registrant is empowered by Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), subject to the procedures and limitations therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding office.

   The By-Laws of the Registrant provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware Corporation Law.

   As permitted under Section 102(b)(7) of the Delaware Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation (the "Registrant Charter") provides as follows:

   No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article 11 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this
Article 11 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   The Registrant maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a)     Exhibits. See Exhibit Index.

   (b)     Financial Statement Schedules. Not Applicable.

   (c)     Report, Opinion or Appraisal. See Exhibits 5.1, 8.1 and 8.2 in
           Exhibit Index.

ITEM 22. UNDERTAKINGS

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut on August 28, 1997.

                                          CUC INTERNATIONAL INC.
                                          By: /s/ E. Kirk Shelten
                                             ----------------------------------
                                             Name: E. Kirk Shelton
                                             Title:  President and Chief
                                                     Operating Officer

                              POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Walter A. Forbes and E. Kirk Shelton, and each and either of them, his or her true and lawful attorney-in-fact and agent for him or her and in his or her name, place and stead, in any and all capacities, to sign (1) any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement filed with the Securities and Exchange Commission (the "Commission") and any and all instruments and documents filed as part of or in connection or supplements or amendments to this Registration Statement covering the offering and issuance of the CUC International Inc.'s (the "Company") common stock (the "Securities") pursuant to such registration statement in connection with the merger of the Company with HFS Incorporated, and (2) any additional registration statements or reports to be filed by the Company with the Commission and/or any national securities exchange under the Securities Exchange Act of 1934, as amended, or otherwise and/or with the applicable governmental authorities of any State in connection with the issuance of such Securities, and any and all amendments thereto, and any and all instruments and documents filed as part of or in connection with such registration statements or reports or amendments thereto; granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the said attorneys-in-fact and agents or any of them, shall do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                            TITLE                         DATE
             ---------                            -----                         ----
       /S/ Walter A. Forbes          Chief Executive Officer and Chairman      August 28, 1997
 -------------------------------       of the Board of Directors (Principal
         Walter A. Forbes              Executive Officer)


       /s/ Cosmo Corigliano          Senior Vice President and Chief           August 28, 1997
 --------------------------------      Financial Officer (Principal
         Cosmo Corigliano              Financial and Accounting Officer)


       /s/ Bartlett Burnap           Director                                  August 28, 1997
 --------------------------------
          Bartlett Burnap


     /s/ T. Barnes Donnelley         Director                                  August 28, 1997
 --------------------------------
        T. Barnes Donnelley



                                      II-3

             SIGNATURE                                TITLE                         DATE
             ---------                                -----                         ----
      /s/ Stephen A. Greyser         Director                                  August 28, 1997
 --------------------------------
        Stephen A. Greyser

    /s/ Christopher K. McLeod        Director                                  August 28, 1997
 --------------------------------
       Christopher K. McLeod

       /s/ Burton C. Perfit          Director                                  August 28, 1997
 --------------------------------
         Burton C. Perfit

    /s/ Robert P. Rittereiser        Director                                  August 28, 1997
 --------------------------------
       Robert P. Rittereiser

  /s/ Stanley M. Rumbough, Jr.       Director                                  August 28, 1997
 --------------------------------
     Stanley M. Rumbough, Jr.

       /s/ E. Kirk Shelton           Director                                  August 28, 1997
 --------------------------------
          E. Kirk Shelton

     /s/ Kenneth A. Williams         Director                                  August 28, 1997
 --------------------------------
        Kenneth A. Williams

                                EXHIBIT INDEX

   Exhibits required by Item 601 of Regulation S-K:

   EXHIBIT
   NUMBER                                          EXHIBIT DESCRIPTION
   ------                                          -------------------
     2.1    Agreement and Plan of Merger, dated as of May 27, 1997, between CUC International Inc. and HFS
            Incorporated included as Appendix A to the Joint Proxy Statement/Prospectus included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

     3.1    Amended and Restated Certificate of Incorporation of the Registrant, as filed June 5, 1996
            (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-Q for the period ended
            April 30, 1996).

     3.2    Form of Registrant's Amended and Restated Certificate of Incorporation as proposed to be amended, included as Appendix B to the Joint Proxy Statement/Prospectus included as part of this Registration Statement.

     3.3    By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's
            Registration Statement, No. 33-44453, on Form S-4 dated December 19, 1991).

     3.4    Form of Registrant's By-Laws as proposed to be amended, included as Appendix C to the Joint
            Proxy Statement/Prospectus included as part of this Registration Statement.

     4.1    Form of Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's
            Registration Statement, No. 33-44453, on Form S-4 dated December 19, 1991).

     4.2    Indenture dated as of February 11, 1997, between CUC International Inc. and Marine Midland
            Bank, as trustee (incorporated by reference to Exhibit 4(a) to the Registrant's Report on Form
            8-K filed February 13, 1997).

    *5.1    Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued
            (including consent).

    *8.1    Opinion of Wachtell, Lipton, Rosen & Katz regarding the federal income tax consequences of the
            Merger (including consent).

    *8.2    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the federal income tax consequences of the Merger (including consent).

   *10.1    Form of Agreement with E. Kirk Shelton, dated as of May 27, 1997.

   *10.2    Form of Agreement with Christopher K. McLeod, dated as of May 27, 1997.

   *10.3    Form of Restated Agreement with Walter A. Forbes, dated as of May 27, 1997.

   *10.4    Form of Agreement with Cosmo Corigliano, dated as of May 27, 1997.

   *10.5    Form of Agreement with Amy N. Lipton, dated as of May 27, 1997.

   *10.6    Form of Agreement with Henry R. Silverman, dated as of May 27, 1997.

   *10.7    Form of Agreement with Stephen P. Holmes, dated as of May 27, 1997.

   *10.8    Form of Agreement with Michael P. Monaco, dated as of May 27, 1997.

   *10.9    Form of Agreement with James E. Buckman, dated as of May 27, 1997.

    10.10   Form of 1997 Incentive Stock Plan included as Appendix E to the Joint Proxy
            Statement/Prospectus included as part of this Registration Statement.

                                1

   EXHIBIT
   NUMBER                                          EXHIBIT DESCRIPTION
   ------                                          -------------------
    10.11   Form of Plan for Corporate Governance Following the Effective Time, included as Appendix D to the Joint Proxy Statement/Prospectus included as part of this Registration Statement.

   *15      Letter of Ernst & Young LLP re: Unaudited Interim Financial Information of CUC International
            Inc.

   *23.1    Consent of Ernst & Young LLP relating to the audited financial statements of CUC International
            Inc.

   *23.2    Consent of Deloitte & Touche LLP relating to the audited financial statements of HFS
            Incorporated.

   *23.3    Consent of Deloitte & Touche LLP relating to the audited financial statements of Sierra
            On-Line, Inc.

   *23.4    Consent of KPMG Peat Marwick LLP relating to the audited financial statements of Davidson &
            Associates, Inc.

   *23.5    Consent of Price Waterhouse LLP relating to the audited financial statements of Ideon Group,
            Inc.

   *23.6    Consent of White, Nelson & Co. LLP relating to the audited financial statements of Century 21
            Region V.

   *23.7    Consent of Tony H. Davidson, CPA relating to the audited financial statements of Century 21
            Real Estate, Inc.

   *23.8    Consent of Coopers & Lybrand L.L.P. relating to the audited financial statements of Coldwell
            Banker Corporation.

   *23.9    Consent of Deloitte & Touche LLP relating to the audited financial statements of Coldwell
            Banker Corporation.

   *23.10   Consent of Price Waterhouse LLP relating to the audited financial statements of Avis, Inc.

   *23.11   Consent of Ernst & Young LLP relating to the audited financial statements of Resort
            Condominiums International, Inc.

   *23.12   Consent of KPMG Peat Marwick LLP relating to the audited financial statements of PHH
            Corporation.

   *23.13   Consent of Woolard, Krajnik, & Company relating to the audited financial statements of Century
            21 of Eastern Pennsylvania.

   *23.14   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibits 5.1 and 8.1).

   *23.15   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).

   *24      Power of Attorney (included as part of the signature page of this Registration Statement).

   *99.1    Form of proxy card to be used in soliciting holders of CUC International Inc. Common Stock.

   *99.2    Form of proxy card to be used in soliciting holders of HFS Incorporated Common Stock.

   *99.3    Consent of Goldman, Sachs & Co.

   *99.4    Consent of Bear, Stearns & Co. Inc.

                                2

   EXHIBIT
   NUMBER                                          EXHIBIT DESCRIPTION
   ------                                          -------------------
   *99.5    Consent of James E. Buckman to being named as about to become a director of the Registrant.

   *99.6    Consent of Leonard S. Coleman to being named as about to become a director of the Registrant.

   *99.7    Consent of Christel DeHaan to being named as about to become a director of the Registrant.

   *99.8    Consent of Martin L. Edelman to being named as about to become a director of the Registrant.

   *99.9    Consent of Frederick D. Green to being named as about to become a director of the Registrant.

   *99.10   Consent of Stephen P. Holmes to being named as about to become a director of the Registrant.

   *99.11   Consent of Robert D. Kunisch to being named as about to become a director of the Registrant.

   *99.12   Consent of Michael P. Monaco to being named as about to become a director of the Registrant.

   *99.13   Consent of Brian Mulroney to being named as about to become a director of the Registrant.

   *99.14   Consent of Robert E. Nederlander to being named as about to become a director of the
            Registrant.

   *99.15   Consent of Anthony G. Petrello to being named as about to become a director of the Registrant.

   *99.16   Consent of Robert W. Pittman to being named as about to become a director of the Registrant.

   *99.17   Consent of E. John Rosenwald, Jr. to being named as about to become a director of the
            Registrant.

   *99.18   Consent of Leonard Schutzman to being named as about to become a director of the Registrant.

   *99.19   Consent of Henry R. Silverman to being named as about to become a director of the Registrant.

   *99.20   Consent of Robert F. Smith to being named as about to become a director of the Registrant.

   *99.21   Consent of John D. Snodgrass to being named as about to become a director of the Registrant.

   *99.22   Consent of Craig R. Stapleton to being named as about to become a director of the Registrant.

   *99.23   Consent of Robert T. Tucker to being named as about to become a director of the Registrant.

   *99.24   Consent of Carole G. Hankin to being named as about to become a director of the Registrant.


------------
*      Filed herewith.

                                3